As filed with the Securities and Exchange Commission on February 12, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nukkleus Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	38-3912845
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

575 Fifth Ave, 14th Floor

New York, New York 10017

(212) 791-4663

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Menachem Shalom

Nukkleus, Inc.

Chief Executive Officer

575 Fifth Ave, 14th Floor

New York, New York 10017

(212) 791-4663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

(516) 902-6567

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2025

Nukkleus, Inc.

4,429,165 Shares Common Stock

This prospectus relates to the disposition from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of Nukkleus, Inc. (the “Company”) of up to 4,429,165 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes 1,436,666 shares of our common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), 2,499,999 shares of our common stock issuable upon the exercise of common warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) and 492,500 shares of common stock which are held by the selling stockholders (the “Selling Stockholders”) identified in the prospectus, including their transferees, pledgees or donees or their respective successors. The Shares include (i) 262,500 shares of common stock issued in connection with various settlements and (ii) shares issued or issuable by us to the Selling Stockholders that were sold in a private placement transaction that was completed on December 20, 2024. The Warrants are subject to a blocker provision (the “Blocker”), which restricts the exercise of a Warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would beneficially own in excess of 4.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise).

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. We are paying the cost of registering the  Shares as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their Shares. We will, however, receive the net proceeds of any Warrants exercised for cash. For a description of the transaction pursuant to which this resale registration statement relates, please see “Prospectus Summary – The Offering.”

The Selling Stockholders will sell the Shares at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell the Resale Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Shares, or both.

Our common stock is presently quoted on the Nasdaq Capital Market under the symbol “NUKK.” The closing price for our common stock on February 7, 2025, as reported by the Nasdaq Capital Market was $21.45 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the shares of Common Stock described in this prospectus or otherwise as described under “Plan of Distribution”.

We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.

In this prospectus, unless otherwise noted, references to “the Company,” “Nukkleus,” “we,” “us,” and “our” refer to Nukkleus, Inc., and its subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information.

The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of shares of our common stock.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions (including their use in the negative) intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus and/or incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

INDUSTRY, MARKET AND OTHER DATA

Certain industry, market and competitive position data contained in this prospectus supplement and the information incorporated by reference herein relate to or are based on industry studies, research, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, research, publications, surveys and other data to be reliable as of the date of this prospectus supplement and based on reasonable assumptions, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources, and all such data involve risks and uncertainties and are subject to change based on various factors. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of the industry and market, which we believe to be reasonable.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Nukkleus,” “we,” “us,” and “our” refer to Nukkleus, Inc. and its subsidiaries.

General

The Company was formed on May 24, 2019. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. on June 23, 2023, Brilliant Acquisition Corporation, a British Virgin Islands company (prior to the Merger “Brilliant”, and following the Merger, a Delaware corporation “Nukkleus”), entered into an Amended and Restated Agreement and Plan of Merger (as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger on November 1, 2023, the “Merger Agreement”), by and among Brilliant BRIL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Brilliant (“Merger Sub”), and Nukkleus Inc., a Delaware corporation (“Old Nukk”). Old Nukk (f/k/a Compliance & Risk Management Solutions Inc.) was formed on July 29, 2013 in the State of Delaware as a for-profit Company and established a fiscal year end of September 30.

The Merger Agreement provided that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub merged with and into Old Nukk (the “Merger”), with Old Nukk surviving as a wholly-owned subsidiary of Brilliant. In connection with the Merger, Brilliant changed its name to “Nukkleus Inc.” (“Nukkleus” or “Combined Company”). The Merger and other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, Brilliant changed its name to “Nukkleus Inc.” The Business Combination was completed on December 22, 2023.

Overview

As a result of Business Combination, we had become a financial technology company with the aim of providing blockchain-enabled technology solutions. Since the Business Combination, we have operated in the technology business as a full-service transactions technology and advisory business providing end-to-end transactions technology solutions. We offer an advanced transactions platform for dealing and risk management with global liquidity and customizable leverage, where users have control over quote and liquidity strategies.

On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option between the Company, Star 26 Capital Inc. (“Star”), the shareholders of Star 26 Capital Inc. (“Star Equity Holders”) and Menachem Shalom, the representative of such shareholders (the “Star Agreement”) to acquire a controlling 51% interest in Star, a defense acquisition company, which was amended on February 11, 2025.

Historically, the Company, through its wholly owned subsidiary, provided software and technology solutions for the worldwide retail foreign exchange trading industry. The Company’s primary customer was Triton Capital Markets Ltd. (“TCM”) (formerly known as FXDD Malta Limited). Emil Assentato, the former CEO and a former director of the Company, is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM. In order to define the services rendered to TCM, Nukkleus Limited, a wholly-owned subsidiary of the Company, entered into a General Services Agreement (“GSA”) with TCM in May 2016. The GSA provided that TCM will pay Nukkleus Limited a minimum of $1,600,000 per month. Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated. The Company has historically generated substantially most of its revenue through the services rendered under the GSA. On September 30, 2024, the Company, TCM and FXDirectDealer LLC (“FXDD”) entered into a Release Agreement pursuant to which the parties confirmed that the GSA between the Company and TCM and the General Services Agreement dated May 24, 2016, as amended (“FXDD GSA”) between the Company and FDDD were terminated effective January 1, 2024. The parties further confirmed that there are no obligations or liabilities outstanding or owed between the parties as of September 30, 2024 and each party released and forever discharged the other party from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, which have arisen or may arise from the GSA or the FXDD GSA

The Company has historically operated its blockchain payment solutions through Digital RFQ Limited (“DRFQ”), a wholly owned subsidiary of the Match Financial Ltd (“Match”), a wholly owned subsidiary of the Company. On November 8, 2024, the Company entered into a Settlement Agreement and Release with Jamal Khurshid and Match providing that Match agreed to sell DRFQ, to Mr. Khurshid or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). As required by the Settlement Agreement, the Company, Match and Mr. Khurshid entered into a Share Purchase Agreement dated December 27, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell DRFQ to Mr. Khurshid in consideration of £1,000. The Company believes the sale of DRFQ is in the best interest of the Company due to continuing net loss generated by DRFQ and the Company’s desire to focus on the defense sector.

As a result of the above transaction and subject to the closing of the acquisition of Star and the sale of DRFQ, the Company’s business will be focused on the defense sector.

Recent Developments

X Group – June 2024

On June 11, 2024 (the “Effective Date”), the Company issued a Senior Unsecured Promissory Note (the “X Group Note 1”) in the principal amount of $312,500 to X Group Fund of Funds, a Michigan limited partnership (“X Group”) in consideration of cash proceeds in the amount of $250,000. As an additional inducement to provide the X Group Note 1, the Company issued X Group a Stock Purchase Warrant (“X Group Warrant 1”) to acquire 150,000 shares of common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. X Group was initially convertible at a per share conversion price of $2.00. The number of shares and exercise prices for the X Group Note and X Group Warrant 1 reflect the October 2024 reverse stock split.

The Company and X Group also entered into a Restructuring Agreement providing that, among other items, X Group, in its sole discretion, will have the right for a period for six months from the Effective Date (the “Investment Period”), to lend the Company an additional $500,000 in consideration of a convertible promissory note that will have a term of two years, bear interest at 12% and will convert into shares of common stock at a per share price of $2.00. During the Investment Period, the Company may not incur additional debt or enter into any equity financing arrangement without the written consent of the X Group.

In order to induce X Group to provide the loan contemplated pursuant to the Note, Emil Assentato, a former director and executive officer of the Company, entered into a Voting Agreement with the Company and X Group agreeing to vote his shares in support of any transaction provided by X Group. The Company and X Group have agreed that 100% of all loan balances including loans payable to Emil Assentato by the Company will be recorded on the books of the Company as a bona fide debt of the Company, of which 30% of such debt will be paid within nine (9) months of the Effective Date and the balance to be repaid within twenty-four (24) months of the Effective Date.

On September 10, 2024, the Company issued an additional Senior Unsecured Promissory Note (the “X Group Note 2”) in the principal amount of $125,000 to X Group in consideration of cash proceeds in the amount of $100,000, which was funded on September 4, 2024.

On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with X Group to convert outstanding principal and interest totaling of $771,085 payable under the X Group Note 1 and the X Group Note 2 (the “X Group Debt”) into shares of common stock of the Company. Pursuant to the Conversion Agreement, the Company issued 385,542 shares of its common stock and an additional warrant to purchase 351,424 shares of common stock exercisable for a period of five years at an exercise price of $2.00 per share (“X Group Warrant 2”) in exchange for the cancellation of the X Group Debt. Further, the Company and X Group entered into a letter agreement providing that X Group may not exercise the X Group Warrant 1 in the event such exercise would result in X Group holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024. On November 14, 2024, the Company and X Group entered into a letter agreement pursuant to which it amended the terms of the Conversion Agreement and the X Group Warrant 2 issued in connection with the Conversion Agreement. Pursuant to the letter agreement, the shares of common stock to be issued under the Conversion Agreement were amended to be 319,952 shares of common stock of the Company and the exercise price of the X Group Warrant 2 was amended to be $2.41.

East Asia

On August 1, 2024, the Company issued a Senior Unsecured Promissory Note (the “East Asia Note”) in the principal amount of $515,500 to East Asia Technology Investments Limited (“East Asia”) in consideration of cash proceeds in the amount of $412,075. The East Asia Note bears interest of 12.0% per annum and is due and payable six months after issuance. As an additional inducement to provide the loan as outlined under East Asia Note, the Company issued East Asia a Stock Purchase Warrant (“East Asia Warrant”) to acquire 175,000 shares of common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. East Asia shall have the right to convert the principal and interest payable under the East Asia Note into shares of common stock of the Company at a per share conversion price of $2.00. The number of shares and exercise prices for the East Asia Note and East Asia Warrant reflect the October 2024 reverse stock split.

Reverse Split

The Board of Directors (the “Board”) of the Company unanimously approved a reverse stock split of the Company’s common stock at a ratio of one-for-eight (the “Reverse Stock Split”). The Company’s shareholders approved a reverse stock split at a ratio of not less than one-for-two and not greater than one-for-thirty at the Company’s annual meeting on October 11, 2024.

On October 11, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State as corrected on October 16, 2024 to effect the Reverse Stock Split (the “Reverse Certificate of Amendment”), which became effective 12:01 am eastern time on October 24, 2024. As a result of the Reverse Stock Split, every eight shares of the Company’s common stock issued and outstanding on the effective were consolidated into one issued and outstanding share. All stockholders who would be entitled to receive fractional shares as a result of the Reverse Stock Split received one whole share for their fractional share interest. On October 31, 2024, the Company received notice from DTCC on behalf of the brokerage firms that hold the shares of Company common stock held in “street name” that in connection with the foregoing rounding of shares the Company would need to issue 182,004 shares of common stock. The Company does not believe the number of shares being requested is correct based on the historical number of shareholders of its common stock and is aware of similar occurrences in recent months for other companies completing a reverse stock split. As such, the Company has begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, the Company does not intend to issue any shares in connection with the fractional shares being requested. The Company may face potential liability for its failure to issue the shares of common stock if it is determined that it is required to issue such shares. There was no change in the par value of our common stock.

In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans. All amounts reflected herein have been adjusted to reflect the Reverse Stock Split.

DRFQ

On November 8, 2024, the Company entered into the Settlement Agreement Match, providing that Match agreed to sell DRFQ, to Mr. Khurshid or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). As required by the Settlement Agreement, the Company, Match and Mr. Khurshid entered into a Share Purchase Agreement dated December 27, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell DRFQ to Mr. Khurshid in consideration of £1,000. The Company believes the sale of DRFQ is in the best interest of the Company due to continuing net loss generated by DRFQ and the Company’s desire to focus on the defense sector.

Vallis/Worsley

On November 8, 2024, the Company entered into Settlement Agreement and Release with each of Craig Vallis and Oliver Worsley providing that the Company will issue 125,000 and 75,000 shares of common stock, respectively, in consideration of each party releasing the Company for compensation owed for services.

Standby Equity Purchase Agreement

On December 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $10 million of shares of its common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of common stock to the Investor under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to the Investor under the SEPA except in connection with notices that may be submitted by the Investor, in certain circumstances as described below.

In connection with the SEPA, and subject to the conditions set forth therein, the Investor has agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $2.0 million (the “Pre-Paid Advance”), which was to be advanced to the Company in three tranches. The first tranche of the Pre-Paid Advance, in the amount of $0.50 million, was disbursed to the Company on December 3, 2024 (the “YA Note”). On December 19, 2024, the Company and YA II PN Ltd. (the “Investor”) entered into a Termination Agreement pursuant to which the SEPA and the Registration Rights Agreement were terminated provided that such termination had no effect or bearing on, and shall in no way alter in any way the YA Note or any portion of the SEPA or the Registration Rights Agreement related to the Note, or any rights of the Investor or obligations of the Company related to the Note.

Star 26 Capital, Inc.

On December 15, 2024, the Company entered into the Star Agreement with Star, the Star Equity Holders and Mr. Shalom as the representative of the Star Equity Holders. Star holds 95% of B. Rimon Agencies Ltd. (“Rimon”)), an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Star Agreement, the Company at closing will acquire 51% of the issued and outstanding capital of Star in consideration of (i) $15,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”), (ii) the Company issuing the Seller 2,385,170 shares of common stock of the Company and (iii) the Company issuing Star a five-year warrant to purchase an aggregate of 6,907,859 shares of the Company’s common stock for an exercise price of $1.50 per share. The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49%) for an aggregate of $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year warrants to purchase an aggregate of 720,000 shares of the Company’s common stock for an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of $3,000,000 in cash, a promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof, 2,385,170 shares of common stock of the Company and a five-year warrant to purchase 5,109,789 shares of the Company’s common stock for an exercise price of $1.50 per share.

If, for a period of 12 months after the closing, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments.

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into an Amendment No. 1 to the Star Agreement (the “Amendment”) providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

Rimon operates two primary lines of business: (i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers; and (ii) the engineering, design, production, integration, and maintenance of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies and the Israeli Defense Forces.

The acquisition comes at a time of what the Company believes will be growth and transformation within the global defense sector. The Company will integrate Star operations into its existing business structure while continuing to explore additional opportunities for growth.

Private Placement - December 2024

On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) a common stock purchase warrant to purchase up to one and one half shares of Common Stock (the “Common Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying Common Warrant is being sold together at a combined offering price of $6.00 per Share and Common Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The Common Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five (5) years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Securities Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties thereto. Pursuant to the Securities Purchase Agreement, the Company is required to register the resale of the Shares and the shares issuable upon exercise of the Common Warrant and the Pre-Funded Warrant. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement, dated December 18, 2024, between the Company and Dawson James Securities Inc. (the “Placement Agent”) entered into in connection with the Private Offering, the Placement Agent acted as the sole placement agent for the Private Placement and the Company has paid customary placement fees to the Placement Agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the Common Warrants. Pursuant to the Placement Agency Agreement, the Company has also agreed to reimburse certain expenses of the Placement Agent incurred in connection with the Private Placement.

Equity Compensation

In order to compensate various executive officers, directors and consultants of the Company who have provided services to the Company for an extended period of time with limited compensation, the Company issued an aggregate of 1,337,500 restricted stock grants consisting of restricted shares of common stock under its stock incentive plans on December 16, 2024 prior to the market opened on such date of which Menachem Shalom received 500,000 shares of common stock, Anastasiia Kotaieva received 150,000 shares of common stock and each of the directors of the Company received 10,000 shares of common stock. To date, prior to the restricted stock grant, the directors of the Company have not received any compensation for their service and Mr. Shalom has not received an equity award for his service. The shares of common stock were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The sale of the shares of common stock did not involve any public offering and each participant either received or had access to adequate information the Company. No advertising or general solicitation was made in connection with the issuance of the shares of common stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and we may remain an emerging growth company for up to five years following the completion of this offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (ii) the date on which we first qualify as a large accelerated filer under the rules of the SEC; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year, and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Risk Factors Summary

Investing in our common stock involves significant risks. You should carefully consider the risks described in the section titled “Risk Factors” immediately following this prospectus summary and elsewhere in this prospectus before making a decision to invest in our common stock. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations, or prospects could be materially and adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the risks we face.

Risks Related to Nukkleus’s Business

●	Failure to complete the acquisition of Star may result in paying a termination fee to Star and could harm our common stock price and future business and operations.

●	If the conditions to the Star Agreement are not satisfied or waived, the acquisition may not occur.

●	We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

●	If we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, our business may be adversely impacted.

●	We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

●	We currently compete at multiple levels with a variety of competitors, including:

●	Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

●	Any significant disruption in our technology could adversely impact our brand and reputation and our business, operating results, and financial condition.

●	We rely on third parties in critical aspects of our business, which creates additional risk. Our ability to offer our services depends on relationships with other financial services institutions and entities, and our inability to maintain existing relationships or to enter into new such relationships could impact our ability to offer services to customers.

●	We are subject to credit risks in respect of counterparties, including financial institutions.

●	Our banking relationships for transaction processing are concentrated in a small number of partners.

●	Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, our results of operations and financial condition may be adversely affected.

●	Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, we could be subject to liability and our business could be adversely affected. Our efforts to detect and monitor such transactions for compliance with law may require significant costs, and our failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

●	Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition. We rely on third parties for some of our KYC and other compliance obligations.

●	We rely on connectivity with blockchain networks for our Platforms.

●	If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected. Moreover, unfavorable media coverage could negatively affect our business.

●	Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Nukkleus, its subsidiaries and our Platforms.

●	As a remote-first company, we are subject to heightened operational and cybersecurity risks.

Risks Related to Nukkleus’s Platforms

●	The future development and growth of our Platforms is subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If our Platforms do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

●	Due to unfamiliarity and some negative publicity associated with blockchain technology, our customer base may lose confidence in products and services that utilize blockchain technology.

●	Our Platforms and blockchain-enabled payment processing services are innovative and are difficult to analyze vis-à-vis existing financial services laws and regulations around the world. Our platforms involve certain risks, including reliance on third parties, which could limit or restrict our ability to offer the product in certain jurisdictions.

Risks Related to Nukkleus’s Financial Condition

●	There is no assurance that we will maintain profitability or that our revenue and business models will be successful.

●	Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

●	If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

●	The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

●	Business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

●	We are subject to changes in financial reporting standards or policies, including as a result of choices made by us, which could materially adversely affect our reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios.

●	As a public company, we are required to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our stock.

●	We might require additional capital to support business growth, and this capital might not be available or may require stockholder approval to obtain.

●	We may be affected by fluctuations in currency exchange rates

Risks Related to Nukkleus’s Employees and Other Service Providers

●	In the event of employee or service provider misconduct or error, our business may be adversely impacted.

●	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

●	Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business and operating results could be adversely impacted.

Risks Related to Government Regulation

●	We are subject to various laws and regulations, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

●	Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

●	The regulatory environment to which we are subject gives rise to various licensing requirements, legal and financial compliance costs and management time, and non-compliance could result in monetary and reputational damages, all of which could have a material adverse effect on our business, financial position and results of operations.

●	The financial services industry is subject to intensive regulation. Major changes in laws and regulations, as well as enforcement actions, could adversely affect our business, financial position, results of operations and prospects.

●	We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, anti-money laundering, and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

●	Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition.

●	We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business, including in the EEA, such laws, regulations, and industry requirements are constantly evolving and changing. Our actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies/notices could harm our business by impairing customer trust and could subject us to fines and reputational harm.

●	We are and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities.

Risks Related to Nukkleus’s Intellectual Property

●	In the future we may be sued by third parties for alleged infringement of their proprietary rights.

General Risk Factors

●	Adverse economic conditions may adversely affect our business.

●	We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

●	Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

●	Delaware law and our Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Corporate Information

We were incorporated in the state of Delaware on May 24, 2019 under the name “Brilliant Acquisition Corporation”, a BVI company. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. on June 23, 2023, Brilliant Acquisition Corporation, a British Virgin Islands company (prior to the Merger “Brilliant”, and following the Merger, a Delaware corporation “Nukkleus”), entered into an Amended and Restated Agreement and Plan of Merger (as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger on November 1, 2023, the “Merger Agreement”), by and among Brilliant BRIL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Brilliant (“Merger Sub”), and Nukkleus Inc., a Delaware corporation (“Old Nukk”). Old Nukk (f/k/a Compliance & Risk Management Solutions Inc.) was formed on July 29, 2013 in the State of Delaware as a for-profit Company and established a fiscal year end of September 30. The Merger Agreement provided that, among other things, at the closing Merger Sub merged with and into Old Nukk (the “Merger”), with Old Nukk surviving as a wholly-owned subsidiary of Brilliant. In connection with this merger, Brilliant changed its name to “Nukkleus Inc.” The Business Combination was completed on December 22, 2023.

Our principal executive offices are located at 575 Fifth Avenue, 14th Floor, New York, New York 10017. Our main telephone number is (212) 791-4663. We maintain a website at www.nukk.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

THE OFFERING

This prospectus relates to the disposition from time to time of up to 4,429,165 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes 1,436,666 shares of our common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), 2,499,999 shares of our common stock issuable upon the exercise of common warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) and 492,500 shares of common stock which are held by the selling stockholders. The Shares issued or issuable by us to the Selling Stockholders were sold in a private placement transaction that was completed on December 20, 2024.

Common stock offered by the Selling Stockholders	Up to 4,429,165 shares of our common stock, which includes 1,436,666 shares of our common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), 2,499,999 shares of our common stock issuable upon the exercise of common warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) and 492,500 shares of common stock.

Common stock outstanding before Offering:

Shares of common stock to be outstanding after this offering (assuming all shares of Common Stock are issued upon exercise)

Use of Proceeds	All of the Shares sold pursuant to this prospectus will be offered and sold by the Selling Stockholders. We will not receive any proceeds from such sales. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such warrants are exercised in full, would be approximately $14,999,994. Proceeds, if any, received from the exercise of such Warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such Warrants will be exercised. See “Use of Proceeds.”

Terms of Offering	Each selling stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 11.

Nasdaq Trading Symbol	“NUKK.”

The number of shares of common stock outstanding after this offering is based on 4,790,431 shares of common stock issued and outstanding as of February 7, 2025 and excludes the following:

●	15,535 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $188.26 per share;

●	11,328,624 shares of common stock issuable upon the exercise of outstanding warrants having a weighted exercise price of $9.03 per share:

Private Placement - December 2024

On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) a common stock purchase warrant to purchase up to one and one half shares of Common Stock (the “Common Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying Common Warrant is being sold together at a combined offering price of $6.00 per Share and Common Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The Common Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five (5) years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Securities Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties thereto. Pursuant to the Securities Purchase Agreement, the Company is required to register the resale of the Shares and the shares issuable upon exercise of the Common Warrant and the Pre-Funded Warrant. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price. The registration statement of which this prospectus is a part is being filed to fulfill our obligations under such agreement.

Pursuant to a Placement Agency Agreement, dated December 18, 2024, between the Company and Dawson James Securities Inc. (the “Placement Agent”) entered into in connection with the Private Offering, the Placement Agent acted as the sole placement agent for the Private Placement and the Company has paid customary placement fees to the Placement Agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the Common Warrants. Pursuant to the Placement Agency Agreement, the Company has also agreed to reimburse certain expenses of the Placement Agent incurred in connection with the Private Placement.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Nukkleus’ Business

Failure to complete the acquisition of Star may result in paying a termination fee to Star and could harm our common stock price and future business and operations.

If the acquisition of Star is not completed, we are subject to the following risks:

●	if the Star Agreement is terminated under specified circumstances, we could be required to pay Star a termination fee of $1.0 million;

●	the price of our common stock may decline and could fluctuate significantly; and

●	costs related to the proposed acquisition, such as legal and accounting fees, a majority of which must be paid even if the agreement is not completed.

If the Star Agreement is terminated and the board of directors of the Company determines to seek another business combination, there can be no assurance that we will be able to find another third party to transact a business combination with, yielding comparable or greater benefits.

If the conditions to the Star Agreement are not satisfied or waived, the acquisition may not occur.

Even if the Star acquisition is approved by the stockholders of the Company, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the acquisition. These conditions are set forth in the Star Agreement. We cannot assure you that all of the conditions to the consummation of the acquisition will be satisfied or waived. If the conditions are not satisfied or waived, the acquisition may not occur or the closing may be delayed.

We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Nukkleus, the wholly owned operating subsidiary, was formed in 2013 and since then our business model has continued to evolve. In 2021, we acquired a controlling interest in Match. In 2019, our Digital RFQ indirect subsidiary, and wholly owned subsidiary of Match, began to operate a payment processing business partly using blockchain technology. The comparability of our results in prior quarterly or annual periods should not be viewed as an indication of future performance. The “blockchain technology” used by Digital RFQ in its payment processing business and referred to throughout this annual report is intended to refer to stablecoins operated on the Bitcoin, Ethereum and Tron networks, or such other blockchain networks as Digital RFQ may determine to be reliable and well established in the financial services industry, at an advanced stage and fully tested and collaterialized based on certain criteria summarized below. The blockchain networks used by Digital RFQ in its payment processing business are maintained and operated by third parties.

Because Digital RFQ makes use of blockchain technology only to process payments and does not hold digital assets, the criteria for the adoption and use of any blockchain network may differ from those of investors in stablecoins. Digital RFQ evaluates each blockchain and/or stablecoin on a daily and transaction-by-transaction basis, to minimize any risk associated with the blockchain or stablecoin and to ensure that Digital RFQ can reliably complete the transaction in and out of the stablecoin quickly to minimize such risk. Digital RFQ determines that a blockchain or stablecoin is suitable for use in its payment processing services by assessing the following criteria:

●	First, how widely supported is the blockchain stablecoin combination by Digital RFQ’s trading partners, including the banks and financial institutions Digital RFQ uses to support its business. Having sufficient trading partners that support the blockchain or stablecoin means there may be multiple choices of blockchain to use for any given trade.

●	Second, whether there is sufficient liquidity in those partners’ holdings of the stablecoin to ensure Digital RFQ is able to trade in or out without exposure to volatility and price risk.

To determine whether any blockchain technology meets Digital RFQ’s requirements and is a suitable candidate for use in Digital RFQ’s payment processing business, we assess the following criteria. We monitor these criteria for each blockchain or stablecoin we use regularly on an ongoing basis:

●	Market share. Digital RFQ assesses a blockchain or stablecoin’s share of the stablecoin market as a whole and market capitalization from publicly available information. Some stablecoins have been in existence longer than others and may have a larger market share and market capitalization. These factors also have an influence on the market perception of such stablecoins. For example, USDT ‘Tether’ is the most prominent stablecoin measured by market capitalization but has faced auditing issues, while newer products such as GBPT have had professional Big Four auditors from inception but do not have material market share to date and thus would not be perceived or assessed as at an advanced stage or well established.

●	Auditing and Collateralization. Auditing is paramount to the security and stability of stablecoins and for this reason Digital RFQ will only work with firms that adhere to full collateralization that is independently verified by an outside auditor. Digital RFQ believes that collateralization is key in maturing stablecoins. For example, the UST Terra Luna ‘collapse’ showed that algorithmically-backed stability creates vulnerability to counterparty mismanagement and influence, driven by the difficulty and lack of auditing and intrinsic connection to the Terra network itself. In contrast, collateralized stablecoins such as USDT and USDC are fully backed by reserve fiat currency holdings and can be redeemed by holders for such fiat currency. Digital RFQ also views traditional markets, while much more established, as not completely free of risk since they rely substantially on fractional reserve banking to maintain the market.

●	Counterparty Risk. Digital RFQ assesses counterparty risk in its stablecoin and blockchain selection in the issuer of the stablecoin and its governance and in the banks and financial institutions it uses to source liquidity. Digital RFQ assesses the degree of governance decentralization that may give direct control over funds (as backing, for example) or attack vectors to the governance architecture that could expose control over funds, and determines the degree of counterparty risk from the level of centralization. To assess the degree of centralization, Digital RFQ examines the number of parties controlling the blockchain protocol, the number of holders and the level of founder backing (demonstrated by founders holding a significant amount of the stablecoin). Digital RFQ is able to remain operationally stable throughout any given payment processing transaction due primarily to a robust counterparty infrastructure and minimal exposure to these ‘transit’ legs of the transaction (for more information on the third parties involved in Digital RFQ’s payment processing business, please refer to the section titled “We rely on connectivity to blockchain networks for our Platforms”.

●	Smart Contract Risk. Smart contract risk relates to the technical security of a blockchain or stablecoin based on its underlying code. If one of the supported stablecoins or other digital currencies is compromised, collateral will be affected, thus threatening the solvency of the blockchain protocol. Projects must have undergone audits to be considered. We assess maturity based on the number of days and the number of transactions of the smart contract as a representation of use, community and development. These proxies show how strong the code is.

However, because Digital RFQ makes use of blockchain technology only to process payments, and does not hold digital assets, we are able to constantly monitor the status of any blockchain network or stablecoin before, during and after a payment is processed, and determine which of the available blockchain networks is suitable for a particular transaction. We therefore do not believe we are exposed to material risks associated with holding stablecoins or other digital assets. Furthermore, we do not use stablecoins of an algorithmic nature, and in the event that we determine any particular stablecoin presents a threat or risk to the security of our business, customers or the transactions we process, we promptly move to another stablecoin network. We do not accept payment in digital assets and do not hold digital assets for investment or offer digital wallet services.

Because we have a limited history operating our business at its current scale and scope, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. For example, recently launched services require substantial resources and there is no guarantee that such expenditures will result in profit or growth of our business. The rapidly evolving nature of the market in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our current and future growth effectively could have an adverse effect on our business, operating results, and financial condition.

If we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, our business may be adversely impacted.

In our recent acquisitions, including our acquisition of Match and our proposed acqisition of Star, our business has become increasingly complex by expanding the services we offer to include financial services and payment processing services. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing an employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, including the financial statements provided herein, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud, though we have experienced no such material errors, omissions or fraud in the past. For example, our employees may fail to identify transaction errors or fraudulent information provided by our customers. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.

We intend to continue to develop our technology, in particular our blockchain-enabled payment processing offering. Successful implementation of this strategy may require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Our growth may not be sustainable and depends on our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

The future growth of our business depends on its ability to retain existing customers, attract new customers as well as getting existing customers and new customers to increase the volumes processed through our payments platform and therefore grow revenue. Our customers are not subject to any minimum volume commitments and they have no obligation to continue to use our services, and we cannot be sure that customers will continue to use our services or that we will be able to continue to attract new volumes at the same rate as we have in the past.

A customer’s use of our services may decrease for a variety of reasons, including the customer’s level of satisfaction with our products and services, the expansion of business to offer new products and services, the effectiveness of our support services, the pricing of our products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory or financial institution limitations, trust, perception and interest in foreign exchange and payment processing services and in our products and services, or reductions in the customer’s payment and transfer activity. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching service providers, especially for larger customers who commonly engage more than one payment service provider at any one time.

Any failure by us to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect our business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations.

We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among other things:

●	the growth of our customer base,

●	our ability to monetize our customer base,

●	our ability to acquire customers at a lower cost, and

●	our ability to increase the overall value to us of each of our customers while they use our products and services.

Despite the regulatory barriers to enter the markets we serve, we expect our competition to continue to increase. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to our digital financial services products, significantly greater financial, technical, marketing and other resources, and a larger customer base than we do. This allows them, among others, to potentially offer more competitive pricing or other terms or features, a broader range of digital financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences.

Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.

We currently compete at multiple levels with a variety of competitors, including:

●	payment platforms;

●	banks and non-bank financial institutions (including without limitation those using the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system); and

●	foreign exchange and derivative, including contract for difference (“CFD”), transfer processors.

Because we do not currently control a bank or a bank holding company, we may be subject to regulation by a variety of state, federal and international regulators across our products and services and we rely on third-party banks to provide payment-processing services to our customers. This regulation by federal, state and international authorities increases our compliance costs, as we navigate multiple regimes with different examination schedules and processes and varying disclosure requirements.

We believe that our ability to compete depends upon many factors, both within and beyond our control, including the following:

●	the size, diversity and activity levels of our customer base;

●	the timing and market acceptance of products and services, including developments and enhancements to those products and services offered by us and our competitors;

●	customer service and support efforts;

●	selling and marketing efforts;

●	the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

●	changes in economic conditions, regulatory and policy developments;

●	our ability to successfully execute on our business plans;

●	our ability to enter new markets;

●	general digital payments, capital markets, blockchain and stablecoin market conditions;

●	the ongoing impact of the COVID-19 pandemic; and

●	our brand strength relative to our competitors.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

Our business involves the collection, storage, processing and transmission of confidential information, customer, employee, service provider and other personal data, as well as information required to access customer assets. We have built our reputation on the premise that our products and services offer customers a secure way to accept and make payments and store value. As a result, any actual or perceived security breach of us or our third-party partners may:

●	harm our reputation and brand;

●	result in our systems or services being unavailable and interrupt our operations;

●	result in improper disclosure of data and violations of applicable privacy and other laws;

●	result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory and financial exposure;

●	cause us to incur significant remediation costs;

●	lead to theft or irretrievable loss of our or our customers’ assets;

●	reduce customer confidence in, or decreased use of, our products and services;

●	divert the attention of management from the operation of our business;

●	result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

●	adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or blockchain companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the use of technology to conduct financial transactions, which could negatively impact us including the market perception of the effectiveness of our security measures and technology infrastructure.

An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries, including the payment processing, forex and CFD industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we do not have a past history of material security breaches or cyberattacks, and do not believe we are a target of such breaches or attacks, we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks. We expect to continue to expend significant resources to bolster these protections, but there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may increase over time.

Although we maintain insurance coverage that we believe is adequate for our business, it may be insufficient to protect us against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of our systems, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.

Any significant disruption in our technology could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. The proper functioning of our products and services, the ability of our customers to make and receive payments, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying our Platforms and other supported blockchain-based products and technology, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and certain blockchain networks, have experienced from time to time and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems, including systems of companies we have acquired, or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our services, including our customers’ payments through our Platforms. This could lead to failed or unauthorized payments, incomplete or inaccurate accounting, loss of customer information, increased demand on limited customer support resources, customer claims, and complaints with regulatory organizations, lawsuits, or enforcement actions.

A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands.

Moreover, to the extent that any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, are likely to be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Because we are subject to regulation in certain jurisdictions, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate, or prevent or delay us from obtaining additional licenses that may be required for our business.

We rely on third parties in critical aspects of our business, which creates additional risk. Our ability to offer our services depends on relationships with other financial services institutions and entities, and our inability to maintain existing relationships or to enter into new such relationships could impact our ability to offer services to customers.

We depend on various third-party partners and payment systems. More specifically, our offering of payments and transfer services depends on our ability to offer blockchain transaction processing, Automated Clearing House network (“ACH”) transaction processing, wire transfer and other payment processing services to our customers.

In order to provide such transaction processing services, we have established relationships with financial institutions whereby such financial institutions provide us with access into the relevant payment networks (e.g., the card networks and the ACH). Our ability to offer our core services depends on our ability to maintain existing relationships with financial institutions and to seek out and obtain new such relationships.

Also, critical aspects of our technology rely on third-party technologies, including blockchain networks. Our regulatory status, the status of our Platforms and of blockchain technologies more generally, may be an impediment to our ability to receive or obtain services from financial institutions. Should our partners cease providing access to such technologies and networks, we would be at risk of being unable to provide the payment processing services that are core to our customer offering.

Third parties upon which we rely to process transactions may refuse to process transactions adequately, may breach their agreements with us, refuse to renew agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competitive services or suffer outages in their systems, any of which could disrupt our operations and materially and adversely affect our business, financial condition, results of operations and prospects.

Some third parties that provide services to us may have or gain market power and be able to increase their prices to us without competitive constraint. In addition, there can be no assurance that third parties that provide services directly to us will continue to do so on acceptable terms, or at all, or will not suffer from outages to their systems. If any third parties were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other third parties in a timely and efficient manner and on acceptable terms, or at all, which may materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to credit risks in respect of counterparties, including financial institutions.

We are and will continue to be subject to the risk of actual or perceived deterioration of the commercial and financial soundness, or perceived soundness, of other financial institutions, in particular in relation to receivables from financial institutions regarding settled payment transactions, and cash and cash-equivalents held at financial institutions. One institution defaulting, failing a stress test or requiring mail-in by its shareholders and/or creditors and/or bail-out by a government could lead to significant liquidity problems and losses or defaults by other institutions. Even the perceived lack of creditworthiness of, or questions about, a counterparty or major financial institution may lead to market-wide liquidity problems and losses or defaults by financial institutions on which we have an exposure. This risk resulting from the interdependence on financial institutions is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as industry payment systems and banks, with whom we interact on a daily basis. Systemic risk, particularly within the United States, could have a material adverse effect on our ability to raise new funding and on our business, financial condition, results of operations and prospects.

Our banking relationships for transaction processing are concentrated in a small number of partners.

We use a small number of banks and financial institutions as banking services providers. Should our relationships with such banks and financial institutions deteriorate, we may be limited in our ability to offer the payment processing services that are core to our offerings. While we have multiple such banking partners and are working to diversify these relationships further, we do not have written agreements with such banks and financial institutions and there remains some risk that, in the short term, our ability to provide payment processing services may be affected by any interruption in the banking services we receive. As such, should our relationships with our existing banking and financial institution partners deteriorate or if such banks and financial institutions make a decision to discontinue the services they provide us, we could lose our ability to process payments, financial transfers and other transactions. In such an event, the value of our services would be negatively impacted and our institutional investor clients could be forced to process smaller transaction volume with us or to cease transaction processing through us entirely.

Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, our results of operations and financial condition may be adversely affected.

The largest customer of our FX operations which is no longer operating, TCM, provideds significant contribution to our revenue. The agreement with TCM is presently in the process of being cancelled. For the year ended September 30, 2024, our largest customer, TCM, represented 81.2% of our revenue. The agreement with TCM has been terminated which could potentially have an adverse affect on our operations.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, we could be subject to liability and our business could be adversely affected. Our efforts to detect and monitor such transactions for compliance with law may require significant costs, and our failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

We may in the future be subject to liability for illegal transactions, including fraudulent payments initiated by our customers, money laundering, gambling, tax evasion, and scams. Examples of fraud include when a party knowingly uses stolen or otherwise illicitly acquired access information to a transaction. In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against us or our customers.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future. The use of our products or services for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In addition, our efforts to detect and monitor such transactions for compliance with law may require significant costs.

Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters, e-money issuers, broker-dealers and alternative trading systems for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against us for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, blockchain technologies, such those used in our Platforms are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many blockchains have characteristics such as the speed with which digital asset transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain blockchain transactions, and encryption technology that anonymizes these transactions, which may make blockchain technology susceptible to use in illegal activity.

U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, the SEC, the Commodity Futures Trading Commission, The Federal Trade Commission, the IRS and various state securities and financial regulators investigate, issue subpoenas and civil investigative demands, and take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving blockchain technologies.

While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our systems. If any of our customers use our products and services to further such illegal activities, our business could be adversely affected. We have not detected any material illicit activities in the past.

Our risk management and compliance framework is key to our operations and is designed to address Anti Money Laundering (“AML”) and Counter Terrorist Finance (“CTF”) considerations consistent with our authorization by the Financial Conduct Authority as an Electronic Money Directive Agent, among others. The key elements of the regulatory framework that impact us include, but are not limited to, the following U.K. legislation:

●	The European Union 5th and 6th Money Laundering Directives. The main components of the 5th Money Laundering Directive was to (i) grant access to the general public to beneficial ownership information of EU based companies; (ii) requires regulated entities to consult the beneficial ownership register when performing AML due diligence; (iii) obliges EU member states to create a list of national public offices and functions that qualify as politically exposed persons (PEP); and (iv) introduces strict enhanced due diligence measures for financial flows from high risk third countries. The 6th Money Laundering Directive introduced a harmonized list of 22 predicate offences that constitute money laundering and expanded its regulatory scope and criminal definition to include “aiding and abetting”. Regulated entities such as Digital RFQ are required to ensure that their AML/CFT programs address those offences. Criminal liability for those laundering money has been extended to legal persons, which means that organizations can be punished for offences committed by the people that work for them. The change means that responsibility for corporate criminal conduct falls on management personnel in addition to individual employees.

●	The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer), Regulation 2017.

●	Proceeds of Crime Act 2002. Digital RFQ is required to ensure sufficient controls are in place to enable its employees to recognize money laundering.

●	Terrorism Act 2000 and Counter Terrorism Act 2008. Digital RFQ is required to ensure sufficient controls are in place so that the firm can recognise terrorist financing.

●	Fraud Act 2006. Digital RFQ is required to ensure controls are in place to identify the risk of both internal and external fraud and the necessary controls are implemented

●	Bribery Act 2010. Digital RFQ is required to ensure controls are in place to identify the risk of bribery and corruption and the necessary controls are implemented

The primary objectives in establishing our AML/CTF policy are to:

●	Conduct regular assessments to continually understand the money laundering and terrorist financing (“ML/TF”) risks associated with our business activities;

●	Prevent Digital RFQ’s services from being used for tax evasion purposes;

●	Ensure Digital RFQ has appropriate controls to mitigate the ML/TF and tax evasion risks faced by the business;

●	Establish minimum standards of customer due diligence to be obtained for all entities we conduct business with, including to:

●	Identify and verify legal existence;

●	Understand who are the natural persons that ultimately own or control the entity;

●	Understand the risks posed by higher risks clients, business relationships or transactions; and

●	Establish standards to allow us to identify unusual or potential suspicious behavior and report suspicions of ML/TF or other financial crime, as advised by law.

DigitalRFQ’s risk-based approach to AML/CTF is driven by the clients risk rating. DigitalRFQ operates a three-tiered classification of a potential client relationship:

1.	Low Risk — applying simplified due diligence of customers

2.	Medium Risk — applying standard client due diligence

3.	High Risk — applying enhanced due diligence

Standard customer due diligence is conducted on the majority of customers, who present a normal level of risk. Where enough low risk factors from the customer are identified, Digital RFQ employs simplified due diligence, which is a light touch approach involving less stringent checks. Conversely, if high risk factors are identified, then the firm employs enhanced due diligence, which involves a thorough ‘deep dive’ review of the customer. These customers, if approved, are then subject to ongoing monitoring.

Simplified due diligence is for customers who present a very low risk:

1.	Timing — the general rule is to verify identity before the establishment of a business relationship. However, there is now an exemption to this if there is little risk of money laundering. With simplified due diligence, the verification can take place later, so we do not interrupt the normal flow of business, provided that the verification is completed as soon as practicable after contact is first established.

2.	Electronic — a customer’s identification can be based purely on electronic identification if the verification software used is of sufficient, accredited standard and that they can corroborate some of the information obtained with the customer. This could even be the case in some non-face-to-face relationships, if there are sufficient low risk factors in place.

3.	Documentation — this can be done with one document only and need not be independently certified.

Enhanced due diligence is followed in all circumstances where a customer is identified as high-risk, and this involves seven specific tasks:

1.	Conduct enhanced monitoring of the business relationship by increasing the number and timing of controls applied, and selecting patterns of transactions that need further examination.

2.	Obtaining additional information about the customer.

3.	Capturing additional information about the intended nature of the business relationship.

4.	Finding out about the source of the funds or wealth of the customer.

5.	Understanding the reasons for the intended or performed transactions.

6.	Getting the approval of senior management for continuing the business relationship.

7.	Requiring the first payment to be carried out through an account in the customer’s name with a bank subject to similar customer due diligence standards.

Digital RFQ performs a customer risk assessment to determine whether a specific customer is high, medium or low risk and will take into consideration the customer type, their geographic location and the product or service being provided. When assessing the risk, Digital RFQ considers the following risk factors:

Risk Type	High Risk Factors	Low Risk Factors
Customer

The business relationship is conducted in unusual circumstances

Customers that are resident in jurisdictions considered to present a ‘higher’ risk

Legal persons or arrangements that are personal asset-holding vehicles

Companies that have nominee shareholders or shares in bearer form

Businesses that are cash-intensive

The ownership structure of the company appears unusual or excessively complex given the nature of the company’s business

Public companies listed on a stock exchange and subject to disclosure requirements (either by stock exchange rules or through law or enforceable means), which impose requirements to ensure adequate transparency of beneficial ownership

Public administrations or enterprises Customers that are resident in jurisdictions considered to present a ‘lower’ risk

Geographic Location

Countries identified by credible sources as not having effective anti-money laundering (AML) or Combating the Financing of Terrorism (CFT) systems (such as mutual evaluations, detailed assessment reports or published follow-up reports)

Countries identified by credible sources as having significant levels of corruption or other criminal activity

Countries subject to sanctions, embargos or similar measures issued by, for example, the European Union or the United Nations Countries providing funding or support for terrorist activities, or that have designated terrorist organisations operating within their country

EU Member States

Third leg countries having effective AML/CFT systems

Third leg countries identified by credible sources as having a low level of corruption or other criminal activity

Third leg countries which, on the basis of credible sources such as mutual evaluations, detailed assessment reports or published follow-up reports, have requirements to combat money laundering and terrorist financing consistent with the revised FATF recommendations and effectively implement those requirements

Risk Type	High Risk Factors	Low Risk Factors
Product or Service	Products or transactions that might favour anonymity	Life insurance policies for which the premium is low

	Non-face-to-face business relationships or transactions, without certain safeguards, such as electronic signatures	Insurance policies for pension schemes, if there is no early surrender option and the policy cannot be used as collateral

	Payments received from unknown or un- associated third parties New products and new business practices	Financial products or services that provide appropriately defined and limited services to certain types of customers, so as to increase access for financial inclusion purposes

Digital RFQ undertakes ongoing monitoring regardless of the customer risk level and whether the onboarding process involved simple, standard or enhanced due diligence. This is carried out using a risk-based approach that focuses on reviewing customer data and monitoring transactions:

Low risk factors	Normal risk factors	High risk factors
Simplified Due Diligence at onboarding, with ongoing DD monitoring conducted on a real-time suspicion basis only.	Standard Due Diligence at onboarding and then real time transaction checks as well as full customer review every couple of years.	Enhanced Due Diligence at onboarding and then real time transaction checks as well as retrospective transaction checks on a monthly basis. A full customer review every 6 months.

All checks with regards to Peps, Sanctions and adverse media take place and are refreshed every 6 months.	All checks with regards to Peps, Sanctions and adverse media take place and are refreshed every 3 months or every transaction in some circumstances.	All checks with regards to Peps, Sanctions and adverse media take place and are reviewed every transaction that takes place.

Transaction monitoring on a daily basis	Transaction monitoring on a daily basis	Transaction monitoring on a daily basis

Wallet verification and analysis when we whitelist the wallet	Wallet verification and analysis every transaction	Wallet verification and analysis on a regular basis

KYC refresh every 12 months for updated KYC for Directors, Shareholders, UBO’s	KYC refresh every 6 months for updated KYC for Directors, Shareholders, UBO’s	KYC refresh every 3 months for updated KYC for Directors, Shareholders, UBO’s

6 month review of client and transactions	6 month review of client and transactions	Monthly review of client and transactions

Where Digital RFQ identifies suspicious activity, a designated officer notifies the UK National Crime Agency via a Suspicious Activity Report (SAR).

Internal	External
Raised by employee to the nominated officer	Raised by nominated officer to the National Crime Agency (NCA)

Suspicious activity is irrespective of amount and derives from red flags Can contain details identified in internal SAR or from risk assessments that have been identified by the employee throughout the course of their

working life	Must wait for approval from NCA to continue

An official Internal SAR form should be completed Nominated officer decides to authorise or raise an external SAR	Details of all SARs (internal and external) must be recorded Company must have documented procedures

The client risk rating reflects DigitalRFQ’s assessment of the money laundering and terrorist financing risk the client poses and is determined by a combination of factors including:

●	Country risk — Jurisdictions involved with respect to the domicile, operation and control of the client entity and personal links to the beneficial owners and controllers;

●	Sector risk — Links to sectors associated with higher risk corruption or links to sectors that involve significant amounts of cash as certain businesses are considered to present a higher risk of potential financial crime;

●	Entity risk — the legal form of the entity and its level of transparency including ownership and source of wealth;

●	Product or service risk — the nature of the client’s business and the products or services that the client will require as far as can be assessed throughout the relationship and the risk classifications that Digital RFQ has attributed to them;

●	Reputation — any adverse media such as allegations or criminality, frozen assets or concerns of beneficial owner/director integrity; and

●	PEP risk — all client relationships that have one or more PEPs either as their ultimate beneficial owner or a controller will be classified as a PEP relationship or may be designated as high risk.

●	Sanctions risk — individuals and related organizations may have sanctions imposed.

The above factors have a cumulative effect on risk rating; multiple adverse factors will increase the risk rating of the client and must be referred to compliance for assessment. The client risk rating drives the frequency of periodic reviews. All due diligence is completed inline with our AML policy and procedures and is documented and stored for five years.

Digital RFQ performs an annual risk assessment covering the following risk categories:

Risk Types	Assessment factors	Information sources
Product Risk	The inherent financial crime risks presented by the product(s) and services that we are offering — being in financial services we are subject to be a target for money laundering or helping to facilitate money laundering.	UK National Risk Assessment

Customer Risk	Separate to the Customer Risk Assessment, this is an integral part of the business wide risk assessment, which considers the customer base that is being targeted and the risks that they will bring due to Peps/sanctions lists and adverse media.	Financial Actions Task Force (FATF) FCA Thematic Reviews National Crime Agency

Organizational Risk	The inherent organizational risks in relation to financial crime and convoluted organizational structures in relation to shareholdings and establishing the UBO’s.	The European Commission

Geographical Risk	The inherent geographical risks our company faces by medium or high risk jurisdictions. This also includes sanctioned countries and those listed on OFAC or FAFT in relation to their risk for money laundering

Digital RFQ follows internal controls that are proportionate to its businesses size and nature and consist of a number of controls including senior management oversight, training and record keeping.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition. We rely on third parties for some of our KYC and other compliance obligations.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure.

Some of our methods for managing risk are discretionary by nature and are based on internally developed controls, observed historical market behavior, and standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increased risk tolerance, which could expose us to the risk of greater losses.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. Though we believe we have robust risk management and compliance procedures, and have received no findings from any applicable regulator of any violations of applicable laws and regulations, if we fail to comply with these in future, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of our licenses, or certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease-and-desist orders or prohibit us from engaging in some of our business activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

Furthermore, we rely on third parties for some of our KYC and other compliance obligations. If these third parties fail to effectively provide these services, we may be subject to adverse consequences as described above.

We rely on connectivity with blockchain networks for our Platforms.

Our connectivity with existing blockchain networks, including the Bitcoin, Ethereum, Tron and other stablecoin networks, will enable our customers to derive the benefit such networks may provide them in facilitating our payment processing services. Providing such connectivity presents a risk that we may, under derivative theories of liability, be held responsible for the bad acts, failures or violations of law of the blockchain networks.

Although we seek to minimize risks associated with any one blockchain network by electing which network to use for a given transaction and by determining which network is appropriate for such transaction, based on our assessment of whether such blockchain technology is at an advanced-stage, is fully tested, well-established and fully collateralized, we may be exposed to risks that affect blockchain networks generally, or we may not be aware of or be able to identify risks associated with any individual network (for a summary of Digital RFQ’s considerations in assessing which blockchain networks to use in its payment processing business. Each blockchain network has only been in existence for a limited number of years, and digital assets markets have a limited performance record, making them part of a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. For example, the following are some of the risks could materially adversely affect Digital RFQ’s financial performance and results of operations:

●	As a blockchain network continues to develop and grow, certain technical issues might be uncovered and the trouble-shooting and resolution of such issues requires the attention and efforts of blockchains’ global development community. Like all software, blockchain networks are at risk of vulnerabilities and bugs that can potentially be exploited by malicious actors. For example, in 2010, the Bitcoin network underwent a fork to reverse the effects of a hack in which an unknown attacker took advantage of a software vulnerability in the early source code of the Bitcoin network to fraudulently mint a large amount of digital assets.

●	Different blockchain networks are subject to material changes in their structure as technology and markets for digital assets evolve, and such changes may lead to adverse consequences. As an example, the Ethereum network expects to complete, by the end of 2021, a change from the “proof-of-work” consensus method to a “proof-of-stake” consensus method. The consequences of such change cannot be entirely foreseen, and flaws resulting from that transition could negatively affect the Ethereum network.

●	Certain privacy-preserving features have been or are expected to be introduced to blockchain networks, such as the Ethereum network. This could damage the public perception of blockchain networks generally or any one blockchain network in particular, and their or its utility in Digital RFQ’s payment processing system.

●	Networks rely on the internet. A significant disruption of internet connectivity (i.e., one that affects large numbers of users or geographic regions) could disrupt blockchain networks’ functionality and operations until the disruption in the internet is resolved.

●	The governance of decentralized networks, such as certain blockchain networks, is by voluntary consensus and open competition. In other words, a typical network has no central decision- making body or clear manner in which participants can come to an agreement other than through voluntary, widespread consensus. As a result, a lack of widespread consensus in the governance of a network may adversely affect the network’s utility and ability to adapt and face challenges, including technical and scaling challenges. The decentralized governance of a network may make it difficult to find or implement solutions or marshal sufficient effort to overcome existing or future problems, especially protracted ones requiring substantial directed effort and resource commitment over a long period of time, such as scaling challenges. A network’s failure to overcome governance challenges could exacerbate problems experienced by the network or cause the network to fail to meet the needs of its users, and could cause users, miners, and developer talent to abandon the network or lead to a drop in speculative interest, which could cause the value of a digital currency to decline.

●	A network may use a cryptographic protocol to govern the interactions within it. In the case of Bitcoin, a loose community known as the “core developers” has evolved to informally manage the source code for the protocol. The core developers can propose amendments to the network’s source code that, if accepted by users, could alter the protocols and software of the network. These alterations would occur through software upgrades, and could potentially include changes to the irreversibility of transactions. Alternatively, software upgrades and other changes to the protocols of the network could fail to work as intended or could introduce bugs, security risks, or otherwise adversely affect, the network. Similar dynamics occur in other blockchain networks.

●	Networks that operate based on an open-source protocol are often maintained by the core developers and other contributor. As blockchain network protocols generally are not sold or made available subject to licensing or subscription fees and their use does not generate revenues for their development team, the core developers are generally not compensated for maintaining and updating the source code for the network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop a blockchain network and the core developers may lack the resources to adequately address emerging issues with the network protocol. Although blockchain networks are typically supported by core developers, there can be no guarantee that such support will continue or be sufficient in the future. Alternatively, some developers may be funded by entities, such as foundations or corporations, whose interests are at odds with other participants in the network. In addition, a bad actor could also attempt to interfere with the operation of a network by attempting to exercise a malign influence over a core developer. To the extent that material issues arise with a network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, a blockchain network may be adversely affected.

●	Blockchain technologies are premised on theoretical conjectures as to the impossibility, in practice, of solving certain mathematical problems quickly. Those conjectures remain unproven, however, and mathematical or technological advances could conceivably prove them to be incorrect. Blockchain technology may also be negatively affected by cryptography or other technological or mathematical advances, such as the development of quantum computers with significantly more power than computers presently available, that undermine or vitiate the cryptographic consensus mechanism underpinning the blockchain and other distributed ledger protocols. If either of these events were to happen, markets and processes that rely on blockchain technologies, such as Digital RFQ’s blockchain-enabled payment processing operations, could be adversely affected.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected. Moreover, unfavorable media coverage could negatively affect our business.

We receive a high degree of media coverage. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported blockchain technologies for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation.

In addition, actions by, or unfavorable publicity about, Menachem Shalom, a director and Chief Executive Officer, or other officers and managers of Nukkleus and its subsidiaries may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased revenue, which could have an adverse effect on our business, operating results, and financial condition. Further may be the target of social-media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large, which campaigns could materially impact our customers’ decisions to use our products and services. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in net revenue, which could adversely affect our business, operating results, and financial condition.

Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Nukkleus, its subsidiaries and our Platforms.

The energy usage and environmental impact of blockchain technology, particularly in relation to proof of work mining, has attracted considerable recent attention. Government scrutiny related to restrictions on such energy consumption may increase, resulting in additional regulation that could adversely impact usage of our Platforms and harm our business. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could create a negative consumer sentiment and perception of blockchain technology generally and adversely affect our business, prospects, financial condition, and operating results.

As a remote-first company, we are subject to heightened operational and cybersecurity risks.

As a remote-first company, we are subject to heightened operational and cybersecurity risks. We are a remote-first company, meaning that for all existing roles many of our employees work from their homes or other non-company dwellings. For example, technologies in our employees’ and service providers’ homes and shared office spaces may not be as robust and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable. Further, the security systems in place at our employees’ and service providers’ homes and shared office spaces may be less secure than those used in corporate offices, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely. We also face challenges due to the need to operate with a remote workforce and are addressing so to minimize the impact on our ability to operate.

Risks Related to Nukkleus’s Platforms

The future development and growth of our Platforms is subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If our Platforms do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

We introduced fund transfer and payment processing using blockchain technologies only in 2019, and such technology remains in the early stages of development while continuing to evolve. The further growth and development of any such technology and the underlying networks and other cryptographic and algorithmic protocols governing such technology and products represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

●	Any blockchain-enabled process or product, like our Platforms, rely on third parties, including financial institutions and counterparties, to hold funds, cash equivalents, and other assets. Those third parties have their own policies and may change their view and acceptance of any blockchain or stablecoin at any time. This may result in delays and other barriers to payment processing through our Platforms.

●	Many blockchain networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the underlying blockchain, any of which could adversely affect the blockchain technologies on which our Platforms rely.

●	The governance of many blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

These risks are fundamentally beyond our control and could materially and adversely affect our Platforms and our business, financial condition and operating results.

Due to unfamiliarity and some negative publicity associated with blockchain technology, our customer base may lose confidence in products and services that utilize blockchain technology.

Products and services that are based on blockchain technologies are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence in blockchain technology, including regulated products and services like ours.

Since the inception of blockchain technologies, numerous blockchain-enabled businesses and platforms have been sued, investigated, or shut down due to fraud, illegal activities, the sale or issuance of unregistered securities, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms, products and services were not compensated or made whole for their losses. We may be a target of hackers and malware and may also be more likely to be targets of regulatory enforcement actions.

Negative perception, a lack of stability and standardized regulation, and the closure or temporary shutdown of blockchain-enabled platforms, including our Platforms, due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may reduce confidence in blockchain technologies and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have a material and adverse impact on our business.

Our Platforms and blockchain-enabled payment processing services are innovative and are difficult to analyze vis-à-vis existing financial services laws and regulations around the world. Our platforms involve certain risks, including reliance on third parties, which could limit or restrict our ability to offer the product in certain jurisdictions.

Our ability to offer our Platforms in jurisdictions around the world is unclear from a regulatory perspective. Further, our Platforms are dependent on certain partners who will provide liquidity and the regulatory requirements with respect to those partners are uncertain. Our dependency on the performance of those partners raises risk that turns upon their performance. If our partners fail to perform, both we and our customers could be subject to losses, and we may be required to cease offering such Platform.

Risks Related to Nukkleus’s Financial Condition

There is no assurance that we will maintain profitability or that our revenue and business models will be successful.

Our ability to achieve and maintain profitability is based on numerous factors, many of which are beyond our control. We may not be able to generate sufficient revenue to maintain profitability in the short or long-term. Our revenue growth may slow, or our revenue may decline for a number of other reasons, including reduced demand for our offerings, increased competition, a decrease in the usage of blockchain technologies generally, or any failure to capitalize on growth opportunities.

We are continually refining our revenue and business model and have shifted our focus to the development and commercialization of our Platforms. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations or become or stay profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful or profitable. Additionally, we will need to hire, train, and integrate qualified personnel to meet and further such changes to our business objectives at potentially significant additional expense. Failure to successfully implement revenue and business models or manage related expenses could cause us to be unprofitable and have an adverse effect on our business, operating results and financial condition.

Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex income and non-income tax laws and regulations in the United States and a variety of foreign jurisdictions. Both the United States and foreign jurisdictions may revise corporate income tax and other non-income tax laws which could impact the amount of tax due in such jurisdiction.

Our determination of our corporate income tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. A change in the tax law could impact tax positions which could result in an increased exposure related to such tax liabilities. Such changes could have an adverse effect on our operating results and financial condition.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes.

We have not performed a study to determine whether our NOLs are currently subject to Section 382 limitations. We may also experience a future ownership change under Section 382 of the Code that could affect our ability to utilize our NOLs to offset our income.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nukkleus — Critical Accounting Policies”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of stock-based awards and the fiat reserves we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of Nukkleus Common Stock.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public.

For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121, or SAB 121, which represents a significant change regarding how a company safeguarding digital assets held for its platform users reports such digital assets on its balance sheet and requires retrospective application as of January 1, 2022. Moreover, recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of digital assets and related valuation and revenue recognition, and no official guidance has been provided by the FASB or the SEC, with the exception of SAB 121. In May 2022, the FASB added a project to its technical agenda to improve the accounting for and disclosure of certain digital assets. In October 2022, the FASB decided to require fair value measurement of digital assets that fall within the scope of this project. While the FASB has begun deliberating on the scope of this project, there has been no formal proposal or guidance issued related to the project and no timeline has been publicly communicated for the issuance of such guidance.

At certain times, the funds of customers of Digital RFQ that we use to make payments on behalf of our customers, remain in the form of digital assets in our customers’ wallets at our licensed trust companies awaiting final conversion and/or transfer to the customer’s payment final destination. These indirectly held digital assets, may consist of USDT (Stablecoin), Bitcoin, and Ethereum (collectively, “our customers’ digital assets”). We engage third parties, which are licensed trust companies, to provide certain custodial services, including holding our customers’ digital token identifiers, securing our customers’ digital assets, and protecting them from loss or theft, including indemnification against certain types of losses such as theft. Our third-party custodian holds the digital assets in a custodial account in Digital RFQ’s name for the benefit of Digital RFQ’s customers. We maintain the internal recordkeeping of our customers’ digital assets, including the amount and type of digital asset owned by each of our customers and digital token identifiers in that custodial account. Given that we currently utilize one third-party custodian, there is concentration risk in the event the custodian is not able to perform in accordance with our agreement.

There remains uncertainty on how companies can account for blockchain transactions, value, and related revenue. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods, restate our financial statements or impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review business metrics and other measures to evaluate growth trends, measure our performance, and make strategic decisions. For example, we measure transaction volumes and concentration. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our calculations may be inaccurate, and we may not be able to identify those inaccuracies.

Our business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. Our customers are primarily institutional and, though we believe there is no reason for them to establish multiple accounts with us unless such accounts serve a different business purpose for them, we permit our customers to hold and access multiple accounts, which could overstate the number of customers we serve. Though we rely predominantly on transaction volumes to make projections about our business, such customer metrics may also be used in our models. If our metrics provide us with incorrect or incomplete information about customers and their behavior, we may make inaccurate conclusions about our business.

We are subject to changes in financial reporting standards or policies, including as a result of choices made by us, which could materially adversely affect our reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios.

Our consolidated financial statements are prepared in accordance with GAAP, which are periodically revised or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized bodies. It is possible that future accounting standards and financial reporting standards or policies, including as a result of choices made by us, which we are required to adopt, could change the current accounting treatment that applies to our consolidated financial statements and that such changes could have a material adverse effect on our reported results of operations and financial condition, and may have a corresponding material adverse effect on capital ratios.

As a public company, we are required to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our stock.

We are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our stock could decline, and we could be subject to sanctions or investigations by the exchange on which shares of our stock are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We might require additional capital to support business growth, and this capital might not be available or may require stockholder approval to obtain.

We have funded our operations since inception primarily through equity financings, convertible notes, and revenue generated by our products and services. We intend to continue to make investments in our business to respond to business challenges, including developing new products and services, enhancing our operating infrastructure, expanding our international operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds.

Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of Nukkleus’s commons stock to make claims on our assets, and the terms of any debt could restrict our operations.

We may be affected by fluctuations in currency exchange rates

We are potentially exposed to adverse as well as beneficial movements in currency exchange rates. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses from sources outside the United States, and overseas capital expenditures. We also conduct certain investing and financing activities in local currencies. Therefore, changes in exchange rates could harm our financial condition and results of operations.

Risks Related to Nukkleus’s Employees and Other Service Providers

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions, and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, and misappropriation of information, failing to supervise other employees or service providers, or improperly using confidential information.

Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide trainings to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services, and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms.

This can lead to high risk of confusion among employees and service providers, particularly in a fast growth company like ours, with respect to compliance obligations particularly including confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found not to have met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which could seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper transactions could affect our brand and reputation.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Menachem Shalom, our Chief Executive Officer and a director and other key service providers across finance, compliance, legal, talent and marketing.

Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees and service providers. The pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could adversely impact our operating results and impair our ability to grow.

Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business and operating results could be adversely impacted.

We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees and service providers to develop and launch new and innovative products and services, which we believe is essential to attracting high quality talent, partners, and developers, as well as serving the best, long-term interests of our company. If we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork that has been integral to our business, in which case our products and services may suffer and our business, operating results, and financial condition could be adversely impacted.

Risks Related to Government Regulation

We are subject to various laws and regulations, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, which may include those governing financial services and banking, securities, broker-dealers, cross-border and domestic money transmission, blockchain technologies, privacy, data governance, data protection, cybersecurity, fraud detection, payment services, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing.

The key elements of the regulatory framework that impact us include, but are not limited to, the following U.K. legislation:

●	The European Union 5th and 6th Money Laundering Directives,

●	The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer), Regulation 2017,

●	Proceeds of Crime Act 2002,

●	Terrorism Act 2000,

●	Counter Terrorism Act 2008,

●	Fraud Act 2006, and

●	Bribery Act 2010.

These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. For a discussion of our risk management framework and more detailed descriptions of the legislation and regulations applicable to Digital RFQ’s business.

We are currently regulated in the United Kingdom by the Financial Conduct Authority. We plan to expand our operations to other countries in future, including Dubai and Lithuania, in which case we would be subject to regulation in those jurisdictions. From our UK operations, we currently offer cross-border payment processing services, in numerous countries in Europe, Dubai, Sub-Saharan Africa and Asia. We offer payment processing services using blockchain technologies in the United Kingdom, the United States and Sub-Saharan Africa, and intend to develop such products and services across other regions. As a business, we do not differentiate between cross-border and domestic payment processing, so generally offer cross-border services in the countries in which we operate. While we believe our risk management and compliance frameworks are sufficient to ensure we remain in material compliance with the applicable laws, and regulations of the jurisdictions in which we operate, to the extent we do not comply with such laws, rules, and regulations, we could be subject to fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies in the United States, United Kingdom and in other countries, may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of blockchain as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on transactions using blockchain technologies.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

Federal, state and international regulatory agencies frequently adopt changes to their regulations or change the way existing regulations are applied. Regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products and to continue offering our current products, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have a material adverse effect on our business, financial condition and results of operations.

Various U.S. federal, state, and local and foreign governmental organizations and public advocacy groups have been examining the operations of businesses using blockchain technologies and networks, and the safety and soundness of platforms and other service providers that hold use such networks and technologies on behalf of users. Many of these entities have called for heightened regulatory oversight and have issued advisories describing the risks posed by blockchain technologies to users and investors. Use of blockchain technologies is novel and there is limited access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for stablecoins for illicit usage may affect statutory and regulatory changes. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways that harm the stablecoin and blockchain industry, which could adversely impact our business.

The regulatory environment to which we are subject gives rise to various licensing requirements, legal and financial compliance costs and management time, and non-compliance could result in monetary and reputational damages, all of which could have a material adverse effect on our business, financial position and results of operations.

There can be no assurance that we will be able to maintain our existing, or obtain additional, required regulatory licenses, certifications and regulatory approvals in the countries where we provide services or want to expand to. Furthermore, where we have obtained such regulatory licenses, certifications and regulatory approvals, there are costs and potential product changes involved in maintaining such regulatory licenses, certifications, and approvals, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, corporate governance or other requirements of such licenses. These factors could impose substantial additional costs and involve considerable delay to the development or provision of our products or services, or could require significant and costly operational changes or prevent us from providing any products or services in a given market.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity or unclear application to the business of non-traditional financial services. As a result, their application in practice may evolve over time as new guidance is provided by supervisory authorities and the interpretation of requirements by supervisory authorities and courts may be further clarified over time. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory bodies or supervisory authorities due to ambiguities related to their interpretation, application and practice, supervisory authorities may initiate legal and regulatory proceedings against us and our business, reputation, financial condition, results of operations and cash flow could be materially and adversely affected.

In certain countries, it may not be clear whether we are required to be licensed as a money transmitter, payment services provider, bank, financial institution, custodian, broker-dealer, exchange, or otherwise. Local regulators may use their power to slow or halt payments or otherwise prohibit us from doing business in a country. We and our local businesses do not only need to comply with the local laws and regulations, but also with certain laws and regulations with worldwide application. Further, because our services are accessible worldwide, one or more jurisdictions may claim that we or our customers or partners are required to comply with their laws. Laws regulating the internet, mobile and related technologies outside the United States may impose different, more specific, or even conflicting obligations on us, as well as broader liability.

If we are unable to commit sufficient resources to regulatory compliance, this could lead to delays and errors and may force us to choose between prioritizing compliance matters over administrative support for business activities, or may ultimately force us to cease offering certain products or services globally or in certain jurisdictions. Any delays or errors in implementing regulatory compliance could lead to substantial monetary damages and fines, public reprimands, a material adverse effect on our reputation, regulatory measures in the form of cease and desists orders, increased regulatory compliance requirements or other potential regulatory restrictions on our business, enforced suspension of operations and in extreme cases, withdrawal of regulatory licenses or authorizations to operate particular businesses, or criminal prosecution in certain circumstances.

In addition to non-compliance by us ourselves, we may in the future suffer negative consequences of non-compliance by third parties that use our payments and transfer infrastructure. We may also suffer negative consequences of customers operating businesses or schemes in violation of applicable rules and regulations whose activities we could be held responsible for monitoring and, where applicable, to denounce, interrupt or terminate the extension of services to such customers. We may be required to incur greater expenditures and devote additional resources and management time to addressing these liabilities and requirements, which could have an adverse effect on our business, financial position and results of operations.

The financial services industry is subject to intensive regulation. Major changes in laws and regulations, as well as enforcement actions, could adversely affect our business, financial position, results of operations and prospects.

In pursuit of a broad reform and restructuring of financial services regulation, national and supra-national legislatures and supervisory authorities, predominantly in the United States and Europe but also elsewhere, continue to introduce and implement a wide range of proposals that could result in major changes to the way our global operations are regulated and could have adverse consequences for our business, business model, financial position, results of operations, reputation and prospects. These changes could materially impact the profitability of our businesses or the value of our assets, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk and are likely to have a material impact on us.

The timing and full impact of new laws and regulations cannot be determined and are beyond our control. The introduction of these and other new rules and requirements could significantly impact the manner in which we operate, particularly in situations where regulatory legislation can interfere with or even set aside national private law. New requirements may adversely affect our business, capital and risk management strategies and may result in us deciding to modify our legal entity structure, capital and funding structures and business mix or exit certain business activities altogether, or determine not to expand in certain business areas despite their otherwise attractive potential.

The large number of legislative initiatives, in particular with respect to the financial services industry, requires constant attention from our senior management and consumes significant levels of resources to identify and analyze the implications of these initiatives. We may have to adapt our strategy, operations and businesses, including policies, procedures and documentation, to comply with these new legal requirements. Based on the volume of existing initiatives, it cannot be excluded that certain new requirements will not be implemented in a timely fashion or implemented without errors, or in a manner satisfactory to the applicable supervisory authority, resulting in non-compliance and possible associated negative consequences such as administrative fine or public reprimands. Additionally, we may be forced to cease to serve certain types of customers or cease to offer certain services or products as a result of new requirements. Any of the other above factors, events or developments may materially adversely affect our businesses, financial position and results of operations and prospects.

We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, anti-money laundering, and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

As we expand and localize our international activities, we have and will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, blockchain technologies, and related technologies outside the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, most of our services are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA”) and other similar laws and regulations. The BSA, among other things, requires money transmitters to develop and implement risk-based anti-money laundering programs, to report large cash transactions and suspicious activity, and, in some cases, to collect and maintain information about customers who use their services and maintain other transaction records. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program including the procedures we use to verify the identity of our customers and to monitor transactions on our system, including payments to persons outside of the United States. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers, and any change in such thresholds could result in greater costs for compliance. We could be subject to potentially significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if regulators or third-party auditors identify gaps in our anti-money laundering program and such gaps are not sufficiently remediated, or if our anti-money laundering program is found to violate the BSA by a regulator.

Despite our efforts to comply with the applicable laws, rules, and regulations, there can be no guarantee that these measures will be viewed as compliant. If we were to be found to have violated sanctions, or become involved in government investigations, that could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to these matters could be substantial. Although we have implemented controls and screening tools designed to prevent similar activity, there is no guarantee that we will not inadvertently provide our products and services to individuals, entities, or governments prohibited by U.S. sanctions or those of another jurisdiction to whose laws and regulations we may be subject.

Regulators worldwide frequently study each other’s approaches to the regulation of any novel or developing industry, including those using blockchain-enabled technologies. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. The European Commission, for example, has proposed revisions to the Anti-Money Laundering Directives, which could make compliance more costly and operationally difficult to manage. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by regulations applicable to us. We are subject to anti-corruption laws and regulations, including the FCPA and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition.

Effective management of our capital and liquidity is critical to our ability to operate our businesses, to grow organically and to pursue our strategy. As a regulated and licensed entity in various jurisdictions, we may be required to possess sufficient financial soundness and strength to adequately support our regulated affiliate entities. The maintenance of adequate capital and liquidity is also necessary for our financial flexibility in the face of turbulence and uncertainty in the global economy. We may from time to time incur indebtedness and other obligations which could make it more difficult to meet applicable regulatory requirements.

In addition, although we are not a bank holding company for purposes of United States law or the law of any other jurisdiction, as a global provider of financial services and in light of the changing regulatory environment in various jurisdictions, we could become subject to new capital requirements introduced or imposed by U.S. federal, state or international regulators. The changes to applicable current or future capital and liquidity requirements may require us to raise additional regulatory capital or hold additional liquidity buffers, for example because of different interpretations of or methods for calculating risk exposure amounts or liquidity outflows or inflows, or because we do not comply with ratios and levels, or instruments and collateral requirements that currently qualify as capital or capital risk mitigating techniques no longer do so in the future because of changes to the requirements or interpretations thereof. Any change or increase in these regulatory requirements could have an adverse effect on our business, operating results, and financial condition.

If we are unable to raise the requisite regulatory capital, we may be required to reduce the amount of our risk exposure amount or business levels, restrict certain activities or engage in the disposition of core and other non-core businesses, which may not occur on a timely basis or at prices which would otherwise be attractive to us, and such inability to raise sufficient regulatory capital could have an adverse effect on the market’s trust in respect of the long-term viability of our products and services, which could, for example, result in customers transferring to use our competitors’ platforms for financial transfer and payment infrastructure. As a result of stricter liquidity requirements or higher liquidity buffers, we may be required to optimize our funding composition which may result in higher funding costs for us, and in having to maintain buffers of liquid assets which may result in lower returns than less liquid assets. Furthermore, if we are unable to adequately manage our liquidity position, this may prevent us from meeting our short-term financial obligations. It is possible we may experience errors in currency handling, accounting, and regulatory reporting that leads us to be out of compliance with those requirements.

The above changes and any other changes that limit our ability to manage effectively our balance sheet, liquidity position and capital resources going forward, or to access funding sources, could have a material adverse impact on our financial position, regulatory capital position and liquidity provision.

We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

Our operations involve the storage and/or transmission of sensitive information, including highly personal data of our customers. Consequently, we are subject to complex and evolving UK, European, and other jurisdictions’ laws, rules, regulations, orders and directives (referred to as “privacy laws”) relating to the collection, use, retention, security, processing and transfer (referred to as “process”) of personally identifiable information (referred to as “personal data”) in the countries where we operate. Much of the personal data that we process, especially financial information, is regulated by multiple privacy laws and, in some cases, the privacy laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us and our subsidiaries. Any failure, or perceived failure, by us to comply with our privacy policies or with any applicable privacy laws in one or more jurisdictions could result in proceedings or actions against us by governmental entities or others, including class action privacy litigation in certain jurisdictions, significant fines, penalties, judgments and reputational damages to us, requiring us to change our business practices, increasing the costs and complexity of compliance, any of which could materially and adversely affect its business, financial condition, results of operations and prospects.

Data protection, privacy and information security have become the subject of increasing public, media and legislative concern. If our customers were to reduce their use of our products and services as a result of these concerns, our business could be materially harmed. In addition, we are also subject to the possibility of security breaches, which themselves may result in a violation of these privacy laws. Any failure of us or our partners or others who use our services to adequately protect sensitive data could have a material and adverse effect on its reputation, business, financial condition, results of operations and prospects.

We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business, including in the EEA, such laws, regulations, and industry requirements are constantly evolving and changing. Our actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies/notices could harm our business by impairing customer trust and could subject us to fines and reputational harm.

Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and any other processing of personal data. There is uncertainty and inconsistency in how these data protection and privacy laws and regulations are interpreted and applied, and they continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations directly as a data controller/business and as a data processor/service provider and handler for various offshore entities.

In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of consumer data. While our current product offering does not target retail consumers, some of our prior products have been offered to retail consumers. In the United States, non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, so long as the consumer does not affirmatively “opt out” of the collection or use of such data. If an “opt-in” model or additional required “opt-outs” were to be adopted in the United States, less data could be available, and the cost of data would be higher.

California has enacted the California Consumer Privacy Act, or the CCPA, along with related regulations, in 2020 and the California Privacy Rights Act, or the CPRA, which has been passed and became effective on January 1, 2023. The CCPA gives California residents new rights to access and request deletion of their personal data, opt out of the sale of personal data, and receive detailed information about how their personal data is processed. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that involving the loss of personal data. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal data and creating a new state agency to oversee implementation and enforcement efforts. The CCPA and CPRA may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal data, our financial condition, and our operating results.

Additionally, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation, such as in Nevada, Virginia, Colorado, and others. Virginia’s legislation, the Consumer Data Protection Act, or CDPA, passed and becomes effective January 1, 2023. On June 8, 2021, the state of Colorado passed its bill, which is pending signature by the state governor. As of June 11, 2021, five states have proposed legislation under consideration in the local legislatures. As each new state law is passed, it could add increasing complexity to and significantly expand the scope of our compliance efforts, impact our business strategies, increase our potential liability, increase our compliance costs, and adversely affect our business.

As a result of our presence in Europe and our service offering in the European Union, we are subject to the European General Data Protection Regulation, which imposes stringent EU data protection requirements, and could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

Additionally, the UK Data Protection Act contains provisions, including its own derogations, for how GDPR is applied in the UK. We have to continue to comply with the GDPR and also the Data Protection Act, with each regime having the ability to fine up to the greater of €20 million (£17 million) or 4% of annual global turnover. The relationship between the UK and the EU remains uncertain, for example how data transfers between the UK and the EU and other jurisdictions will be treated and the role of the UK’s supervisory authority. On June 28, 2021, the European Commission issued the UK with an “adequacy decision” to facilitate the continued free flow of personal data from EU member states to the UK. However, this adequacy decision has a limited duration of four years in case there is a future divergence between EU and UK data protection laws. In the event that the UK maintains an equivalent standard.at the end of the four year period, it is open to the European Commission to renew its finding. In the event that the adequacy decisions is not renewed after this time, the adjustments required to facilitate data transfers from EU member states to the UK will lead to additional costs as we try to ensure compliance with new privacy legislation and will increase our overall risk exposure.

In addition, the GDPR imposes strict rules on the transfer of personal data out of the EU to a “third country”, including the United Kingdom or the United States. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. On July 16, 2020, the Court of Justice of the European Union invalidated the European Union-United States “Privacy Shield” (under which personal data could be transferred from the EU to U.S. entities that had self-certified under the Privacy Shield scheme) on the grounds that the Privacy Shield failed to offer adequate protections to EU personal data transferred to the United States. In addition, while the ECJ upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances.

Use of the standard contractual clauses must now be assessed on a case by case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. The use of standard contractual clauses for the transfer of personal data specifically to the United States remains under review by a number of European data protection supervisory authorities, along with those of some other E.U. member states.

German and Irish supervisory authorities have indicated, and enforced in recent rulings, that the standard contractual clauses alone provide inadequate protection for E.U.-U.S. data transfers. As supervisory authorities continue to issue further guidance on personal data, we could suffer additional costs, complaints, or regulatory investigations or fines, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We are also subject to evolving EU privacy laws on cookies and e-marketing. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and an EU regulation known as the ePrivacy Regulation will significantly increase fines for non-compliance once in effect. In the European Union informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. As regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand customers, adversely affect our margins, increase costs, and subject us to additional liabilities.

As these and other laws and regulations may continue to evolve and be enacted, or new interpretations of existing laws and regulations apply, it may require us to modify our data-processing practices, agreements and policies and to incur substantial costs in order to comply with this evolving regulatory landscape. Restrictions on the collection, use, sharing or disclosure of personal information or additional requirements and liability for security and data integrity could require us to materially modify our solutions and features, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We use a variety of technical and organizational security measures and other measures to protect the data we process, in particular personal data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such personal data.

There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices or technology could fail, or be alleged to fail to meet applicable requirements. For instance, the overall regulatory framework governing the application of privacy laws to blockchain technology is still highly undeveloped and likely to evolve. Despite our efforts to choose vendors that meet applicable laws, regulations and other obligations relating to privacy, data protection, and information security and maintain robust security controls, it is possible that a vendor could fail to comply or experience a data breach impacting our data and our business. Our failure, or the failure by our third-party providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal data, or the perception that any of the foregoing types of failure has occurred, could damage our reputation or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, and financial condition.

We are and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities.

We have been and may from time to time become subject to material claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests and other proceedings alleging violations of laws, rules, and regulations, both foreign and domestic, involving competition and antitrust law, intellectual property, privacy, data protection, information security, anti-money laundering, counter terrorist financing, sanctions, anti-corruption, accessibility claims, securities, tax, labor and employment, payment network rules, commercial disputes, services, and other matters.

The laws, rules and regulations affecting our business, including those pertaining to blockchain technologies, payment processing and financial transaction services, and other financial services, are subject to ongoing interpretation by the courts and governmental and supervisory authorities, and the resulting uncertainty in the scope and application of these laws, rules and regulations increases the risk that we will be subject to private claims, governmental and regulatory actions alleging violations of those laws, rules, and regulations.

The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:

●	substantial payments to satisfy judgments, fines, or penalties;

●	substantial outside counsel legal fees and costs;

●	additional compliance and licensure requirements;

●	loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

●	loss of productivity and high demands on employee time;

●	civil or criminal sanctions or consent decrees;

●	termination of certain employees, including members of our executive team;

●	barring of certain employees from participating in our business in whole or in part;

●	orders that restrict our business or prevent us from offering certain products or services;

●	changes to our business model and practices;

●	delays to planned transactions, product launches or improvements; and

●	damage to our brand and reputation.

Any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors.

Risks Related to Nukkleus’s Intellectual Property

In the future we may be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation.

We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms. Our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of Nukkleus Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our and our ecosystem partners’ products and services, including the blockchain technologies on which our Platforms are built, contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our products and services contains software modules licensed to us by third-party authors under “open source” licenses. Also, the blockchain technologies on which our Platforms are built rely on open source licenses to operate. We also make certain of our own software available to customers for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our products and services.

Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our products and services to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our products and services are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation or infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our products or services, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition.

Moreover, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our products and services. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the foreign exchange transfer and payments markets, as well as our customers. The United States and other key European and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on our business is highly uncertain and dependent on a variety of factors, including market activity, global trends in the blockchain economy, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial markets. To the extent that conditions in the general economic and digital asset markets materially deteriorate, our ability to attract and retain customers may suffer.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control.

In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results.

Further, war, acts of terrorism, labor activism and other geopolitical unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture.

We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.

In addition, acquisitions outside our current operating jurisdictions often involve additional or increased risks including, for example:

●	managing geographically separated organizations, systems and facilities;

●	integrating personnel with diverse business backgrounds and organizational cultures;

●	complying with foreign regulatory requirements;

●	fluctuations in exchange rates;

●	enforcement and protection of intellectual property in some foreign countries;

●	difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

●	general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.

We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

Delaware law and our Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Nukkleus’s Certificate of Incorporation and bylaws contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Nukkleus Board and therefore depress the trading price of Nukkleus Common Stock. In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Nukkleus Board or taking other corporate actions, including effecting changes in management.

Such provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Nukkleus Board or management.

Any provision of Nukkleus’s Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for Nukkleus Common Stock.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders, however, we would receive proceeds upon such Selling Stockholders’ cash exercise of Warrants. If the Selling Stockholders’ fully exercise the Warrants proceeds would be approximately $15 million. Upon any exercise of the Pre-Funded Warrants for cash, the applicable selling stockholder would pay us the nominal $0.0001 per share exercise price set forth in the Pre-Funded Warrants. We can give no assurances that any such Warrant will be exercised, nor can we give any assurances that we will receive any from the Selling Stockholders sale pursuant to this prospectus.

We intend to use any proceeds from the Selling Stockholders’ exercise of the Warrants for working capital and other general corporate purposes. We may use a portion of any proceeds we might receive for acquisitions of complementary businesses, technologies, or other assets. However, we have no commitments to use any proceeds we might receive from this offering for any such acquisitions or investments at this time.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

DIVIDEND POLICY

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

SELECTED HISTORICAL FINANCIAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended September 30, 2024 and 2023 were derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following selected historical consolidated financial data together with the consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

	Year Ended September 30,
	2024	2023
Consolidated statements of operations data:
Total Revenue	$5,913,461	$21,297,642
Total Cost of revenues	4,914,945	21,640,783
Gross profit (loss)	998,516	(343,141)
Total operating expenses	15,176,526	17,120,080
Loss from Operations	(14,178,010)	(17,463,221)
Total Other (Expense) Income, Net	5,659,490	34,793
Loss Before Income Taxes	(8,518,520)	(17,428,428)
Income Taxes	--	--
Net Loss	$(8,518,520)	$(17,428,428)
Unrealized foreign currency transaction loss	(176,842)	(26,260)
Comprehensive loss	(8,695,362)	(17,454,688)
Net Loss per share, basic and diluted	$(4.93)	$(13.84)
Weighted average shares attributable to ordinary shareholders, basic and diluted	1,728,144	1,259,333

	At September 30,
	2024	2023
Consolidated statements of financial position data:
Cash	$3,678	$19,318
Working capital (1)	(6,104,362)	(6,195,057)
Total assets	984,999	3,352,625
Total liabilities	8,082,712	9,545,855
Total equity	(7,097,713)	(6,193,230)

(1)	Working capital is defined as total current assets minus total current liabilities.

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Star Acquisition

On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option with Star 26 Capital Inc. (“Star”), the shareholders of Star (“Star Equity Holders”) and an officer of the Company in his capacity as the representative of the Star Equity Holders, (the “Star Agreement”) to acquire a controlling 51% interest in Star, an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products, in exchange for an aggregate investment of $21,000,000 that consists of:

●	A minimum amount of $5,000,000 in cash, less the amounts owed pursuant to Seller Notes, which shall be forgiven and cancelled as of the closing of the transaction

●	A promissory note in the principal amount of $16,000,000, which shall be reduced if the Company provides cash in excess of $5,000,000 maturing in 12 months following the closing (the “Investment Note”)

●	2,385,170 shares of the Company’s common stock issued to the Seller which shall constitute approximately 29.75% of the issued and outstanding capital of the Company on a fully diluted basis, excluding the out of the money warrants

●	6,907,859 stock purchase warrants with a five year term and an exercise price of $1.50 per share

The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49.0%) for an aggregate $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year stock purchase warrants to purchase an aggregate of 720,000 shares of the Company’s common stock with an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of:

●	$3,00,000 in cash,

●	a promissory note in the principal amount of $3,000,000, which accrues interest at 8.0% per annum and is due and payable six months after the issuance thereof,

●	2,385,170 shares of the Company’s common stock

●	5,109,789 stock purchase warrants for shares of the Company’s common stock with a five-year term and an exercise price of $1.50 per share

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into the Amendment providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

Disposition of DRFQ

On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 and $31,000 to the shareholder and the subsidiary of the Company, respectively, by November 15, 2024 and $115,000 to the subsidiary of the Company by November 29, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024). In accordance with the terms of the Settlement Agreement will issue 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services.

The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition of Star and Disposition of DQRF by the Company and the Related Transactions, as if they had occurred on October 1, 2023, the beginning of the most recently completed fiscal year preceding the Star Acquisition and the disposition of DQRF. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission (the “SEC”) Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses and are presented to illustrate the estimated effects of the Star Acquisition and Related Transactions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 and the unaudited pro forma condensed combined statements of operations for the year ended September 30, 2024 are based upon, derived from and should be read in conjunction with Nukk’s historical audited consolidated financial statements for the year ended September 30, 2024 (which are available in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, as filed with the SEC on February 10, 2025), and the unaudited historical financial statements of Star included in this Form S-1 and attached hereto.

The historical combined financial information has been adjusted to give pro forma effect to reflect the accounting for the Star Acquisition, Disposition of DQRF and Related Transactions in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The Star Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management’s internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Star Acquisition had occurred on the aforementioned dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Star Acquisition, Disposition of DQRF and Related Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Star Acquisition and Disposition of DQRF.

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2024

	As of September 30, 2024
	Nukkleus	Acquisition of	Disposition of	Transaction Adjustments	Note	Pro Forma
	Inc.	Star26	DRFQ	(Note 4)	Ref	Combined
Assets
Current assets
Cash and cash equivalents	$3,678	121,000	(2,594)	$9,300,000	A	$4,215,084
				(5,000,000)	B
				(207,000)	C
Restricted Cash	-	55,000	-	-		55,000
Accounts Receivable	-	800,000	-	-		800,000
Customer custodial funds	31,781	-	(31,781)	-		-
Customer digital currency assets	615,361	-	(615,361)	-		-
Digital assets	396	-	(396)	-		-
Inventory	-	890,000	-	-		890,000
Due from affiliates	35,045	-	(35,045)	-		-
Notes Receivable - related parties, net	-	-	-	-		-
Other current assets	279,448	721,033	(35,361)	-		965,120
Total current assets	965,709	2,587,033	(720,538)	4,093,000		6,925,204
Funds in respect of employee rights upon retirement	-	85,000	-	-		85,000
Deferred taxes	-	232,000	-	-		232,000
Intangible assets, net	19,290	346,000	(19,290)	300,324	D	646,324
Goodwill	-	-	-	39,757,593	D	39,757,593
Operating lease right-of-use assets	-	378,000	-	-		378,000
Property and equipment, net	-	7,000	-	-		7,000
Total assets	$984,999	3,635,033	(739,828)	$44,150,917		$48,031,121

Liabilities and stockholders’ equity (deficit)
Current liabilities						-
Short term loans	$-	967,000	-	-		$967,000
Intercompany	-	-	-	-		-
Accounts payable	448,307	1,246,000	(448,307)	-		1,246,000
Customer custodial cash liabilities	827,589	-	(827,589)	-		-
Customer digital currency liabilities	23,605	-	(23,605)	-		-
Convertible notes payable, net	634,009	-	-	(634,009)	E	-
Note Payable, net	54,198	-	-	16,000,000	F	16,054,198
Due to affiliates	579,524	-	(535,132)	-		44,392
Loans payable - related parties, current	2,347,809	-	(720,435)	-		1,627,374
Interest payable - related parties, current	169,052	-	(169,052)	-		-
Accrued expenses and other current liabilities	1,985,978	816,000	(357,434)	(74,007)	E	2,370,537
Operating lease liabilities, current portion	-	166,000	-	-		166,000
Total current liabilities	7,070,071	3,195,000	(3,081,554)	15,291,984		22,475,501
Liability for employees’ rights upon retirement	-	113,000	-	-		113,000
Loans payable - related parties, net of current portion	966,056	287,000	(26,363)	-		1,226,693
Interest payable - related parties, net of current portion	46,585	-	(2,474)	-		44,111
Long-term loans from Banks	-	283,000	-	-		283,000
Operating lease liabilities	-	212,000	-	-		212,000
Total liabilities	8,082,712	4,090,000	(3,110,391)	15,291,984		24,354,305
Commitments and contingencies
Stockholders’ equity
Preferred stock	-	-	-	-		-
Common stock	209	-	-	167	G	666
				239	H
				20	I
				31	J
Class A Common stock	-	471	-	(471)	K	-
Class B Common stock	-	625	-	(625)	K	-
Additional paid in capital	33,334,725	81,937		9,299,833	G	42,716,495
	-	-	-	66,489	H	1,616,081
				463,980	I
				1,085,549	J
Other comprehensive income	(144,883)	14,000	-	(14,000)	K	(144,883)
Accumulated deficit	(40,287,764)	(552,000)	2,370,563	(671,000)	C, I	(38,902,697)
				552,000	K
				(314,496)	E, J
Non-controlling interest		-		18,391,154	D	18,391,154
Total stockholders’ equity (deficit)	(7,097,713)	(454,967)	2,370,563	28,858,933		23,676,816
Total liabilities and stockholders’ equity (deficit)	$984,999	3,635,033	(739,828)	$44,150,917		$48,031,121

Refer to accompanying notes

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2024

	For the twelve months ended September 30, 2024
	Nukkleus Inc.	Acquisition of Star26	Disposition of DRFQ	Transaction Adjustments (Note 5)		Note Ref	Pro Forma Combined
REVENUES
Revenue - general support services - related party	$4,800,000	-	-		$-		$4,800,000
Revenue - financial services	1,113,461	-	(1,113,461)				(0)
Revenue - other	-	4,013,250	-				4,013,250
Total revenues	5,913,461	4,013,250	(1,113,461)		-		8,813,250

COSTS OF REVENUES							-
Cost of revenue - general support servies - related party	4,650,000	-	-		-		4,650,000
Cost of revenue - financial services	264,945	-	(264,945)		-		-
Cost of revenue - other	-	3,118,000	-		-		3,118,000
Total costs of revenues	4,914,945	3,118,000	(264,945)		-		7,768,000
							-
GROSS PROFIT (LOSS)							-
Gross Profit (loss) - general support servies - related party	150,000	-	-		-		150,000
Gross Profit (loss) - financial services	848,516	-	(848,516)		-		-
Gross Profit (loss) - other	-	895,250	-		-		895,250
Total Gross Profit (Loss)	998,516	895,250	(848,516)		-		1,045,250

OPERATING EXPENSES
Advertising	44,488		(44,488)				-
Professional fees	6,734,162		(317,031)				6,417,131
Compensation and related benefits	958,648		(825,315)		464,000	AA	597,333
Amortization of intangible assets	13,813	74,000	(13,813)		71,000	BB	145,000
Bad debt expense, net	6,141,000		-				6,141,000
Other general and administrative	893,198	1,243,750	(730,102)				1,406,846
Impairment loss	391,217		-				391,217
Total operating expenses	15,176,526	1,317,750	(1,930,749)		535,000		15,098,527
							-
LOSS FROM OPERATIONS	(14,178,010)	(422,500)	1,082,233		(535,000)		(14,053,277)
							-
OTHER (EXPENSE) INCOME:							-
Interest expense	(343,333)	(138,000)	-				(481,333)
Interest expense - related parties	(206,733)	-	162,621				(44,112)
Loss on settlement of vendor obligations	(288,835)	-	-				(288,835)
Gain on settlement of vendor obligations	211,200	-	-				211,200
Gain on settlement of GSS GSA-related party	6,082,962	-	-				6,082,962
Gain (loss) on settlement of due to affiliates	192,069	-	-		(207,000)	AA	(14,931)
Loss on extinguishment of debt	-	-	-		(314,496)	CC	(314,496)
Gain on disposition of subsidiary	-	-	-		2,370,563	DD	2,370,563
Other income (expense)	12,160	64,500	(12,160)				64,500
Total other income (expense), net	5,659,490	(73,500)	150,461		1,849,067		7,585,518
							-
LOSS BEFORE INCOME TAXES	(8,518,520)	(496,000)	1,232,694		1,314,067		(6,467,759)
Income tax expense	-	45,750	-		-		45,750
NET LOSS	$(8,518,520)	(450,250)	1,232,694		$1,314,067		$(6,422,009)
							-
Net loss per common share, basic and diluted	$(4.93)	$(0.19)		$			$(1.02)
Weighted-average shares outstanding, basic and diluted	1,728,144	2,385,170			2,186,617		6,299,931

Refer to accompanying notes

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Description of Transaction

On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option with Star 26 Capital Inc. (“Star”), the shareholders of Star (“Star Equity Holders”) and an officer of the Company in his capacity as the representative of the Star Equity Holders, (the “Star Agreement”) to acquire a controlling 51% interest in Star, an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products, in exchange for an aggregate investment of $21,000,000 that consists of:

●	A minimum amount of $5,000,000 in cash, less the amounts owed pursuant to Seller Notes, which shall be forgiven and cancelled as of the closing of the transaction

●	A promissory note in the principal amount of $16,000,000, which shall be reduced if the Company provides cash in excess of $5,000,000 maturing in 12 months following the closing (the “Investment Note”)

●	2,385,170 shares of the Company’s common stock issued to the Seller which shall constitute approximately 29.75% of the issued and outstanding capital of the Company on a fully diluted basis, excluding the out of the money warrants

●	6,907,859 stock purchase warrants with a five year term and an exercise price of $1.50 per share

The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49.0%) for an aggregate $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year stock purchase warrants to purchase an aggregate of 720,000 shares of the Company’s common stock with an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of:

●	$3,00,000 in cash,

●	a promissory note in the principal amount of $3,000,000, which accrues interest at 8.0% per annum and is due and payable six months after the issuance thereof,

●	2,385,170 shares of the Company’s common stock

●	5,109,789 stock purchase warrants for shares of the Company’s common stock with a five-year term and an exercise price of $1.50 per share

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into the Amendment providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

If, for a period of 12 months after the closing of the Star Agreement, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments.

As a result of the Settlement Agreement and subject to the closing of the acquisition of Star, the Company’s business will be focused on the defense sector.

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Star’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The total consideration transferred as if the acquisition date was September 30, 2024 is presented as follows:

Purchase consideration:
2,385,170 shares of Nukk Common Stock, at fair value	$3,315,386
6,907,859 warrants to purchase shares of Nukk Common Stock, at fair value	4,315,905
Notes payable	16,000,000
Cash paid	5,000,000
Purchase option value	(7,482,564)
Total purchase consideration for 51% of Star	$21,148,727

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of Star based on their estimated fair values, with any excess purchase consideration allocated to goodwill as follows.

Purchase Price Allocation	Adjusted Balance
Cash and Restricted Cash	$176,000
Accounts Receivable	800,000
Inventory	890,000
Intangible assets	646,324
Other assets	1,045,033
Goodwill	39,757,593
Operating lease right of use asset	378,000
Accounts payable and other current liabilities	(2,175,000)
Lease liability, current and non-current	(378,000)
Deferred tax liability	(63,069)
Loans	(1,537,000)
Noncontrolling interest	(18,391,154)
Fair value of assets acquired	$21,148,727

Related Transactions

Private Placement

On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of the Company’s common stock and (ii) a stock purchase warrant to purchase up to one and one half shares of the Company’s common stock (the “December 2024 PIPE Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying December 2024 PIPE Warrant is being sold together at a combined offering price of $6.00 per Share and December 2024 PIPE Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The December 2024 PIPE Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement (the “PAA”), dated December 18, 2024, between the Company the placement agent entered into in connection with the Private Offering, the Company has paid customary placement fees to the placement agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the December 2024 PIPE Warrants. Pursuant to the PAA, the Company has also agreed to reimburse certain expenses of the placement agent incurred in connection with the Private Placement.

Disposition of DQRF

On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 and $31,000 to the shareholder and the subsidiary of the Company, respectively, by November 15, 2024 and $115,000 to the subsidiary of the Company by November 29, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024). In accordance with the terms of the Settlement Agreement will issue 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services.

Convertible Debt Conversion Agreement

On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with the Lender, as later amended on November 14, 2024, to convert outstanding principal and interest totaling $771,085 payable under the Lender’s convertible notes payable into 319,952 shares of the Company’s common stock. Pursuant to the Conversion Agreement, the Company issued an additional warrant to purchase 351,424 shares of the Company’s common stock exercisable for a period of five years at an exercise price of $2.41 per share (the “November 2024 Warrant”) in exchange for the cancellation of the Lender’s convertible notes payable. Further, the Company and the Lender entered into a letter agreement providing that the Lender may not exercise the June 2024 Warrant in the event such exercise would result in the Lender holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2024 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K (“the 2024 Form 10-K”) for the year ended September 30, 2024, and the unaudited historical financial statements of Star for the nine months ended September 30, 2024, and has been prepared as if the Star Acquisition and related transactions had occurred on October 1, 2023.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the consolidated balance sheet included in the 2024 Form 10-K with the historical unaudited balance sheet for Star as of September 30, 2024, and has been prepared as if the Star Acquisition and Related Transactions had occurred on September 30, 2024. The unaudited pro forma combined financial information herein has been prepared to illustrate the effects of the Star Acquisition and Related Transaction in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X.

The Star unaudited historical consolidated financial statements as of and for the nine months ended September 30, 2024 are included in this Registration Statement. These unaudited pro forma condensed combined statements should be read in conjunction with such historical financial statements. The historical consolidated financial information has been adjusted to give pro forma effect to reflect the accounting for the Star Acquisition, Disposition of DQRF and Related Transactions in accordance with U.S. GAAP.

The Company has accounted for the Star Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of intangible assets, goodwill, and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to Star.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Star Acquisition.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	Represents net cash proceeds received from the Private Placement.

B.	Represents cash paid at closing for the acquisition of Star

C.	Represents the cash paid in connection with the Settlement Agreement

D.	AAs a result of the acquisition of Star, in addition the working capital accounts, the Company acquired intangibles of $0.3 million and goodwill. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed, including non-controlling interest. This adjustment of $39.8 million represents the adjustment to increase goodwill to its preliminary estimated fair value per the purchase price allocation.

E.	Represents the elimination of the convertible notes payable and accrued interest in connection with the Conversion Agreement.

F.	Represents the issuance of a $16 million note balance as consideration for the Star acquisition.

G.	Represents the issuance of 1,666,666 shares at $6.00 per share, net of $0.7 million of transaction fees, in connection with the Private Placement.

H.	Represents the issuance of 2,385,170 shares at $1.39 and the issuance of 6,907,859 warrants at a fair value of $1.25 to the former shareholders of Star.

I.	Represents the issuance of 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services which has been recorded as compensation expense based on the fair value of the stock on November 8, 2024.

J.	Represents the issuance of 319,952 shares at $2.02 and the issuance of 351,424 warrants at a fair value of $1.25 in connection with the Conversion Agreement.

K.	Represents the elimination of Star’s historical equity.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4 – Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the year ended September 30, 2024

AA.	Represents the issuance of 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services which has been recorded as compensation expense based on the fair value of the stock on November 8, 2024.

BB.	Reflects the removal of the historical Star 26 amortization of $0.07 million and the addition of recorded pro forma amortization expense of $0.1 million on the portion of the purchase price allocated to definite-lived intangible assets.

CC.	On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with the Lender, as later amended on November 14, 2024 , to convert outstanding principal and interest totaling $771,085 payable under the Lender’s convertible notes payable into 319,952 shares of the Company’s common stock. Pursuant to the Conversion Agreement, the Company issued an additional warrant to purchase 351,424 shares of the Company’s common stock exercisable for a period of five years at an exercise price of $2.41 per share (the “November 2024 Warrant”) in exchange for the cancellation of the Lender’s convertible notes payable. The loss on extinguishment of debt represents the difference between the fair value of the equity instruments issued and the debt forgiven.

DD.	As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024). This adjustment reflects the gain on disposal of DRFQ calculated as the net liabilities disposed of less consideration paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Nukkleus Inc.

Overview

We are a financial technology company was historically focused on providing software, technology solutions, customer sales and marketing, and risk management technology hardware and software solutions packages for the worldwide retail foreign exchange (“FX”) trading industry and payment services from one fiat currency to another or to digital assets.

In January 2024, we ceased providing our general support services to customers, terminating our existing customer and supplier contracts with a related party, and shifted our focus to our payment services business. In November 2024, we entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder and one of our subsidiaries to sell the subsidiary that operates the payment services business to the shareholder in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024).

In December 2024, we entered into a Securities Purchase Agreement and Call Option (the “Star Agreement”) with Star 26 Capital Inc. (“Star”), the shareholders of Star (“Star Equity Holders”) and an officer of Nukkleus, acting in his capacity as the representative of the Star Equity Holders, to acquire a controlling 51% interest in Star, an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products.

As a result of the Settlement Agreement and subject to the closing of the acquisition of Star, our business will be focused on the defense sector.

Recent Developments

Executive Change: On July 24, 2024, The Company’s Chief Executive Officer (the “Original CEO”) resigned from his management position at the Company and from the Board. The Chief Operating Officer, and a director of the Company, was appointed as the new Chief Executive Officer (the “New CEO”) effective July 24, 2024. Effective September 4, 2024, the New CEO resigned from his position as Chief Executive Officer and from the Board, and another individual was appointed as Chief Executive Officer (the “Current CEO”) as well as being appointed to the Board.

Reverse stock split: Effective October 24, 2024, the Company amended its amended and restated certificate of incorporation to implement a one-for-eight reverse stock split of its common stock (the “2024 Reverse Stock Split”) and increase the number of authorized shares of the Company’s common stock from 40,000,000 to 150,000,000.

Conversion Agreement: On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with the Lender, as later amended on November 14, 2024, to convert outstanding principal and interest totaling $771,085 payable under the Lender’s convertible notes payable into 319,952 shares of the Company’s common stock. Pursuant to the Conversion Agreement, the Company issued an additional warrant to purchase 351,424 shares of the Company’s common stock exercisable for a period of five years at an exercise price of $2.41 per share (the “November 2024 Warrant”) in exchange for the cancellation of the Lender’s convertible notes payable. Further, the Company and the Lender entered into a letter agreement providing that the Lender may not exercise the June 2024 Warrant in the event such exercise would result in the Lender holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024.

Sales of Securities: On November 8, 2024 and November 18, 2024, the Company entered into securities purchase agreements pursuant to which the Company sold 110,707 and 138,556 shares of the Company’s common stock at a purchase price of $2.09456 and 1.7765 per share, respectively, for aggregate gross proceeds of $231,882 and $246,145, respectively. The purchase price per share includes a 5.0% discount from the closing price of the Company as listed on Nasdaq as of the business day immediately prior to the closing date of each securities purchase agreement.

Disposition of Subsidiary: On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 to the shareholder of the Company by November 15, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024). In accordance with the terms of the Settlement Agreement, separate settlement agreements were entered into with two shareholders of the Company, pursuant to which the Company will issue an aggregate 200,000 shares of the Company’s common stock in consideration of each party releasing the Company for compensation owed for services.

Exit and Settlement Agreement: On November 8, 2024, the Company entered into an exit and settlement agreement (the “Exit and Settlement Agreement”) with three directors of the Board, under which each director resigned effective immediately. As required by the Exit and Settlement Agreement, the Company issued 46,700 fully vested shares of the Company common stock to each former direct in exchange for past services rendered.

Bylaws Amendment: On November 8, 2024, the Board approved an amendment to the Company’s Bylaws to decrease the quorum requirement from a majority to one-third of the voting power that was effective immediately.

Standby Equity Purchase Agreement: On December 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with an investor (the “Investor”) pursuant to which the Company has the right, at its option, to sell to the Investor up to $10 million of shares of the Company’s common stock, subject to certain limitations and conditions set forth in the SEPA, during the term of the SEPA. In connection with the SEPA, the Investor agreed to advance to the Company in the form of convertible promissory notes (the “SEPA Convertible Notes”) an aggregate principal amount of $2.0 million, which was to be advanced to the Company in three tranches. The first tranche of $500,000, was disbursed to the Company on December 3, 2024 (the “December 2024 Note”).

On December 19, 2024, the Company and the Investor entered into a Termination Agreement pursuant to which the SEPA and the Registration Rights Agreement were terminated. Accordingly, the Investor’s obligation to advance the Company additional amounts ceased.

Securities Purchase Agreement: On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option with Star 26 Capital Inc. (“Star”), the shareholders of Star (“Star Equity Holders”) and an officer of the Company acting in his capacity as the representative of the Star Equity Holders, (the “Star Agreement”) to acquire a controlling 51% interest in Star, an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products, in exchange for an aggregate investment of $15,000,000 that consists of:

●	A minimum amount of $5,000,000 in cash, less the amounts owed pursuant to Seller Notes, which shall be forgiven and cancelled as of the closing of the transaction

●	a promissory note in the principal amount of $10,000,000, which shall be reduced if the Company provides cash in excess of $5,000,000 maturing in 12 months following the closing (the “Investment Note”)

●	2,385,170 shares of the Company’s common stock issued to the Star Equity Holders which shall constitute approximately 29.75% of the issued and outstanding capital of the Company on a fully diluted basis, excluding the out of the money warrants

●	6,907,859 stock purchase warrants with a five year term and an exercise price of $1.50 per share

The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49.0%) for an aggregate $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year stock purchase warrants to purchase an aggregate of 720,000 shares of the Company’s common stock with an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders consists of

●	$3,000,000 in cash,

●	a promissory note in the principal amount of $3,000,000, which accrues interest at 8.0% per annum and is due and payable six months after the issuance thereof,

●	2,385,170 shares of the Company’s common stock issued to the Star Equity Holders

●	5,109,789 stock purchase warrants with a five-year term and an exercise price of $1.50 per share

If, for a period of 12 months after the closing of the Star Agreement, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments. The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

If the Star Agreement is canceled because stockholder approval was not obtained within 90-days after the date of the Star Agreement and the failure was a result of the Company failing to perform or observe the covenants or agreements of the Company provided for in the terms of the Star Agreement, the Seller is entitled to damages of $1,000,000 from the Company.

As a result of the Settlement Agreement and subject to the closing of the acquisition of Star, the Company’s business will be focused on the defense sector.

Private Placement: On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of the Company’s common stock and (ii) a stock purchase warrant to purchase up to one and one half shares of the Company’s common stock (the “December 2024 PIPE Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying December 2024 PIPE Warrant is being sold together at a combined offering price of $6.00 per Share and December 2024 PIPE Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The December 2024 PIPE Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement (the “PAA”), dated December 18, 2024, between the Company the placement agent entered into in connection with the Private Offering, the Company has paid customary placement fees to the placement agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the December 2024 PIPE Warrants. Pursuant to the PAA, the Company has also agreed to reimburse certain expenses of the placement agent incurred in connection with the Private Placement.

Incentive Equity Grants: On December 16, 2024, the Company issued an aggregate of 1,337,500 restricted stock grants consisting of restricted shares of common stock under its stock incentive plans to various executive officers, directors and consultants of the Company who have provided services to the Company for an extended period of time with limited compensation.

Comparability of Financial Information

Our historical operations and statements of assets and liabilities may not be comparable to our operations and statements of assets and liabilities as a result of the Business Combination and becomes a public company.

Business Combination and Public Company Costs

On December 22, 2023, we consummated the merger contemplated by the Business Combination, with Old Nukk surviving the merger as a wholly-owned subsidiary or Brilliant.

Upon the closing of the Business Combination, Brilliant’s certificate of incorporation was amended and restated to, among other things, set the total number of authorized shares of capital to 55,000,000 shares, of which 40,000,000 shares were designated common stock, $0.0001 par value per share, and of which 15,000,000 shares were designated preferred stock, $0.0001 par value per share.

Upon the consummation of the Business Combination, each share of Old Nukk common stock issued and outstanding was cancelled and converted into the right to receive a pro-rata portion of 1,312,494 shares of the Company’s common stock. Additionally, a backstop pool of 26,668, 40% of the aggregate number of Brilliant Ordinary shares and Brilliant Rights in accordance with the terms of the merger agreement, was issued to certain holders of Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants.

Old Nukk was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. The determination was primarily based on Old Nukk’s shareholders prior to the Business Combination having a majority of the voting interests in the combined company, Old Nukk’s ability to exert control over the majority of the board of directors of the combined company, and given the board of directors election and retention provisions, Old Nukk’s ability to maintain control of the board of directors on a go-forward basis, Old Nukk’s senior management comprising the senior management of the combined company; and old Nukk’s operations prior to the Business Combination comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Nukk issuing stock for the net assets of Brilliant, accompanied by a recapitalization. The net assets of Brilliant are stated at historical cost, with no goodwill or other intangible assets recorded.

As a result of the Business Combination, we became a Nasdaq listed company, which will require us to hire additional personnel and implement procedures to address public company regulatory requirements and customary practices. We expect to incur annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, compliance and legal fees.

Key Business Metrics

The key performance indicators outlined below are our financial services metrics that provide management with the most immediate understanding of the drivers of business performance and tracking of financial targets.

	Years Ended September 30,
Performance Indicator	2024	2023
Trading volume	$216,033,984	$432,114,695
Financial services revenue	$1,113,461	$2,097,642
Financial services profit (loss)	$848,516	$(768,141)
Average cost per trade	$170	$503
Average trade	138,929	75,863
Number of trades	1,555	5,696
Active clients	88	217
Clients removed	15	12
Gross trading margin	0.5%	0.5%
Gross margin	76.2%	(36.6)%

Trading volume. We define trading volume as the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement. Trading Volume represents the product of the quantity of assets transacted and the trade price at the time the transaction was executed. As trading activity directly impacts transaction revenue, we believe this measure is a reflection of liquidity on our order books, trading health, and the underlying growth of the digital assets economy.

Generally, Trading Volume on our platform is primarily influenced by the price of digital assets, digital asset volatility, and macroeconomic conditions. In periods of high digital asset prices and digital asset volatility, we have experienced correspondingly high levels of Trading Volumes on our platform.

Financial services revenue represents the top-line revenue generated from trades, before considering the costs associated with the generation of financial services revenue.

Financial services profit (loss) is measured as financial services revenue, less costs which include amortization of intangible assets   which consist of license and banking infrastructure acquired on Match acquisition, introducing broker fees, banking, and trading fees incurred associated with delivery of our services. These intangible assets have been fully amortized as of September 30, 2023. For the year ended September 30, 2024, we saw a 50.0% decrease in trading volume over the year ended September 30, 2023. The decrease in trading volume had a similar effect on all other KPIs.

Average cost per trade is driven by financial services costs. Our average cost per trade decreased significantly as a direct result of zero amortization of intangible assets included in direct costs for the year ended September 30, 2024, as these assets have been fully amortized as of prior year.

Active clients represents the total number of clients that transacted within our financial services segment throughout the report period. For the years ended September 30, 2024 and 2023, we had 88 and 217 active clients, respectively.

Gross trading margin is a metric that measures financial services revenue to trading volume.

Components of Results of Operations

Revenue consists of general support services revenue and financial services revenue.

General support services revenue represents general support services revenue earned from an affiliate who has engaged us to provide general support services, including operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support. Support services revenue is provided for in the contract with the affiliate and recognized over the period the general support services are rendered.

Financial services revenue represents transaction revenue earned from customers who submit requests to process a payment to a third party, often involving exchanging one fiat currency to another or to a digital asset as part of the transaction. Transaction revenue is generated primarily from transaction fees applied to the amount of the transaction requested by the customer. The transaction fee earned is based on the price and quantity of the fiat or digital asset that is converted. Financial services revenue is recognized at the time the transaction completes. Financial services revenue is directly correlated with Trading Volume, which is driven by the number of conversion transactions requested by customers.

Cost of revenues consists of cost of revenue – general support services and cost of revenue – financial services.

Cost of revenue - general support services consists of costs paid to an affiliate that performs the general support services for our customer.

Cost of revenue – financial services consists of costs of completing our payment processing transactions, including broker fees, banking, and trading fees incurred associated with our financial services revenue. Additionally, for the year ended September 30, 2023, cost of financial services also included amortization of intangible assets which consist of license and banking infrastructure from an acquisition.

Operating expenses consist of advertising, professional fees, compensation and related benefits, amortization of intangible assets, other general and administrative, and impairment loss.

Advertising consists of advertising program costs. Advertising costs are expensed as incurred.

Professional fees consists of professional services, such as audit fees, legal service fees, advisory fees, and consulting fees., and software subscriptions for support services.

Compensation and related benefits consists of personnel related expenses incurred in operating our business, including cash compensation and our benefit programs.

Amortization of intangible assets consists of amortization expense recorded on acquired intangible assets with a definite useful life.

Bad debt expense – related parties consists of affiliate receivable balances that were written off after we expended exhaustive efforts at collection and have determined the associated balance to be uncollectible. Because this component fluctuates with market conditions, bad debt expense can vary widely between periods.

Other general and administrative consists of personnel-related expenses incurred to support our business, including executive, customer support, compliance, finance, human resources, legal, and other support operations, and include rent, filing fee, platform fee, travel and entertainment, miscellaneous taxes, and other miscellaneous items.

Impairment loss consists of impairment losses recognized on long-lived assets where there was a triggering event that indicated a long-lived assets carrying amount may not be recoverable. The impairment loss represents the amount the carrying value exceeds the fair value. Because these components fluctuate with market conditions, impairment loss can vary widely between periods.

Other (expense) income, net consists of interest expense, gain (loss) on extinguishment of liabilities, and other income.

Interest expense on debt include fixed interest rates, as well as amortization of debt discounts and issuance costs.

Gain (loss) on extinguishment of liabilities consists of liabilities with unrelated parties, including accounts payable and debt, where the carrying value of the liability exceeded or were less than, respectively, the fair value of the consideration transferred. Additionally, certain liabilities with related parties based on the facts and circumstances of each transaction would also be recognized as a gain (loss) on extinguishment as a component of other (expense) income, net.

Because these components fluctuate with market conditions, other (expense) income, net can vary widely between periods.

Results of Operations

The following table summaries the historical consolidated statements of operations data:

	September 30,	September 30,	Changes in
	2024	2023	Amount	Percentage
Revenue:
Revenue – general support services – related party	$4,800,000	$19,200,000	$(14,400,000)	(75.0)%
Revenue – financial services	1,113,461	2,097,642	(984,181)	(46.9)%
Total revenues	5,913,461	21,297,642	(15,384,181)	(72.2)%
Cost of revenue:
Cost of revenue – general support services – related party	4,650,000	18,775,000	(14,125,000)	(75.2)%
Cost of revenue – financial services	264,945	2,685,783	(2,600,838)	(90.8)%
Total cost of revenues	4,914,945	21,640,783	(16,725,838)	(77.3)%
Operating expenses:
Advertising	44,488	55,889	(11,401)	(20.4)%
Professional fees	6,734,162	2,423,773	4,310,389	177.8%
Compensation and benefits	958,648	822,625	136,023	16.5%
Amortization of intangible assets	13,813	273,711	(259,898)	(95.0)%
Bad debt expense – related parties	6,141,000	1,179,772	4,961,228	420.5%
Other general and administrative	893,198	449,988	433,210	98.5%
Impairment loss	391,217	11,914,322	(11,523,105)	(96.7)%
Total operating expenses	15,176,526	17,120,080	(1,943,554)	(11.4)%
Other (expense) income, net
Interest expense	(343,333)	-	(343,333)	100%
Interest expense – related parties	(206,733)	(1,776)	(204,957)	11,540.4%
Loss on extinguishment of vendor obligations	(288,835)	-	(288,835)	100%
Gain on extinguishment of vendor obligations	211,200	-	211,200	100%
Gain on termination of GSS GSA – related party	6,082,962	-	6,082,962	100%
Gain on extinguishment of due to affiliates	192,069	-	192,069	100%
Other income	12,160	36,569	(24,409)	(66.7)%
Total other (expense) income, net	5,659,490	34,793	5,624,697	16,166.2%
Net loss	$(8,518,520)	$(17,428,428)	$8,909,908	(51.1)%

Comparison For the Year Ended September 30, 2024 Versus the Year Ended September 30, 2023

Revenues

For the years ended September 30, 2024, we had revenue from general support services decreased $14,400,000, or 75.0%. The decrease was attributable to the customer contract being terminated January 1, 2024.

For the year ended September 30, 2024, financial services revenue decreased $984,181, or 46.9%. The decrease was attributable to a significant decrease in financial services revenue resulting from the closure of our primary USD Banking rails when Signature and Silvergate closed in March 2023.

Costs of Revenues

For the year ended September 30, 2024, our cost of general support services decreased $14,125,000, or 75.2%. The decrease was attributable to the supplier contract being terminated January 1, 2024.

For the year ended September 30, 2024, cost of financial services amounted to $264,945, as compared to $2,865,783 for the year ended September 30, 2023, a decrease of $2,600,838, or 90.8%. The decrease was primarily attributable to the $2,106,404 of amortization expense attributed to acquired intangible that were fully amortized during the year ended September 30, 2023. The remaining decrease of $494,434 was primarily attributable to the overall decrease in trading activity during the year ended September 30, 2024.

Gross Profit (Loss)

While our gross margin from general support services for the year ended September 30, 2024 decreased $275,000, or 64.7%, from the year ended September 30, 2023, our gross margin percentage increased to 3.1% for the year ended September 30, 2024 from 2.2% for the year ended September 30, 2023. The increase in our gross margin percentage for the general support services for the year ended September 30, 2024 as compared to the year ended September 30, 2023 was attributed to the $25,000 monthly decrease in our cost of general support services which took effect May 1, 2023.

Our gross margin from financial services for the year ended September 30, 2024 increased $1,616,657 from the year ended September 30, 2023, an improvement of 210.5%. Gross margin increased to 76.2% for the year ended September 30, 2024 from (36.6)% for the year ended September 30, 2023. The increase in our gross margin percentage for the financial services for the year ended September 30, 2024 as compared to the year ended September 30, 2023 was primarily attributed to the decrease in cost for financial services driven by the $2,106,404 of amortization expense of acquired intangible assets during the year ended September 30, 2023 that did not recur during the year ended September 30, 2023 as an impairment loss that was recorded during the year ended September 30, 2023 on the associated acquired intangible assets reduced the carrying value of the acquired intangible assets to zero. When this is excluded from the year ended September 30, 2023 results, the gross margin has decreased $489,747, or 36.6%, while our gross margin percentage has increased to 76.2% for the year ended September 30, 2024 from 63.8% for the year ended September 30, 2023. The resulting increase in our gross margin percentages was primarily attributable to a slight decrease in introducing broker fees during the year ended September 30, 2024.

Operating Expenses

Advertising

For the year ended September 30, 2024, advertising expense decreased by $11,401, or 20.4%, as compared to the year ended September 30, 2023. The decrease was primarily attributable to our decreased advertising activities within our financial services segment. We expect that our advertising expense will continue to decrease in future periods considering the pending disposal of our financial services segment.

Professional fees

For the year ended September 30, 2024, professional fees increased by $4,310,389, or 177.8%, as compared to the year ended September 30, 2023. The significant increase was primarily attributable to an increase in advisory service fees of $3,648,100, consulting fees of approximately $697,000, and legal fees of approximately $280,000 attributed to additional costs associated with the December 2023 business combination, offset by a decrease audit fees of approximately $206,000 attributed to one time costs attributed to transitioning from a private company to a public company. We expect that our professional fees will increase in the near future as consultancy agreements were entered into during the fourth quarter with outsourced executives and other personnel of the Company that we anticipate to be in place for the entire fiscal year 2025.

Compensation and related benefits

For the year ended September 30, 2024, our compensation and related benefits increased by $136,023, or 16.5%, as compared to the year ended September 30, 2023. The increase was mainly attributable to increased management and personnel in our financial services segment. We expect that our compensation and related benefits will decrease significantly considering the pending disposal of our financial services segment. However, we expect an overall increase in compensation expenses in the near future for certain executives, directors and other personnel outside of our financial services segment.

Amortization of intangible assets

For the year ended September 30, 2024, our amortization of intangible assets decreased by $259,898, or 95.0%, as compared to the year ended September 30, 2023. The decrease was mainly attributable to the impairment loss recorded on our acquired intangible assets during the year ended September 30, 2023 that reduced the carrying value of the acquired intangible assets to zero. We expect that our amortization of intangible assets will increase in the near future if the pending acquisition of Star completes during fiscal year 2025.

Bad debt expense – related parties

For the year ended September 30, 2024, our bad debt expense – related parties increased by $4,961,228, or 420.5%, as compared to the year ended September 30, 2023. The increase was mainly attributable to the write-off of a significant receivable in relation to the terminated GSA agreement. This increase in bad debt expense included $4,800,000 in revenues for the year ended September 30, 2024, as well as a portion of revenues recognized during the year ended September 30, 2023, which were never collected.

Other general and administrative expenses

For the year ended September 30, 2024, total other general and administrative expenses increased by $443,210, or 98.5%, as compared to the year ended September 30, 2023. The increase was mainly attributable to additional costs associated with operating as a public company, including an increase in D&O insurance of approximately $202,000, filing fees of approximately $265,000, and an increase in compliance fees of approximately $29,000, offset by a decrease in rent of approximately $10,000. We expect that other general and administrative expenses will increase in the near future if the pending acquisition of Star completes during fiscal year 2025.

Impairment loss

At each reporting period end, we assessed our long-lived assets for any impairment and concluded that there were indicators of impairment as of September 30, 2024 and 2023 and determined that the estimated undiscounted cash flows related to certain long-lived assets were less than their carrying amounts for both periods. For the years ended September 30, 2024 and 2023, we considered the investee’s series of operating losses and global economic environment, and recognized an impairment loss of $391,217 and $6,210,783 for the year ended September 30, 2024 and 2023, respectively. For the year ended September 30, 2023, we were not able to realize the financial projections provided by an entity acquired at the time of the intangible assets purchase and determined to recognize an impairment loss of $5,703,539, reducing the carrying value of the acquired intangible assets to zero. These impairment losses for the years ended September 30, 2024 and 2023 totaled $391,217 and $11,914,322, respectively, a decrease of $11,523,105, or 96.7%.

Other (Expense) Income

Other (expense) income includes loss from equity method investment and other miscellaneous income (expense).

For the year ended September 30, 2024, other income, net, increased $5,624,697, or 16,166.2%, as compared to the year ended September 30, 2023. The increase was attributable to a gain on termination of GSS GSA agreement – related parties of approximately $6,083,000, an increase in gain on settlement of due to affiliates of approximately $192,000, and a decrease in foreign currency exchange gains of approximately $24,000, offset by a net loss on settlement of vendor obligations of approximately $77,000, an increase in interest expense on debt-related parties of approximately $205,000, an increase in interest expense due to amortization of debt discounts on convertible and non-convertible notes of approximately $316,000, and an increase in interest expense on convertible and non-convertible notes of approximately $27,000.

Liquidity and Capital Resources

We believe that our existing cash, exclusive of customer custodial cash, and the $10.0 million we raised through the sale of our common stock and stock purchase warrants to investors in December 2024 through a private placement will be sufficient in both the short and long term to meet our requirements and plans for cash, including meeting our working capital and capital expenditure requirements. Our ability to meet our requirements and plans for cash, including meeting our working capital and capital expenditure requirements, will depend on many factors, including completing the acquisition of a controlling interest of Star, the successful integration of Star into our operations, our growth, our ability to shift from financial services sector to defense sector, attracting and retaining key employees, and overall economic conditions. We anticipate satisfying our short-term cash requirements with our existing cash and the $10.0 million raised in the December 2024 private placement and may satisfy our long-term cash requirements with cash on hand or with proceeds from a future equity or debt financing.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and cash and other requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. Even if debt financing is available, the cost of additional financing may be significantly higher than our current debt.

Cash Flows

The following summarizes the key components of our cash flows for the years ended September 30, 2024 and 2023:

	Years Ended September 30,
	2024	2023
Net cash used in operating activities	$(3,818,443)	$(1,232,382)
Net cash provided be (used in) investing activities	132,826	(1,109,936)
Net cash provided by financing activities	3,000,403	418,316
Effect of exchange rate on cash	28,854	231,404
Net decrease in cash	$(656,360)	$(1,692,598)

Operating activities

Net cash flow used in operating activities for the year ended September 30, 2024 was $3,818,474, which primarily reflected our consolidated net loss of approximately $8,519,000, adjusted for changes in working capital accounts and certain non-cash expense of approximately $894,000 (including a net loss on extinguishment of vendor obligations of approximately $77,000, a gain on extinguishment of due to affiliates of approximately $192,000, amortization of debt discount and issuance costs of approximately $316,000, amortization of intangible assets of approximately $14,000, bad debt expense – related parties of approximately $6,141,000 gain from termination of GSS GSA agreement – related parties of approximately $6,083,000, and impairment of long-lived assets of approximately $391,000).

Net cash flow used in operating activities for the year ended September 30, 2023 was $1,232,382, which primarily reflected our consolidated net loss of approximately $17,428,000, adjusted for changes in working capital accounts and certain non-cash expense of approximately $15,856,000 (including amortization of intangible assets of approximately $2,380,000, stock-based compensation of approximately $371,000, provision for bad debt – related party of approximately $1,180,000, and impairment of long-lived assets of approximately $11,922,000).

Investing activities

Net cash flow provided by investing activities was $132,826 for the year ended September 30, 2024 as compared to net cash flow used in investing activities of $1,109,936 for the year ended September 30, 2023. During the year ended September 30, 2024, we received approximately $133,000 of proceeds from a related party who repaid the outstanding balance of the note receivable. During the year ended September 30, 2023, we advanced monies to affiliates under note receivable – related parties of approximately $1,921,000 and acquired intangible asset of approximately $42,000, offset by repayments from related parties on the outstanding balance of the notes receivable of approximately $853,000.

Financing activities

Net cash flow provided by financing activities was $3,000,403 for the year ended September 30, 2024, as compared to $418,316 for the year ended September 30, 2023. During the year ended September 30, 2024, we received cash in relation to reverse recapitalization of approximately $150,000, cash in relation to proceeds from loan payable – related parties of approximately $2,094,000, cash in relation to proceeds from issuance of convertible debt and non-convertible debt of approximately $812,000 and $78,000, respectively, offset by repayments of loan payable – related parties of approximately $134,000. During the year ended September 30, 2023, we received proceeds from loan payable - related parties of approximately $418,000.

Off-Balance Sheet Arrangements

We had no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Critical Accounting Estimates

Our consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, operating results, and cash flows will be affected.

See Note 3. Summary of Significant Accounting Policies of the Notes to our consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K for a summary of significant accounting policies and significant estimates and assumptions and their effects on our financial statements. Below are the significant estimates and assumptions that we consider critical because they involve a significant amount of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations.

Acquired intangible assets

We determined that intangible assets represent critical accounting estimates, as they involve significant judgment, estimates, and assumptions and to the extent that our estimates and assumptions materially change or if actual circumstances differ from those in the assumptions, our financial statements could be materially impacted.

Acquired intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets assessed as having indefinite lives are not amortized, but are assessed for indicators that the useful life is no longer indefinite or for indicators of impairment each period. Indicators we review, as applicable, include whether there has been a significant adverse change in the extent or manner in which our assets are being used, a significant adverse change in legal factors affecting our assets, customer attrition, and/or a cash flow loss. Due to the dynamic nature of our business and the regulatory environment in which we operate, it is not practicable to model sensitivity of the valuation of these assets to these factors. Each reporting period, we evaluate the estimated remaining useful life of our intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. We did not identify indicators of impairment of our intangible assets during the year ended September 30, 2024. We identified indicators of impairment of our acquired intangible assets during the year ended September 30, 2023 and recorded an impairment loss for $5,703,539, the amount the carrying value of the associated acquired intangible assets exceeded the estimated undiscounted cash flows associated with the respective acquired intangible assets.

Investments

We hold two investments in privately held company in the form of equity securities without readily determinable fair values, one of which we do not have a controlling interest or significant influence in and one of which we do not have a controlling interest but we do have significant influence. The investment where we do not hold a controlling interest and do not have significant influence in is accounted for under the measurement alternative method (“the measurement alternative”) and are measured at cost, less impairment, subject to upward and downward adjustments resulting from observable price changes for identical or similar investments of the same issuer (“pricing adjustments”). The investment where we do not hold a controlling interest and do have significant influence in is measured at cost and adjusted for our share of operating results, capital contributions and distributions (referred to as the equity method).

We determined that valuation of privately-held strategic investments represents a critical accounting estimate because impairment evaluations and pricing adjustments involve significant judgment, estimates, and assumptions, and to the extent that these estimates and assumptions change materially or if actual circumstances differ from those in the assumptions, our financial statements could be materially impacted.

Pricing adjustments: Pricing adjustments require quantitative assessments of the fair value of our strategic investments, which may require the use of unobservable inputs. Pricing adjustments are determined by using various valuation methodologies and involve the use of estimates using the best information available, which may include cash flow projections or other available market data.

Impairment: Privately-held strategic investments are evaluated quarterly for impairment. Our qualitative analysis includes a review of indicators such as: operating results when available, business prospects of the investees, changes in the regulatory and macroeconomic environment, observable price changes in similar transactions, and general market conditions of the geographical area or industry in which our investees operate. If indicators of impairment exist, we prepare quantitative measurements of the fair value of our equity investments using an undiscounted cash flow model that uses unobservable inputs including expected volatility, expected time to liquidity, adjustments for other company-specific developments, and the rights and obligations of the securities we hold. When the quantitative remeasurements of fair value indicate an impairment exists, we write down the investment to its current fair value. We identified indicators of impairment of our investments during the years ended September 30, 2024 and 2023 and recorded an impairment loss of $391,217 and $6,210,783, respectively. The impairment loss recognized reduced the carrying value of all investments to zero as of September 30, 2024.

Revenue Recognition

We recognize revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: general support services and financial services. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 19 of our consolidated financial statements. We maintain written agreements that sets out the terms of the relationship, including payment terms.

For general support services, the Company generates revenue by providing general support services to an affiliate, which include operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support. Our written agreement for general support services is in the form of a written general services agreement (“GSA”), which specifies minimum monthly payments. We determined our general support services contain multiple performance obligations that are combined into one unit of accounting that is satisfied over time and recognizes the associated general support services revenue as services are rendered.

For financial services, the Company generates revenue by providing payment processing services, often involving exchanging one fiat currency to another or to a digital asset as part of the transaction. Our written agreement for financial services is in the form of a written service agreement that outlines the basis and flow of the various payment services we provide. The service agreement states that a transaction agreement, which sets out the services to be provided at the transaction level, detailing all transaction fees and payment settlement information, is to be issued to the client for each instance where the details of an over-the-counter trade to be executed during the conversion/payment settlement process, are confirmed by both parties. We determined our performance obligation is satisfied at a point in time as our payment services are delivered for at an individual transaction level, customer contracts are open ended, containing no termination penalty and the pricing for each transaction is set for each individual transaction based on the price and quantity of the fiat or digital asset that is converted.

In connection with our analysis of principal vs agent considerations, we evaluated the specified services that we provide based on the terms of our written agreements with customers and considered whether we control the services before they are provided to the customer, including the three indicators of control. Based upon this analysis and our specific facts and circumstances, we concluded that we are

●	the principal for our general support services because we are contractually obligated to provide the fulfillment software, technology, customer sales and marketing and risk management technology hardware and software solutions package to the customer and through a shareholder’s ownership of the third party contracted to perform the general support services, controls the services of its supplier. We set the price of the general support services through an executed contract with the customer and

●	the agent for our financial services because we do not control the fiat currency or digital asset being provided before it is transferred to the customer or customer’s beneficiary, does not have inventory risk related to the fiat currency or digital asset, and is not responsible for the fulfillment of the fiat currency or digital asset. The price for the fiat currency or digital asset as the price is a market rate established by users of the platform, accordingly we do not set the price for the fiat currency or digital asset that is being exchanged.

Therefore, we report revenue on a gross basis inclusive of all supplier costs for our general support services and on a net basis for our financial services.

Stock-based Compensation

We account for share-based payments that involve the issuance of shares of our common stock to employees and nonemployees and meet the criteria for share-based awards as stock-based compensation expense based on the grant-date fair value of the award. The Company has elected to recognize the adjustment to stock-based compensation expense in the period in which forfeitures occur. We recognize compensation expense for awards with only service conditions on a straight-line basis over the requisite service period for the entire award.

If factors change, and we utilize different assumptions including the probability of achieving performance conditions, share-based compensation cost on future award grants may differ significantly from share-based compensation cost recognized on past award grants. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate any remaining unearned share-based compensation cost or incur incremental cost. Share-based compensation cost affects our compensation and benefits expenses.

Warrants

Classification: The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40 (“ASC 815”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet liability classification under ASC 480, the Company assesses the requirements under ASC 815, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its Common Stock and whether the warrants are classified as equity under ASC 815 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Valuation: The fair value of our equity classified stock purchase warrants are valued utilizing Level 3 inputs. using a Black-Scholes-Merton option valuation model. The fair value of an award is affected by our stock price on the date of grant as well as other assumptions, including the estimated volatility of our stock price over the term of the stock purchase warrant and the estimated period of time that we expect third parties to hold the stock purchase warrants. The risk-free interest rate assumption we use is based upon United States Treasury interest rates appropriate for the expected life of the stock purchase warrant. We use the historical volatility of our common stock in order to estimate future stock price trends. We expect third parties to hold their stock purchase warrants for the contractual term as we do not have any history to support a shorter term and do not anticipate stock purchase warrants to be exercised prior to the end of the term. Our expected dividend rate is zero since we do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The aforementioned inputs entered into the option valuation model we use to fair value our stock purchase warrants are subjective estimates and changes to these estimates will cause the fair value of our stock purchase warrants and related debt issuance discount we recognize to vary.

Income taxes

We determined that income taxes involve critical accounting estimates because management makes significant estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets, and to the extent that our estimates and assumptions materially change, or if actual circumstances differ materially from those in the assumptions, our financial statements could be materially impacted.

We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. Assessing the need for a valuation allowance requires a great deal of judgement and we consider all available evidence, both positive and negative, to determine whether it is more likely than not that our deferred tax assets are recoverable. We evaluate all available evidence including, but not limited to, history of earnings and losses, forecasts of future taxable income, and the weight of evidence that can be objectively verified. See Note 16. Income taxes of the Notes to our consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K for details of changes in our valuation allowance for the years ended September 30, 2024 and 2023.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes. See Note 16 - Income taxes of the Notes to our consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K for details of changes in unrecognized tax benefits for the years ended December 31, 2023, 2022, and 2021.

For U.S. federal tax purposes, digital asset transactions are treated on the same tax principles as property transactions. We recognize a gain or loss when digital assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged digital assets. Receipts of digital assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.

Legal and other contingencies

We are subject to various legal proceedings and claims that arise in the ordinary course of business, the outcomes of which are inherently uncertain, and such uncertainty may be enhanced due to the industry in which we operate. We record a liability when it is probable that a loss has been incurred and the amount is reasonably estimable, the determination of which requires significant judgment. In addition, we record recoveries of these losses when it is probable that they will be collected. These estimates are highly sensitive to change and involve variables that are not completely within our control nor practicable to model, including decisions made by regulators and settlement negotiations. Resolution of legal and other contingencies in a manner inconsistent with management’s expectations could have a material impact on our financial condition and results of operations.

Recently Issued Accounting Pronouncements

For information about recently issued accounting standards, refer to Note 3 to our Consolidated Financial Statements appearing elsewhere in this report.

Foreign Currency Risk

Foreign currency transaction risk

Revenues, expenses, and financial results of our foreign subsidiaries are recorded in the functional currency of these subsidiaries. Our foreign currency exposure is primarily related to transactions denominated in British Pounds attributable to cash, customer custodial funds and customer custodial cash liabilities and intercompany transactions where the transaction currency is different from a subsidiary’s functional currency. Changes in foreign exchange rates, and in particular a weakening of foreign currencies relative to the U.S. dollar may negatively affect our results of operations as expressed in U.S. dollars. We have experienced and will continue to experience fluctuations in our results of operations as a result of gains or losses on the settlement and the remeasurement of monetary assets and liabilities denominated in foreign currencies that are not the functional currency of the respective entity.

If an adverse 10% foreign currency exchange rate change was applied to the largest foreign currency exposure (e.g. British Pound) or to all foreign currency exposures in aggregate, of monetary assets, liabilities, and commitments denominated in currencies other than its functional currency as of September 30, 2024 and 2023, it would not have a material impact on our financial results.

From time to time, we may enter into derivatives or other financial instruments in an attempt to hedge our exposure to foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations. Additionally, the volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our international operations increase our exposure to exchange rate fluctuations and, as a result, such fluctuations could have a material impact on our future results of operations and cash flows.

Foreign currency translation risk

Fluctuations in functional currencies from our net investment in international subsidiaries expose us to foreign currency translation risk, where changes in foreign currency exchange rates may adversely affect our results of operations upon translation into U.S. dollars. See the consolidated statements of comprehensive income (loss) in Part II, Item 8 of this Annual Report on Form 10-K for translation adjustments for the years ended September 30, 2024 and 2023. As of September 30, 2024 and 2023, a 10% increase or decrease in foreign currency exchange rates used in translating the financial statements of subsidiaries with functional currencies other than our reporting currency would not have a material impact on our financial results.

Star 26 Holdings, Inc.

Overview

Star is an acquisition holding company focused on locating undervalued and undercapitalized companies, primarily in the defense, industrial machinery and application, manufacturing, transportation, information technology, and aerospace industries, and providing them capitalization and leadership to maximize their value and the potential of their private enterprises while also promoting diversification and risk mitigation for our stockholders. Star’s acquisition strategy focuses on small and medium businesses, which it characterizes as those that have an enterprise value of less than $200 million, in a variety of different industries, with a preference for globally headquartered businesses. To date, Star has completed a single acquisition of a defense technology company.

Acquisition of Rimon

On February 15, 2024, Star executed an assignment and assumption agreement with our founder, Menachem Shalom. Under this agreement, Star, through its wholly owned subsidiary Billio, acquired all of Rimon’s issued and outstanding capital stock. Star agreed to assume all of Shalom’s rights and obligations toward the sellers of Rimon, as outlined in earlier agreements dated December 22, 2023, and February 15, 2024. Additionally, Star agreed to reimburse Shalom for his out-of-pocket costs related to his acquisition of Rimon. To do so, Star issued Shalom a demand grid promissory note with an initial principal of $155,405, which increased to $280,857 by August 28, 2024. The note bears interest at 8% per annum and matures 60 days after the earlier of one year from the issuance date or upon the closing of a private placement or public offering of at least $5,000,000.

Results of Operations

Comparison of Nine Months Ended September 30, 2024 and 2023

Revenue

Total revenues for the nine months ended September 30, 2024, were $3,064,000 compared to $2,623,000 for the nine months ended September 30, 2023. Revenues in 2024 increased due to increased demand for the company’s products – mainly attributed to the war in Israel.

Total revenues for the three months ended September 30, 2024, were $1,274,000 compared to $676,000 for the three months ended September 30, 2023. Revenues increased for these periods due to a large and unique order from the Israeli government that was delivered in the last quarter.

Cost of Revenue

Cost of revenues for the nine months ended September 30, 2024, were $2,456,000 compared to $1,928,000 for the nine months ended September 30, 2023. The increase in the revenues for the nine months ended September 30, 2024 resulted in an increase in the cost of revenues in 2024.

Cost of revenues for the three months ended September 30, 2024, were $980,000 compared to $449,000 for the three months ended September 30, 2023. The increase in the revenues for the nine months ended September 30, 2024 resulted in an increase in the cost of revenues in 2024.

Gross Profit and Gross Margin

Our gross profit for the nine months ended September 30, 2024 was $608,000, or a gross margin of 19.84%. Gross profit for the nine months ended September 30, 2023 was $695,000, or a gross margin of 26.49%. The decrease in gross profit was due to a large order from Israeli government which was a result of a tender company participated in and that had low margins.

Our gross profit for the three months ended September 30, 2024 was $294,000, or a gross margin of 23.07%. Gross profit for the three months ended September 30, 2023 was $226,813, or a gross margin of 33.57%. The decrease in gross profit was due to due to a large order from Israeli government which was a result of a tender company participated in and that had low margins.

General and Administrative expenses.

General and administrative expenses were $805,000 for the nine months ended September 30, 2024 compared to $396,000 for the nine months ended September 30, 2023.  The increase was primarily as a result of expenses attributed to paying our CEO and other employees hired and expenses associated with PCAOB audit and related actions needed to increase financial management clarity and operational procedures in the company.

General and administrative expenses were $288,000 for the three months ended September 30, 2024 compared to $132,000 for the three months ended September 30, 2023.  The increase was primarily as a result of adding sales and project management employees and paying relevant advisors.

Net Income

As a result of the foregoing, net loss for nine months ended September 30, 2024 was $205,661 compared to net income of $155,607 for the nine months ended September 30, 2023 . The decrease in net income is primarily attributable to decrease of our gross profit and increased general and administrative expenses.

As a result of the foregoing, net loss for three months ended September 30, 2024 was $24,385 compared to net income of $47,691 for the three months ended September 30, 2023 . The decrease in net income is primarily attributable to decrease of our gross profit and increased general and administrative expenses.

Comparison of Year Ended December 31, 2023 and 2022

The following table sets forth key components of Rimon’s results of operations during the years ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenues.

	Year ended December 31
	2023	2022
Revenues	3,797	2,698
Cost of revenues (Note 9)	(2,648)	(2,041)
Gross profit	1,149	657

General and administrative expenses	(547)	(518)
Operating Income	602	139
Other Income	38	78
Financial income, net	(104)	(100)
	536	117

Taxes on income	(129)	(43)
Net Income	407	74
Other Comprehensive Income	36	126

Total income and other comprehensive income	443	200

Revenue

Rimon’s revenue for the years ended December 31, 2023, and 2022 were $3,797,000, and $2,698,000, respectively, which is an increase of $1,099,000, or 41%. Revenues increased as a result of growing demand for our products.

Cost of revenue

Rimon’s cost of revenue for the years ended December 31, 2023, and 2022, were $2,648,000 and $2,041,000, respectively, an increase of $607,000. Star’s cost of revenue increased in line with our increase in revenue.

Gross profit and Gross margin

Rimon’s gross profit for the years ended December 31, 2023, and 2022 were $1,149,000 and $657,000, respectively, and its gross margin for the same years were 30.26% and 24.35%, respectively. Gross profit and margins increased due to higher demand for our imported products, which yield higher gross profits.

General and administrative expenses.

Rimon’s general and administrative expenses consist primarily of salaries and related expenses. Star’s total general and administrative expenses for the years ended December 31, 2023, and 2022 were 574,000 and $518,000, respectively.

Income Tax

Rimon’s income is taxable at a corporate tax rate of 23%. Although Star has not received our final tax assessments, its taxes payable for the years ended December 31, 2023, and 2022 were $129,000 and $43,000, respectively. As of December 31, 2023, Star has carried forward tax losses of USD 635,000.

Net Income

As a result of the cumulative effect of the factors described above, Rimon’s net income was $443,000 for the year ended December 31, 2023, as compared to a net income of $200,000 for the year ended December 31, 2022.

Liquidity and Capital Resources

On September 30, 2024, we had $121,000 in cash and cash equivalents. The outstanding principal balance of the demand grid promissory note that Star issued to Mr. Shalom increased by $189,362 to $461,516 on December 4, 2024, following an additional working capital advance. In December 2024, Rimon obtained a line of credit with Bank Mizrachi. This line of credit is secured by a personal guarantee by Mr. Shalom and a lien on his private residence. On December 12, 2024, the Rimon Sellers agreed that we may remove their names from the shares on which such names are currently affixed on the official Israeli securities registrar upon our payment of NIS148,000 thousands to the Rimon Sellers, an amount equal to (i) the sum of the final NIS300,000 installment due February 15, 2024 and the Mast Transaction Fee, (ii) less NIS152,000, representing funds held in a private account of the late Binyamin Rimon, Rimon's founder, as collateral for certain of Rimon’s debt which was to be returned to us upon repayment of the debt and release of the collateral. We paid the prior amount on December 18, 2024, and had the Rimon Sellers name removed from the official Israel securities registrar thereafter.

Operating Activities

Net cash provided by (used in) operating activities consists of net income adjusted for certain non-cash items and changes in assets and liabilities. Net cash used in operating activities was $1,013,000 for the nine months ended September 30, 2024.

Financing Activities

Financing cash flows consist primarily of repayment of loans. Net cash provided by financing activities was $1,164,000 for the for the nine months ended September 30, 2024.

Investing Activities

Net cash used in investing activities was $25,000 for the for the nine months ended September 30, 2024.

Off Balance-sheet Arrangements

Star has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Presentation

Most of our revenues and costs are denominated and determined in New Israel Shekel, or NIS, the currency of the primary economic environment in which we operate, i.e., Israel. As such, for purposes of our financial statements, our functional currency is the NIS, and our reporting currency is the U.S. dollar, or USD, and our Israeli operations’ financial records are translated from the former into the latter as follows:

●	Assets and liabilities are translated using the exchange rate at the balance sheet period-end date;

●	Expenses and income are translated using the weighted average exchange rates for the reporting period; and

●	Foreign translation gains and losses are reported on the consolidated statement of operations and comprehensive loss and are included in the amount of income from comprehensive income.

As of December 31, 2022, the exchange rate was 3.519 NIS/USD. As of December 31, 2023, the exchange rate was 3.627 NIS/USD.

Further, the financial statements were prepared on the basis that Star 26 Capital’s acquisition of Rimon is not considered an acquisition of a business for which separate financial statements are required pursuant to Rule 3-05 of Regulation S-X, promulgated under the Securities Act of 1033, as amended, and therefore, Rule 3A-02 of Regulation S-X allows the registrant, in this case, Star 26 Capital Inc., to use its judgement as to whether consolidated financial statements are required, based on various factors, one of which is that the financial statements will clearly exhibit the financial position and results of operations of the registrant. In this case, because the Company is a newly formed entity, and Rimon has a 20+ year operating history, our position, which we have determined in our sole discretion in accordance with Rule 3A-02, is that the presentation of Rimon’s financial statements as consolidated financial statements of the Company, which did not exist prior to January 2024, would be materially misleading. As such, the financial statements which are filed as an exhibit to the Offering Statement of which this prospectus forms a part are the financial statements of Rimon, and not the financial statements of the Company.

Use of Estimates

When preparing financial statements in accordance with U.S. GAAP, we are required to make estimates and assumptions that impact the reported amounts of assets, liabilities, certain revenues, expenses, and the disclosure of contingent assets and liabilities as of the financial statement date. Our actual results may differ from these estimates.

Specifically, we approximate the carrying fair market values of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities, and deferred revenue due to their short maturities.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments, including bank deposits with maturities of three months or less from the date of deposit. These funds are unrestricted for withdrawal or use and are readily convertible to cash.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. When an asset is retired or disposed of, its cost and accumulated depreciation are removed from the accounts, and the net difference, minus any proceeds from the disposal, is reported in the Statements of Operations and Comprehensive Loss. Rates of depreciation for certain property and equipment are as follows:

%
Furniture and office equipment	7-15
Computers	33

We review long-lived assets for impairment in accordance with ASC 360, “Property, Plant, and Equipment,” whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. To assess recoverability, we compare the carrying amount of the asset to the expected future discounted cash flows it will generate. If the asset is impaired, we recognize an impairment loss based on the amount by which the carrying value exceeds its fair value

Income taxes

We account for income taxes in accordance with ASC 740, “Income Taxes” by recognizing the current year’s tax payable and deferred tax assets or liabilities for the future impact of events already reflected in the Company’s financial statements or tax returns.

Deferred tax assets and liabilities arise from temporary differences between financial reporting and tax reporting bases. They are measured using the enacted tax rates and laws expected to apply when these amounts reverse or are utilized. Valuation allowances are recorded to reduce deferred tax assets to amounts that are more likely than not to be realized. For uncertain tax positions, the Company uses a more-likely-than-not recognition threshold and measures the potential outcomes based on the amounts and probabilities of resolution with taxing authorities.

Revenue Recognition

We recognize revenues upon delivery of our finished products to customers. Delays or failure to make deliveries prevent us from recognizing revenue. To produce and deliver our products, we rely on purchasing and obtaining physical parts and goods from suppliers worldwide. Delays in manufacturing or shipments can significantly impact our production capabilities, and therefore, the number and value of products we can deliver to customers. Additionally, Global events like Covid-19 and the Russia-Ukraine war have disrupted supply chains, affecting our operations and revenues.

Revenue recognition in any accounting period involves significant management judgments and estimates. If these judgments or estimates are incorrect, or if they change due to evolving business or market conditions, it may result in material differences in the amount of revenue recognized during a given period. We recognize revenues in accordance with ASC 606, “Revenue from Contracts with Customers”, which provides a unified model to determine how revenue is recognized.

Pursuant to ASC 606, we recognize revenue when control of promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange. We determine revenue recognition through the following steps: (1) identifying the contract with a customer; (2) identifying the performance obligations within the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations; and (5) recognizing revenue when, or as, we fulfill a performance obligation.

As of the date of this prospectus, we generate two main types of revenue:

●	Revenue from selling imported goods, such as generators, masts, and lighting.

●	Revenue from integration projects, where we design, engineer, source raw materials, assemble, and complete tactical vehicles and trailers.

Accounts Receivables

We manage credit risk associated with our accounts receivable at the customer level. Since the same customers typically generate revenues accounted for under both ASC 606, “Revenue from Contracts with Customers”, and ASC 326, “Credit Losses”, the following discussion on credit risk and our allowance for doubtful accounts addresses total revenues from both topics.

Under ASC 326, we maintain an allowance for doubtful accounts that reflects our estimate of expected credit losses, and we estimate this allowance using a loss-rate model based on delinquency. This estimated loss rate considers our historical experience with specific customers, our understanding of current economic circumstances, reasonable and supportable forecasts, and our judgment regarding the likelihood of ultimate payment based on available data. We also perform credit evaluations of customers and establish credit limits based on reviews of their current credit information and payment histories.

We believe our credit risk is somewhat mitigated by our geographically diverse customer base and credit evaluation procedures. However, the actual rate of future credit losses may differ from past experience. Our estimates of doubtful accounts could change due to evolving circumstances, including changes in the economy or specific customer situations. Accordingly, we may need to increase or decrease our allowance for doubtful accounts.

Fair Value Measurements

The fair values of certain our financial instruments—including cash, accounts receivable, accounts payable, accrued expenses, notes payable, and other accrued liabilities—approximate their cost due to their short maturities. We measure and report fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure”, which defines fair value, establishes a framework for measuring it under generally accepted accounting principles, and expands disclosures about fair value investments. Under ASC 820, fair value is the price we would receive for selling an asset or pay for transferring a liability in an orderly transaction between market participants on the measurement date. The fair value of an asset reflects its highest and best use by market participants, considering principal (or most advantageous) markets and valuation premises—whether in-use or in-exchange. The fair value of a liability reflects the risk of non-performance, including our own credit risk.

Provision for Returns

We allocate 0.5% of annual sales as provision for returns based on historical customer returns and out conservative approach to returns.

Use of Valuations

We classify valuation techniques into three categories: the market approach, the income approach, and the cost approach. Selecting and applying these techniques may require significant judgment and primarily depend on the characteristics of the asset or liability and the quality and availability of inputs. When measuring fair value under ASC 820, we must maximize the use of observable inputs and minimize unobservable inputs. ASC 820 provides a fair value hierarchy for inputs and resulting measurements:

Level 1:	Quoted (unadjusted) prices in active markets for identical assets or liabilities accessible on the measurement date.

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; observable inputs other than quoted prices for the asset or liability; or inputs derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3:	Unobservable inputs for the asset or liability, supported by little or no market activity, and significant to the fair value measurement.

Star is required to disclose fair value measurements by the level within the fair value hierarchy in which they fall. For measurements using significant unobservable inputs (Level 3), we must provide expanded disclosures. This includes a reconciliation of beginning and ending balances, separately presenting changes during the period attributable to total gains or losses (realized and unrealized), segregating those gains or losses included in earnings, and describing where they are reported in the statement of comprehensive loss.

Leases

Star determines whether an arrangement is or contains a lease at the contract inception and include operating leases in operating lease right-of-use assets, other current liabilities, and operating lease liabilities on our balance sheets.

Right-of-use assets represent our right to use an underlying asset for a given lease term, and lease liabilities represent our obligation to make lease payments. Star recognizes operating lease right-of-use assets and liabilities at the commencement date, based on the present value of lease payments over the lease term. Since our leases do not provide an implicit interest rate, we generally use the incremental borrowing rate based on the estimated interest rate for collateralized borrowing over a similar term on our lease commencement dates. The operating lease right-of-use asset includes any lease payments made and excludes lease incentives. Its lease terms may also include options to extend or terminate the lease when we are reasonably certain to exercise that option. Star recognizes lease expense on a straight-line basis over the lease term.

Star monitor for events or changes in circumstances that require us to reassess our leases. If a reassessment leads to the remeasurement of a lease liability, it makes a corresponding adjustment to the carrying amount of the related right-of-use asset, unless this would reduce the right-of-use asset’s carrying amount below zero. In such a case, we record the amount that would result in a negative ROU asset balance in the statement of comprehensive loss.

In January 2021, Star’s Israeli operating subsidiary, Rimon, exercised an extension option on a lease agreement for our office space and warehouse at 14 Yad Harutzim, Netanya, Israel, for a term of five years. The monthly lease payments under this agreement are NIS 38.9 (approximately $11), and the annual discount rate is 4%.

The components of our operating lease expense for the years ended December 31, 2023, and 2022 were as follows:

	December 31,
	2023	2022
Operating lease expense	130	114

Supplemental cash flow information related to operating leases were as follows for the years ended December 31, 2023 and 2022 were as follows:

	December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	130	114
Right-of-use assets obtained in exchange for lease obligations (non-cash):
Operating leases	-	627

Amounts reported on our balance sheets related to operating leases as of December 31, 2023, and 2022 were as follows:

	Year ended December 31,
	2023	2022
Operating leases:
Operating leases right-of-use asset	381	511

Current operating lease liabilities	131	134
Non-current operating lease liabilities	250	378
Total operating lease liabilities	381	512

Finally, future minimum lease payments under non-cancellable leases as of December 31, 2023, are as follows:

2024	134
2025	134
2026	136
Total operating lease payments	404

Less: imputed interest	(22)
Present value of lease liabilities	382

Severance Pay

All but one of our employees have signed Section 14 of Israel’s Severance Compensation Law, 1963, or Section 14. Under Section 14, these employees are entitled only to monthly deposits we make on their behalf at a rate of 8.33% of their monthly salary. Payments in accordance with Section 14 release us from any future severance liabilities for these employees. We do not record severance pay liability or severance pay fund under Section 14 in our balance sheets.

We make the ongoing contributions on a monthly basis for the employee that has not signed Section 14.

Net Loss Per Common Share

We compute net loss per share in accordance with ASC 260-10, “Earnings per Share”, by computing basic net loss per common stock, and dividing income available to our common stockholders by the weighted-average number of shares of common stock outstanding during the period for which we are performing the calculation. We compute diluted earnings per share by dividing net income by the weighted-average shares outstanding, assuming all potentially dilutive common shares were issued, unless doing so is anti-dilutive. The weighted-average number of shares of common stock outstanding for computing basic earnings per share for the years ended December 31, 2023, and December 31, 2022, was 200 and 200, respectively.

We compute diluted net loss per share in the same way as basic net loss per share because including potentially dilutive securities in that calculation would increase net loss per share, making them anti-dilutive.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-13, “Financial Instruments—Credit Losses” (ASC 326), which changes how entities measure credit losses for financial assets and certain other instruments not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur, and mandates additional disclosures about the assumptions, models, and methods used for estimating these losses. However, ASU 2019-10, “Financial Instruments—Credit Losses (ASC 326), Derivatives and Hedging (ASC 815), and Leases (ASC 842): Effective Dates,” deferred the effective date for non-public companies. The standard became effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023, with no material impact on our financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which requires retrospective disclosure of significant segment expenses and other segment items on an annual and interim basis. Additionally, it requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”). This ASU will be effective for our fiscal year-end December 31, 2024, and interim periods beginning in our 2025 fiscal year, with early adoption permitted. We are assessing the impact of this guidance on its disclosure requirements and do not believe it will not have an impact on its results of operations, cash flows, or financial condition.

Additionally, in December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires an annual tabular effective tax rate reconciliation disclosure including information for specified categories and jurisdiction levels, as well as, disclosure of income taxes paid, net of refunds received, disaggregated by federal, state/local, and significant foreign jurisdiction. This ASU will be effective for our 2025 fiscal year-end, with early adoption permitted. We are assessing the impact of this guidance on its disclosures; it will not have an impact on its results of operations, cash flows, or financial condition.

Related Party Transactions

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. See Note 13.

Research and Development Expenses

Research and development expenses are charged to our statement of operations as they are incurred.

Key Financial Terms and Metrics

The following discussion summarizes the key factors our management believes are necessary for an understanding of our financial statements:

●	Research and Development Expense. The process of researching and developing our product candidates is lengthy, unpredictable, and subject to many risks. We expect to continue incurring substantial expenses for the next several years as we continue to develop our product candidates. We are unable, with any certainty, to estimate either the costs or the timelines in which those expenses will be incurred. The design and development of our devices will consume a large proportion of our current, as well as projected, resources. Our research and development costs also include internal recurring costs, such as personnel-related costs (salaries, employee benefits, equity compensation and other costs), materials and supplies, facilities and maintenance costs attributable to research and development functions.

●	Marketing. Our marketing expenses also consist primarily of salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive and other support staff. Other significant marketing expenses include the costs associated with professional fees to develop our marketing strategy and fees associated with setting up exhibitions and shops, with marketing promotions and with digital marketing.

●	General and Administrative Expenses. Likewise, our general and administrative expenses consist primarily of salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive, administrative and other support staff. Other significant general and administrative expenses include the costs associated with professional fees for accounting, auditing, insurance costs, consulting and legal services, along with facility and maintenance costs attributable to general and administrative functions.

●	Financial Expenses. Our financial expenses consist primarily of the impact of the exchange rate derived from re-measurement of monetary balance sheet items denominated in non-dollar currencies. Other financial expenses include bank fees and interest on long-term loans.

BUSINESS

General

The Company was formed on May 24, 2019. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. on June 23, 2023, Brilliant Acquisition Corporation, a British Virgin Islands company (prior to the Merger “Brilliant”, and following the Merger, a Delaware corporation “Nukkleus”), entered into an Amended and Restated Agreement and Plan of Merger (as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger on November 1, 2023, the “Merger Agreement”), by and among Brilliant BRIL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Brilliant (“Merger Sub”), and Nukkleus Inc., a Delaware corporation (“Old Nukk”). Old Nukk (f/k/a Compliance & Risk Management Solutions Inc.) was formed on July 29, 2013 in the State of Delaware as a for-profit Company and established a fiscal year end of September 30.

The Merger Agreement provided that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub merged with and into Old Nukk (the “Merger”), with Old Nukk surviving as a wholly-owned subsidiary of Brilliant. In connection with the Merger, Brilliant changed its name to “Nukkleus Inc.” (“Nukkleus” or “Combined Company”). The Merger and other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, Brilliant changed its name to “Nukkleus Inc.” The Business Combination was completed on December 22, 2023.

Overview

As a result of Business Combination, we had become a financial technology company with the aim of providing blockchain-enabled technology solutions. Since the Business Combination, we have operated in the technology business as a full-service transactions technology and advisory business providing end-to-end transactions technology solutions. We offer an advanced transactions platform for dealing and risk management with global liquidity and customizable leverage, where users have control over quote and liquidity strategies.

On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option between Nukkleus Inc. Star 26 Capital Inc. (“Star”), the shareholders of Star 26 Capital Inc. (“Star Equity Holders”) and Menachem Shalom, the representative of such shareholders (the “Star Agreement”) to acquire a controlling 51% interest in Star, a defense acquisition company, which was amended on February 11, 2025.

Historically, the Company, through its wholly owned subsidiary, provided software and technology solutions for the worldwide retail foreign exchange trading industry. The Company’s primary customer was Triton Capital Markets Ltd. (“TCM”) (formerly known as FXDD Malta Limited). Emil Assentato, the former CEO and a former director of the Company, is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM. In order to define the services rendered to TCM, Nukkleus Limited, a wholly-owned subsidiary of the Company, entered into a General Services Agreement (“GSA”) with TCM in May 2016. The GSA provides that TCM will pay Nukkleus Limited a minimum of $1,600,000 per month. Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated. The Company has historically generated substantially most of its revenue through the services rendered under the GSA. On September 30, 2024, the Company, TCM and FXDirectDealer LLC (“FXDD”) entered into a Release Agreement pursuant to which the parties confirmed that the GSA between the Company and TCM and the General Services Agreement dated May 24, 2016, as amended (“FXDD GSA”) between the Company and FDDD were terminated effective January 1, 2024. The parties further confirmed that there are no obligations or liabilities outstanding or owed between the parties as of September 30, 2024 and each party released and forever discharged the other party from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, which have arisen or may arise from the GSA or the FXDD GSA

The Company has historically operated its blockchain payment solutions through Digital RFQ Limited (“DRFQ”), a wholly owned subsidiary of the Match Financial Ltd (“Match”), a wholly owned subsidiary of the Company. On November 8, 2024, the Company entered into a Settlement Agreement and Release with Jamal Khurshid and Match providing that Match agreed to sell DRFQ, to Mr. Khurshid or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). As required by the Settlement Agreement, the Company, Match and Mr. Khurshid entered into a Share Purchase Agreement dated December 27, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell DRFQ to Mr. Khurshid in consideration of £1,000. The Company believes the sale of DRFQ is in the best interest of the Company due to continuing net loss generated by DRFQ and the Company’s desire to focus on the defense sector.

As a result of the above transaction and subject to the closing of the acquisition of Star and the sale of DRFQ, the Company’s business will be focused on the defense sector.

Recent Developments

X Group – June 2024

On June 11, 2024 (the “Effective Date”), the Company issued a Senior Unsecured Promissory Note (the “X Group Note 1”) in the principal amount of $312,500 to X Group Fund of Funds, a Michigan limited partnership (“X Group”) in consideration of cash proceeds in the amount of $250,000. As an additional inducement to provide the X Group Note 1, the Company issued X Group a Stock Purchase Warrant (“X Group Warrant 1”) to acquire 150,000 shares of common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. X Group was initially convertible at a per share conversion price of $2.00. The number of shares and exercise prices for the X Group Note and X Group Warrant 1 reflect the October 2024 reverse stock split.

The Company and X Group also entered into a Restructuring Agreement providing that, among other items, X Group, in its sole discretion, will have the right for a period for six months from the Effective Date (the “Investment Period”), to lend the Company an additional $500,000 in consideration of a convertible promissory note that will have a term of two years, bear interest at 12% and will convert into shares of common stock at a per share price of $2.00. During the Investment Period, the Company may not incur additional debt or enter into any equity financing arrangement without the written consent of the X Group.

In order to induce X Group to provide the loan contemplated pursuant to the Note, Emil Assentato, a former director and executive officer of the Company, entered into a Voting Agreement with the Company and X Group agreeing to vote his shares in support of any transaction provided by X Group. The Company and X Group have agreed that 100% of all loan balances including loans payable to Emil Assentato by the Company will be recorded on the books of the Company as a bona fide debt of the Company, of which 30% of such debt will be paid within nine (9) months of the Effective Date and the balance to be repaid within twenty-four (24) months of the Effective Date.

On September 10, 2024, the Company issued an additional Senior Unsecured Promissory Note (the “X Group Note 2”) in the principal amount of $125,000 to X Group in consideration of cash proceeds in the amount of $100,000, which was funded on September 4, 2024.

On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with X Group to convert outstanding principal and interest totaling of $771,085 payable under the X Group Note 1 and the X Group Note 2 (the “X Group Debt”) into shares of common stock of the Company. Pursuant to the Conversion Agreement, the Company issued 385,542 shares of its common stock and an additional warrant to purchase 351,424 shares of common stock exercisable for a period of five years at an exercise price of $2.00 per share (“X Group Warrant 2”) in exchange for the cancellation of the X Group Debt. Further, the Company and X Group entered into a letter agreement providing that X Group may not exercise the X Group Warrant 1 in the event such exercise would result in X Group holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024. On November 14, 2024, the Company and X Group entered into a letter agreement pursuant to which it amended the terms of the Conversion Agreement and the X Group Warrant 2 issued in connection with the Conversion Agreement. Pursuant to the letter agreement, the shares of common stock to be issued under the Conversion Agreement were amended to be 319,952 shares of common stock of the Company and the exercise price of the X Group Warrant 2 was amended to be $2.41.

East Asia

On August 1, 2024, the Company issued a Senior Unsecured Promissory Note (the “East Asia Note”) in the principal amount of $515,500 to East Asia Technology Investments Limited (“East Asia”) in consideration of cash proceeds in the amount of $412,075. The East Asia Note bears interest of 12.0% per annum and is due and payable six months after issuance. As an additional inducement to provide the loan as outlined under East Asia Note, the Company issued East Asia a Stock Purchase Warrant (“East Asia Warrant”) to acquire 175,000 shares of common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. East Asia shall have the right to convert the principal and interest payable under the East Asia Note into shares of common stock of the Company at a per share conversion price of $2.00. The number of shares and exercise prices for the East Asia Note and East Asia Warrant reflect the October 2024 reverse stock split.

Reverse Split

The Board of Directors (the “Board”) of the Company unanimously approved a reverse stock split of the Company’s common stock at a ratio of one-for-eight (the “Reverse Stock Split”). The Company’s shareholders approved a reverse stock split at a ratio of not less than one-for-two and not greater than one-for-thirty at the Company’s annual meeting on October 11, 2024.

On October 11, 2024, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State as corrected on October 16, 2024 to effect the Reverse Stock Split (the “Reverse Certificate of Amendment”), which became effective 12:01 am eastern time on October 24, 2024. As a result of the Reverse Stock Split, every eight shares of the Company’s common stock issued and outstanding on the effective were consolidated into one issued and outstanding share. All stockholders who would be entitled to receive fractional shares as a result of the Reverse Stock Split received one whole share for their fractional share interest. On October 31, 2024, the Company received notice from DTCC on behalf of the brokerage firms that hold the shares of Company common stock held in “street name” that in connection with the foregoing rounding of shares the Company would need to issue 182,004 shares of common stock. The Company does not believe the number of shares being requested is correct based on the historical number of shareholders of its common stock and is aware of similar occurrences in recent months for other companies completing a reverse stock split. As such, the Company has begun an inquiry into the calculations set forth in the request. During the pendency of this inquiry, the Company does not intend to issue any shares in connection with the fractional shares being requested. The Company may face potential liability for its failure to issue the shares of common stock if it is determined that it is required to issue such shares. There was no change in the par value of our common stock.

In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans. All amounts reflected herein have been adjusted to reflect the Reverse Stock Split.

DRFQ

On November 8, 2024, the Company entered into the Settlement Agreement Match, providing that Match agreed to sell DRFQ, to Mr. Khurshid or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). As required by the Settlement Agreement, the Company, Match and Mr. Khurshid entered into a Share Purchase Agreement dated December 27, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell DRFQ to Mr. Khurshid in consideration of £1,000. The Company believes the sale of DRFQ is in the best interest of the Company due to continuing net loss generated by DRFQ and the Company’s desire to focus on the defense sector.

Vallis/Worsley

On November 8, 2024, the Company entered into Settlement Agreement and Release with each of Craig Vallis and Oliver Worsley providing that the Company will issue 125,000 and 75,000 shares of common stock, respectively, in consideration of each party releasing the Company for compensation owed for services.

Standby Equity Purchase Agreement

On December 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $10 million of shares of its common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of common stock to the Investor under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to the Investor under the SEPA except in connection with notices that may be submitted by the Investor, in certain circumstances as described below.

In connection with the SEPA, and subject to the conditions set forth therein, the Investor has agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $2.0 million (the “Pre-Paid Advance”), which was to be advanced to the Company in three tranches. The first tranche of the Pre-Paid Advance, in the amount of $0.50 million, was disbursed to the Company on December 3, 2024 (the “YA Note”). On December 19, 2024, the Company and YA II PN Ltd. (the “Investor”) entered into a Termination Agreement pursuant to which the SEPA and the Registration Rights Agreement were terminated provided that such termination had no effect or bearing on, and shall in no way alter in any way the YA Note or any portion of the SEPA or the Registration Rights Agreement related to the Note, or any rights of the Investor or obligations of the Company related to the Note.

Star 26 Capital, Inc.

On December 15, 2024, the Company entered into the Star Agreement with Star, the Star Equity Holders and Mr. Shalom as the representative of the Star Equity Holders. Star holds 95% of Rimon), an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Star Agreement, the Company at closing will acquire 51% of the issued and outstanding capital of Star in consideration of (i) $15,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”), (ii) the Company issuing the Seller 2,385,170 shares of common stock of the Company and (iii) the Company issuing Star a five-year warrant to purchase an aggregate of 6,907,859 shares of the Company’s common stock for an exercise price of $1.50 per share. The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49%) for an aggregate of $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year warrants to purchase an aggregate of 720,000 shares of the Company’s common stock for an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of $3,000,000 in cash, a promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof, 2,385,170 shares of common stock of the Company and a five-year warrant to purchase 5,109,789 shares of the Company’s common stock for an exercise price of $1.50 per share.

If, for a period of 12 months after the closing, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments.

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into the Amendment providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

Rimon operates two primary lines of business: (i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers; and (ii) the engineering, design, production, integration, and maintenance of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies and the Israeli Defense Forces.

The acquisition comes at a time of what the Company believes will be growth and transformation within the global defense sector. The Company will integrate Star operations into its existing business structure while continuing to explore additional opportunities for growth.

Private Placement - December 2024

On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) a common stock purchase warrant to purchase up to one and one half shares of Common Stock (the “Common Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying Common Warrant is being sold together at a combined offering price of $6.00 per Share and Common Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The Common Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five (5) years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Securities Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties thereto. Pursuant to the Securities Purchase Agreement, the Company is required to register the resale of the Shares and the shares issuable upon exercise of the Common Warrant and the Pre-Funded Warrant. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement, dated December 18, 2024, between the Company and Dawson James Securities Inc. (the “Placement Agent”) entered into in connection with the Private Offering, the Placement Agent acted as the sole placement agent for the Private Placement and the Company has paid customary placement fees to the Placement Agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the Common Warrants. Pursuant to the Placement Agency Agreement, the Company has also agreed to reimburse certain expenses of the Placement Agent incurred in connection with the Private Placement.

Equity Compensation

In order to compensate various executive officers, directors and consultants of the Company who have provided services to the Company for an extended period of time with limited compensation, the Company issued an aggregate of 1,337,500 restricted stock grants consisting of restricted shares of common stock under its stock incentive plans on December 16, 2024 prior to the market opened on such date of which Menachem Shalom received 500,000 shares of common stock, Anastasiia Kotaieva received 150,000 shares of common stock and each of the directors of the Company received 10,000 shares of common stock. To date, prior to the restricted stock grant, the directors of the Company have not received any compensation for their service and Mr. Shalom has not received an equity award for his service. The shares of common stock were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The sale of the shares of common stock did not involve any public offering and each participant either received or had access to adequate information the Company. No advertising or general solicitation was made in connection with the issuance of the shares of common stock.

Proposed Acquisition of Star 26 Capital

On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option between the Company, Star 26 Capital Inc. (“Star”), the shareholders of Star 26 Capital Inc. (“Star Equity Holders”) and Menachem Shalom, the representative of such shareholders (the “Star Agreement”) to acquire a controlling 51% interest in Star, a defense acquisition company (the “Transaction”). Star holds 95% of B. Rimon Agencies Ltd. (“Rimon”), an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Star Agreement, the Company at closing will acquire 51% of the issued and outstanding capital of Star in consideration of (i) $15,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”), (ii) the Company issuing the Seller 2,385,170 shares of common stock of the Company and (iii) the Company issuing Star a five-year warrant to purchase an aggregate of 6,907,859 shares of the Company’s common stock for an exercise price of $1.50 per share. The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49%) for an aggregate of $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year warrants to purchase an aggregate of 720,000 shares of the Company’s common stock for an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of $3,000,000 in cash, a promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof, 2,385,170 shares of common stock of the Company and a five-year warrant to purchase 5,109,789 shares of the Company’s common stock for an exercise price of $1.50 per share.

If, for a period of 12 months after the closing, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments.

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into the Amendment providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

Star Business Overview

Star is an acquisition holding company focused on locating undervalued and undercapitalized companies, primarily in the defense, industrial machinery and application, manufacturing, transportation, information technology, and aerospace industries, and providing them capitalization and leadership to maximize their value and the potential of their private enterprises while also promoting diversification and risk mitigation for our stockholders. Our acquisition strategy focuses on small and medium businesses, which we characterize as those that have an enterprise value of less than $200 million, in a variety of different industries, with a preference for multinational businesses. To date, we have completed a single acquisition of a defense technology company. Star has not identified any specific business as a target for its next acquisition, and it has not entered into any letters of intent, nor has anyone on its behalf, initiated any substantive acquisition discussions, directly or indirectly, with any such target.

Star completed its first acquisition on February 15, 2024, in connection with our operating subsidiary in the Israeli defense industry, B. Rimon Agencies Ltd. Rimon is a defense technology company and has been in business since 1992 serving the country of Israel and acting as an exclusive distributor in Israel of tier-1 generators, masts, and lighting solutions, as well as a wide range of defense, homeland security and commercial systems.

Through its structure, Star intends to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that it will continue to expand, which have traditionally been owned and managed by private equity firms, private individuals or families, financial institutions, or large conglomerates. The Company seeks to acquire controlling interests in small and medium businesses that it believes operates in industries with long-term growth opportunities, which continue to have positive and stable earnings and cash flows, face minimal threats from technological or competitive obsolescence, and have strong management teams largely in place. Star’s mission is to make these businesses its majority-owned subsidiaries and actively manage and grow such businesses. Star expects to improve its business over the long term through organic growth opportunities, add-on acquisitions, and operational improvements.

For the avoidance of doubt, as of the date hereof, Star has not identified any target businesses which it intends to acquire, nor has it made any material or significant steps towards acquiring any such businesses. Further, it does not expect to engage in any such negotiations prior the date of the Special Meeting.

Star’s Corporate History and Structure

Star was incorporated by its founder, Menachem Shalom, on January 17, 2024, as Star 26 Capital Inc., a Nevada corporation. Our founder is the owner of all 9,250,000 shares of its class B common stock which are issued and outstanding. Mr. Shalom’s class B common stock ownership entitles him to 100 votes per share of class B common stock, or 925,000,000 total votes on any matter which its class A common stockholders are entitled to approve as a single class.

Zero One Capital LLC, Star’s Manager, is a New York limited liability company formed by Mr. Shalom on January 19, 2024, as a management services company. Zero One became our manager upon the execution of a management services agreement by and between the same on June 28, 2024. The Manager is also the manager of Rimon, Star’s indirect wholly owned subsidiary operating in the defense industry, pursuant to the offsetting management services agreement dated August 12, 2024, by and between Zero One, Rimon, and the Company as a third-party beneficiary.

Billio Inc., Star’s wholly owned subsidiary, is a Delaware corporation formed by Mr. Shalom on February 12, 2021, to act as an intermediate holding company for Rimon

Star’s Acquisition of Rimon

On February 15, 2024, Star executed an assignment and assumption agreement with Mr. Shalom, pursuant to which Star, through its wholly owned subsidiary, Billio, acquired all of the issued and outstanding capital stock of Rimon. Under the terms of that agreement, Star agreed to assume all of Mr. Shalom’s rights and obligations toward the sellers of Rimon, as outlined in earlier agreements by and between the same, dated December 22, 2023, and February 15, 2024. Additionally, Star agreed to reimburse Mr. Shalom for his out-of-pocket costs related to the acquisition of Rimon, and for operating loans which he made to Rimon thereafter. To do so, Star issued him a demand grid promissory note with an initial principal of $155,405, which increased to $280,857 by August 28, 2024, with the initial principal being advanced to cover Mr. Shalom’s out-of-pocket costs, and the increase therein related to the advance for operations. The grid note bears interest at 8% per annum and matures 60 days after the earlier of one year from the issuance date or upon the closing of a private placement or public offering of at least $5,000,000.

Star’s Market Opportunity and Growth Strategy

Star believes there is a significant opportunity for organic growth via the acquisition of small and medium size businesses with an enterprise value of less than $200 million (based on the opinion of our management team and advisory board), that may be operating in highly fragmented markets throughout the world, including the U.S. and Israel, which are owned and operated by persons within isolated networks of family offices, entrepreneurs, and intermediaries, each of which with the potential to generate attractive returns for our stockholders and investors. Star’s core operational principles focus on managing our acquired enterprises to ensure recurring cash flow and lasting terminal value, while fostering long-term sustainability in our investments. To do so, Star aims to invest in and/or buy controlling stakes in operating, revenue-generating businesses. Controlling stakes would allow us to lead the companies into operational efficiencies, growth in revenues, improved financial reporting and operational procedures, hire talented employees and managers and increase the overall enterprise value of these companies. Star’s search for future acquisition targets focuses on companies located in the U.S. or Israel, or both, that provide products and or services to large defense and aerospace companies and or governments. Notwithstanding the forgoing, we may target and acquire companies for acquisition that are located outside the U.S. and Israel if such acquisitions fit within our overall acquisition philosophy and strategy.

Star also believe that the economic and market dislocations resulting from the conflict in Israel, as well as other conflicts worldwide, provide an opportunity for companies in the defense industry to see higher-than-average demand for their products and services. Such market conditions, if they persist, would allow us to focus on acquiring profitable businesses in the defense sector, with the opportunity to take advantage of their potential future growth. Within the Israeli defense market in particular, Star expects to see a significant number of businesses struggling to satisfy growing demand for their products and services due to a lack of access to capital and experienced executive level leadership among other factors. Star believes it will be able to provide these needed resources to any Israeli target company that it acquires. It is confident that the expertise of our management team and the relationships that they can bring to an acquisition represent a compelling value proposition for any potential acquisition target looking to add working capital, a pathway to exit, and a solid leadership base, to assist such a company to grow and expand and to be able to take advantage of market opportunities as they arise.

Star’s Acquisition Process and Strategy

Star’s current acquisition strategy involves the acquisition of small and medium size businesses in various industries, with an initial focus on industries associated with the defense sector, including but not limited to industrial machinery and application, manufacturing, transportation, information technology, and aerospace, that we expect will produce positive, stable earnings, and provide attractive returns on our invested capital. As part of its evaluation of whether it will acquire a particular business, it will perform a comprehensive due diligence review to determine the quality and intrinsic value of the targeted company. Star will also seek to identify operational inefficiencies which it would expect to resolve, post-closing, by implementing streamlined processes, optimizing resource allocation, and leveraging innovative solutions with the objective of enhancing overall productivity and effectiveness of such companies. Its due diligence typically includes an analysis of the target Company’s financial statements, detailed document reviews, meetings with current management, consultations with relevant industry experts, competitors, suppliers, and customers, and any other information gathering that we deem appropriate in conducting a comprehensive analysis.

Star believes that the defense sector is poised to experience significant growth in the next few years due to the increasing number of violent conflicts in the world, which may cause an increase in direct demand for defense solutions from conflict participants and their allies. Star also anticipate seeing indirect, additional defense industry growth for, as we have observed, countries not involved in or participating in conflicts tend to increase their defense budgets and spending in anticipation of additional future conflicts in which they may become involved. It is Star’s belief that acquiring companies in the defense sector will help us establish a unique marketing network and build expertise in the greater defense sector, thus enabling us to cross-sell products to our large customers and facilitate higher success rates in our sales efforts.

According to Star’s industry specific market research and analysis, and the network and knowledge of its management team, it is Star’s expectation that attractive opportunities are likely to emerge as private sector owners aim to grow their businesses through scaling or by forming outside partnerships to add value. Star’s value-add proposition involves partnering with exceptional entrepreneurs, acquiring their companies, and guiding them by providing the funding and resources they will need to become global enterprises. Star believes that through this approach Star will be more likely to identify and attract potential and appropriate targets for acquisition. Star also believe that the greatest opportunities for consistent annual returns and residual returns on capital from its acquisitions lie in targeting businesses in niche geographical markets with a competitive edge in the defense, government, and military sectors, especially in the U.S. and Israel. While Star expects its management team will be most effective working with the types of businesses described above, Star will also consider acquiring businesses outside of these industries and sectors as long as any such businesses are congruent with our acquisition strategy.

Pursuant to the acquisition strategy, Star will seek to structure its transactions such that each of the businesses it acquires will become its wholly owned or controlled subsidiary. However, Star may also close acquisitions that result in its ownership of an entity being less than 100%, to meet certain objectives of the target management team or their then-existing stockholders, or for other strategic reasons; provided that Star will always acquire more than 50% of the outstanding voting control of any target, or otherwise obtain a controlling interest in such target.

Star intends to finance acquisitions primarily through the public or private sale of our equity and debt securities. While the success of this financing strategy cannot be guaranteed, the ability to finance future acquisitions through its general capital resources, rather than through acquisition-specific financing, will allow Star to minimize delays and closing conditions, thereby enhancing its ability to acquire attractive businesses. Because the timing and size of future acquisitions cannot be readily predicted, we may need access to funding on short notice to be able to benefit fully from attractive acquisition opportunities.

As part of the acquisition strategy, Star will seek to evaluate each potential target’s management team and operational and financial strengths and weaknesses. It will review and compare identified targets to comparable businesses and conduct in-depth research on each potential target’s industry to enhance our assessment of their financial and operational performance and their growth and success potential. Star will thoroughly negotiate appropriate terms and conditions of any acquisition of a target company that satisfies its acquisition criteria. Some of the future acquisition targets may be financially unstable or in the early stages of development or growth. Even if pre-existing conditions do not negatively impact its decision to acquire a target company, such target may also be subject to numerous other risks inherent in its business and industry, as well as the risks faced by generally by capital markets participants. Although its management team will endeavor to comprehensively evaluate the risks associated with any particular acquisition target, Star cannot assure you that it will properly ascertain, assess, or protect against all significant risk factors.

Valuation and Due Diligence

Star will perform rigorous business operations and financial evaluations of any target businesses (or assets) that it may acquire. During such due diligence, Star intends to evaluate the financial aspects of its acquisition targets using the following metrics:

●	discounted cash flow analysis;

●	evaluation of trading values of comparable public companies;

●	expected value matrices;

●	assessment of competitor, supplier, and customer environments; and

●	review and examination of recent/precedent transactions.

Star expects its target review process will yield two outcomes, (1) an accurate projection of expected cash flows, and (2) an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, Star believes that its detailed target company review process will enable us to effectively evaluate the prospects and upside of any given acquisition opportunity. Additionally, to assist Star in identifying material risks and validating key assumptions in our financial and operational analysis, Star will engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. Star may also engage technical, operational or industry consultants, as necessary.

Star also engages in an extensive evaluation of each target’s existing management team, including a focus on recent performance, expertise, experience, culture, and performance incentives. Where necessary, and consistent with our management strategy, following the acquisition of a target company, we will actively seek to augment, supplement, or replace existing members of target company management who we believe are not likely to properly execute our business plan for the target. Star also analyzes and evaluates the operational and financial systems of each target business and, when necessary, post-acquisition, we will actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

Star expect to finance acquisitions primarily through additional equity and debt offerings. Although Star cannot guarantee that it will be successful with this strategy, Star believes that having the ability to finance particular future acquisitions with the general capital resources raised by the company will provide us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, Star believes that, in the future, it will need to pursue access to additional capital via debt or equity offerings to successfully fund and execute our business and acquisition strategy.

Competition

In identifying, evaluating, and selecting potential target businesses for its acquisition strategy, Star may encounter intense competition from other entities that have business objectives similar to Star, including blank check companies such as SPACs, leveraged buyout funds, operating businesses seeking strategic acquisitions, and private equity groups. Many of these entities are well-established and well-financed and may have greater experience identifying and effecting acquisitions directly or indirectly. These competitors may possess greater financial, technical, human, and other resources than we do. Star’s ability to acquire larger target businesses in our target sectors will be limited by its available financial resources. Star’s inherent financial limitations may provide others with an advantage to pursue the acquisition of one or more of its identified target businesses. Any of these factors may place Star at a competitive disadvantage in successfully negotiating acquisitions.

Competitive Advantages

Star believe that its Manager’s collective investment experience and approach to executing its investment strategy will enable it to have several competitive advantages. Star’s competitive strengths that differentiate Star from other acquisition holding companies include:

●	Specialization in the Military and Defense sector. Star believes that its focus on the military and defense sectors will enable it to be competitive. This industry may be undergoing a significant transformation as government acquisition processes and new policy incentives align to prioritize national security objectives and promote the adoption of new commercial technologies for military use. In addition, the combination of governments of multiple countries having a need for new, advanced technologies to combat modern threats, along with changing warfare tactics, is driving this specific demand. We believe we are uniquely positioned to enter and succeed as an acquisition holding company in this industry.

●	International and Sector-Specific Expertise. Mr. Shalom, the founder and Chief Executive Officer of Star, has operated businesses internationally, including in Israel. His extensive international experience and knowledge of Israeli business operations, along with a broad network of contacts, provide us with a competitive advantage. This network can assist Star in identifying new acquisition targets, finding suitable managers, and securing international capital. Additionally, its directors and executive officers bring executive, investment, and operational experience in managing and growing small and middle-market companies in the defense sector. Star believes this combined expertise gives it a significant edge in evaluating future business and acquisition opportunities.

●	Value Proposition for Business Owners. Star employs a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of a target’s owners and management team. Star is open to providing a complete exit strategy to its sellers or providing opportunities to retain incumbent management. In this effort, Star believes that its company is an appealing buyer for small business owners and managers. As a result, Star believes business owners and managers will find it to be a dynamic, value-added buyer that brings resources to achieve their strategic, capital and operating needs, resulting in value creation for the operating subsidiary.

Human Capital

Star has one full-time employee. As indicated below, Star’s operating subsidiary Rimon employs 14 people: three technicians, two engineers, two assembly workers, three sales employees, one customer support employee, one financial bookkeeper, and two management employees. None of our employees or any of our subsidiary’s employees are represented by labor unions, and we believe that we have an excellent relationship with such employees.

Sales and Marketing

Star markets its generators, masts, lightning and utility vehicles through our websites and by working with our internal sales team that offers relevant off-the-shelf or tailor-made solutions based on specific client needs and requests. In the future, Star intends to utilize numerous avenues to promote its business, including digital marketing across social media channels, Web3 reservation systems, and various modes of advertisements.

Legal Proceedings

From time to time, Star and its subsidiaries may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

The following is a list of government regulations which may apply to Star now or in the future as it continues to carry out its business:

●	Approval of U.S. and Other Defense Acquisitions. Many countries, including Israel, require governmental approval of acquisitions of local defense companies or assets by foreign entities. Mergers and acquisitions of defense-related and other potentially sensitive businesses in the U.S. are subject to the Foreign Investment Risk Review Modernization Act of 2018 (FIRRMA). Under FIRRMA, its future acquisitions of defense-related and other potentially sensitive businesses in the U.S., if any, may require review, and in some cases approval, by the Committee on Foreign Investment in the U.S. (CFIUS). CFIUS has the authority to impose additional restrictions through National Security Agreements (NSA) as part of its review and approval of the acquisitions.

●	Procurement Regulations. Solicitations for procurement by governmental purchasing agencies in Israel, the U.S. and other countries are governed by laws, regulations and procedures such as those relating to procurement integrity, including due diligence, avoiding conflicts of interest and corruption, and meeting information assurance and cyber-security requirements. Such regulations also include provisions relating to the avoidance of human trafficking and counterfeit parts in the supply chain. In view of the ongoing conflict between Russia and Ukraine, various countries and organizations have adopted specific sanctions and regulations to restrict, among other things, the use of certain goods and technologies originating from Russia. Similarly, the United Stated has adopted specific regulations to restrict, among other things, the procurement of goods or services from specific Chinese entities. Such regulations may apply to us as well as to our supply chain.

●	Anti-Bribery/Corruption Regulations. Star may conduct operations in a number of markets that are considered high risk from an anti-bribery/anti-corruption compliance perspective. Laws and regulations such as the Israel Penal Code, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and corresponding legislation in other countries, prohibit providing personal benefits or bribes to government officials in connection with the governmental procurement process. Israeli defense exporters are required to maintain and follow an anti-bribery/corruption compliance program.

●	Cybersecurity and Data Privacy Regulations. Certain data relating to employees, customers and supply chain that we may receive and maintain, now or in the future, directly or indirectly, is subject to data privacy regulations, including those of the European General Data Privacy Regulation and corresponding Israeli legislation. There has also been an increased focus on cybersecurity, as global privacy, cybersecurity and data protection-related laws and regulations are evolving, extensive, and complex. Star may also be required to comply with expanding and increasingly complex cybersecurity regulations and guidelines in the United States, Israel and elsewhere with respect to reporting adverse events and additional requirements for avoiding or responding to an adverse event.

●	Audit Regulations. In the future, the Israeli Ministry of Defense may audit the books and records of our Israeli defense contractor subsidiaries. Such books and records and other aspects of projects related to U.S. defense contracts, if any, will also be subject to audit by U.S. government audit agencies. Such audits review compliance with government contracting cost accounting and other applicable standards. If discrepancies are found this could result in a downward adjustment of the applicable contract’s price as well as potential penalties. Some other customers have similar rights under specific regulations or contract provisions.

●	Competition Laws. Competition laws and regulations in Israel, the U.S. and other countries often require governmental approvals for transactions that are considered to limit competition. Such transactions may include the formation of joint venture entities, cooperative agreements for specific programs or areas, as well as mergers and acquisitions.

●	Environmental, Health and Safety Regulations. Star may become subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we have operations. This potentially includes regulations relating to air, water and ground contamination, hazardous waste disposal and other areas with a potential environmental, health or safety impact. Increased public concern may result in more international, U.S. federal, and/or regional requirements to reduce or mitigate the effects of climate change, such as regulating greenhouse gas emissions, policies mandating or promoting the use of renewable or zero-carbon energy and sustainability initiatives, and additional taxes on fuel and energy. Legislation or regulations may be enacted or promulgated in any jurisdiction in which we do business that impose more stringent restrictions and requirements than our current legal or regulatory obligations. In January 2023, the European Corporate Sustainability Reporting Directive (CSRD) came into force, which requires in-scope companies, among other things, to make sustainability reports including certain mandatory disclosures and other voluntary disclosures on impacts, risks, and opportunities in relation to sustainability matters identified as material by the relevant entity. On March 6, 2024, new SEC rules on climate-related disclosure were adopted which may subject us to burdensome and potentially costly emissions and other data gathering and reporting requirements. We will continue to assess the potential impact of the CSRD and SEC rules on our business and subsidiaries, if any.

B. Rimon Agencies Ltd., Star’s Israeli Defense Business

Star’s defense military technology business is operated by B. Rimon Agencies Ltd., an Israeli limited liability company and our indirect, wholly owned operating subsidiary that it acquired on February 15, 2024.

Through Rimon, Star operates in two primary lines of business:(i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers. Most of these products are sold to defense, security, and military clients in Israel, including Refeal, the manufacturer of anti-rocket systems like Iron Dome, Israel Aviation Industries and Elbit Systems, two major Israeli defense companies with global reach, the Israeli Ministry of Defense, the Israeli Police, and other security-related entities; and (ii) the engineering, design, production, integration, and maintenance of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, mobile bank branches, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies, the Israeli Defense Forces, municipalities, and other governmental and security-focused clients.

The Defense Industry

The primary geographic market focus as of the date hereof is Israel where the majority of its customers are located and operate. Star believes that Israel is a heavyweight in the global defense market, primarily due to its advanced military industries, with the country specifically accounting for 2.3% of global military exports (Observer Research Foundation, the strategic and military-technological significance of Israel). Israel was the 10th largest defense exporter from 2018 to 2022, with the U.S. and United Kingdom being among those customers that implemented Israeli defense systems such as the ‘Trophy’ Active Protection system, which creates a neutralization bubble around military vehicles and rapidly detects, classifies and engages all known chemical energy (CE) threats including recoilless rifles, ATGMs, AT rockets, HEAT tank rounds, and RPGs. Israel has a strong missile defense system and is one of few countries with successful experience in a multi-tiered missile defense system. There have also been multiple sales between Israel and national providers of defense technologies. For example, the U.S. approved the sale of David’s Sling, a complete air defense system designed to defeat the full spectrum of long range air and missile threats, by Israel and the private company Rafael Advanced Defense Systems Ltd., manufacturer of the David’s sling system, to Finland on August 2, 2023, a project that was valued at more than 300 million euros, marking a key development in Israel’s medium-tier missile defense offerings.

Further, the market size for the defense industry was approximately $76.1 billion in the U.S. in 2022 and is estimated to grow to $184.7 billion by 2027. Further, it is estimated that the compound annual growth rate for the defense technology market will be approximately 15.9% from 2022 to 2027 (PitchBook, Emerging Tech Research). It has also been estimated that approximately $135.3 billion was invested in the defense industry from 2016 to 2022. While we do not currently have any United States operations or customers, and do not have any current plans to enter the United States defense industry, we may and intend to do so in the future via directed sales and marketing efforts, or via the acquisition of complimentary United States defense industry businesses.

Digital RFQ

Through our Digital RFQ subsidiary, we currently aim to provide cross-border payment and transactions solutions to institutional investors, and offer blockchain-enabled financial services solutions to institutional investors in a secure, compliant and globally accessible manner. The blockchain-enabled payment gateway we have developed has the capability to deliver global cross-border transfers of fiat currencies using blockchain rails. Digital RFQ currently offers payment and settlement services, including those utilizing blockchain networks, but does not provide custody or wallet services with respect to digital assets, and does not hold digital assets, reducing the risks and regulatory burden on its business. In future, Digital RFQ plans to offer a white-labelled digital bank with end-to-end digital banking solutions for international business. We are uncertain as to when we will be able to offer these products and intend to evaluate potential strategic opportunities for DigiClear which may include the sale of the assets or a joint venture, of which there is no guarantee. Our competitors in this product category are banks and other financial institutions, and we intend to compete by offering faster and more reliable products using more advanced technology. Products and services offered by Digital RFQ are distributed through our website.

Digital RFQ is regulated in the United Kingdom by the Financial Conduct Authority and is in good standing and is and has been in the past in material compliance with the applicable laws, rules and regulations promulgated thereby. Digital RFQ is subject to Anti Money Laundering (“AML”) and Counter Terrorist Finance (“CTF”) regulations consistent with our authorization by the Financial Conduct Authority as an Electronic Money Directive Agent, among others. For a discussion of the various laws and regulations Digital RFQ is subject.

The “blockchain technology” used by Digital RFQ in its payment processing business includes only advanced-stage and fully tested, well-established and fully collateralized stablecoins operated on the Bitcoin, Ethereum and Tron networks. However, in future, we will be free to use other blockchain networks if we determine that they offer more sophisticated or secure technology. Based on our risk assessments, we determine the appropriate network to use for a particular transaction or customer. We do not use stablecoins of an algorithmic nature, and in the event that we determine any particular stablecoin presents a threat or risk to the security of our business, customers or the transactions we process, we promptly move to another stablecoin network. We do not accept payment in digital assets and do not hold digital assets for investment or offer digital wallet services. For a description of the risks associated with the use of blockchain technology in financial services generally, and payment processing specifically.

DigiClear

Through DigiClear, we plan to develop technology that offers a custody and settlement utility operating system aiming to deliver value and a high-functioning automated post-trade solution. DigiClear aims to provide clients with the means to transfer underlying assets to alternative custodians at any time. We intend for DigiClear to use hardware security modules to offer technology that can secure client assets to block any unwanted modification of client settlement instructions or transfers. We expect that the transfer process that DigiClear’s technology will offer will be fully automated, monitored and can be processed within milliseconds. We are uncertain as to when we will be able to offer these products and intend to evaluate potential strategic opportunities for DigiClear which may include the sale of the assets or a joint venture, of which there is no guarantee. Our competitors in this product category are banks and other financial institutions and smaller financial technology companies, and we intend to compete by offering faster and more reliable products using more advanced technology. Assuming we are offer DigiClear products and services once commercially developed these will be distributed through our website.

GSA Agreements

On May 24, 2016, Nukkleus Limited entered into a General Service Agreement to provide its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to FML Malta Ltd. In December 2017, Nukkleus Limited, FML Malta Ltd. and TCM entered into a letter agreement providing that there was an error in drafting the General Service Agreement and acknowledging that the correct counter-party to Nukkleus Limited in the General Service Agreement is TCM. Accordingly, all references to FML Malta Ltd. have been replaced with TCM. TCM is a private limited liability company formed under the laws of Malta. The General Service Agreement entered with TCM provides that TCM will pay Nukkleus Limited at minimum $2,000,000 per month. On October 17, 2017, Nukkleus Limited entered into an amendment of the General Service Agreement with TCM. In accordance with the amendment, which was effective as of October 1, 2017, the minimum amount payable by TCM to Nukkleus Limited for services was reduced from $2,000,000 per month to $1,600,000 per month. Emil Assentato is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM.

In addition, on May 24, 2016, in order to appropriately service TCM, Nukkleus Limited entered into a General Service Agreement with FXDIRECT, which provides that Nukkleus Limited will pay FXDIRECT a minimum of $1,975,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support. FXDIRECT may terminate this agreement upon providing 90 days’ written notice. On October 17, 2017, Nukkleus Limited entered into an amendment of the General Service Agreement with FXDIRECT. Pursuant to the amendment, which was effective as of October 1, 2017, the minimum amount payable by Nukkleus Limited to FXDIRECT for services was reduced from $1,975,000 per month to $1,575,000 per month. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC. Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated. The Company has historically generated substantially most of its revenue through the services rendered under the GSA.

Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated. The Company has historically generated substantially most of its revenue through the services rendered under the GSA. On September 30, 2024, the Company, TCM and FXDirectDealer LLC (“FXDD”) entered into a Release Agreement pursuant to which the parties confirmed that the GSA between the Company and TCM and the General Services Agreement dated May 24, 2016, as amended (“FXDD GSA”) between the Company and FDDD were terminated effective January 1, 2024. The parties further confirmed that there are no obligations or liabilities outstanding or owed between the parties as of September 30, 2024 and each party released and forever discharged the other party from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, which have arisen or may arise from the GSA or the FXDD GSA

In addition to the revenues from our General Services Agreement with TCM, Nukkleus received revenue from financial services through Digital RFQ.

Corporate Office

Nukkleus’s principal executive office is 575 Fifth Ave, 14th Floor, New York, New York 10017. Our main telephone number is 212-791-4663.

Employees

We have the equivalent to approximately 12 employees, of which 11 employees work for Digital RFQ and one employee works for Nukkleus.

MANAGEMENT

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Our executive officers are elected annually by our board of directors and serve a one year term until their successors are elected and qualified, or until such officer’s earlier death, resignation or removal.

Directors and Executive Officers

Name	Age	Position
Menachem Shalom	49	Chief Executive Officer and Director
David Rokach	55	Director
Tomer Nagar	37	Director
Aviya Volodarsky	41	Director
Reuven Yeganeh	48	Director
Anastasiia Kotaieva	33	Director

Set forth below is a brief description of the background and business experience of our current executive officers or directors.

Menachem Shalom has been our Chief Executive Officer and member of our Board of Directors since September 2024. Mr. Shalom has served as a director and the Chief Executive Officer of Motomova Inc (OTC Markets: MTMV) since December 1, 2022 and its Secretary since May 24, 2023. Mr. Shalom was the Co-Chief Executive Officer, and a member of the board of directors of MEA since January 2022. Since 2017, Mr. Shalom has also served as CEO of Hold Me Ltd., a digital platform for mobile wallet and payments founded by Mr. Shalom. Mr. Shalom is the principal executive and financial officer and sole director of Hold Me Ltd., a company registered with the Securities and Exchange Commission. Prior to his tenure with the Company, Mr. Shalom founded and served as CEO of Wayerz Solutions, Ltd., a digital platform for correspondent banking and wires’ routing optimization, between 2014 and 2017 and as Vice President of Business Development, Sales and Marketing at Dsnr Media Group Ltd., an international cross-platform digital advertising company. Mr. Shalom also founded and served as CEO of Mipso Ltd., a software-as-a-service provider in the fashion and retail industry, between 2010 and 2013; ooga studio Ltd., an industrial design incubator, between 2007 and 2010; and Medifreeze Ltd., a startup in the area of stem cell cryopreservation, between 2004 and 2009. Mr. Shalom received his MBA at the Hebrew University of Jerusalem in 2003 after receiving an LLM in corporate law at Columbia University School of Law in 2000.

David Rokach has been a member of our Board of Directors since September 2024. Mr. Rokach is the founder and has served as the CEO of Tokara Management Ltd. since 2014, which provides investment management services to hedge funds. Mr. Rokach also serves as a Senior Investment Manager of X Group Fund of Funds since January 2020. X Group Fund of Funds has provided a loan to the Company and also holds a warrant. Mr. Rokach has also held certain roles with Clal Finance. Mr. Rokach graduated from The Hebrew University of Jerusalem with a Bachelor of Arts International Relations in 1993 and from the Tel Aviv University with a diploma in Financial Investment Management in 1993. Mr. Rokach attended New York University in 1994 studying investment management.

Tomer Nagar has been employed in the sales department for Sogolowek Food Group since 2019. Prior to joining Sogolowek, Mr. Nagar served in the Israeli Air Force from 2006 through 2018 as a First Sergeant and Master Sergeant. Mr. Nagar graduated from the Israeli Air Force College in 2005 with a degree in Aviation Machinery.

Aviya Volodarsky is an attorney and since 2023 has practiced as a self employed attorney in Israel specializing in torts, corporate law, administrative law and civil litigation. From 2017 through 2023, Ms. Volodarsky was employed by the Law Firm of Attorney Yigal Matzlavi. Ms. Volodarsky studied at the Ono Academic College.

Reuven Yeganeh has been a director since June 13, 2024. He is an experienced business manager with specific experience in managing funds and a demonstrated history of working in the financial services industry. Since 2021, Mr. Yeganeh has served as a derivatives trader for Inbar Group Finance Ltd. From 2018 to 2021, Mr. Yeganeh was the Chairman of the Board of Directors of Fantazy Network (market: TASE: WILK), which specialized in cannabis investments, and from April 2012 to 2018 was the Chairman of the Board of Directors of Direct Capital (TASE: DCI-M), which was engaged in real estate investments. Prior to 2012, Mr. Yeganeh worked for various investment companies providing managing investment strategy. Further, from 1998 through 2001, Mr. Yeganeh served as a Non-Commissioned Officer it the Israeli Air Force. Mr. Yeganeh received a BA degree in Economics and Administration specializing in finance from Ruppin College, Israel in 2004 and a license to manage investment portfolios from the Israeli Securities Authority in 2006.

Abastasiia Kotaieva has been a director since June 13, 2024. She is an established business manager and entrepreneur. Ms. Kotaieva, since January 2022 to present, has owned and operated Ali Finance, which provides services to clients in the real estate industry as well as the stock market. From February 2019 through November 2021, Ms. Kotaieva served as an analyst for Menora, an insurance company, providing diligence and analyst services. Ms. Kotaieva served as an Account Manager for BSV, a private water well drilling company from January 2015 to October 2018. Ms. Kotaieva received a Bachelors and Masters degree in Economics from Krok University in Kyiv, Ukraine.

Board of Directors

Directors on our Board of Directors are elected for one-year terms and serve until the next annual security holders’ meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers are appointed annually by the Board of Directors and serve at the discretion of the Board. Currently, each director receives annual compensation of $20,000 for their services on our Board.

We reimburse our directors for expenses incurred in connection with attending directors’ meetings. We will consider applying for officers and directors’ liability insurance at such time when we have the resources to do so.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of David Rokach, Tomer Nagar, Aviya Volodarsky and Reuven Yeganeh be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with Nukkleus and will have with the combined company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Below are our current committee members.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Rokach	David Rokach *	David Rokach
Reuven Yeganeh *±	Reuven Yeganeh	Reuven Yeganeh
Aviya Volodarsky	Aviya Volodarsky	Aviya Volodarsky *

*	Denotes Chairperson.
±	Denotes audit committee financial expert.

Audit Committee

The Combined Company’s Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Brian Schwieger, Nicholas Gregory and Daniel Marcus, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Nukkleus’s board of directors has determined that Reuven Yeganeh qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s duties are specified in the Audit Committee Charter.

Compensation Committee

The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Family Relationships

No family relationship exists between any director, executive officer, or any person contemplated to become such.

Section 16(A) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the year ended September 30, 2023, our officers, directors and 10% stockholders made the required filings pursuant to Section 16(a).

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been subject or a party to or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Business Conduct and Ethics

We currently do not have a Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officers and Chief Operation Officer (including Director compensation) during the fiscal years ended September 30, 2024 and 2023. No other executive officer received compensation in excess of $100,000 during the fiscal years ended September 30, 2024 and 2023.

Summary Compensation Table

						Nonequity	Nonqualified
						incentive	deferred
	Fiscal			Stock	Option	plan	compensation	All other
Name and principal position	year	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		$	$	$	$	$	$	$	$
Menachem Shalom	2024	23,333	-	-	-	-	-	-	23,333
CEO	2023	-	-	-	-	-	-	-	-

Emil Assentato	2024	16,667	-	-	-	-	-	-	16,667
CEO	2023	20,000	-	-	-	-	-	-	20,000

Jamal “Jamie” Khurshid	2024	232,020	-	-	207,192	-	-	-	439,212
COO	2023	257,171	-	-	276,258	-	-	-	533,429

Employment Agreements

On July 24, 2024, Emil Assentato resigned as Chief Executive Officer and from the Board of Directors.

On September 23, 2021, the Company entered into a Consultancy Agreement with Jamal “Jamie” Khurshid, the Company’s COO. Pursuant to the agreement, Mr. Khurshid is employed as Chief Operating Officer of the Company unless terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Khurshid is entitled to two hundred and fifteen thousand Euro (€215,000) annually. Mr. Khurshid advised the Company that he was resigning as Chief Executive Officer and as a director of the Company effective September 2024.

In 2022, the Company entered into an amendment with Jamal “Jamie” Khurshid, pursuant to which the Company agreed to grant Jamal “Jamie” Khurshid stock options to acquire 85,714 shares of common stock at an exercise price of $3.15 per share. On November 8, 2024, the Company entered into a Settlement Agreement and Release with Mr. Khurshid and Match in which each party released the other.

Menachem Shalom was appointed as a director on July 24, 2024. On December 16, 2024, the Company entered into a Consultancy Agreement with Menachem Shalom, the Company’s CEO, effective September 1, 2024. Pursuant to the agreement, Mr. Shalom is employed as Chief Executive Officer of the Company unless terminated pursuant to the terms of the agreement. During the initial term of the agreement (September 2024 through February 2025), Mr. Shalom is entitled to receive $20,000 monthly, with subsequent semi-annual $5,000 monthly increases effective March 2025 & September 2025.

Option Exercises and Stock Vested

There were no options exercised by our executive officers or stock vested to our executive officers during the year ended September 30, 2024.

Outstanding Equity Awards

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during the year ended September 30, 2024, and each person who served as an executive officer of the Company as of September 30, 2024:

Outstanding Equity Awards
	Option Awards					Stock Awards
Equity
incentive
plan
								Equity	awards:
								incentive	Market
								plan	or
							Market	awards:	payout
							value	Number	value
			Equity			Number	of	of	of
			incentive			of	shares	unearned	unearned
			plan			shares	or	shares,	shares,
	Number of	Number of	awards:			or units	units of	units or	units
	securities	securities	Number of			of stock	stock	other	or other
	underlying	underlying	securities			that	that	rights	rights
	unexercised	unexercised	underlying	Options		have	have	that have	that
Name and	options	options	unexercised	exercise	Option	not	not	not	have not
principal	Exercisable	Unexercisable	options	price	expiration	vested	vested	vested	vested
position	(#)*	(#)	(#)*	($)*	Date	(#)	($)	(#)	($)
Emil Assentato,
CEO	-	-	-	-	-	-	-	-	-

Jamal “Jamie”
Khurshid,
COO	10,715	-	10,715	25.20	1/1/2027	-	-	-	-

*	Reflects 8:1 reverse stock split in October 2024

No Pension Benefits

The Company does not maintain any plan that provides for payments or other benefits to its executive officers at, following or in connection with retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Non-Employee Director Compensation

The following table sets forth all information concerning all cash and non-cash compensation awarded to, earned by or paid to our non-employee directors during the fiscal year ended September 30, 2024.

	Non-Employee Director Compensation
					Change in
					Pension Value
				Non-equity	and
	Fees Earned			Incentive	Non-Qualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	$	$	$	$	Earnings	$	$
Nicholas Gregory (1)	20,000	-	-	-	-	-	20,000
Daniel Marcus (1)	20,000	-	-	-	-	-	20,000
Brian Schweiger (1)	20,000	-	-	-	-	-	20,000
Brian Ferrier (2)	13,333	-	-	-	-	-	13,333
Derek Campbell (2)	6,667	-	-	-	-	-	6,667
Reuven Yeganeh (3)	5,833	-	-	-	-	-	5,833
Anastasiia Kotaieva (3)	5,833	-	-	-	-	-	5,833
David Rokach (4)	3,333	-	-	-	-	-	3,333

(1)	Mr. Gregory, Mr. Marcus & Mr. Schweiger resigned as directors on November 8, 2024.

(2)	Mr. Ferrier & Colonel Derek Campbell resigned as directors on May 24, 2024.

(3)	Mr. Yeganeh & Ms. Kotaieva were appointed as directors on June 13, 2024

(4)	Mr. Rokach was appointed as director on July 24, 2024.

Agreement with Craig Marshak

On August 1, 2016, Mr. Craig Marshak entered into a letter agreement with us pursuant to which he was appointed as our director in consideration of an annual fee of $20,000. On October 27, 2023, Mr. Marshak resigned as a director of the Company.

Agreement with Emil Assentato

On August 1, 2016, Mr. Emil Assentato entered into a letter agreement with us pursuant to which he was appointed as our director in consideration of an annual fee of $20,000. On July 24, 2024, Mr. Assentato resigned as Chief Executive Officer and from the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 7, 2024 with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. As of December 23, 2024, we had 4,790,431 shares of common stock issued and outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this report are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name Officer and Directors	Position	Number of Shares of Common Stock	Percentage of Common Stock (1)
Menachem Shalom	CEO and Director	500,000	10.4%
David Rokach	Director	10,000	*
Tomer Nagar	Director	10,000	*
Aviya Volodarsky	Director	10,000	*
Reuven Yeganeh	Director	10,000	*
Anastasiia Kotaieva(2)	Director	971,376	18.4%
Total Officers and Directors (6 people)		1,511,376	28.6%
5% Stockholders

X Group Family of Funds Limited Partnership(2)		971,376	18.4%
Emil Assentato		671,191	14.0%
East Asia Technology Investments Limited(3)		381,000	7.4%
Nukk Tracker Notes - CH1108678926 / 23714, series of notes (Series 24) issued by ProETP DAC		249,263	5.2%

(1)	Applicable percentage ownership is based on 4,790,431 shares of common stock outstanding as of February 7, 2025. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of are deemed to be beneficially owned by the person holding such securities for computing the percentage of ownership of such person, but are not treated as outstanding for computing the percentage ownership of any other person.

(2)	Represents 150,000 shares of common stock personally and 319,952 shares of common stock, 150,000 shares of common stock issuable upon exercise of a warrant at $1.50 per share and 351,424 shares of common stock issuable upon exercise of a warrant at $2.41 per share. Anastasiia Kotaieva, a director of the Company, is the owner of X Group Family of Funds Limited Partnership.

(3)	Represents 206,000 shares of common stock issuable upon conversion of a Senior Unsecured Promissory Note issued August 1, 2024 at a conversion price of $2.50 per share and 175,000 shares of common stock issuable upon exercise of a Warrant at an exercise price of $2.00 per share.

*	Less than 1%.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement – December 2024” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of February 7, 2025, assuming exercise of the warrants held by the selling shareholder on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement - December 2024” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise any such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Esousa Group Holdings LLC (1)	3,958,332	3,958,332	0
Sixth Borough Capital Fund LP (2)	208,333	208,333	0
Craig Vallis	125,000	125,000	0
Oliver Worsley	75,000	75,000	0
Nicholas Jacobs	25,000	25,000	0
LU2 Consulting	37,500	37,500	0

(1)	Includes 1,353,333 shares of our common stock issuable upon the exercise of pre-funded warrants and, 2,374,999 shares of our common stock issuable upon the exercise of common warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) and 230,000 shares of common stock. Michael Wachs serves as the sole Managing Member of Esousa Group Holdings LLC. The address for Esousa Group Holdings LLC and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.

(2)	Includes 83,333 shares of our common stock issuable upon the exercise of pre-funded warrants and 125,000 shares of our common stock issuable upon the exercise of Common Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

 In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

Nukkleus is authorized to issue 40,000,000 shares of Common Stock, par value $0.0001, and 15,000,000 shares of preferred stock, par value $0.0001.

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and our bylaws as currently in effect. Copies of the currently effective certificate of incorporation and bylaws were filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended September 30, 2021, filed on December 29, 2021.

As of the date of this prospectus, Nukkleus had 4,790,431 outstanding shares of Common Stock and no shares of Preferred Stock outstanding.

Common Stock

Holders of Common Stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive dividends, if declared by the Nukkleus Board, out of funds that Nukkleus may legally use to pay dividends. In the event of a liquidation or dissolution, holders of Common Stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Nukkleus’s current certificate of incorporation does not provide the Common Stock with any redemption, conversion or preemptive rights. All shares of Common Stock that are outstanding as of the date of this joint proxy statement/prospectus will be fully-paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 15,000,000 shares, $0.0001 par value per share, of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our Common Stock. The Board’s authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt.

Dividends

Nukkleus has not paid any cash dividends on shares of its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of the Nukkleus Board. It is the present intention of the Board to retain all earnings, if any, for use in Nukkleus’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Anti-takeover provisions

Certificate of Incorporation and Bylaws

Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following.

●	Nukkleus’s Board has the right to elect directors to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the Board;

●	Nukkleus’s certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

●	Nukkleus’s Board is able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Nukkleus.

Section 203 of the Delaware General Corporation Law

Nukkleus is subject to Section 203 of the Delaware General Corporation Law, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stockoutstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.

Nukkleus intends to apply to list its Common Stock on Nasdaq.

Transfer Agent and Registrar

The transfer agent for Nukkleus is Continental Stock Transfer & Trust Company, 1 State St., 30th floor, New York, NY 10004, telephone: (212) 509-4000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On May 22, 2023, the Board of Directors (the “Board”) of the Company approved the engagement of Gries and Associates, LLC (“Gries”) as the Company’s new independent registered public accounting firm for the fiscal year ending September 30, 2023. The change was effective upon execution of an engagement letter. In connection with the selection of Gries, the Board dismissed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm on May 22, 2023.

On November 3, 2023, the Company was informed that Gries had sold its business to GreenGrowth CPAs (“GreenGrowth”).

On November 5, 2023, the Company engaged and executed an agreement with GreenGrowth as the Company’s new independent accountant to replace Gries. As Gries was engaged by the Company on May 22, 2023, Gries has not issued a report on the Company’s financial statements. The Board of the Company, acting as the audit committee, approved the decision to change independent accountants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, in which our company was or is to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our company’s total assets at year-end and in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Star Agreement

As discussed herein, on December 15, 2024, the Company entered into the Star Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders to acquire a controlling 51% interest in Star, a defense acquisition company, which was amended on February 11, 2025. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star.

X Group Conversion

On June 11, 2024 the Company issued the X Group Note to X Group in consideration of cash proceeds in the amount of $250,000. As an additional inducement to provide the X Group Note 1, the Company issued X Group the X Group Warrant 1. The Company and X Group also entered into a Restructuring Agreement providing that, among other items, X Group, in its sole discretion, will have the right for a period for six months from the effective date to lend the Company an additional $500,000.

On September 10, 2024, the Company issued the X Group Note 2 in the principal amount of $125,000 to X Group in consideration of cash proceeds in the amount of $100,000, which was funded on September 4, 2024.

On November 8, 2024, the Company entered the Conversion Agreement with X Group to convert outstanding principal and interest totaling of $771,085 payable under the X Group Note 1 and the X Group Note 2 (the “X Group Debt”) into shares of common stock of the Company. Pursuant to the Conversion Agreement, the Company issued 385,542 shares of its common stock and an additional warrant to purchase 351,424 shares of common stock exercisable for a period of five years at an exercise price of $2.00 per share (“X Group Warrant 2”) in exchange for the cancellation of the X Group Debt. Further, the Company and X Group entered into a letter agreement providing that X Group may not exercise the X Group Warrant 1 in the event such exercise would result in X Group holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024. On November 14, 2024, the Company and X Group entered into a letter agreement pursuant to which it amended the terms of the Conversion Agreement and the X Group Warrant 2 issued in connection with the Conversion Agreement. Pursuant to the letter agreement, the shares of common stock to be issued under the Conversion Agreement were amended to be 319,952 shares of common stock of the Company and the exercise price of the X Group Warrant 2 was amended to be $2.41.

Services provided by related parties

 From time to time, Oliver Worsley, a shareholder of the Company, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $54,499 and $55,140 for the years ended September 30, 2024 and 2023, respectively, which have been included in professional fees on the accompanying consolidated statements of operations and comprehensive loss.

From time to time, Craig Vallis, a shareholder of the Company, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $105,834 and $136,625 for the years ended September 30, 2024 and 2023, respectively, which have been included in professional fees on the accompanying consolidated statements of operations and comprehensive loss.

From time to time, Jamal Khurshid, the Company’s former chief executive officer and director, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $61,327 for the year ended September 30, 2024, which have been included in professional fees on the accompanying condensed consolidated statements of operations and comprehensive loss. Jamal Khurshid did not provide any consulting services to the Company for the year ended September 30, 2023.

Revenue from related party and cost of revenue from related party

The Company’s general support services operated under a GSA with TCM providing personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount received was $1,600,000. Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated as of December 31, 2023. The Company has historically generated substantially most of its revenue through the services rendered under the GSA.

The Company’s general support services operated under a GSA with FXDIRECT receiving personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount payable wais $1,575,000. Effective May 1, 2023, the minimum amount payable by the Company to FXDIRECT for services was reduced from $1,575,000 per month to $1,550,000 per month. Effective December 31, 2023, the GSA with FXDIRECT was terminated.

Both of the above entities are affiliates through common ownership.

During the years ended September 30, 2024 and 2023, Digital RFQ earned revenue from related parties in the amount of $69,619 and $138,419, respectively, which was included in revenue – financial services on the accompanying condensed consolidated statements of operations and comprehensive loss.

Due from affiliates

At September 30, 2024 and 2023, due from affiliates consisted of the following:

	September 30,	September 30,
	2024	2023
Digiclear	$-	$229,837
Jacobi	-	95,274
Jamal Khurshid	10,382	-
Forexware (1)	6,151	-
FXDD Mauritius (1)	6,004	1,500
TCM (1)	12,508	1,942,500
Total	$35,045	$2,269,111

(1)	FXDD Mauritius, Forexware, and TCM are controlled by Emil Assentato, the Company’s former chief executive officer and chairman and current 5%+ shareholder.

The balance due from Jamal Khurshid represents monies the Company paid on behalf of Jamal Khurshid. The balances due from Forexware, FXDD Mauritius, and TCM represent outstanding receivables owed to Digital RFQ for financial services. The balances due from Jacobi and FXDD Mauritius represent monies that the Company paid on behalf of Jacobi and FXDD Mauritius. The balance due from TCM represents unsettled funds due related to the General Services Agreement and monies that the Company paid on behalf of TCM.

Management believes that the affiliates’ receivables are fully collectable. Therefore, no allowance for doubtful account is deemed to be required on its due from affiliates at September 30, 2024 and 2023.

Due to affiliates

At September 30, 2024 and 2023, due to affiliates consisted of the following:

	September 30,	September 30,
	2024	2023
Forexware LLC	$-	$1,211,778
FXDIRECT	-	5,064,428
Currency Mountain Holdings Bermuda, Limited (“CMH”) (1)	42,000	42,000
FXDD Trading (1)	470,716	396,793
Markets Direct Payments (1)	2,543	2,317
Craig Vallis	16,532	-
Match Fintech Limited (2)	47,733	91,433
Total	$579,524	$6,808,749

(1)	CMH, FXDD Trading, and Markets Direct Payments are controlled by Emil Assentato, the Company’s former chief executive officer and chairman, and current 5%+ shareholder.

(2)	Match Fintech Limited is controlled by affiliates of the Company.

The balances due to affiliates represent expenses paid by FXDD Trading, Markets Direct Payments, and Match Fintech Limited on behalf of the Company and advances from CMH. The balance due to Craig Vallis represents unpaid consulting fees.

Amounts due to affiliates are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Customer digital currency assets and liabilities – related parties

At September 30, 2024 and 2023, related parties’ digital currency, which was controlled by Digital RFQ, amounted to $20,020 and $0, respectively, which was included in customer digital currency assets and liabilities on the accompanying consolidated balance sheets.

Note receivable – related parties

Promissory note

The Company originated a note receivable to a shareholder in the principal amount of $35,000 on September 1, 2022. The note matured with respect to $17,500 on March 1, 2023 and with respect to $17,500 on September 1, 2023. The note bears a fixed interest rate of 5.0% per annum. The principal was funded with cash custodial money. In April 2024, the note was exchanged for loan payable – related parties.

 Line of credit

On July 31, 2023, the Company entered into a Credit Deed (the “Credit Deed”) providing a $1 million line of credit (the “Line of Credit”) to a related party company which is a client of Digital RFQ. The Line of Credit allows the related party company to request loans thereunder until amount reaches $1 million. Loan drawn under the Line of Credit bears interest at an annual rate of 8% and will be receivable in installments commencing on December 31, 2023. The Line of Credit was collateralized by 133,514 shares of common stock of the Company.

During the year ended September 30, 2023, $764,892 was advanced to the borrower under the Line of Credit. At September 30, 2023, the Company recorded a reserve for credit loss of $637,072 on the Line of Credit. During December 2023, the Company and the related party company entered into a Stock Transfer Agreement pursuant to which the collateral, 133,514 shares of the Company’s common stock owed by the related party, were to be transferred to the Company to satisfy the amount owed under the Line of Credit. As of September 30, 2024, the transfer of the 133,514 shares of the Company’s common stock back to the Company had not occurred and management deemed it remote that the transfer will occur. During the year ended September 30, 2024, the Company collected $132,826. At September 30, 2024, after exhaustive efforts at collection of the outstanding amounts owed under the Line of Credit and unsuccessful attempts to collect the collateral, the Company wrote off the remaining outstanding balance of the Line of Credit against the reserve for credit loss.

For the years ended September 30, 2024 and 2023, the interest income related to notes receivable – related parties amounted to $362  and $12,082, respectively, and has been included as a component of other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss.

As of September 30, 2024 and 2023, the outstanding interest receivable related to the notes receivable – related parties was $0 and $12,179, respectively, and was included as a component of other current assets on the accompanying consolidated balance sheets.

 Loan payable – related parties and interest payable – related parties

On July 19, 2023, Digital RFQ issued a promissory note (the “July 2023 Loan”) in the principal amount of $75,619 to Jamal Khurshid, the Company’s chief operating officer and director, in consideration of cash proceeds in the amount of $75,619. The July 2023 Loan bears interest of 5.0% per annum and is due and payable on July 19, 2026. The outstanding principal and interest of the July 2023 Loan was fully repaid in November 2023.

On August 15, 2023, Digital RFQ issued a promissory note (the “August 2023 Loan”) in the principal amount of $75,000 to Emil Assentato, the Company’s chief executive officer and chairman, in consideration of cash proceeds in the amount of $75,000. The August 2023 Loan bears interest of 5.0% per annum and is due and payable on August 15, 2026. A partial repayment of the August 2023 Loan of $50,000 was paid to Emil Assentato in January 2024.

On September 18, 2023, the Company issued a promissory note (the “September 2023 Loan”) in the principal amount of $270,000 to Emil Assentato, the Company’s chief executive officer and chairman, in consideration of cash proceeds in the amount of $270,000. The September 2023 Loan bears interest of 5.0% per annum and is due and payable on September 18, 2026. In December 2023, the September 2023 Loan principal of $270,000 was converted into 70,129 shares of common stock of the Company (See Note 17 – Common shares issued for debt conversion).

During the year ended September 30, 2024, the Company issued promissory notes in the aggregate principal of $1,105,639 and $248,000 to a shareholder and to an entity managed by that shareholder, respectively, (collectively, the “Shareholder 2024 Loans”), in consideration of cash proceeds in the same amount in the following tranches:

October 2023	$199,000
December 2023	424,000
January 2024	25,000
February 2024	188,000
March 2024	80,000
April 2024	31,000
May 2024	100,000
June 2024	120,500
July 2024	59,000
August 2024	58,000
September 2024	69,139
Total	$1,353,639

The 2024 Shareholder Loans bear interest of 5.0% per annum and each individual loan will be due and payable three years from the date of issuance.

In March 2024, the Company entered into a facility agreement with a shareholder (the “March 2024 Facility”), whereby a Company’s subsidiary can request loans up to an aggregate $500,000 from the shareholder. The proceeds from advances under the March 2024 Facility are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Facility bear interest of 4.0% per month. This loan will be repaid in installments in accordance with the terms of the March 2024 Facility, with the last installment due on July 31, 2024. In April 2024, $11,820, a portion of the March 2024 Facility’s outstanding principal was exchanged for due from affiliates (see Note 18). As of September 30, 2024, the outstanding principal balance and accrued and unpaid interest of the March 2024 Facility was GBP 320,646 and GBP 115,433, respectively ($429,131 and $154,487, respectively), at September 30, 2024.

In March 2024, the Company entered into a loan agreement with a Company shareholder (the “March 2024 Loan”), providing the Company with a loan up to GBP 395,000 ($528,640 at September 30, 2024). The proceeds from advances under the March 2024 Loan are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Loan bear interest at a rate of 10.0% per annum. This March 2024 Loan is unsecured and is due and payable on March 31, 2025. In April 2024, GBP 32,337 ($37,198 at the exchange date), a portion of the March 2024 Loan’s outstanding principal, was exchanged for note receivable – related party (see Note 18). As of September 30, 2024, the outstanding principal balance and accrued and unpaid interest was GBP 217,663 and GBP 10,883, respectively ($291,305 and $14,565, respectively), at September 30, 2024.

Letter agreement with ClearThink

Nukkleus was party to a letter agreement with ClearThink dated as of November 22, 2021, pursuant to which ClearThink was engaged by Nukkleus in connection with the Business Combination.

Craig Marshak, a former member of the Board of Directors of the Company, was a managing director of ClearThink, a transaction advisory firm. ClearThink had been engaged by the Company to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise the Company with respect to the Business Combination. The letter agreement was terminated on October 27, 2023. The Company paid ClearThink $210,000 as of the date of closing of the Business Combination. Mr. Marshak no longer serves as a director of the Company.

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended September 30, 2024 and 2023.

	Years Ended September 30,
Customer	2024	2023
A – related party	81.2%	90.2%

As of September 30, 2024, the GSA agreement in relation to the above referenced related party customer was no longer active and nothing was owed by this customer to the Company.

One related party customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable and due from affiliates at September 30, 2023, accounted for 95.2% of the Company’s total outstanding accounts receivable and due from affiliates at September 30, 2023.

Suppliers

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s costs of revenues for the years ended September 30, 2024 and 2023.

	Years Ended September 30,
Supplier	2024	2023
A – related party	94.6%	86.8%

As of September 30, 2024, the GSA agreement in relation to the above referenced related party supplier was no longer active and nothing was owed to this supplier by the Company.

Two related party suppliers, whose outstanding payables accounted for 10% or more of the Company’s total outstanding accounts payable and due to affiliates at September 30, 2023, accounted for 81.7% of the Company’s total outstanding accounts payable and due to affiliates at September 30, 2023.

Director Independence

Our board of directors currently consists of six members. Our board of directors has determined that David Rokach, Tomer Nagar, Aviya Volodarsky and Reuven Yeganeh qualify as independent directors in accordance with the Nasdaq Capital Market (“Nasdaq”) listing requirements. Mr. Menachem Shalom and Ms. Anastasiia Kotaieva are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fleming PLLC, New York, New York.

EXPERTS

The financial statements of Nukkleus, Inc. at September 30, 2024 and 2023, and for each of the two years in the period ending September 30, 2024, appearing in this prospectus have been audited by Green Growth CPA, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of B. Rimon Agencies Ltd. at December 31, 2023 and 2022, and for each of the two years in the period ending December 31, 2023 and 2022, appearing in this prospectus have been audited by BARZILY AND CO., CPA’s, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information. You can obtain a copy of the Registration Statement, including the exhibits filed with it, from the SEC as indicated below.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or those documents.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

●	Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC January 10, 2025;

●	Current Reports on Form 8-K filed with the SEC October 4, 2024, October 18, 2024, November 12, 2024, November 15, 2024, November 22, 2024, November 25, 2024, December 6, 2024, December 17, 2024 and December 20, 2024; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 22, 2020 including any amendments or reports filed with the SEC for the purposes of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (212) 791-4663 or by writing to us at the following address:

Nukkleus, Inc.

575 Fifth Ave, 14th Floor

New York, New York 10017

You also may access these filings on our website at www.nukk.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Nukkleus Inc.

Star 26 Capital, Inc.

Unaudited Consolidated Financial Statements as of September 30, 2024

B. Rimon Agencies Ltd.

Audited Consolidated Financial Statements for the fiscal years ended December 31, 2023 and 2022

NUKKLEUS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

NUKKLEUS INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Nukkleus, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Nukkleus, Inc. (the Company) as of September 30, 2024 and 2023 and the related consolidated statements of operations and comprehensive loss, consolidated statement of changes in stockholders’ equity (deficit), and consolidated statement of cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023

Los Angeles, California

February 10, 2025

PCAOB ID Number 6580

NUKKLEUS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash	$3,678	$19,318
Customer custodial funds	31,781	672,501
Customer digital currency assets	615,361	—
Digital assets	396	1,973
Due from affiliates	35,045	2,039,274
Notes receivable - related parties, net	—	162,820
Other current assets	279,448	32,522
TOTAL CURRENT ASSETS	965,709	2,928,408

NON-CURRENT ASSETS:
Investment	—	391,217
Intangible assets, net	19,290	33,000
TOTAL NON-CURRENT ASSETS	19,290	424,217
TOTAL ASSETS	$984,999	$3,352,625

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$448,307	$138,666
Customer custodial cash liabilities	827,589	1,443,011
Customer digital currency liabilities	23,605	—
Convertible notes payable, net	634,009	—
Note payable, net	54,198	—
Due to affiliates	579,524	6,808,749
Loans payable - related parties	2,347,809	—
Interest payable – related parties	169,052	—
Accrued expenses and other current liabilities	1,985,978	733,039
TOTAL CURRENT LIABILITIES	7,070,071	9,123,465

NON-CURRENT LIABILITIES:
Loans payable - related parties, net of current portion	966,056	420,619
Interest payable - related parties, net of current portion	46,585	1,771
TOTAL NON-CURRENT LIABILITIES	1,012,641	422,390
TOTAL LIABILITIES	8,082,712	9,545,855

COMMITMENTS AND CONTINGENCIES - (Note 18)
STOCKHOLDERS’ DEFICIT (1):
Preferred stock ($0.0001 par value; 15,000,000 shares authorized; 0 share issued and outstanding at September 30, 2024 and 2023)	—	—
—Common stock ($0.0001 par value; 150,000,000 and 40,000,000 shares authorized; 2,098,999 and 1,259,333 shares issued and outstanding at September 30, 2024 and 2023, respectively)	209	126
Additional paid-in capital	33,334,725	25,543,929
Accumulated deficit	(40,287,764)	(31,769,244)
Accumulated other comprehensive income	(144,883)	31,959
TOTAL STOCKHOLDERS’ DEFICIT	(7,097,713)	(6,193,230)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$984,999	$3,352,625

(1)	Retroactively restated for the reverse recapitalization as described in Note 1 and Note 4 and the one-for-eight reverse stock split described in Note 14.

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended September 30,
	2024	2023
REVENUES
Revenue - general support services - related party	$4,800,000	$19,200,000
Revenue - financial services	1,113,461	2,097,642
Total revenues	5,913,461	21,297,642

COSTS OF REVENUES
Cost of revenue - general support services - related party	4,650,000	18,775,000
Cost of revenue - financial services	264,945	2,865,783
Total costs of revenues	4,914,945	21,640,783

GROSS PROFIT (LOSS)
Gross profit - general support services - related party	150,000	425,000
Gross profit (loss) - financial services	848,516	(768,141)
Total gross profit (loss)	998,516	(343,141)

OPERATING EXPENSES:
Advertising	44,488	55,889
Professional fees	6,734,162	2,423,773
Compensation and related benefits	958,648	822,625
Amortization of intangible assets	13,813	273,711
Bad debt expense – related parties	6,141,000	1,179,772
Other general and administrative	893,198	449,988
Impairment loss	391,217	11,914,322
Total operating expenses	15,176,526	17,120,080

LOSS FROM OPERATIONS	(14,178,010)	(17,463,221)

OTHER (EXPENSE) INCOME:
Interest expense	(343,333)	—
Interest expense - related parties	(206,733)	(1,776)
Loss on extinguishment of vendor obligations	(288,835)	—
Gain on extinguishment of vendor obligations	211,200	—
Gain on termination of GSS GSA – related party	6,082,962	—
Gain on extinguishment of due to affiliates	192,069	—
Other income	12,160	36,569
Total other (expense) income, net	5,659,490	34,793
NET LOSS	$(8,518,520)	$(17,428,428)

COMPREHENSIVE LOSS:
NET LOSS	(8,518,520)	(17,428,428)
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation loss	(176,842)	(26,260)
COMPREHENSIVE LOSS	$(8,695,362)	$(17,454,688)

NET LOSS PER COMMON SHARE (1):
Basic and diluted	$(4.93)	$(13.84)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	1,728,144	1,259,333

(1)	Retroactively restated for the reverse recapitalization as described in Note 1 and Note 4 and the one-for-eight reverse stock split described in Note 14.

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (1)

For the Years Ended September 30, 2024 and 2023

	Preferred Stock		Common Stock		Additional		Accumulated Other	Total
	Number of		Number of		Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balance as of September 30, 2022	—	$—	10,074,657	$1,007	$25,172,170	$(14,340,816)	$58,219	$10,890,580
Retroactive application of reverse stock split	—	—	(8,815,324)	(881)	881	—	—	—
Adjusted balance, beginning of period	—	—	1,259,333	126	25,173,051	(14,340,816)	58,219	10,890,580
Stock-based compensation	—	—	—	—	370,878	—	—	370,878
Net loss	—	—	—	—	—	(17,428,428)	—	(17,428,428)
Foreign currency translation adjustment	—	—	—	—	—	—	(26,260)	(26,260)
Balance as of September 30, 2023	—	$—	1,259,333	$126	$25,543,929	$(31,769,244)	$31,959	$(6,193,230)
Stock-based compensation	—	—	—	—	229,605	—	—	229,605
Issuance of Old Nukk common stock in exchange for a receivable from Brilliant	—	—	47,533	5	1,802,210	—	—	1,802,215
Issuance of Old Nukk common stock to settle accrued expenses and other current liabilities	—	—	5,629	1	213,385	—	—	213,386
Issuance of common stock to settle accrued expenses and other current liabilities	—	—	361,532	35	1,880,152	—	—	1,880,187
Issuance of stock purchase warrants	—	—	—	—	517,702	—	—	517,702
Issuance of common stock to settle loans payable – related parties	—	—	8,767	1	270,562	—	—	270,563
Issuance of common stock to settle due to affiliates	—	—	94,710	9	2,727,051	—	—	2,727,060
Issuance of common stock in connection with reverse recapitalization	—	—	321,495	32	150,129	—	—	150,161
Net loss	—	—	—	—	—	(8,518,520)	—	(8,518,520)
Foreign currency translation adjustment	—	—	—	—	—	—	(176,842)	(176,842)
Balance as of September 30, 2024	—	$—	2,098,999	$209	$33,334,725	$(40,287,764)	$(144,883)	$(7,097,713)

(1)	Retroactively restated for the reverse recapitalization as described in Note 1 and Note 4 and the one-for-eight reverse stock split described in Note 14.

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,518,520)	$(17,428,428)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	315,834	—
Amortization of intangible assets	13,813	2,380,115
Stock-based compensation	229,605	370,878
Loss on extinguishment of vendor obligations	288,835	—
Gain on extinguishment of vendor obligations	(211,200)	—
Gain on extinguishment of due to affiliates	(192,069)	—
Provision for bad debt – related parties	6,141,000	1,179,772
Gain on termination of GSS GSA – related party	(6,082,962)	—
Unrealized foreign currency exchange loss (gain)	—	3,221
Impairment loss	391,217	11,922,272
Changes in operating assets and liabilities:
Customer digital currency assets	(582,760)	273,337
Other current assets	(247,094)	(26,393)
Digital assets	1,675	70,913
Due from affiliates	(4,142,922)	(1,338,432)
Accounts payable	280,460	82,366
Customer custodial cash liabilities	(715,780)	(775,511)
Customer digital currency liabilities	22,355	(273,337)
Due to affiliates	3,939,597	2,261,395
Interest payable - related parties	205,296	1,776
Accrued expenses and other current liabilities	5,045,177	63,674
NET CASH USED IN OPERATING ACTIVITIES	(3,818,443)	(1,232,382)

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of notes receivable – related parties	—	(1,920,754)
Payments received on notes receivable – related parties	132,826	852,651
Purchase of intangible asset	—	(41,833)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	132,826	(1,109,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
Business Combination, net of issuance costs	150,161	—
Proceeds from issuance of note payable	50,000	—
Repayment on note payable	(50,000)	—
Proceeds from issuance of loans payable - related parties	2,093,817	418,316
Repayments on loans payable - related parties	(133,650)	—
Proceeds from issuance of convertible notes payable and stock purchase warrants, net of issuance costs	812,075	—
Proceeds from issuance of note payable and stock purchase warrants	78,000	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,000,403	418,316

EFFECT OF EXCHANGE RATE ON CASH	28,854	231,404
NET DECREASE IN CASH	(656,360)	(1,692,598)
Cash - beginning of year	691,819	2,384,417
Cash - end of year	$35,459	$691,819

CASH CONSISTED OF THE FOLLOWING:
Cash	3,678	19,318
Customer custodial funds	31,781	672,501
Total cash	$35,459	$691,819

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,436	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to settle loans payable – related parties and accrued and unpaid interest	613,410
Capital reduction on settlement of loans payable – related parties and accrued and unpaid interest through issuance of common stock	$(342,847)	$—
Issuance of common stock to settle due to affiliates	6,627,314
Capital reduction on settlement of due to affiliates through issuance of common stock	$(3,900,254)	$—
Issuance of common stock to settle accrued expenses and other current liabilities	$1,880,187	$—
Settlement of due to affiliates through issuance of loan payable – related parties	$1,213,348	$—
Settlement of accrued expenses and other current liabilities through issuance of Old Nukk common stock	$213,386	$—
Issuance of Old Nukk common stock to Brilliant vendors in exchange for receivable from Brilliant	$1,802,215	$—
Settlement of loans payable – related parties through exchange of notes receivable – related parties and accrued and unpaid interest	$37,978	$—
Settlement of loans payable – related parties through exchange of due from affiliates	$11,855	$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nukkleus Inc. and its wholly owned subsidiaries, are financial technology companies focused on providing software, technology solutions, customer sales and marketing, and risk management technology hardware and software solutions packages for the worldwide retail foreign exchange (“FX”) trading industry and payment services from one fiat currency to another or to digital assets.

Basis of Presentation and Principles of Consolidation: On December 22, 2023 (the “Closing Date”), Brilliant Acquisition Corp (“Brilliant”) entered into a business combination agreement (the “Business Combination”) with each of the shareholders of Nukkleus Inc. (“Old Nukk”). Pursuant to the Business Combination, Brilliant acquired all of the issued and outstanding shares of common stock from the Old Nukk shareholders. For more information on this transaction see Note 5.

On the Closing Date, and in connection with the closing of the Business Combination, Brilliant changed its name to Nukkleus Inc (the “Company”) and the Company’s common stock began trading on the NASDAQ under the ticker symbol NUKK. Old Nukk was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The determination was primarily based on Old Nukk’s shareholders prior to the Business Combination having a majority of the voting interests in the combined company, Old Nukk’s ability to exert control over the majority of the board of directors of the combined company, and given the board of directors election and retention provisions, Old Nukk’s ability to maintain control of the board of directors on a go-forward basis, Old Nukk’s senior management comprising the senior management of the combined company; and old Nukk’s operations prior to the Business Combination comprise the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Nukk issuing stock for the net assets of Brilliant, accompanied by a recapitalization. The net assets of Brilliant were stated at historical cost, with no goodwill or other intangible assets recorded.

While Brilliant was the legal acquirer in the Business Combination, because Old Nukk was deemed the accounting acquirer, the historical financial statements of Old Nukk became the historical financial statements of the combined company, upon consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Old Nukk prior to the Business Combination; (ii) the combined results of Brilliant and Old Nukk following the closing of the Business Combination; (iii) the assets and liabilities of Old Nukk at their historical cost; and (iv) the Company’s equity structure for all periods presented.

Effective October 24, 2024, the Company amended its amended and restated certificate of incorporation to implement a one-for-eight reverse stock split of its common stock (the “2024 Reverse Stock Split”) and increased the number of authorized shares of the Company’s common stock from 40,000,000 to 150,000,000 (see Note 14).

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods to give effect to the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Old Nukk shareholders during the Business Combination and the 2024 Reverse Stock Split. Accordingly, the disclosure of common shares and per common share data in the accompanying consolidated financial statements and related notes reflect the Business Combination and 2024 Reverse Stock Split for all periods presented.

The accompanying consolidated financial statements include the accounts of Nukkleus Inc, and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation. The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Any reference in these footnotes to the applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the ASC and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Adjustment of prior interim period financial statements: During the preparation of consolidated financial statements of the Company for the year ended September 30, 2024, the Company’s management identified that the treatment of losses on extinguishment of obligations owed to affiliates during the three months ended December 31, 2023 were improperly recognized as a distribution reducing accumulated deficit for transactions where the obligations were settled through the issuance of shares of the Company’s common stock. The losses on extinguishment of obligations are to be recognized as capital reductions as the Company is in an accumulated deficit position, and the losses should be treated as a return of capital given the role of a company’s shareholder.   The correction of the treatment of losses on extinguishment of obligations owed to affiliates did not have an impact on the Company’s financial position for the three months ended December 31, 2023.

NOTE 2 – Liquidity and capital resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. On December 22, 2023, the Company consummated the Business Combination and raised net proceeds of $150,161 net of transaction costs and expenses. As of September 30, 2024, the Company had cash of approximately $3,700, exclusive of customer custodial funds. The Company had a working capital deficit of approximately $6,104,000 at September 30, 2024 and incurred a net loss and generated negative cash flow from operating activities of approximately $8,519,000 and $3,818,000, respectively, for the year ended September 30, 2024. These are indicators of substantial doubt as to the Company’s ability to continue as a going concern for at least one year from issuance of these financial statements. The Company’s ability to continue as a going concern is dependent upon the management of expenses and ability to obtain necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due, and upon profitable operations.

If additional equity or debt financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital on acceptable terms when needed, its results of operations and financial condition would be materially and adversely affected. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact the Company business. On December 20, 2024, the Company closed a $10.0 million private placement whereby it received $10.0 million in cash from the sale of shares of the Company’s common stock and stock purchase warrants (see Note 20).

Based on the foregoing, management believes that its current financial resources, as of the date of the issuance of these financial statements, are sufficient to fund its current twelve-month operating budget, alleviating any concerns by its historical operating results and satisfying its estimated liquidity needs for the twelve months from the issuance of these financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emerging growth company: The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of estimates: The preparation of the financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The Company’s most significant estimates and judgments involve valuation of share-based compensation, valuation of equity-classified stock purchase warrants, valuation of customer digital currency assets and liabilities, classification of gains and losses on settlement of related party liabilities, calculation for allowances for credit losses, the useful lives of long-lived assets, assumptions used in assessing impairment of long-lived assets, and valuation of deferred tax assets and the associated valuation allowances.

Segment reporting: ASC 280, Segment Reporting (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating results as the primary measure to manage the business. The Company determined there are two operating and reportable segment based on the level at which the CODM reviews operating results, assesses performance and makes decisions regarding resource allocation. The general support services segment provides general support services to customers, including operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support and the financial services segment provides payment processing services to customers who submit requests to process a payment to a third party, often involving exchanging one fiat currency to another or to a digital asset as part of the transaction.

Cash and cash equivalents: The Company considers all highly liquid instruments with a maturity date of three months or less at the time of purchase and money market accounts to be cash equivalents. The Company had no cash equivalents at September 30, 2024 and 2023. Cash and cash equivalents excludes customer legal tender, which is reported separately as customer custodial funds in the accompanying consolidated balance sheets. At September 30, 2024 and 2023, the Company’s cash balances by geographic area were as follows:

Country:	September 30, 2024		September 30, 2023
United States	$199	5.4%	$7,675	39.7%
United Kingdom	3,305	89.9%	11,469	59.4%
Malta	174	4.7%	174	0.9%
Total cash	$3,678	100%	$19,318	100%

Customer custodial funds and customer custodial cash liabilities: Customer custodial funds represent restricted cash and cash equivalents maintained in segregated Company1 bank accounts that are held for the exclusive benefit of customers and deposits in transit from financial institutions. Customer custodial cash liabilities represent the obligation to return cash deposits held by customers in the fiat wallets and unsettled fiat deposits and withdrawals. Deposits in transit represent settlements from third-party payment processors and banks for customer transactions. Deposits in transit are typically received within five business days of the transaction date. The Company establishes withdrawal-based limits in order to mitigate potential losses by preventing customers from withdrawing the digital asset to an external blockchain address until the deposit settles. Deposits in transit qualify as eligible liquid assets to meet regulatory requirements to fulfill the Company’s direct obligations under customer custodial cash liabilities. The Company restricts the use of the assets underlying the customer custodial funds to meet regulatory requirements and classifies the assets as current based on their purpose and availability to fulfill the Company’s direct obligations under custodial cash liabilities.

In accordance with regulations in the United Kingdom, and the terms of the principal license holder the Company operates under, the Company is able to extend credit to its customers. At the time the Company’s management designates customer custodial funds held in its United Kingdom bank account to be used to extend credit, the designated amount is re-classified as cash and cash equivalents and no longer classified as customer custodial funds on the Company’s consolidated balance sheets. The remaining assets underlying the customer custodial funds remain separately classified as such on the Company’s consolidated balance sheets. The Company identifies these customer custodial funds separately from corporate funds and maintain them in separate and non-interest bearing accounts.

Customer digital currency assets and liabilities: At certain times, customers’ funds that are used to make payments on behalf of the customers, remain in the form of digital assets in the customers’ wallets at the digital asset trading platforms while the digital asset awaits final conversion and/or transfer to the customer’s payment final destination. These indirectly held digital assets, may consist of USDT (Stablecoin), Bitcoin, and Ethereum (collectively, “Customer digital currency assets”).

The Company safeguards customer digital currency assets for customers in digital wallets and portions of cryptographic keys necessary to access digital assets on The Company’s platform. The Company safeguards these assets and/or keys and is obligated to safeguard them from loss, theft, or other misuse. The Company records customer digital currency assets and liabilities, in accordance with Staff Accounting Bulletin 121, “Views of the staff regarding the accounting for obligations to safeguard crypto-assets an entity holds for platform users” (“SAB 121”). The Company maintains a record of all digital assets in digital wallets held on the Company’s platform as well as the full or a portion of private keys including backup keys, which are maintained on behalf of customers. For digital assets where the customer can transact without the involvement of the Company or digital assets where the Company does not maintain a private key or the ability to recover a customer’s private key or their digital assets, these balances are not recorded, as there is no related safeguarding obligation in accordance with SAB 121. The Company records the customer digital currency assets and liabilities, on the initial recognition and at each reporting date, at the fair value of the digital assets which it safeguards for its customers.

[1]	References to the Company are to Nukkleus and all of its 100% owned subsidiaries as presented on the financial statements as the disclosures are made at consolidated level and not subsidiary level

The Company is committed to securely storing all customer digital assets and cryptographic keys (or portions thereof) held on behalf of customers. The value of these safeguarded assets is recorded as customer digital currency liabilities and corresponding customer digital currency assets. As such, the Company may be liable to its customers for losses arising from theft or loss of private keys. The Company has no reason to believe it will incur any expense associated with such potential liability because (i) it has no known or historical experience of claims to use as a basis of measurement, (ii) it accounts for and continually verifies the amount of digital assets on its platform, and (iii) it has established security around private key management to minimize the risk of theft or loss. The Company has adopted a number of measures to safeguard digital assets it secures including, but not limited to, holding customer digital assets on a 1:1 basis and strategically storing custodied assets offline using the Company’s cold storage process. The Company also does not reuse or rehypothecate customer digital assets nor grant security interests in customer digital assets, in each case unless required by law or expressly agreed to by the institutional customer. Any loss or theft would impact the measurement of the customer digital assets.

The Company classifies the customer digital currency assets and liabilities as current based on their purpose and availability to fulfill its direct obligations to its customers.

Fair value measurements: ASC 820, Fair Value Measurements (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows

●	Level 1 – Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●	Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

●	Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following techniques noted in ASC 820:

●	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

●	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

●	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing, and excess earnings models).

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments with a carrying value that approximates fair value consist of cash, customer custodial funds, due from affiliates, notes receivable – related parties, net, other current assets, accounts payable, customer custodial cash liabilities, due to affiliates, accrued expenses and other current liabilities, interest payable – related parties, and short-term borrowings due to their liquid or short-term nature or expected settlement dates of these instruments. If these financial instruments were recorded at fair value, they would be based on Level 1 inputs, except for short-term borrowings and notes receivable, related parties, net which would be based on Level 2 and Level 3 inputs, respectively.

The Company’s non-financial assets, such as intangible assets, and financial assets are adjusted to fair value when an impairment charge is recognized. The impairment charge recognized on non-financial assets that consist of acquired intangible assets is based on Level 3 inputs, including a comparison of the Company’s results with expectations and expectation for future profits. The impairment charge recognized of non-financial assets that consist of digital assets is based on Level 1 or Level 2 inputs, determined whether there is an active market for the digital asset at period end. The impairment charge recognized for financial assets that consist of investment in privately held equity securities is based on Level 3 inputs, including the global economic environment, adjustments for investment-specific developments and the rights and obligations of the securities the Company holds.

The Company’s financial instruments that are measured at fair value on a recurring basis consist of the customer digital currency assets and liabilities (see Note 13).

Related parties: The Company considers parties to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation. The Company reviews the relationships of its vendors, customers, shareholders, and board members to determine whether there are any parties meet the criteria to be considered related. Any party that is deemed to be related to the Company is referred to as an “affiliate” or “related party” in these consolidated financial statements.

Due from affiliates and notes receivable – related parties, net: Due from affiliates and notes receivable – related parties, net are contractual rights to receive cash on demand or on fixed or determinable dates and are recognized as an asset on the consolidated balance sheets. Due from affiliates consist of amounts owed from affiliates of the Company for either services provided to the affiliate or expenses paid by the Company on behalf of the affiliate (see Note 17). Notes receivable – related parties, net consist of advances made to affiliates in exchange for a promissory note from the affiliate (see Note 17).

Other current assets: Other current assets primarily consists of escrow cash, security deposit, accounts receivable, interest receivable, other receivables and prepaid miscellaneous items. The Company expects all current assets to be collected and/or realized within the next 12 months.

Allowance for credit losses: The Company recognizes an allowance for credit losses based on expected credit losses on receivables in an amount equal to the estimated probable losses net of recoveries. The Company currently monitors financial conditions of the companies it has receivables from on a continuing basis. After considering current economic conditions and specific and financial stability of its receivables, an allowance for credit losses is maintained in the balance sheet at a level which management believes is sufficient to cover all probable future credit losses as of the balance sheet date based on specific reserves and an expectation of future economic conditions that might impact collectability. The Company’s policy is to write off past-due accrued interest receivable in a timely manner, and as such, the Company elected not to measure an allowance for credit losses for accrued interest receivable on notes receivables outstanding. Other receivables, due from affiliates and notes receivable – related parties, net are carried at amortized cost, net of allowances for credit losses. Amortized cost approximated book value as of September 30, 2024. After all reasonable attempts to collect a receivable have failed, the amount of the receivable is written off against the allowance. As of September 30, 2024 and 2023, the allowance for credit losses was $0 and $637,072 respectively.

Customer, Supplier, and Concentration Risk:

Cash: The Company’s cash and cash equivalents and customer custodial funds are potentially subject to concentration of credit risk. Cash and cash equivalents and customer custodial funds are primarily placed with financial institutions which are of high credit quality. The Company invests cash and cash equivalents and customer custodial funds primarily in highly liquid, highly rated instruments which are uninsured. The Company may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts. The Company also holds cash and digital assets at digital asset trading venues and performs a regular assessment of these venues as part of its risk management process. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. At September 30, 2024, the Company’s customer custodial funds balance was not in excess of the federally-insured limits.

Customers: The Company performs ongoing credit evaluations of its customers to reduce credit risk, but determined risks associated with non-payment from its customers is limited due to short-term payment terms. One customer, who is also an affiliate of the Company, accounted for 35.7% and 96.2% of the Company’s total due from affiliates at September 30, 2024 and 2023, respectively, and 81.2% and 90.2% of the Company’s total revenues for the years ended September 30, 2024 and 2023, respectively. Two customers and one officer also accounted for 17.1%, 17.6% and 29.6% of the Company’s total due from affiliates at September 30, 2024.

Suppliers: One supplier, who is an affiliate of the Company, accounted for 94.6% and 86.8% of the Company’s total cost of revenues for the years ended September 30, 2024 and 2023, respectively. Reliance on a single supplier may negatively affect the Company’s ability to operate if the supplier’s services vary in reliability or quality, potentially harming results of operations.

Investments: The Company holds equity investments in privately held companies without readily determinable fair values. The Company makes a determination upon entering into an arrangement whether an entity in which an investment is made is considered a variable interest entity (“VIE”). The investments in privately held companies are re-evaluated on an ongoing basis. As of September 30, 2024 and 2023, there were no VIEs required to be consolidated in our consolidated financial statements because the Company does not have a controlling financial interest in any of the VIEs in which it has invested nor is the Company the primary beneficiary. These investments are accounted for under either the equity method or as equity investments without readily determinable fair value, depending on the circumstances.

Investments where the Company (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence are recorded at cost and adjusted for observable transactions for same or similar investments of the same issuer (referred to as the measurement alternative) or impairment (see Note 7). Investments where the Company (1) holds between 20% and 50% ownership in the entity, and (2) does not control, but over which it does exert significant influence are recorded at cost and adjusted for the company’s share of operating results, capital contributions and distributions (referred to as the equity method).

The Company’s equity method investment is associated with the acquisition of 50.0% of the issued and outstanding ordinary shares of a privately held company during March 2022 which is a company developing a custody and settlement utility operating system. The Company has recognized impairment losses on this equity method investment in prior years, which reduced the carrying value of the equity method investment to zero.

As of September 30, 2024 and 2023, the total carrying value of investments in privately held companies determined to be VIEs was $0 and $391,217, respectively, and the amounts owed to the Company from the privately held companies was $0 and $95,274, respectively. The maximum exposure is the sum of the carrying value and amounts owed to the Company for the respective periods. The investments are classified as long-term investments.

Intangible assets, net: Intangible assets primarily consists of acquired identifiable intangible assets and digital assets. Acquired identifiable intangible assets including trade names, regulatory licenses, and technology, are being amortized on a straight-line method over an estimated useful life of three to five years. Digital assets held by the Company, with no qualifying fair value hedge, are accounted for as intangible assets with indefinite useful lives, and are initially measured at cost. Digital assets accounted for as intangible assets are subject to impairment losses if the fair value of the digital assets decreases below the carrying value at any time during the period. The fair value is measured using the quoted price of the digital asset at the time its fair value is being measured in the Company’s principal market. The Company assigns costs to digital assets on a first-in, first-out basis.

Impairment of long-lived assets: In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets (“ASC 360”), the Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Based on the existence of one or more indicators of impairment, the Company measures any impairment of long-lived assets using the projected discounted cash flow method at the asset group level. The estimation of future cash flows requires significant management judgment based on the Company’s historical results and anticipated results and is subject to many factors. The discount rate that is commensurate with the risk inherent in the Company’s business model is determined by its management. An impairment loss would be recorded if the Company determined that the carrying value of long-lived assets may not be recoverable. The impairment to be recognized is measured by the amount by which the carrying values of the assets exceed the fair value of the assets.

The Company assessed its long-lived assets for any impairment and concluded that there were indicators of impairment on the following long-lived assets:

●	Investment accounted for under the measurement alternative – Impairment indicators were identified at September 30, 2024 and 2023 as a result of the investee’s continued operating results being significantly lower than forecasts, the global economic environment, and progression on meeting operating milestones. The Company calculated its estimated undiscounted cash flows to be less than the carrying amount related to the cost method investment, recognizing impairment losses of $391,217 and $6,210,783 for the difference for the years ended September 30, 2024 and 2023, respectively. The impairment loss recorded for the year ended September 30, 2024 reduced the carrying value of the cost method investment to $0.

●	Acquired identifiable intangible assets – Impairment indicators were identified at September 30, 2023 as a result of the Company’s operating results being significantly lower than forecasts. An impairment loss of $5,695,589 was recorded for the year ended September 30, 2023. The Company did not record any impairment charge for its acquired identifiable intangible assets for the year ended September 30, 2024 as there was no impairment indicator noted.

●	Digital assets – Impairment indicators were identified at September 30, 2023 as a result of the carrying value of the digital assets exceeding its fair value at period end. An impairment loss of $7,950 was recorded for the year ended September 30, 2023. The Company did not record any impairment charge for its digital assets for the year ended September 30, 2024 as there was no impairment indicator noted.

The assumptions used in the impairment analyses represent Level 3 inputs.

Note payable, loans payable – related parties, convertible notes payable: Debt issuance costs, including original issue discounts, will be recorded to debt discount, reducing the face amount of the note. Debt issuance costs will be amortized to interest expense over the contractual term of the respective debt obligation using the effective interest method. If a conversion of the underlying debt occurs, a proportionate share of the unamortized discount is immediately expensed.

The Company evaluates convertible notes payable in accordance with ASC 470, “Debt with Conversion and Other Options” (“ASC 470”) to determine if embedded conversion features present in the convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. Debt issuance costs are allocated proportionately to the debt host and conversion feature.

Gains and losses on extinguishment of liabilities: The Company recognizes gains and losses on extinguishment of liabilities, including accounts payable and debt obligations, with unrelated parties as the difference between the reacquisition price and the net carrying amount of the associated obligation, as a component of other expense (income), net in the consolidated statements of operations.

The Company classifies the gains and losses on extinguishment of liabilities with related partiesthe gain or loss on the extinguishment of each obligation with a related party as a reduction of capital in the accompanying statements of changes in stockholders’ deficit or as a component of other expense (income), net in the accompanying consolidated statements of operations and comprehensive loss based on the facts and circumstances of each extinguishment transaction.

Stock purchase warrants: The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance, modification, and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability classified warrants are recognized as a non-cash gain or loss on the accompanying consolidated statements of operations and comprehensive loss.

The Company assesses the classification of its common stock purchase warrants at each reporting date to determine whether a change in classification between equity and liability is required.

Revenue recognition: The Company determines revenue recognition from contracts with customers through the following steps:

●	Identify the contract, or contracts, with the customer

●	Identify the performance obligations in the contract

●	Determine the transaction price

●	Allocate the transaction price to the performance obligations in the contract

●	Recognize revenue when the company satisfies a performance obligation

Revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

General support services: General support services revenue represents support services provided to a customer, including operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support. These services represent multiple performance obligations that are combined into a single unit of accounting. Although the Company engages a third party to provision the general support services to the customer, the Company is primarily responsible for fulfilling the promise to provide the specified good or service. That is, the Company is a principal in transactions and presents revenue on a gross basis.

Judgment is required in determining whether the Company is the principal or the agent in the provision of general support services as the Company utilizes a third party to perform the general support services. The Company evaluates the presentation of revenue on a gross or net basis based on whether it is responsible for fulfilling the promise (gross) or whether the third party performing the services is responsible for fulling the promise to the Company’s customer (net). The Company is contractually obligated to provide the fulfillment software, technology, customer sales and marketing and risk management technology hardware and software solutions package to the customer and through a shareholder’s ownership of the third party contracted to perform the general support services, controls the services of its service provider necessary to legally transfer of the services to the customer. The Company sets the price of the general support services through an executed contract with the customer. As a result, the Company acts as the principal by providing the ongoing service support that enables its customers to conduct its business without interruption.

The Company considers its performance obligation satisfied and recognizes revenue over time as the general support services are rendered. The Company recognizes the full contracted amount each period with no deferred revenue. The Company recognizes revenue equal to the rate specified in the contract with the customer over the term specified in the contract.

Financial services: Financial services revenue represents transaction fees earned from customers which comprise a single performance obligation to provide payment services from one fiat currency to another or to digital assets as directed by a customer. That is, the Company is an agent in transactions and presents revenue for the fees earned on a net basis.

Judgment is required in determining whether the Company is the principal or the agent in financial services transactions. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the asset provided before it is transferred to the customer or the customer’s beneficiary (gross) or whether it acts as an agent by arranging for other parties to provide the asset to the customer (net). The Company does not control the fiat currency or digital asset being provided before it is transferred to the customer or customer’s beneficiary, does not have inventory risk related to the fiat currency or digital asset, and is not responsible for the fulfillment of the fiat currency or digital asset. The Company also does not set the price for the fiat currency or digital asset as the price is a market rate established by users of the platform. As a result, the Company acts as an agent in facilitating the ability for a customer to transfer fiat currency or digital assets to itself or its beneficiary.

The Company considers its performance obligation satisfied at a point in time and recognizes revenue at the point in time the transaction completes. Contracts with customers are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided.

The Company charges a fee at the transaction level. The transaction price, represented by the transaction fee, is calculated based on volume and varies depending on payment type and the value of the transaction. The transaction fee is collected from the customer at the time the transaction is executed. In certain instances, the transaction fee can be collected in digital assets, with revenue measured based on the amount of digital assets received and the fair value of the digital asset at the time of the transaction.  Prepayments, if any, received from customers prior to the services being performed are recorded as advances from customers. In these cases, when the services are performed, the appropriate portion of the amount recorded as advance from customers is recognized as revenue. There were no prepayments recorded at September 30, 2024 and 2023.

The Company has elected to apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would otherwise have been recognized is one year or less.

The following table summarizes revenues disaggregated by geography, based on domicile of the customers, as applicable:

	Years Ended September 30,
	2024	2023
Malta	$4,800,000	$19,200,000
Rest of the world[1]	1,113,461	2,097,642
	5,913,461	21,297,642

[1]	No other individual country accounted for more than 10% of total revenue.

Advertising: Costs related to advertising are expensed as incurred. For the years ended September 30, 2024 and 2023, advertising costs amounted to $44,488 and $55,889, respectively, which was included as a component of operating expenses, on the accompanying consolidated statements of operations and comprehensive loss.

Stock-based compensation: The Company measures and recognizes compensation expense for all stock-based awards granted to non-employees, including stock options, based on the grant date fair value of the award. The Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions, including the fair value and expected volatility of the Company’s underlying common stock price, expected live of the option, risk-free interest rate and expected dividend yield. The fair value of the underlying stock is the fair value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is calculated and then recognized as compensation expense over the requisite service period.

The Company has elected to account for forfeitures of awards as they occur, with previously recognized compensation reversed in the period that the awards are forfeited.

Income taxes: The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected rates in future periods.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are more likely than not of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized. The Company recognizes interest and penalties related to income tax matters in general and administrative expense.

For U.S. federal tax purposes, digital asset transactions are treated on the same tax principles as property transactions. The Company recognizes a gain or loss when digital assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged digital assets. Receipts of digital assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.

Foreign currency translation: The Company’s consolidated financial statements are presented in the reporting currency of the U.S. dollar. Functional currencies of the Company and its wholly-owned subsidiaries is the local currency used in each entities primary economic environment, some of which are different than the reporting currency. Assets and liabilities of the Company are translated into the reporting currency using the exchange rate in effect at the balance sheet dates. Equity transactions are translated using the historical exchange rate in effect on the date of the transaction, except for the change in accumulated deficit during the year, which is the results of the operations translation process. Results of operations and cash flows are translated using the weighted average exchange rates in effect during the period. As a result, amounts relating to the assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the accompanying consolidated balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into the reporting currency are recorded as a component of comprehensive income (loss). For the years ended September 30, 2024 and 2023, the realized foreign currency exchange gain (loss) was $2,225 and ($27,470), respectively, and is included as a component of other (expense) income on the accompanying consolidated statements of operations and comprehensive loss. For the years ended September 30, 2024 and 2023, the unrealized foreign currency exchange gain was $8,956 and ($3,221), respectively, and is included as a component of other (expense) income on the accompanying consolidated statements of operations and comprehensive loss.

Remeasurement gains and losses from transactions that are not denominated in the functional currency are recorded as a component of other income in the consolidated statements of operations and comprehensive loss. Most of the Company’s revenue transactions are transacted in the functional currency of the Company. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Comprehensive loss: Comprehensive loss is comprised of net loss and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the years ended September 30, 2024 and 2023 consisted of net loss and unrealized loss from foreign currency translation adjustment.

Net loss per share: Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common share equivalents had been issued and if the additional common shares were dilutive. Earnings per share excludes all potential dilutive shares of common shares if their effect is anti-dilutive

For the years ended September 30, 2024 and 2023, potentially dilutive common shares consist of the common shares issuable upon the exercise of common stock options and warrants (using the treasury stock method) and the conversion of convertible notes payable. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact.

The following table summarizes the potentially dilutive securities excluded from the computation of diluted shares outstanding because the effect of including these potential shares was anti-dilutive:

	Years Ended September 30,
	2024	2023
Options to purchase common stock under Old Nukk equity incentive plan	15,538	15,538
Convertible notes payable that convert into common stock	467,400	-
Stock purchase warrants to acquire common stock	1,177,160	837,625
Total potentially dilutive securities	1,660,098	853,163

Reclassification: Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

Recently issued accounting pronouncements, adopted

Effective October 1, 2023, the Company adopted the requirements of ASU 2016-13, Financial Instruments - Credit Losses (“Topic 326”) (“ASU 2016-13”), along with the subsequently issued guidance amending and clarifying various aspects of ASU 2016-13, using the modified retrospective method of adoption. In accordance with that method, the comparative periods’ information continues to be reported under the relevant accounting guidance in effect for that period. For the current period, the standard replaces the existing incurred credit loss model with the current expected credit losses model for financial instruments, including due from affiliates and notes receivables – related parties, net, through a cumulative-effect adjustment to accumulated deficit as of the beginning of the first reporting period in which the guidance is effective. Although the adoption of ASU 2016-13 did not have a material impact on the consolidated financial statements it represented a change in accounting policy with respect to the estimation of uncollectible accounts.

In August 2020, ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce from-over-substance-based accounting conclusions. The Company adopted ASU 2020-06 effective October 1, 2023, and the adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements, not yet adopted

ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”) incorporates several disclosure and presentation requirements currently residing in SEC Regulation S-X and S-K into the ASC. The amendments are applied prospectively and are effective when the SEC removes the related requirements from Regulation S-X and S-K. Any amendments the SEC does not remove by June 30, 2027 will not be effective. Early adoption is prohibited. The Company is currently evaluating the potential impact of this guidance on its disclosures.

ASU 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures (“ASU 2023-07”), requires enhanced disclosures related to significant segment expenses and a description of how the chief operating decision maker utilizes segment operating profit or loss to assess segment performance. ASC 2023-07 is effective for fiscal years beginning after December 15, 2023 and for interim reporting periods starting after December 15, 2024, and is to be applied retrospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2023-08, Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), requires entities that hold crypto assets to subsequently measure such assets at fair value with changes recognized in net income each reporting period. The guidance also requires crypto assets measured at fair value to be presented separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets to be presented separately on the income statement from changes in the carrying amounts of other intangible assets. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-08 on October 1, 2024 and will apply the modified retrospective transition approach. While the Company is in the process of finalizing implementation, based on a preliminary assessment, the Company anticipates a nominal increase in fair value on digital assets held with the corresponding cumulative-effect adjustment recorded to the opening balance of retained earnings.

ASU 2023-09, Income Taxes (“ASU 2023-09”), requires disclosure of specific categories and disaggregation of information in the rate reconciliation table and expands disclosures related to income taxes paid. The new standard is effective for fiscal years beginning after December 15, 2024 and is to be applied prospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements (“ASU 2024-02”) updates accounting standards for revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). ASU 2024-02 provides enhanced guidance for estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying impairment testing for long-lived assets. It also introduces increased disclosure requirements for financial instruments and derivatives. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), requires public companies to disaggregate key expense categories, such as inventory purchases, employee compensation and depreciation in their financial statements. This aims to improve investor insight into company performance. ASU 2024-03 is effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

NOTE 4 – REVERSE RECAPITALIZATION

On December 22, 2023, Old Nukk and Brilliant consummated the merger contemplated by the Business Combination with Old Nukk surviving the merger as a wholly-owned subsidiary of Brilliant.

Upon the closing of the Business Combination, Brilliant’s certificate of incorporation was amended and restated to, among other things, set the total number of authorized shares of capital to 55,000,000 shares, of which 40,000,000 shares were designated common stock, $0.0001 par value per share, and of which 15,000,000 shares were designated preferred stock, $0.0001 par value per share.

Upon the consummation of the Business Combination, each share of Old Nukk common stock issued and outstanding was cancelled and converted into the right to receive a pro-rata portion of 1,312,494 shares of the Company’s common stock.

Outstanding stock options, whether vested or unvested, to purchase shares of Old Nukk common stock (see Note 15) converted into stock options for shares of the Company’s common stock (each, an “Assumed Option”), upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Business Combination, after giving effect to an exchange ratio applicable to the Old Nukk outstanding stock options of 1:35.

Outstanding Public Warrants and Private Warrants (see Note 14) to purchase shares of Brilliant Ordinary Shares remained outstanding at the Closing Date. The warrants became exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Subsequent to the Business Combination, there were 837,625 Company warrants outstanding.

A backstop pool was determined to be 26,668, 40% of the aggregate number of Brilliant Ordinary shares and Brilliant Rights, in accordance with the terms of the merger agreements (the “Backstop Pool”) and was issued to certain holders of Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants as follows:

●	Certain Brilliant shareholders received an additional issuance of shares or warrants as follows:

o	Holders of Brilliant Ordinary Shares received shares of the Company’s common stock equal to their pro rata share of the Backstop Pool

o	Holders of Brilliant Rights received shares of the Company’s common stock equal to their pro-rata share of the Backstop Pool

o	Holders of Brilliant Warrants, other than warrants held by Brilliant’s sponsor or affiliates, received additional Company Warrants that will be exercisable to receive a share of the Company’s common stock plus an additional number of Company warrants equal to their pro rata share of the aggregate number of Brilliant Ordinary Shares and Brilliant Rights outstanding.

In connection with the Business Combination, certain Brilliant shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 41,305 shares of Brilliant Class A Ordinary Shares at approximately $92.56 per share, for gross redemption payments of $3,822,431. Additionally, a balance owed to the sponsor of Brilliant totaling $3,881,627 was settled through the issuance of 12,935 shares of the Company’s common stock.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Brilliant was treated as the “acquired” company for financial reporting purposes. See Note 1 “Description of business and basis of presentation” for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Nukk issuing stock for the net assets of Brilliant, accompanied by a recapitalization. The net assets of Brilliant are stated as historical cost, with no goodwill or intangible assets recorded.

Prior to the Business Combination, Old Nukk and Brilliant filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, Old Nukk will file a consolidated income tax return. Although, for legal purposes, Brilliant acquired Old Nukk, and the transaction represents a reverse acquisition for federal income tax purposes. Brilliant will be the parent of the consolidated group, with Old Nukk a subsidiary, but in the year of the closing of the Business Combination, Old Nukk will file a full year tax return with Brilliant joining in the return the day after the Closing Date.

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of changes in stockholders’ deficit for the year ended September 30, 2024:

Cash – Brilliant trust and cash (net of redemption)	$848,746
Less: transaction costs and advisory fees paid	(698,585)
Net Business Combination financing	$150,161

The number of shares of the Company’s common stock issued immediately following the consummation of the Business Combination were:

Ordinary Shares, outstanding prior to Business Combination	50,474
Less: Redemption of Brilliant Ordinary Shares	(41,305)
Common stock of Brilliant	9,169
Brilliant Rights	57,500
Brilliant Founder shares	143,750
Brilliant Backstop Pool	26,668
Sponsors and Others (include Rights)	84,408
Business Combination and Brilliant shares	321,495
Old Nukk shares(1)	1,312,494
Total shares of common stock immediately after Business Combination	1,633,989
Issuance of shares of common stock to settle certain obligations to vendors	361,533
Issuance shares of common stock to settle certain due to affiliates	94,710
Issuance of shares of common stock to settle certain notes payable – related parties	8,767
Total shares of common stock at September 30, 2024	2,098,999

(1)	Old Nukk shares exchanged for 1,312,494 shares of the Company’s common stock consisted of the following:

	Old Nukk	The Company
Old Nukk common shares outstanding at September 30, 2022	367,175,886	1,259,333
Old Nukk common shares issued to advisors of Brilliant in exchange for receivable from Brilliant – December 14, 2023	13,858,824	47,533
Old Nukk common shares issued to advisors of Old Nukk in exchange for services received – December 14, 2023	1,641,176	5,628
Total Old Nukk shares exchanged in the Business Combination	382,675,886	1,312,494

Lock-up Agreements: Certain former stockholders of Old Nukk and Brilliant have agreed to lockup restrictions regarding the future transfer shares of common stock. Such shares may not be transferred or otherwise disposed of for a period of two years through December 23, 2025, subject to certain exceptions.

Transaction costs:

Transaction costs and advisory fees incurred in connection with the Business Combination charged to additional paid-in capital for the year ended September 30, 2024 totaled $938,416. Transaction costs and fees incurred by Brilliant, but settled through the issuance of shares of Old Nukk’s common stock prior to closing of the Business Combination were valued at $1,802,184 and included as a component of professional fees on the accompanying consolidated statement of operations and comprehensive loss for the year ended September 30, 2024. Transaction costs and fees incurred by Brilliant and remained outstanding at Closing total $450,000 and are included as a component of accrued professional fees within accrued expenses and other current liabilities on the accompanying consolidated balance sheets as of September 30, 2024.

NOTE 5 – OTHER CURRENT ASSETS

At September 30, 2024 and 2023 other current assets consisted of the following:

	September 30,	September 30,
	2024	2023
Prepaid expenses	$190,489	$-
Cash in escrow	62,187	-
Security deposit	24,090	21,954
Others	2,682	10,568
Total	$279,448	$32,522

NOTE 6 – CUSTOMER ASSETS AND LIABILITIES

The following table presents customer assets and liabilities:

	September 30,	September 30,
	2024	2023
Customer custodial funds	$31,781	$672,501
Customer digital currency assets	615,361	-
Total customer assets	$647,142	$672,501

Customer custodial cash liabilities	$827,589	$1,443,011
Customer digital currency liabilities	23,605	-
Total customer liabilities	$851,194	$1,443,011

The customer assets and liabilities were in a deficit position of $204,052 and $770,510 at September 30, 2024 and 2023, respectively. During the years ended September 30, 2024 and 2023, no losses have been incurred in connection with customer digital currency assets.

The following table sets forth the fair value of customer digital currency assets (see Note 13), as shown in the consolidated balance sheets:

	September 30, 2024		September 30, 2023
	Fair Value	Percentage of Total	Fair Value	Percentage of Total
Stablecoin/USD Coin	$589,401	95.8%	—	—%
Other	25,960	4.2%	—	—%
Total customer digital currency assets	$615,361	100.0%	—	—%

NOTE 7 – INVESTMENT

The Company acquired 5.0% of the issued and outstanding ordinary shares of a private entity focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin exchange-traded fund (“ETF”) during December 2021. The changes in the carrying value of the investment accounted for under the measurement alternative are presented below:

	Year Ended September 30,
	2024	2023
Carrying amount, beginning of period	$391,217	$6,602,000
Impairment loss	(391,217)	(6,210,783)
Carrying amount, end of period	$-	$391,217

NOTE 8 – INTANGIBLE ASSETS, NET

Intangible assets, net consists of acquired intangible assets and digital assets.

Acquired intangible assets: Acquired intangible assets and their associated weighted average remaining useful lives consisted of the follow:

	Weighted Average Remaining	September 30,	September 30,
	Life (Years)	2024	2023
Trade names	0.0	$784,246	$784,246
Regulatory licenses	1.5	180,227	180,227
Technology	0.0	10,300,774	10,300,774
Software	0.0	11,237	11,237
		11,276,484	11,276,484
Less: accumulated amortization		(5,553,655)	(5,539,945)
Less: impairment loss		(5,703,539)	(5,703,539)
Total acquired intangible assets, net		$19,290	$33,000

For the years ended September 30, 2024 and 2023, amortization expense of acquired intangibles assets amounted to $13,813 and $2,380,115, respectively, of which, $0 and $2,106,404, respectively, was included in cost of revenue – financial services, and $13,813 and $273,711 was included in operating expenses, respectively.

Amortization of intangible assets attributable to future periods is as follows:

Amortization
For the Year Ending September 30:	Amount
2025	$13,825
2026	5,465
$19,290

Digital Assets: The following table summarizes the Company’s digital asset holdings as of September 30, 2024:

Asset	Estimated Useful Life	Cost	Impairment	Digital Assets
Bitcoin	Indefinite	$214	$-	$214
Ethereum	Indefinite	182	-	182
Total digital assets		$396	$-	$396

The following table summarizes the Company’s digital asset holdings as of September 30, 2023:

Asset	Estimated Useful Life	Cost	Impairment	Digital Assets
Bitcoin	Indefinite	$894	$-	$894
Ethereum	Indefinite	709	-	709
Stablecoin/USD Coin	Indefinite	284	-	284
Other	Indefinite	86	-	86
Total digital assets		$1,973	$-	$1,973

NOTE 9 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At September 30, 2024 and 2023, accrued expenses and other current liabilities consisted of the following:

	September 30,	September 30,
	2024	2023
Accrued professional fees	$970,677	$160,926
Accrued payroll liability and directors’ compensation	636,166	402,241
Unearned revenue	166,369	$151,617
Interest payable	27,499	-
Others	185,267	18,255
Total	$1,985,978	$733,039

NOTE 10 – LOANS PAYABLE – RELATED PARTIES

The Company’s loans payable – related parties consisted of the following:

	September 30,	September 30,
	2024	2023
July 2023 Loan	$-	$75,619
August 2023 Loan	26,442	75,000
September 2023 Loan	-	270,000
Shareholder 2024 Loans	1,353,639	-
March 2024 Loan	291,305	-
March 2024 Facility	429,131	-
July 2024 Loan	1,213,348	-
Total	3,313,865	$420,619
Less: loans payable – related parties, current portion	(2,347,809)	-
Loans payable – related parties, net of current portion	$966,056	$420,619

In July 2023, the Company issued a promissory note in exchange for cash consideration (the “July 2023 Loan”) for GBP 58,000 ($77,623 and $75,619 at September 30, 2024 and 2023, respectively) to a shareholder. The July 2023 Loan bears interest of 5.0% per annum and is due and payable on July 19, 2026. In November 2023, the Company borrowed an additional GBP 4,000 ($5,353 at September 30, 2024) from the same Company officer and director. The July 2023 Loan and related accrued interest was repaid in full in November 2023.

In August 2023, the Company issued a promissory note in exchange for cash consideration (the “August 2023 Loan”) for $75,000 to a shareholder. The August 2023 Loan bears interest of 5.0% per annum and is due and payable on August 15, 2026. In January 2024, $50,000 of the principal of the August 2023 Loan was repaid.

In September 2023, the Company issued a promissory note in exchange for cash consideration (the “September 2023 Loan”) for $270,000 to a Company shareholder. The September 2023 Loan bears interest of 5.0% per annum and is due and payable on September 18, 2026. In December 2023, the outstanding principal and interest of $270,563 due on the September 2023 Loan was settled through the issuance of 8,767 shares of the Company’s common stock (see Note 14). As of September 30, 2024, the September 2023 Loan is repaid in full.

During the year ended September 30, 2024, the Company issued promissory notes in the aggregate principal of $1,105,639 and $248,000 to a shareholder and to an entity managed by that shareholder, respectively, (collectively, the “Shareholder 2024 Loans”), in consideration of cash proceeds in the same amount in the following tranches:

October 2023	$199,000
December 2023	424,000
January 2024	25,000
February 2024	188,000
March 2024	80,000
April 2024	31,000
May 2024	100,000
June 2024	120,500
July 2024	59,000
August 2024	58,000
September 2024	69,139
Total	$1,353,639

The 2024 Shareholder Loans bear interest of 5.0% per annum and each individual loan will be due and payable three years from the date of issuance.

In March 2024, the Company entered into a facility agreement with a shareholder (the “March 2024 Facility”), whereby a Company’s subsidiary can request loans up to an aggregate $500,000 from the shareholder. The proceeds from advances under the March 2024 Facility are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Facility bear interest of 4.0% per month. This loan will be repaid in installments in accordance with the terms of the March 2024 Facility, with the last installment due on July 31, 2024. In April 2024, $11,820, a portion of the March 2024 Facility’s outstanding principal was exchanged for due from affiliates (see Note 17). As of September 30, 2024, the outstanding principal balance and accrued and unpaid interest of the March 2024 Facility was GBP 320,646 and GBP 115,433, respectively ($429,131 and $154,487, respectively), at September 30, 2024.

In March 2024, the Company entered into a loan agreement with a Company shareholder (the “March 2024 Loan”), providing the Company with a loan up to GBP 395,000 ($528,640 at September 30, 2024). The proceeds from advances under the March 2024 Loan are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Loan bear interest at a rate of 10.0% per annum. This March 2024 Loan is unsecured and is due and payable on March 31, 2025. In April 2024, GBP 32,337 ($37,198 at the exchange date), a portion of the March 2024 Loan’s outstanding principal, was exchanged for note receivable – related party (see Note 17). As of September 30, 2024, the outstanding principal balance and accrued and unpaid interest was GBP 217,663 and GBP 10,883, respectively ($291,305 and $14,565, respectively), at September 30, 2024.

In July 2024, a shareholder of the Company made payments on the Company’s behalf to settle an obligation with an affiliate in which the shareholder has a controlling interest. The shareholder entered into an assignment of debt agreement with the affiliate whereby the affiliate assigned its right, title obligation and interest in the obligation by the Company to the shareholder (the “July 2024 Loan”). The July 2024 Loan is noninterest bearing and was due and payable at issuance.

In June 2024, as part of the terms of a note payable entered into, 30.0% of the loans payable with the shareholder of the August 2023 Loan, September 2023 Loan, 2024 Shareholder Loans, and July 2024 Loan was due and payable on demand.

For the year ended September 30, 2024 and 2023, the interest expense related to above loans payable – related parties amounted to $206,733 and $1,776, respectively, and has been reflected as a component of other (expense) income on the accompanying consolidated statements of operations and comprehensive loss.

As of September 30, 2024 and 2023, the related accrued and unpaid interest for above loans was $215,637 and $1,771, respectively, whereby $46,585 and $1,771, respectively, was reflected as interest payable – related parties, net of current portion on the accompanying consolidated balance sheets and $169,052 and $0, respectively, was reflected as interest payable – related parties, current on the accompanying consolidated balance sheets.

The loans payable – related parties mature as follows:

For the Year Ending September 30:
2025	$2,347,809
2026	966,056
$3,313,865

NOTE 11 – NOTE PAYABLE, NET

In November 2023, the Company entered into a loan agreement pursuant to which the Company borrowed $50,000. The loan agreements bears a fixed interest of 0% per annum and is payable on demand. In January 2024, this loan was repaid in full.

In April 2024, the Company issued a promissory note in the principal amount of $78,000 to an investor   in consideration of cash proceeds in the same amount (the “April 2024 Loan”). In addition, the Company issued a stock purchase warrant for the purchase of 14,535 shares of the Company’s common stock (the “April 2024 Warrant”) that is exercisable for three years at an exercise price of $0.86 per warrant. The April 2024 Loan bears interest of 8.0% per annum and is due and payable on April 30, 2025. The April 2024 Warrant was determined to be an equity classified warrant and fair value of $40,804   determined using the Black-Scholes option-pricing model with the following assumptions: volatility of 174.03%, risk-free rate of 4.87%, annual dividend yield of 0.0% and expected life of 3 years. The principal amount of the April 2024 Loan was allocated to the April 2024 Loan and April 2024 Warrant in the amount of $37,196 and $40,804, respectively. The amount allocated to the April 2024 Warrant were recorded as a discount on the April 2024 Loan.

For the year ended September 30, 2024, amortization of debt discount and interest expense related to the April 2024 Loan amounted to $17,002 and $2,633, respectively, which are both included as a component of interest expense on the accompanying consolidated statements of operations and comprehensive loss.

NOTE 12 – CONVERTIBLE NOTES PAYABLE, NET

The Company’s convertible notes payable consisted of the following:

	September 30,	September 30,
	2024	2023
June 2024 Note	$312,500	$-
Additional June 2024 Notes	62,500	-
August 2024 Note	515,000	-
September 2024 Note	125,000	-
	1,015,000	-
Less: debt issuance costs	(380,991)	-
Convertible notes payable, net	$634,009	$-

June 2024 Note: On June 11, 2024, the Company issued a senior unsecured promissory note (the “June 2024 Note”) in the principal amount of $312,500 to a lender (the “Lender”), in consideration of cash proceeds in the amount of $250,000 after an original issue discount of $62,500. The June 2024 Note bears interest of 12.0% per annum and is due and payable six months after issuance. The Lender shall have the right to convert the principal and interest payable under the June 2024 Note into shares of the Company’s common stock at a per share conversion price of $2.00. In addition, the Company issued the lender a stock purchase warrant (the “June 2024 Warrant”) to acquire 150,000 shares of the Company’s common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. The number of shares and exercise prices of the June 2024 Note and the June 2024 Warrant reflect the October 2024 reverse stock split.

The June 2024 Warrant was determined to be an equity classified warrant and fair value of $989,746 was determined using the Black-Scholes option-pricing model with the following assumptions: volatility of 182.23%, risk-free rate of 4.41%, annual dividend yield of 0.0% and expected life of five years. The Company recorded a total debt discount of $300,009 related to the original issue discount and the June 2024 Warrant. The principal amount of the June 2024 Note was allocated to the June 2024 Note and the June 2024 Warrant in the amount of $74,991 and $237,509, respectively. The amount allocated to the original issue discount and the June 2024 Warrant were recorded as a discount on the June 2024 Note, which will be amortized to interest expense using the effective interest rate method over the term of the June 2024 Note.

In connection with the June 2024 Note, the Company and Lender entered into a restructuring agreement (the “Restructuring Agreement”), providing, among other things,

●	the Lender, in its sole discretion, will have the right for a period for six months commencing June 11, 2024 (the “Investment Period”), to lend the Company an additional $500,000 in exchange for an additional convertible promissory note that will have a term of two years, bear interest at 12.0% and will convert into shares of the Company’s common stock at a per share price of $2.00.

●	the Company may not incur additional debt or enter into any equity financing arrangement without the written consent of the Lender during the Investment Period.

●	The Company will negotiate the sale of a wholly-owned subsidiary to the wholly-owned subsidiary’s current management team subject to approval of the Company’s Board of Directors and shareholders, among other rules and regulations.

●	The Lender will be the Company’s exclusive advisor in respect to potential acquisitions by the Company. Any such acquisition proposal provided by the Lender will be subject to the Lender and such party entering a definitive binding agreement and the Board of Directors and shareholders of the Company approving such acquisition.

In connection with the June 2024 Note, a shareholder, the Company, and the Lender entered into a voting agreement whereby the shareholder agreed to vote his shares in support of any potential acquisition proposed by the Lender. Additionally, the Company and the Lender 30.0% of loans payable between the Company and this shareholder and between the Company and affiliate entities the shareholder controls will become due and payable on March 11, 2025 and the remaining 70.0% of loans payable between the Company and this shareholder and between the Company and affiliate entities the shareholder controls will become due and payable on June 11, 2026.

Additional June 2024 Notes: On June 17, 2024 and June 18, 2024, the Company issued two additional notes, each in the principal amount of $31,250, to the Lender, in consideration of cash proceeds in the amount of $25,000 each after an original issue discount of $6,250 each (collectively, the “Additional June 2024 Notes”). The Additional June 2024 Notes bear interest of 12.0% per annum and are due and payable six months after issuance. The Lender shall have the right to convert the principal and interest payable under the Additional June 2024 Notes into shares of the Company’s common stock at a per share conversion price of $2.00. The Company recorded a total debt discount of $12,500 related to the original issue discount. The conversion exercise price for the Additional June 2024 Notes reflect the October 2024 reverse stock split.

August 2024 Note: In August 2024, the Company issued a senior unsecured promissory note (the “August 2024 Note”) in the principal amount of $515,000 to a new lender in consideration of cash proceeds in the amount of $412,075. The August 2024 Note bears interest of 12.0% per annum and is due and payable six months after issuance. The lender shall have the right to convert the principal and interest payable under the August 2024 Note into shares of common stock of the Company at a per share conversion price of $2.50. In addition, the Company issued the lender a stock purchase warrant (the “August 2024 Warrant”) to acquire 175,000 shares of common stock at a per share price of $2.00 for a term of five years that may be exercised on a cash or cashless basis. The number of shares and exercise prices for the August 2024 Note and August 2024 Warrant reflect the October 2024 reverse stock split.

The August 2024 Warrant was determined to be an equity classified warrant and fair value was calculated as $447,316 using the Black-Scholes option-pricing model with the following assumptions: volatility of 183.31%, risk-free rate of 3.84%, annual dividend yield of 0.0% and expected life of five years. The Company recorded a total debt discount of $342,314 related to the original issue discount and August 2024 Warrant, which will be amortized over the term of the August 2024 Note. The principal amount of the August 2024 Note was allocated to the August 2024 Note and the August 2024 Warrant in the amount of $275,611 and $239,389, respectively. The amount allocated to the original issue discount and the August 2024 Warrant were recorded as a discount on the August 2024 Note, which will be amortized to interest expense using the effective interest rate method over the term of the August 2024 Note.

The Company did not obtain the Lender’s written consent prior to entering into the August 2024 Note, violating the terms of the Restructuring Agreement. Accordingly, the Lender exercised its rate to terminate the current CEO and appoint an additional member to the Board (see Note 17).

September 2024 Note: On September 10, 2024, the Company issued an additional Senior Unsecured Promissory Note (the “September 2024 Note”) in the principal amount of $125,000 to a lender in consideration of cash proceeds in the amount of $100,000, which was funded on September 4, 2024. The September 2024 Note bears interest of 12.0% per annum and is due and payable six months after issuance. The total debt discount of $25,000 related to the original issue discounts of the September 2024 Note will be amortized over the term.

For the year ended September 30, 2024, amortization of debt discount and interest expense related to convertible promissory notes amounted to $298,832 and $24,866, respectively, which are both included as a component of interest expense on the accompanying condensed consolidated statements of operations and comprehensive loss.

NOTE 13 – FAIR VALUE MEASUREMENT

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis as of September 30, 2024:

	Quoted	Significant Other	Significant
	Price in	Observable	Unobservable	Balance at
	Active Markets	Inputs	Inputs	September 30,
	(Level 1)	(Level 2)	(Level 3)	2024
Assets
Customer digital currency assets	$—	$615,361	—	$615,361
Total assets	$—	$615,361	$—	$615,361

Liabilities
Customer digital currency liabilities	$—	$23,605	$—	$23,605
Total liabilities	$—	$23,605	$—	$23,605

Customer digital currency assets and liabilities represent the Company’s obligation to safeguard customer digital currencies. Accordingly, the Company has valued the assets and liabilities using quoted market prices for the underlying digital currencies which is based on Level 2 inputs. The Company did not make any transfers into or out of Level 3 of the fair value hierarchy during the years ended September 30, 2024 and 2023.

The Company had no assets or liabilities measured and recorded at fair value on a recurring basis as of September 30, 2023.

NOTE 14 – STOCKHOLDERS’ DEFICIT

The Company consummated the Business Combination on December 22, 2023, which has been accounted for as a reverse recapitalization (see Note 1 and Note 4).

As a result of the 2024 Reverse Stock Split, each eight pre-split shares of common stock outstanding automatically combined and converted to one issued and outstanding share of common stock without any action on the part of stockholders. No fractional shares of common stock were issued to any stockholders in connection with the 2024 Reverse Stock Split. Each stockholder was entitled to receive one share of common stock in lieu of the fractional share that would have resulted from the 2024 Reverse Stock Split. The number of the Company’s authorized common stock remain unchanged, and the par value of the common stock following the 2024 Reverse Stock Split remained at $0.0001 per share.

The Company has retrospectively adjusted the Old Nukk common shares issued and outstanding prior to December 23, 2023 to give effect to the Business Combination and for the eight-for-one reverse stock split.

Preferred Stock: The Company is authorized to issue 15,000,000 shares of preferred stock with a par value of $0.0001 per share. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, option or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. As of September 30, 2024 and 2023, there were no shares of preferred stock issued and outstanding.

Common stock: The Company is authorized to issue 150,000,000 shares of common stock with a par value of $0.0001 per shares, of which 2,098,999 and 1,259,333 shares were issued and outstanding as of September 30, 2024 and 2023, respectively. The following shares of common stock are reserved for future issuance:

Convertible notes payable	467,400
Stock options issued and outstanding under Old Nukk equity incentive plan	15,538
Authorized for future grant under 2023 Equity Incentive Plan	125,000
Warrants	1,177,160
1,785,098

Dividend rights the holders of common stock are entitled to receive dividends and other distributions, as and if declared by the Board out of assets or funds of the Company legally available and shall share equally on a per share basis.

Voting rights: the common stock possesses all voting power of the Company. Each share of common stock is entitled to one vote.

Liquidation: In the event of any liquidation, dissolution or winding up of the Company, after payment or provision of payment of the debts and other liabilities of the Company, the holders of common stock are entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of common stock held by them.

In December 2023, 47,533 shares of Old Nukk common stock with a fair value of $1,802,215 as determined on the issuance date using the reported closing share price was issued to the sponsor of Brilliant in exchange for a receivable from Brilliant. Upon closing of the Business Combination, the receivable recorded by the Company was exchanged with the payable recorded by Brilliant, resulting in a reduction in additional paid-in capital as part of the reverse recapitalization.

In December 2023, 5,629 shares of Old Nukk common stock with a fair value of $213,386 as determined on the issuance date using the reported closing share prices was issued as consideration for services performed by advisors to Old Nukk in connection with the business combination and recorded as a component of deferred transaction cost on the balance sheet. Upon closing of the Business Combination, the deferred transaction costs were reclassified to a reduction in additional paid-in capital as part of the reverse recapitalization.

In December 2023, 8,767 shares of Old Nukk common stock with a fair value of $613,410 as determined on the issuance date using the reported closing share prices were issued as settlement of loans payable – related parties with a carrying value of $270,563. The excess of the fair value of the shares issued over the carrying value of the loans payable – related parties of $342,847 was treated as a capital reduction as the debt holder is a Company shareholder.

In December 2023, 94,710 shares of Old Nukk common stock with a fair value of $6,627,315 as determined on the issuance date using the reported closing share prices were issued as settlement of due to affiliates with a carrying value of $2,727,061. The excess of the fair value of the shares issued over the carrying value of the due to affiliate of $3,900,254 was treated as a capital reduction as the affiliate is an entity that is controlled by a Company shareholder.

The Company issued the shares of its common stock to settle obligations to vendors were valued at fair value on the grant dates using the reported closing share prices on the dates of grant as follows:

	Common stock shares	Fair value	Carrying value obligation	Gain (loss) on extinguishment
January 2024	25,338	$750,000	$750,000	$-
May 2024	87,500	501,000	324,601	(176,399)
July 2024	148,694	374,788	262,352	(112,436)
July 2024	37,500	95,400	252,000	156,600
July 2024	37,500	95,400	150,000	54,600
July 2024	25,000	63,600	63,600	-
	361,532	$1,880,188	$1,802,553	$(77,635)

The excess of the fair value of the shares issued over the carrying value of the associated vendor obligation was treated as a loss on debt extinguishment while the excess of the carrying value of the vendor obligation over the fair value of the shares issued was treated as a gain on debt extinguishment. Both were recorded as a component of other (expense) income, net on the accompanying consolidated statements of operations and comprehensive loss as the vendor does not have an affiliate relationship with the Company directly or indirectly.

Warrants:

Public Warrants: On June 26, 2020, Brilliant completed an initial public offering that included warrants for shares of common stock (the “Public Warrants’). Each Public Warrant entitles the holder the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. The Company may elect to redeem the Public Warrants, in whole and not in part, at a price of $0.01 per Public Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis. On the Closing Date, there were 805,000 Public Warrants issued and outstanding.

Private Warrants: Simultaneous with Brilliant’s initial public offering in June 2020, Brilliant sold warrants to its sponsor and certain of its directors and advisors in a private placement (the “Private Warrants”). The Private Warrants may not be redeemed by the Company so long as the Private Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants have terms and provisions identical to the Public Warrants, including as to exercise price, exercisability and exercise period, except if the Private Warrants are held by someone other than the initial purchasers’ permitted transferees, then the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. On the Closing Date, there were 32,625 Private Warrants issued and outstanding.

As a result of the Business Combination which was completed on December 22, 2023, Public Warrants and Private Warrants totaling 837,625 were converted into 837,625 warrants of the Company.

Stock Purchase Warrants: In connection with certain note payable agreements (see Note 11) and certain convertible notes payable (see Note 12), the Company issued stock purchase warrants to certain lenders that permit the lender to acquire a fixed amount of shares of the Company’s common stock at a per share price that ranges between $0.25 and $0.3125 for a term that ranges between three and five years that may be exercised on a cash or cashless basis.

All warrants were determined to have equity classification at issuance, and as such, were recorded to additional-paid-in capital at the time of issuance.

The following table summarizes the shares of the Company’s common stock issuable upon exercise of warrants outstanding at September 30, 2024:

	Warrants Outstanding
	Range of Exercise Price	Number Outstanding at September 30, 2024	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
Public and Private Warrants	$92.00	837,625	3.02	$65.46
April 2024 Warrants	6.88	14,535	0.03	0.08
June 2024 Warrants	2.00	150,000	0.61	0.25
August 2024 Warrants	2.00	175,000	0.72	0.30
	$2.00 – 92.00	1,177,160	4.38	$66.09

Warrant activities for the years ended September 30, 2024 and 2023 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 30, 2022	837,625	$65.46
Issued	-	-
Outstanding at September 30, 2023	837,625	65.46
Issued	339,535	0.63
Outstanding at September 30, 2024	1,177,160	$66.09

NOTE 15 – STOCK-BASED COMPENSATION

Old Nukk Equity Incentive Plan

For periods prior to the reverse recapitalization (see Note 4), the Old Nukk Equity Incentive Plan (the “Old Nukk Plan”) permitted the granting of various awards including stock options (including both nonqualified options and incentive options), stock appreciate rights (“SARs”), stock awards, phantom stock units, performance awards and other share-based awards to employees, outside directors and consultants, and advisors to the Company. Only stock options have been awarded to consultants and advisors under the Old Nukk Plan.

Assumed Options converted into an option to purchase a number of shares of the Company’s common stock equal to the product of the number of shares of Old Nukk common stock and the Exchange Ratio at an exercise price per share equal to the exercise price of the Assumed Options divided by the Exchange Ratio. Each Assumed Option is governed by the same terms and conditions applicable to the Assumed Options prior to the Business Combination. No further grants can be made under the Old Nukk Plan.

Stock options generally vest over one to three years, with a maximum term of ten years from the date of grant. These awards become available to the recipient upon the satisfaction a vesting condition based on a period of service. Activity in the Old Nukk Plan for the years ended September 30, 2024 and 2023 is summarized as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 30, 2022	20,896	$187.87
Expired	(5,358)	(186.67)
Outstanding at September 30, 2023 and 2024	15,538	188.28
Options exercisable at September 30, 2024	15,180	$189.75
Options expected to vest	358	$126.00

The aggregate intrinsic value of both stock options outstanding and stock options exercisable at September 30, 2024 was $0. The exercise price of all outstanding options was greater than the market price on September 30, 2024, and therefore excluded from the intrinsic value computation.

Share-based compensation expense under the Old Nukk Plan for the years ended September 30, 2024 and 2023 was $229,605 and $370,878, respectively, which was recorded as professional fees on the accompanying consolidated statements of operations and comprehensive loss. Unrecognized share-based compensation expense totaled $5,603 and is expected to be recognized over a weighted average remaining term of 0.25 years.

2023 Equity Incentive Plan

On December 22, 2023, the Company’s shareholders approved a new long-term incentive award plan (the “2023 Plan”) in connection with the Business Combination. The 2023 Plan is administered by the Board. The selection of participants, allotment of shares, determination of price and other conditions are approved by the Board at its sole discretion to attract and retain personnel instrumental to the success of the Company. Under the 2023 Pan, the Company may grant an aggregate of 125,000 shares of common stock in the form of stock options (incentive or nonqualified), SARs, stock awards, restricted stock, stock units, and other stock or cash based awards. No grants have been authorized to date by the Company’s Board under the 2023 Plan.

NOTE 16 – INCOME TAXES

The components of net loss were attributable to the following regions:

	Years Ended September 30,
	2024	2023
United States	$7,638,784	$16,285,346
Foreign	879,736	1,143,082
Total	$8,518,520	$17,428,428

The components of income taxes expense consisted of the following:

	Years Ended September 30,
	2024	2023
Current:
Federal	$—	$—
State	—	—
Foreign	—	—
Total current income taxes expense	—	—
Deferred:
Federal	(1,428,756)	(665,382)
State	(483,736)	(225,279)
Foreign	(163,087)	(98,604)
Total deferred income taxes (benefit)	(2,075,579)	(989,265)
Change in valuation allowance	2,075,579	989,265
Total income taxes expense	$—	$—

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate were as follows:

	Years Ended September 30,
	2024	2023
Statutory federal income tax rate	21.0%	21.0%
State tax	6.0%	0.8%
Foreign rate different rates	(0.2)%	(0.1)%
Permanent differences	(0.9)%	(17.2)%
Change in valuation allowance	(25.9)%	(4.5)%
Effective tax rate	0.0%	0.0%

The components of the Company’s net deferred tax assets (liabilities) as of September 30, 2024 and 2023 were as follows:

	September 30,	September 30,
	2024	2023
Deferred tax assets
Net operating loss carry-forwards	$2,917,949	$1,726,620
Accrued directors’ compensation	137,890	100,410
Stock-based compensation	718,518	653,976
Impairment of digital assets	-	1,511
Allowance for credit losses	11,027	123,554
Unrealized foreign currency exchange loss	-	612
Capitalized SPAC acquisition related professional fee	1,261,780	364,902
Total deferred tax assets, gross	5,047,164	2,971,585
Valuation allowance	(5,047,164)	(2,971,585)
Total deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for years ended September 30, 2024 and 2023 because it is not presently known whether future taxable income will be sufficient to utilize the loss carry-forwards. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. At each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, only the portion of the deferred tax asset that is more likely than not to be realized was recognized. However, if the Company is not able to generate sufficient taxable income from its operations in the future, then a valuation allowance to reduce the Company’s U.S. deferred tax assets may be required, which would increase the Company’s expenses in the period the allowance is recognized.

As of September 30, 2024, the Company had $8,439,349 in U.S. federal net operating loss carry-forwards that can be utilized in future periods to reduce taxable income. However, due to changes in stock ownership, the use of the U.S. federal net operating loss carry-forwards is limited under Section 382 of the Internal Revenue Code. The Company has not performed a study to determine if the loss carryforwards are subject to these Section 382 limitations. $258,405 of the net operating loss carry-forwards will expire in fiscal years 2033 through 2038. The remaining net operating loss carry-forwards do not expire. In addition, the Company has net operating losses in Malta and United Kingdom totaling $447,770 and $1,890,545, respectively, with no expiration date.

As of September 30, 2024 and 2023, the Company did not identify any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements. The Company recognizes interest and penalties related to uncertain income tax positions in income tax expense. There was no interest or penalties recorded for the years ended September 30, 2024 and 2023.

The Company has a December 31 tax year-end. The federal, state and foreign income tax returns of the Company are subject to examination by various tax authorities, generally for three years after they are filed. The Company is not subject to income taxes in Bermuda. The Company’s 2021 through 2024 tax years are subject to examination.

NOTE 17 – RELATED PARTY TRANSACTIONS

Departure of Directors and Certain Officers and Election of Directors and Appointment of Certain Officers: On July 24, 2024, The Company’s Chief Executive Officer (the “Original CEO”) resigned from his management position at the Company and from the Board. The Chief Operating Officer, and a director of the Company, was appointed as the new Chief Executive Officer (the “New CEO”) effective July 24, 2024.

The Lender, the Original CEO, and the New CEO, entered into a settlement agreement pursuant to which the New CEO resigned from his management position at the Company and from the Company’s Board effective September 4, 2024. In conjunction with the New CEO’s resignation, the number of Board seats increased from six to seven and appointed two new directors to fill such vacancies, one of whom was also appointed as Chief Executive Officer of the Company effective September 2024.

Due from/to affiliates: Amounts owed to the Company from affiliates that the Company transacts with in the normal course of business, are recorded as due from affiliates on the accompanying consolidated balance sheets and totaled $35,045 and $2,039,274 as of September 30, 2024 and 2023, respectively. Amounts owed to affiliates totaled $579,524 and $6,808,749 as of September 30, 2024 and 2023, respectively. Amounts due to and from these affiliates are short-term in nature, non-interest bearing, unsecured and repayable on demand. The nature of these transactions consists of the following:

Financial services revenue and due from affiliates: Certain of the Company’s directors, executive officers, principal owners, including immediate family members, are either directly or indirectly, through a controlling interest in an entity, users of the Company’s services. The Company recognized revenue from related party customers of $69,619 and $138,419 for the years ended September 30, 2024 and 2023, respectively.

General support services revenue, general support services cost of revenue, due from affiliate and due to affiliate: The Company provides general support services under a General Services Agreement (“GSA”) with a customer, whom a Company’s shareholder has an indirect controlling interest in. The GSA required minimum monthly payments of $1,600,000 during the years ended September 30, 2024 and 2023. The GSA was terminated effective January 1, 2024. General support services totaling $4,800,000 and $19,200,000, respectively, were recognized as revenue – general support services - related party on the accompanying consolidated statements of operations and comprehensive loss the years ended September 30, 2024 and 2023, respectively.

The Company utilizes a supplier, whom a Company’s shareholder has an indirect controlling interest in, to provide general support services to its customer under a GSA (the “GSS GSA”). For the period from October 1, 2022 through April 30, 2023, the minimum monthly payment required by the GSS GSA was $1,575,000. For the period from May 1, 2023 through December 31, 2023, the minimum monthly payment required by the GSS GSA was $1,550,000. Effective January 1, 2024, the Company terminated the GSS GSA. During the years ended September 30, 2024 and 2023, $4,650,000 and $18,775,000, respectively, were recorded as cost of revenue – general support services - related party under the GSS GSA on the accompanying consolidated statements of operations and comprehensive loss.

In December 2023, the Company settled an outstanding liability with the supplier totaling $2,727,061 through the issuance of 94,710 shares of the Company’s common stock (see Note 14).

On September 30, 2024, the Company, the customer under the GSA and the supplier under the GSS GSA entered into a release agreement pursuant to which the parties confirmed that the GSA between the Company and the customer and the GSS GSA between the Company and the supplier were terminated effective January 1, 2024. The parties further confirmed that there are no obligations or liabilities outstanding or owed between the parties as of September 30, 2024 and each party released and forever discharged the other party from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, both known and unknown, which have arisen or may arise from the GSA or the GSS GSA. Accordingly, at September 30, 2024, the amount of $6,141,000 owed from the customer under the GSA, which is comprised of $4,800,000 of revenues recognized during the year ended September 30, 2024, and $1,341,000 of revenues recognized during the year ended September 30, 2023, was written off and the obligation of $6,082,962 to the supplier under the GSS GSA was de-recognized. The bad debt expense and gain recognized on the terminations of the GSA and GSS GSA, respectively, are included as components of operating expenses and other (expense) income, respectively, on the accompanying consolidated statement of operations and comprehensive loss, for the year ended September 30, 2024.

Advances: From time to time, the Company receives advances from an entity where certain of the Company’s directors, executive officers, principal owners, including immediate family members, either directly or indirectly, have a controlling interest in the entity (see Note 10).

Investments: At the time the Company acquired a 5.0% interest in a privately held company’s equity securities, a shareholder of the Company and a director of the Company owned, directly and indirectly, approximately 40.0% and 10.0% of the outstanding securities of that privately held company (see Note 7).

Operating expenses: The Company incurred $221,660 and $191,765 for professional fees provided by the Company’s directors, executive officers, principal owners, including immediate family members, are either directly or indirectly through controlling interest in other entities for the years ended September 30, 2024 and 2023, respectively. Additionally, entities affiliated with related parties of the Company provide office space and administrative services such as the use of accountants to record the books and accounts of the Company at no charge. These services are considered immaterial.

Transaction Advisory: A member of the Company’s Board was also a managing director of a transaction advisory firm (“TA Firm”) at the time the Company entered into a letter agreement in November 2021 to engage the TA firm to serve as the exclusive transactional financial advisor and finder with respect to the Business Combination. The letter agreement of the TA Firm was terminated effective October 2023 and the board member resigned effective October 2023. The Company incurred advisory fees totaling $70,000 and $0 incurred during the years ended September 30, 2024 and 2023, respectively. The TA Firm ceased being a related party at the time the board member resigned.

Monies on behalf of related party entities: Occasionally, the Company will pay monies on behalf of an affiliate or an affiliate will pay monies on behalf of the Company.

At September 30, 2024, the Company was released from its obligation of $192,069 to an affiliate where a shareholder has a controlling interest in the affiliate for services received. The Company recognized a gain on settlement of due to affiliates as a component of other (expense) income on the accompanying consolidated statements of operations for the year ended September 30, 2024.

At September 30, 2023, the balance of $229,837 owed from one affiliate where a shareholder has a controlling interest in the affiliate, represented advances made to the affiliate and monies that the Company paid on behalf of the affiliate, were written off after exhaustive efforts at collection.

Loans payable – related parties: The Company has entered into several promissory notes with shareholders and affiliates during the years ended September 30, 2024 and 2023 (see Note 10).

Notes receivable – related parties

Shareholder note receivable: The Company originated a note receivable to a shareholder in the principal amount of $35,000 on September 1, 2022. The note bears a fixed interest rate of 5.0% per annum with $17,500 maturing on March 1, 2023 and $17,500 maturing on September 1, 2023. The principal was funded with cash custodial money. In April 2024, the outstanding balance under the note and accrued and unpaid interest totaling $37,198 and$3,007, respectively was exchanged for loan payable – related parties (see Note 10).

Brilliant note receivable: During the year ended September 30, 2023, the Company made non-interest bearings loans with an aggregate principal of $299,650 to Brilliant. The principal was payable promptly after the date on which Brilliant consummated an initial business combination with a target business. These loans were not convertible into any securities of Brilliant. At September 30, 2023, the amount of $299,650 was written off after exhaustive efforts at collection.

Line of credit:  On July 31, 2023, the Company entered into a credit deed providing a $1,000,000 line of credit (the “Line of Credit”) to an affiliate a shareholder’s sibling controls. The Line of Credit allows the borrower to request loans thereunder until total advances reach $1.0 million. Amounts drawn under the Line of Credit bear interest at an annual rate of 8.0% and installment repayments commence on December 31, 2023. The Line of Credit was collateralized by 133,514 shares of the Company’s common stock that are owned by the borrower.

During the year ended September 30, 2023, $764,892 was advanced to the borrower under the Line of Credit. At September 30, 2023, the Company recorded a reserve for credit loss of $637,072 on the Line of Credit. During December 2023, the Company and the related party company entered into a Stock Transfer Agreement pursuant to which the collateral, 133,514 shares of the Company’s common stock owed by the related party, were to be transferred to the Company to satisfy the amount owed under the Line of Credit. As of September 30, 2024, the transfer of the 133,514 shares of the Company’s common stock back to the Company had not occurred and management deemed it remote that the transfer will occur. During the year ended September 30, 2024, the Company collected $132,826. At September 30, 2024, after exhaustive efforts at collection of the outstanding amounts owed under the Line of Credit and unsuccessful attempts to collect the collateral, the Company wrote off the remaining outstanding balance of the Line of Credit against the reserve for credit loss.

For the years ended September 30, 2024 and 2023, the interest income related to notes receivable – related parties amounted to $949 and $12,082, respectively, and has been included as a component of other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss.

As of September 30, 2024 and 2023, the outstanding interest receivable related to the notes receivable – related parties was $0 and $12,179, respectively, and was included as a component of other current assets on the accompanying consolidated balance sheets.

Management determined the due from affiliates and notes receivables – related party to be fully collectable. Therefore, no reserve for credit losses is deemed to be required on notes receivable – related party or due from affiliates at September 30, 2024. At September 30, 2023. The Company recorded a reserve for credit loss of $10,199 for the accrued and unpaid interest associated with the notes receivable – related parties. During the year ended September 30, 2024, the Company wrote off the outstanding balance of the accrued and unpaid interest against the reserve for credit loss.

Digital currency assets and liabilities – related parties

At September 30, 2024 and 2023, customer digital currency assets and liabilities, amounted to $20,020 and $0, respectively, which was included in customer digital currency assets and liabilities on the accompanying consolidated balance sheets.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Indemnifications: The Company has indemnity agreements with certain officers and directors of the Company pursuant to which the Company must indemnify the officer or director against all expenses, judgments, fines, and amounts paid in settlement reasonably incurred in connection with a third party proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. It is not possible to determine the maximum potential exposure under these indemnification agreements: (i) because the facts and circumstances involved in each claim are unique and the Company cannot predict the number or nature of claims that may be made; (ii) due to the unique facts and circumstances involved in each particular agreement; and (iii) due to the requirement for a registration of the Company’s securities before any of the indemnification obligations contemplated in the IRA become effective.

Legal and regulatory proceedings: The Company is subject to various litigation, regulatory investigations, and other legal proceedings that arise in the ordinary course of its business. The Company is also subject to regulatory oversight by numerous regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory investigations, and other legal proceedings on an ongoing basis and provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. In accordance with such guidance, the Company establishes accruals for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

There is a deficit between customer assets and liabilities as of September 30, 2024 and September 30, 2023. We are subject to regulatory and legal review in the jurisdictions we operate in. There are currently no claims against the Company. Any claims or regulatory actions against us, whether meritorious or not, could be time consuming, result in costly litigation, settlement payments, damage awards (including statutory damages for certain causes of action in certain jurisdictions), fines, penalties, injunctive relief, or increased costs of doing business through adverse judgment or settlement, require us to change our products, services or business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operations resources, or otherwise harm our business.

Tax regulation: Current promulgated tax rules related to digital assets are unclear and require significant judgments to be made in interpretation of the law, including but not limited to the areas of income tax, information reporting, transaction level taxes and the withholding of tax at source. Additional legislation or guidance may be issued by U.S. and non-U.S. governing bodies that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on the Company’s financial condition and results of operations, and accordingly, the related impact on the Company’s financial condition and results of operations is not estimable.

Digital asset wallets: The Company has committed to safeguard all digital assets and digital token identifiers on behalf of its customers. As such, the company may be liable to its customers for losses arising from theft or loss of customer private keys. The Company has no reason to believe it will incur any expense associated with such potential liability because (i) it has no known or historical experience of claims to use as a basis of measurement, (ii) it accounts for and continually verifies the amount of digital assets within its control, and (iii) it engages third parties, which are digital asset trading platforms, to provide certain custodial services, including holding its customers’ digital token identifiers, securing its customers’ digital assets, and protecting them from loss or theft, including indemnification against certain types of losses such as theft. Its third-party digital asset trading platforms hold the digital assets in accounts in the Company’s name for the benefit of the Company’s customers.

White lion stock purchase agreement: On May 17, 2022, the Company entered into a Stock Purchase Agreement (the “White Lion Agreement”) with White Lion Capital Partners, LLC a California-based investment fund (“White Lion”). Under the terms of the White Lion Agreement, the Company had the right, but not the obligation, to require White Lion to purchase shares of its common stock up to a maximum amount of $75,000,000. In January 2024, the Company issued 202,702 shares of the Company’s common stock with a fair value of $750,000 to settle its obligation owed under the White Lion Agreement (see Note 14). On February 21, 2024, the Company terminated the White Lion Agreement.

NOTE 19 - SEGMENTS

The Company’s operations are organized into two reporting segments: general support services and financial services. The structure is designed to allow the Company to evaluate the performance of its different service offerings, provide improved service and drive future growth in a cost efficient manner.

Selected information by reportable segment is presented in the following tables:

	September 30,	September 30,
	2024	2023
Revenues:
General support services – related party	$4,800,000	$19,200,000
Financial services	1,113,461	2,097,642
Total revenues	$5,913,461	$21,297,642

Gross profit
General support services revenue – related party	$150,000	425,000
Financial services	848,516	(768,141)
Total gross profit (loss)	$998,516	$(343,141)

Operating expenses
Financial services	$1,917,126	2,721,746
Corporate/Other	13,259,400	14,398,334
Total operating expenses	$15,176,526	$17,120,080

NOTE 20 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Conversion Agreement: On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with the Lender, as later amended on November 14, 2024, to convert outstanding principal and interest totaling $771,085 payable under the Lender’s convertible notes payable into 319,952 shares of the Company’s common stock. Pursuant to the Conversion Agreement, the Company issued an additional warrant to purchase 351,424 shares of the Company’s common stock exercisable for a period of five years at an exercise price of $2.41 per share (the “November 2024 Warrant”) in exchange for the cancellation of the Lender’s convertible notes payable. Further, the Company and the Lender entered into a letter agreement providing that the Lender may not exercise the June 2024 Warrant in the event such exercise would result in the Lender holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024.

Sales of Securities: On November 8, 2024 and November 18, 2024, the Company entered into securities purchase agreements pursuant to which the Company sold 110,707 and 138,556 shares of the Company’s common stock at a purchase price of $2.09456 and 1.7765 per share, respectively, for aggregate gross proceeds of $231,882 and $246,145, respectively. The purchase price per share includes a 5.0% discount from the closing price of the Company as listed on Nasdaq as of the business day immediately prior to the closing date of each securities purchase agreement.

Disposition of Subsidiary: On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 to the shareholder of the Company by November 15, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at September 30, 2024). In accordance with the terms of the Settlement Agreement, separate settlement agreements were entered into with two shareholders of the Company, pursuant to which the Company will issue an aggregate 200,000 shares of the Company’s common stock in consideration of each party releasing the Company for compensation owed for services.

Exit and Settlement Agreement: On November 8, 2024, the Company entered into an exit and settlement agreement (the “Exit and Settlement Agreement”) with three directors of the Board, under which each director resigned effective immediately. As required by the Exit and Settlement Agreement, the Company issued 46,700 fully vested shares of the Company common stock to each former direct in exchange for past services rendered.

Bylaws Amendment: On November 8, 2024, the Board approved an amendment to the Company’s Bylaws to decrease the quorum requirement from a majority to one-third of the voting power that was effective immediately.

Standby Equity Purchase Agreement: On December 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with an investor (the “Investor”) pursuant to which the Company has the right, at its option, to sell to the Investor up to $10 million of shares of the Company’s common stock, subject to certain limitations and conditions set forth in the SEPA, during the term of the SEPA. In connection with the SEPA, the Investor agreed to advance to the Company in the form of convertible promissory notes (the “SEPA Convertible Notes”) an aggregate principal amount of $2.0 million, which was to be advanced to the Company in three tranches. The first tranche of $500,000, was disbursed to the Company on December 3, 2024 (the “December 2024 Note”).

On December 19, 2024, the Company and the Investor entered into a Termination Agreement pursuant to which the SEPA and the Registration Rights Agreement were terminated. Accordingly, the Investor’s obligation to advance the Company additional amounts ceased.

Securities Purchase Agreement: On December 15, 2024, the Company entered into a Securities Purchase Agreement and Call Option (the “Star Agreement”) with Star 26 Capital Inc. (“Star”), the shareholders of Star (“Star Equity Holders”) and an officer of the Company acting in his capacity as the representative of the Star Equity Holders, to acquire a controlling 51% interest in Star, an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products, in exchange for an aggregate investment of $15,000,000 that consists of :

●	A minimum amount of $5,000,000 in cash, less the amounts owed pursuant to Seller Notes, which shall be forgiven and cancelled as of the closing of the transaction

●	a promissory note in the principal amount of $10,000,000, which shall be reduced if the Company provides cash in excess of $5,000,000 maturing in 12 months following the closing (the “Investment Note”)

●	2,385,170 shares of the Company’s common stock issued to the Star Equity Holders which shall constitute approximately 29.75% of the issued and outstanding capital of the Company on a fully diluted basis, excluding the out of the money warrants

●	6,907,859 stock purchase warrants with a five year term and an exercise price of $1.50 per share

The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49.0%) for an aggregate $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year stock purchase warrants to purchase an aggregate of 720,000 shares of the Company’s common stock with an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders consists of

●	$3,00,000 in cash,

●	a promissory note in the principal amount of $3,000,000, which accrues interest at 8.0% per annum and is due and payable six months after the issuance thereof,

●	2,385,170 shares of the Company’s common stock issued to the Star Equity Holders

●	5,109,789 stock purchase warrants with a five-year term and an exercise price of $1.50 per share

If, for a period of 12 months after the closing of the Star Agreement, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments. The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

If the Star Agreement is canceled because stockholder approval was not obtained within 90-days after the date of the Star Agreement and the failure was a result of the Company failing to perform or observe the covenants or agreements of the Company provided for in the terms of the Star Agreement, the Seller is entitled to damages of $1,000,000 from the Company.

As a result of the Settlement Agreement and subject to the closing of the acquisition of Star, the Company’s business will be focused on the defense sector.

Private Placement: On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of the Company’s common stock and (ii) a stock purchase warrant to purchase up to one and one half shares of the Company’s common stock (the “December 2024 PIPE Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying December 2024 PIPE Warrant is being sold together at a combined offering price of $6.00 per Share and December 2024 PIPE Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The December 2024 PIPE Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement (the “PAA”), dated December 18, 2024, between the Company the placement agent entered into in connection with the Private Offering, the Company has paid customary placement fees to the placement agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the December 2024 PIPE Warrants. Pursuant to the PAA, the Company has also agreed to reimburse certain expenses of the placement agent incurred in connection with the Private Placement.

Incentive Equity Grants: On December 16, 2024, the Company issued an aggregate of 1,337,500 restricted stock grants consisting of restricted shares of common stock under its stock incentive plans to various executive officers, directors and consultants of the Company who have provided services to the Company for an extended period of time with limited compensation.

NOTE 21 – SUBSEQUENT EVENTS (UNAUDITED FOOTNOTE)

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into an Amendment No. 1 to the Star Agreement (the “Amendment”) providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

STAR 26 CAPITAL INC.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2024

STAR 26 CAPITAL INC.

CONDENSED INTERIM CONSILIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2024

U.S. DOLLARS

STAR 26 CAPITAL INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED BALANCE SHEET

(USD in thousands except share and per share data)

	September 30,
	2024
Assets
Current Assets
Cash and cash equivalents	121
Restricted cash	55
Accounts receivable	800
Inventory	890
Other current assets	720
Total Current Assets	2,586

Funds in respect of employee rights upon retirement	85
Deferred taxes	232
Intangible assets	346
Operating lease right-of-use asset	378
Property and equipment, net	7

Total Assets	3,634

Liabilities and Shareholders’ Deficit
Current Liabilities
Short term loans	967
Accounts payable	1,246
Operating lease liability	166
Other current liabilities	816
Total current liabilities	3,195
Long term loans from Banks	283
Long term loans from Related Party	287
Operating lease liability	212
Liability for employees’ rights upon retirement	113

Total Liabilities	4,090

Stockholders’ Deficit
Class A common stock, par value $0.0001 per share, 250,000,000 shares authorized as of September 30, 2024; 4,708,333 shares issued and outstanding as of September 30, 2024	(*	)
Class B common stock, par value $0.0001 per share, 50,000,000 shares authorized as of September 30, 2024; 6,250,000 shares issued and outstanding as of September 30, 2024	(*	)
Preferred stock, par value $0.0001 per share, 50,000,000 shares authorized, no shares issued and outstanding	-
Additional paid-in capital	8
Share based compensation	7
Recipts on accounts of shares	67
Other comprehensive income	14
Accumulated deficit	(552)
Total Stockholders’ Deficit	(456)
Total liabilities and stockholders’ Deficit	3,634

(*)	represents amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

STAR 26 CAPITAL INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(USD in thousands except share and per share data)

	Nine months ended September 30,	Three months ended September 30,
	2024	2024

Revenues	3,064	1,274
Cost of revenues	(2,456)	(980)
Gross profit	608	294

General and administrative expenses	(1,181)	(515)
Operating loss	(573)	(221)
Other Income	55	19
Financial expenses, net	(112)	(56)
	(630)	(258)
Taxes on loss	78	15
Net loss	(552)	(243)
Foreigh currency translation adjustment	14	(12)
Total comprehensive loss	(538)	(255)

Loss per share (basic)	(0.05)	(0.02)

Basic weighted average number of shares of Common Stock outstanding	10,328,125	10,332,808

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

STAR 26 CAPITAL INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(USD in thousands, except share and per share data)

	Ordinary shares Class A			Ordinary shares Class B			Additional paid-in	Receipts on account	Share based	Other comprehensive	Accumulated
	Number	Amount		Number	Amount		capital	of shares	compensation	loss	deficit
Balance at January 1, 2024	-	-		-	-		-	-	-	-	-	-

Net loss for nine months ended September 30, 2024	-	-		-	-		-	-	-	-	(552)	(552)
Foreign currency translation adjustment	-	-		-	-		-	-	-	14	-	14
Issuance of Ordinary shares	4,650,000	(*	)	6,250,000	(*	)	-	-	-	-	-	(*)
Share based compensation	25,000	(*	)	-	-		-	-	7	-	-	7
Receipts on account of shares	-	-		-	-		-	67	-	-	-	67
Investment	33,333	(*	)	-	-		8	-	-	-	-	8
Balance at September 30, 2024	4,708,333	(*	)	6,250,000	(*	)	8	67	7	14	(552)	(456)

Balance at July 1, 2024	4,650,000	(*	)	6,250,000	(*	)	-	-	-	26	(309)	(283)
Net loss for three months ended September 30, 2024	-	-		-	-		-	-	-	-	(243)	(243)
Foreign currency translation adjustment	-	-		-	-		-	-	-	(12)	-	(12)
Share based compensation	25,000	(*	)				-	-	7		-	7
Receipts on account of share	-	-		-	-		-	67	-	-	-	67
Investment	33,333	(*	)	-	-		8	-	-	-	-	8
Balance at September 30, 2024	4,708,333	(*	)	6,250,000	(*	)	8	67	7	14	(552)	(456)

(*)	represents an amount of less than $1 thousand.

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

STAR 26 CAPITAL INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD in thousands)

Nine months ended September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(552)
Adjustments required to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization	81
Interest expenses	16
Reduction in the carrying amount of right-of-use assets	96
Change in operating lease liability (96)	(96)
Deferred taxes	(62)
Share based compensation	7
Capital gain from the sale of fixed assets	(18)
Change in Liability for employee rights upon retirement	(38)
Decrease in accounts receivable	10
Increase in Inventory	(654)
Increase in other current assets	(720)
Increase in accounts payable	797
Increase in other liabilities	120
Net cash used in operating activities	(1,013)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Property and equipment, net	14
Rimons’ cash acquisition )Appendix A)	142
Payment for Rimons’ acquisition	(131)
Net cash used in investment activities (494) 391	25

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term credit from banking institutions, net	721
Receipts on account of shares	75
Proceeds from related party’s loans	191
Loans from banking institutions	271
Repayment of loans from banking institutions	(94)
Net cash provided by financing activities	1,164
INCREASE IN CASH AND CASH EQUIVALENTS
Increase in Cash and Cash Equivalents	179
Change in Capital reserve for cash	(3)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	176

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

STAR 26 CAPITAL INC.

UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD in thousands)

Nine months ended September 30, 2024
Appendix A - Net cash Rimons’ cash acquisition (see note 1)
Working capital (excluding cash and cash equivalents), net	(72)
Intangible assets	(427)
Long term assets	(558)
Long term liabilities	1,391
Equity	(192)
Rimons’ cash acquisition	142
Supplemental disclosure of cash flow information:
Non-cash transactions:
Initial recognition of operating lease right-of-use assets and liabilities	102

Cash paid during the year for:
Interest	69

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL

A.	Star 26 Capital Inc. (“Company” or “we”) is a corporation organized under the laws of the State of Nevada on January 17, 2024. The Company was formed as an acquisition holding company to invest in and/or buy controlling stakes in private businesses with a view towards improving their operations, management, and sales and marketing, and leading them to an improved financial outcome for the benefit of our stockholders. The Company acquisition strategy currently focuses on business sectors that are expected to provide higher-than-average return such as the Israeli defense and aerospace industries.

We are managed by Zero One Capital LLC (“Zero One or the Manager”). Zero One is a Nevada limited liability company formed and managed by our Founder, Menachem Shalom, on January 19, 2024. Zero One was formed to provide management services to the Company and to our current and future operating subsidiaries, including Rimon (See note 3E below).

On January 18, 2024, in reliance on Section 4(a)(2) of the Securities Act in a transaction not involving a public offering, we issued (i) 6,250,000 shares of our class B common stock to our Founder, Chief Executive Officer, and Chairman of our board, Menachem Shalom, for nominal consideration, and (ii) 4,650,000 shares of class A common stock to Menachem Shalom, Bevilacqua PLLC, our corporate and securities law counsel, and others in connection with our Founder’s formation of the Company on January 17, 2024.

The rights of the class A common stockholders and class B common stockholders are identical, except that each share of class A common stock is entitled to one vote per share, and each share of class B common stock is entitled to 100 votes per share, voting together as one class and is convertible into one share of class A common stock upon the occurrence of certain events or circumstances. The class A and class B common stock vote together on all matters which the common stockholders are entitled to vote upon according to our articles of incorporation and bylaws, as amended.

B.	On February 15, 2024, we executed an assignment and assumption agreement with our founder, Menachem Shalom. Under this agreement, we, through our wholly owned subsidiary Billio, Inc. acquired all of B. Rimon Agencies Ltd. (hereinafter: “Rimon”) (see below) issued and outstanding capital stock. We agreed to assume all of Shalom’s rights and obligations toward the sellers of Rimon, as outlined in earlier agreements dated December 22, 2023 and February 15, 2024 (see C below). Additionally, we agreed to reimburse Shalom for his out-of-pocket costs related to his acquisition of Rimon. To do so, we issued Shalom a demand grid promissory note with an initial principal of $155 thousands, which increased to $288 thousands by September 30, 2024. The note bears interest at 8% per annum and matures 60 days after the earlier of one year from the issuance date or upon the closing of a private placement or public offering of at least $5 million.

Rimon is engaged in a wide range of defense, homeland security and commercial systems and its clients include military and governmental bodies, top tier security agencies, and international companies. Rimon was founded in 1988 in Israel.

Rimon operates in the following industries:

●	The Company serves as an exclusive distributor in Israel for several manufacturers, offering Tier-1 generators, masts and lighting solutions to military, industrial, institutional, and private clients.

o	Generators – sold to military applications, industrial and institutional clients and to the private sector.

o	Masts – mainly used for military clients and projects.

o	Lighting

●	The Company designs, develops, and manufactures special utility vehicles such as mobile banks, monitoring and controlling vehicles for law enforcement and special units and others. The market for special utility vehicles used by law enforcement agencies encompasses a diverse range of vehicles designed to meet specific operational needs, such as mobile bank branches, SWAT trucks, UAV ground centers and logistics, satellite TV News vans, field laboratories, VIP escort vans etc. These vehicles are often built to withstand rigorous use in various environments and are equipped with specialized features tailored to law enforcement tasks. The Company also manufactures rescue trailers, energy & lighting trailers, and logistics trailers alongside hybrid energy systems, including AC generating kits and DC generators, DC energy banks, rugged air-condition kits for combat vehicles and demanding field missions.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (cont.)

C.	In October 2023, Benjamin Rimon, the original owner and CEO of the Company, passed away and on December 22, 2023, Menachem Shalom (“Shalom”) has entered a Loan Agreement (the “First Agreement”) with Rimon and the heirs of Binayamin Rimon, who was the original sole shareholder of Rimon and its CEO. According to that Agreement Shalom has lent Rimon a sum of NIS425 thousands (approximately $115 thousands). In addition to the rights as a lender to Rimon, Rimon has issued Shalom 51% of its outstanding shares. The issuance of the shares was completed only in February 2024. As of December 31, 2023 Shalom has transferred NIS350 thousands (approximately $95 thousands) and the rest were transferred to the Company in January 2024.

On February 15, 2024, Shalom entered into a debt purchase agreement (the “Second Agreement”) with Rimon and the Heirs pursuant to which the Heirs agreed (i) to assign all of their rights vis-à-vis Rimon, including due to the Debt of approximately NIS2.2 million (approximately $602 thousands) (as defined in the Second Agreement), to Shalom in exchange for a cash payment (the “Cash Payment”) to the Heirs of NIS750 thousands (approximately $207 thousands), to be made by Shalom in three installments, plus additional consideration (the “Additional Consideration”) specified below and (ii) to sell to Shalom all of the remaining ordinary shares of Rimon still held by the Heirs (i.e., 98 ordinary shares of Rimon, or 49% of the outstanding capital stock of Rimon, the “Balance Shares”) in exchange for the payment to the Heirs of the par value (NIS 1 per share) of those Balance Shares, such share purchase being subject to a five percent (5%) holdback as security against payment in full of the Cash Payment. In addition, under the terms of the Second Agreement, Shalom agreed, among other things, to remove any and all guarantees of the Heirs or pledges on their accounts related to debts of Rimon and to guarantee every payment that Rimon was obligated to pay the Heirs thereunder, and (iii) under each of the First Agreement and the Second Agreement the Heirs authorized Shalom to assign the two agreements to a company under the control of Shalom subject to Shalom providing his personal guarantee of such company’s undertakings towards the Heirs.

In accordance with the terms of the Second Agreement, Shalom paid the Heirs NIS450 thousands (approximately $122 thousands), with the remaining NIS300 thousands (approximately $85 thousands) to be paid in within 12 months after the date of execution of the Second Agreement. On December 12, 2024, the Sellers agreed that we may remove their names from the shares on which such names are currently affixed on the official Israeli securities registrar upon our payment of NIS148 thousands to the Sellers, an amount equal to (i) the sum of the final NIS300 thousands installment due February 15, 2024 and the Mast Transaction Fee, (ii) less NIS152 thousands, representing funds held in a private account of the late Binyamin Rimon, Rimon’s founder, as collateral for certain of Rimon’s debt which was to be returned to us upon repayment of the debt and release of the collateral. We paid the prior amount on December 18, 2024, and had the Sellers name removed from the official Israel securities registrar thereafter.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (cont.)

In accordance with the terms of the Second Agreement, Shalom agreed to pay the Heirs the Additional Consideration consisting of (i) the higher of (a) 2% of revenue and (b) 6% of EBITDA of Rimon for each of the 2024 and 2025 calendar years, (ii) the right to receive 3.5% of the ordinary shares owned by Shalom, as adjusted, payable in ordinary shares or in cash, in the event Rimon conducts a public offering of its ordinary shares by the end of 2026, and (iii) a sum equal to a third of the balance of consideration to be received by Rimon for that certain mast brokerage transaction between Fireco SARL and BL Advanced Ground Support Systems Ltd., should the transaction be completed, which amount would include a third of the payments already made with respect to that transaction during 2024, if any. The company estimates that the amount representing this item is approximately $204 thousands.

As a result of the transactions discussed above, immediately after the time of execution of the Second Agreement, Shalom was the sole owner of ninety-five percent (95%) of Rimon’s ordinary shares, being 190 ordinary shares, while the Heirs were recorded as the owners or the remaining five percent (5%) of the Rimon ordinary shares which ordinary shares held as a security (the “Security Shares”) against payment by Shalom (or its assigns) of the Installment Payments and which they shall transfer to Shalom upon receipt in full of the Installment Payments;

On February 15, 2024, Shalom assigned and transferred the First Agreement and the Second Agreement to Billio, Inc. (the “Assignment”). That Assignment include (i) all of his Rimon ordinary shares that it has received (the “Transferred Rimon Shares”), consisting of 102 Rimon ordinary shares comprising a portion of the Majority Shares and 88 Rimon ordinary shares comprising a portion of the Balance Shares, and all of the Rimon ordinary shares it expects to receive from the Heirs upon payment in full to the Heirs of the Installment Payments, consisting of 10 Rimon ordinary shares comprising a portion of the Security Shares (the “Rimon Security Shares” and together with the Transferred Rimon Shares, the “Rimon Shares”), (ii) that Star assume all of the obligations of Shalom to the Heirs (the “Obligations”) under the two Agreements including, but not limited to, (A) the making of the Installment Payments to the Heirs and (B) the payment to the Heirs of the Additional Consideration, (iii) that Star indemnify and hold harmless Shalom with respect to any and all obligations of Shalom to the Heirs including, but not limited to, any and all Guarantees Shalom provided to the Heirs and/or third parties, and (iv) that Star reimburse Shalom for all of the expenditures made by Shalom in connection with the transactions contemplated by the Acquisition Agreements and in favor of or on behalf of Rimon and the Heirs, including but not limited to the Loan, the Cash Payment and any other payments made or costs incurred by Shalom with respect to consummating the transactions contemplated by the Acquisition Agreements, through the issuance by Star to Shalom of a demand note (the “Demand Note”).

We accounted for the acquisition of Rimon as a business combination using the acquisition method under FASB ASC Topic 805 as of the date we obtained control (January 1, 2024) . In compliance with ASC 810-10-40-6, we treated the series of transactions leading up to our acquisition of Rimon as a single transaction because: (i) we executed each transaction around the same time and in contemplation of one another, (ii) our Founder formed the Company to acquire Rimon, (iii) the Company’s formation depended on our Founder’s acquisition of Rimon, and (iv) the transactions formed a unified arrangement to make Rimon a wholly owned subsidiary of the Company.

As the accounting acquirer, the Company recorded the consideration that our Founder paid on our behalf. We estimated the purchase price, identified the acquired assets and assumed liabilities as of the acquisition date, and recognized any excess of the purchase price over the fair value of the net assets acquired as goodwill. However, we are still finalizing the purchase price allocation. As a result, our current fair value estimates for contingent consideration, goodwill, and related tax impacts are preliminary and may change as we receive more information, including final adjustments to net working capital. We expect to complete the valuation as soon as possible and no later than one year after the acquisition date.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (cont.)

The preliminary purchase price allocation for Rimon as of the acquisition date is presented as follows:

The excess of Rimon’s purchase price over the fair market value of its net tangible and identifiable intangible assets acquired was recorded as goodwill, primarily reflecting Rimon’s the market opportunities in Israel. The Goodwill is $0 thousands.

The following table sets forth the preliminary components of identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition (in months):

	Fair value	Useful life
Distributor rights	67	72
Backlog	112	24
Customer Relationships	248	72
Total intangible assets	427

The company accrued deferred taxes liabilities in the amount of $90 thousand.

D.	Because most of the Company’s operations are conducted in Israel and all members of its board of directors, management, as well as a majority of its employees and consultants, including employees of its service providers, are located in Israel, its business and operations are directly affected by economic, political, geopolitical and military conditions affecting Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers in the southern part of the country. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon also launched missile, rocket, drone and shooting attacks against Israeli military sites, troops and Israeli towns in northern Israel. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon. In addition, Iran recently launched direct attacks on Israel and has threatened to continue to attack Israel. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthis in Yemen and various rebel militia groups in Syria and Iraq. While currently no damages were registered in Israel from such attacks, the situation is developing and could lead to additional wars and hostilities in the Middle East. It is possible that the hostilities with Hezbollah and Iran will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, will join the hostilities. Such hostilities may include terror and missile attacks.

In the event that the Company’s facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt its ongoing operations, its ability to deliver or provide products and services in a timely manner to meet its contractual obligations to customers and vendors could be materially and adversely affected.

Following the brutal attacks on Israel, the mobilization of army reserves and the government declaring a state of war in October 2023, there was a decrease in Israel’s economic and business activity. The security situation has led, among other things, to a disruption in the supply chain and production, a decrease in the volume of national transportation, and a shortage in manpower due to employees being called for active reserve duty as well as a rise in the exchange rate of foreign currencies in relation to the New Israel Shekel. These events may imply wider macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on the Company and its ability to effectively conduct its business, operations and affairs. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Certain of its employees and consultants in Israel, in addition to employees of its service providers located in Israel, have been called, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas as well as the other pending or future armed conflicts in which Israel is or may become engaged, and such persons may be absent for an extended period of time. The Company is continuing to regularly follow developments on the matter and is examining the effects on its operations and the value of its assets.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

A.	Basis of presentation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the financial statements presented herein have not been audited by an independent registered public accounting firm but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations, changes in shareholders equity and cash flows for the nine and three months ended September 30, 2024. However, these results are not necessarily indicative of results for any other interim period or for the year ended December 31, 2024.

B.	Use of Estimates

The preparation of unaudited condensed financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets , liabilities, revenues, expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates.

C.	Business Combinations

The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions, tax-related valuation allowances and pre-acquisition contingencies are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

D.	Functional currency

The functional currency of the Company is U.S. dollar. The functional currency of the subsidiary is the New Israeli Shekel (“NIS”).

A majority of the subsidiary’s revenues is generated in New Israel Shekel (“NIS”). In addition, most of the subsidiary’s costs are denominated and determined in NIS. Management believes that the NIS is the currency in the primary economic environment in which the subsidiary operates. Thus, the functional currency of the subsidiary is the NIS.

The records of the Israeli operations were maintained in the local currency and translated to the reporting currency as follows: assets and liabilities are translated using the balance sheet period-end date exchange rate. Expenses and income are translated using the weighted average exchange rates for the reporting period. Foreign translation gains and losses are reported on the consolidated statement of operations and comprehensive loss and were included in the amount of income from comprehensive income.

As of September 30, 2024, the exchange rate was 3.7 NIS/USD.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

E.	Principle of Consolidation:

The consolidated financial statements include the financial statements of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

Company	%
B. Rimon Agencies Ltd.	100
Billio, Inc.	100

F.	Cash and cash equivalents and Restricted cash

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

Restricted cash as of September 30, 2024 included a $ 55,000 .

G.	Inventory

Substantially all inventory consists of raw materials and finished goods and are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on a first-in, first-out basis or specific cost.

H.	Intangible assets:

Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives, as noted below. Recoverability of these assets is measured by a comparison of the carrying amount of the asset to the undiscounted future cash flows expected to be generated by the assets. If the assets are considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired assets.

Intangible assets and their useful lives are as follows:

Useful Life (in Months)

Distributor rights	72
Backlog	24
Customer Relationships	72

Acquisition-related intangible assets:

The Company accounts for ASC 350-20 “Goodwill and Other Intangible Assets” (“ASC 350-20”). ASC 805-10 specifies the accounting for business combinations and the criteria for recognizing and reporting intangible assets apart from goodwill.

Acquisition-related intangible assets result from the Company’s acquisitions of businesses accounted for under the purchase method and consist of the value of identifiable intangible assets including developed software products, brand and patents, as well as goodwill. Goodwill is the amount by which the acquisition cost exceeds the fair values of identifiable acquired net assets on the date of purchase. Acquisition-related definite lived intangible assets are reported at cost, net of accumulated amortization.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

I.	Property, plant and equipment, net

1.	Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the Statements of Operations and Comprehensive Loss.

2.	Rates of depreciation:

%

Furniture and office equipment	7-15
Computers	33

J.	Impairment of long-lived assets

The Company’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. No impairment expenses were recorded during the period ended September 30, 2024.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

K.	Income taxes

Income taxes are accounted for under the asset and liability method. The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its September 30, 2024 financial statements and did not recognize any liability with respect to an unrecognized tax position in its balance sheets.

L.	Revenue recognition

Significant management judgments and estimates must be made and used in connection with the recognition of revenue in any accounting period. Material differences in the amount of revenue in any given period may result if these judgments or estimates prove to be incorrect or if management’s estimates change on the basis of development of business or market conditions.

We have decided to follow the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The guidance provides a unified model to determine how revenue is recognized.

Revenues are recognized when control of the promised goods or services are transferred to the customers in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.

Company has two main types of revenues –

Revenues from selling goods imported by the Company – like generators, masts and lightning

Revenues from integration projects where the Company designs, engineers, sources row materials, assemble and complete tactical vehicles and trailers.

The Company provides services to customers and has related performance obligations and recognizes revenue in accordance with ASC 606. Revenues are recognized when the Group satisfies performance obligations under the terms of its contracts, and control of its services or products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

A typical contract with a customer specifies that the Company would receive an advance payment once the contract is signed, an additional payment would be made to the Company once the ordered product is manufactured and ready to be shipped to the customer and the remainder of the contract’s consideration would be made once the system is installed in the customer’s factory and its accepted by the customer.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

According to ASC-606-10-50, and given the mentioned-above, once signed, the Company’s contracts are considered Contract Liability – as the Company has received the amount prior to delivering the goods to the customer. Those amounts would not be considered as Revenues. Once the goods are shipped to the customer – the contract becomes Contract Asset – as the Company transferred the goods to the client prior to receiving the full consideration for it. At the time the receipt of the consideration is conditional upon a successful installation of the product by the Company at the customer’s location and the full acceptance of the product by the customer. Only after such installation and acceptance the consideration owed to the Company is categorized as receivable. In all cases the time interval between the delivery of the product and its installation and acceptance by the customer happens within days.

This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

M.	Accounts Receivables

We manage credit risk associated with our accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326), the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss-rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts.

N.	Fair Value Measurements

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of non-performance, which includes, among other things, the Company’s credit risk.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

O.	Provision for Returns

Based on historic customers’ returns and under a conservative approach, the Company allocates 0.5% of the annual sales for provision for returns of goods from its customers.

P.	Use of Valuations

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of comprehensive loss.

Q.	Leases

The Company determines if an arrangement is or contains a lease at contract inception.

Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in statement of comprehensive loss.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

R.	Severance pay:

All the Company’s employees, besides one, have been signed on Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”). Pursuant to Section 14, the Company’s employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 are recorded in the Company’s balance sheets.

As to the employee that has not signed the Section 14 clause, the Company contributes the on-going contributions on monthly basis.

S.	Net Loss Per Common Share

Net loss per share is provided in accordance with FASB ASC 260-10, Earnings per Share. Basic net loss per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

T.	Recent Accounting Pronouncements not yet adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires retrospective disclosure of significant segment expenses and other segment items on an annual and interim basis. Additionally, it requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”). This ASU will be effective for the Company’s fiscal December 31, 2024 year-end and interim periods beginning in fiscal 2025, with early adoption permitted. We are assessing the impact of this guidance on our disclosures; it will not have an impact on our results of operations, cash flows, or financial condition.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires an annual tabular effective tax rate reconciliation disclosure including information for specified categories and jurisdiction levels, as well as, disclosure of income taxes paid, net of refunds received, disaggregated by federal, state/local, and significant foreign jurisdiction. This ASU will be effective for the Company’s fiscal December 31, 2025 year-end, with early adoption permitted. We are assessing the impact of this guidance on our disclosures; it will not have an impact on our results of operations, cash flows, or financial condition.

U.	Related Party

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. See Note 5.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – EVENTS DURNING THE PERIOD

A.	On July 7, 2024, we conducted a closing of a private placement of our class A common stock and entered into a subscription agreement with Shalom Berkovitz, a non-U.S. person and one of our director nominees, in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to that subscription agreement, we issued 400,000 shares of class A common stock at $0.25 per share for proceeds of $100,000. As of September 30, 2024, the company had issued 33,333 shares.

B.	On August 11, 2024, we established an advisory board and approved and adopted a charter to govern the advisory board. Pursuant to that charter, the advisory board shall be comprised of a minimum of three members, all of whom shall be appointed and subject to removal by our board of directors at any time. In addition to the enumerated responsibilities of the advisory board in its charter, the primary function of the advisory board is to assist our board of directors and make non-binding recommendations to the Company and our Founder as to matters within the areas of the advisory board member’s experience and expertise based on reasonable research, study, and analysis.

The independent director agreements with our director nominees, effective upon their appointment to our board of directors immediately upon the listing of the Company’s class A common stock on the Nasdaq after the effectiveness of the registration statement of which this prospectus forms a part.

Pursuant to those agreements, once effective, we will pay each director nominee a quarterly fee of $6,000 (or $9,000 if such director nominees participate in a committee of the board), and a one-time equity award under the Company’s equity incentive plan of 100,000 shares of restricted class A common stock, 25% of which will vest immediately upon execution of such grant, and the remainder to vest in a series of equal quarterly installments over a 24-month period beginning on the date of the grant, which shall be the date of the director nominee’s appointment. We also intend to reimburse each director nominee for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director nominee’s duties for us, and to separately enter into a standard indemnification agreement with each of our director nominees, the term of which will begin the date of the director nominee’s appointment.

C.	On July 24, 2024, our board of directors approved, and our Founder and controlling stockholder person ratified, the Star 26 Capital Inc. 2024 Equity Incentive Plan, or the 2024 Plan. The following is a summary of the principal features of the 2024 Plan and is qualified in its entirety by reference to the full text of the 2024 Plan.

The purpose of the 2024 Plan is to advance our interests and the interests of our stockholders by providing an incentive to attract, retain, and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of class A common stock that may be issued pursuant to awards granted under the 2024 Plan is 1,500,000 shares of class A common stock, subject to automatic increases according to the 2024 Plan. Notwithstanding the foregoing, the maximum number of shares of class A common stock that may be issued as incentive stock options is equal to the maximum number of shares available for issuance under the 2024 Plan without taking into account any automatic increases in the share reserve thereunder.

As of the date of this prospectus, we have not granted any awards under the 2024 Plan.

D.	On January 1, 2024, Rimon and Billio Ltd, an Israeli limited liability company then wholly owned by our Founder, Menachem Shalom, entered into an agreement whereby Billio Ltd. agreed to provide management services to Rimon in exchange for 40,000 NIS, or approximately $10,765 per month. The prior amounts are being included as compensation to our Founder because he is the sole owner of Billio Ltd. and was its only independent contractor. The agreement between Rimon and Billio Ltd. was terminated on August 12, 2024, upon the execution of that certain offsetting management services agreement by and between the Company, Rimon, and our Manager.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – EVENTS DURNING THE PERIOD (cont.)

E.	Menachem Shalom, our Founder, Chief Executive Officer, and Chairman of our board, is the principal owner of our Manager. Our relationship with our Manager is governed principally by the Management Services Agreement, dated June 28, 2024, by and between the Company and our Manager relating to the management services that our Manager will perform for the Company. The initial term of the Management Services Agreement is ten years, or until June 28, 2034, and this agreement is subject to automatic renewal for additional five-year terms thereafter unless the Manager or the Company gives written notice to the other party, within 90 days of the expiration of the initial term or any five-year renewal term thereafter, of its desire to terminate the Management Services Agreement.

Pursuant to the Management Services Agreement, our Manager has committed to provide the Company with business planning, financial and investment management, and advisory services, and financial, strategic, and corporate advisory services in connection with any merger, acquisition, recapitalization, divestiture, financing, refinancing, spin-off, buy-out or other similar transaction in which we and/or any of our future target companies or subsidiaries may be, or may consider becoming, involved, in each case at the times and places reasonably requested by our board. In exchange for such services, the Company has agreed to reimburse our Manager for reasonable out-of-pocket expenses and to pay our Manager the following compensatory fees:

●	Management services fees, payable quarterly, with a pro rata amount for any periods of less than a full quarter, within 15 days of the last day of any such fiscal quarter of the Company, which is equal to, in the aggregate, the greater of $300,000 per year or two percent (2%) of our adjusted net assets (defined below). For purposes of the Management Services Agreement, the term “adjusted net assets” means the sum of (i) our consolidated total assets, as determined in accordance with GAAP, of the Company as of such calculation date, plus (ii) the absolute amount of our consolidated accumulated amortization of intangibles, as determined in accordance with GAAP, as of such calculation date, minus (iii) our total cash and cash equivalents, on a deconsolidated basis, as of such calculation date, minus (iv) the absolute amount of our adjusted total liabilities as of such calculation date. For purposes of the foregoing, adjusted total liabilities means, as of any calculation date, the absolute amount of our consolidated total liabilities determined in accordance with GAAP, as of the calculation date, minus, to the extent included, the aggregate principal amount of any our third-party indebtedness as of the calculation date. For purposes of any offsetting management services agreement, the term “adjusted net assets” is defined identically to the definition of that term under the Management Services Agreement, except that the relevant subsidiary replaces the Company as the focus of the calculation. You should note that we are required to pay the annual management fee prior to any distributions by the Company to its shareholders.

●	A transaction services fee equal to 1.75% of the total enterprise or other applicable value of such transaction, as compensation for the transaction-related services our Manager will provide under the Management Services Agreement with respect to any such transaction services described above, payable on the closing date of such transaction.

Offsetting Management Services Agreement

According to the Management Services Agreement, our Manager may enter into offsetting management services agreements with any one or more of the Company’s subsidiaries at any time, relating to our Manager’s performance of management services for each subsidiary of the Company that may or may not be similar to the services to be provided under the Management Services Agreement, like Rimon; provided, that (i) 100% of the management fees paid to our Manager will be deducted from any management fee owed to our Manager pursuant to the Management Services Agreement, as amended from time to time, with respect to offsetting management fee payment obligations, (ii) the aggregate amount of all management fees owed to our Manager under all offsetting agreements will not exceed the amount of the management fees owed to our Manager under the Management Services Agreement, the difference between those two values is referred to as the excess fees, and (iii) pursuant to such Management Services Agreement, our Manager will repay all excess fees received from our subsidiaries under offsetting management services agreements, on a pro-rata basis, within 15 days following the end of any fiscal period in which we incur such fees, except if the fiscal period in question is the Company’s most recently completed fiscal year, in which case our Manager shall have 30 days to repay such excess fees.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – EVENTS DURNING THE PERIOD (cont.)

The management fees owed under each offsetting management services agreement shall be determined on a case-by-case with respect to the business, financial condition, and results of operations of each subsidiary and the economics of our acquisition of such subsidiaries, as set forth below:

●	Pursuant to our offsetting management services agreement with Rimon, our Manager will be entitled to reimbursement for reasonable out-of-pocket expenses and a monthly management fee equal to $12,500.

Further, under the Management Services Agreement, all unreturned excess fees will be considered an advance of the Manager’s management fee under the respective agreement to which such advance relates, and all outstanding management fee advances shall reduce, dollar for dollar, the management Fees owed to our Manager for the fiscal period following the period in which we are deemed to have made a management fee advance to our Manager. Such unreturned excess fees will accrue interest, beginning on the date such advance is deemed to have been made at a rate of 7% per annum. We have also agreed that any amounts owed to our Manager under the Management Services Agreement or any offsetting management services agreement but not paid will also accrue interest as of the date on which such payment is past due, at a rate of 7% per annum.

NOTE 4 – INCOME TAX

Corporate tax rates in U.S. - The Company is subject to U.S. income tax laws. The corporate tax rates is 21% for federal income taxes and a blended rate of 8% for state income taxes. There are no significant provisions for U.S. federal, state or other taxes for any period.

Corporate tax rates in Israel - The Israeli statutory corporate tax rates is 23%.

As of September 30, 2024, the Company and subsidiary have carried forward losses for tax purposes of approximately$280 thousands and $930 thousands, respectively.

The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

	Nine months ended September 30,	Three months ended September 30,
	2024	2024
Pretax loss	(552)	(243)
Federal tax rate	21%	21%
Income tax computed at the ordinary tax rate	(116)	(51)
Losses for which no deferred taxes were created	38	36
	(78)	(15)

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 4 – INCOME TAX (cont.)

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

As of September 30,
2024
Deferred tax assets
Net operating income carryforwards	268
Employees accruals	19

Gross deferred tax assets	287
Valuation allowance	(55)
Total deferred tax assets, net	232

Deferred tax liabilities	73

NOTE 5 – RELATED PARTIES

A.	Transactions and balances with related parties

	Nine months ended September 30,	Three months ended September 30,
	2024	2024

General and administrative expenses:
Officers’ compensation	182	107

Financing:
Financing expense	16	5

B.	Balances with related parties:

As of September 30, 2024

Other current liabilities	91
Loans from related parties	287

C.	See Note 3D and 3E

NOTE 6 – SUBSEQUENT EVENTS

Securities Purchase Agreement and Call Option with Nukkleus Inc.

On December 15, 2024, we entered into a Securities Purchase Agreement and Call Option with Nukkleus Inc., a public company (Nasdaq: NUKK) that we refer to as Nukkleus, and our Founder, as the representative of our shareholders and the holder of 6,250,000 shares of our class B common stock. The Agreement was amended on February 11, 2025. For the avoidance of doubt, our Founder also serves as Nukkleus’ Chief Executive Officer and on December 15, 2024, he was appointed to Nukkleus’ board of directors and was granted 500,000 restricted shares of Nukkleus common stock. In this section, we collectively refer to our Founder and our other shareholders as the Company Shareholders.

STAR 26 CAPITAL INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 6 – SUBSEQUENT EVENTS (cont.)

The Securities Purchase Agreement and Call Option, as amended, involves two distinct transactions known as the Purchase Agreement and the Call Option, along with other related ancillary agreements referred to as the Other Agreements. Together, the Purchase Agreement, Call Option, Other Agreements, and their associated terms and conditions are collectively defined as the Nukkleus Agreement, which is detailed as follows:

●	Under the terms of the Purchase Agreement, we agreed to issue Nukkleus a number of shares of our class A common stock that equals 51% of our issued and outstanding authorized capital stock following the transaction. In return, Nukkleus will pay us an aggregate purchase price of $21,000,000, consisting of at least $5,000,000 in cash and a zero-interest promissory note for the remainder that matures 12 months after the Purchase Agreement closing. As additional consideration, Nukkleus agreed to issue us 2,385,170 shares of its common stock, constituting a 29.7% ownership interest therein, and five-year warrants to purchase 6,907,859 additional shares of its common stock at an exercise price of $1.50 per share, each of which we shall assign to the Company Shareholders on a pro rata basis. Further, the Company Shareholders also agreed to grant Nukkleus a Call Option on the Purchase Agreement closing date to purchase all the outstanding shares owned by the Company Shareholders, in exchange for a five-year warrant to purchase 720,000 shares of Nukkleus common stock at an exercise price of $1.50, which we agreed to allocate among such Company Shareholders on a pro rata basis. Notwithstanding the foregoing, the Nukkleus agreement shall terminate if Nasdaq delists Nukkleus’ common stock prior to its closing thereof. Additionally, if Nukkleus’ common stock is delisted from Nasdaq after the Closing, then the Call option shall automatically terminate and we shall have the right to redeem all the shares issued to Nukkleus pursuant to the Purchase Agreement, for no consideration.

●	Pursuant to the Call Option, the Company Shareholders granted Nukkleus an option to purchase the remaining 49% of our issued and outstanding capital stock, which would include our Founder’s 6,250,000 shares of class B common stock on a post-conversion basis according to our articles of incorporation upon the option’s exercise. See “Description of Securities — Common Stock” for more information. The aggregate exercise price Nukkleus will pay to the Company Shareholders on a pro rata basis under the Call Option is $16,084,250, and consists of $3,000,000 cash, a $3,000,000 promissory note bearing 8% interest per annum and maturing six months from the exercise date, 2,385,170 shares of Nukkleus’ common stock, and five-year warrants to purchase 5,109,789 additional shares of Nukkleus’ common stock at an exercise price of $1.50 per share. The transactions contemplated by the Call Option shall occur without any action on the part of the Company Shareholders; provided, however, that if Nukkleus’ common stock is delisted from Nasdaq within 12 months following the Call Option exercise date, then we may, at our sole discretion, redeem the shares Nukkleus obtains pursuant to the Call Option in exchange for the Company Shareholders’ cancellation of the $3,000,000 promissory note, which we may carry out on their behalf for purposes of such redemption. If we elect to carry out the redemption upon a delisting of Nukkleus’ common stock from Nasdaq, then we shall re-issue such shares to the Company Shareholders on a pro rata basis according to their Company shareholdings immediately prior to the Call Option exercise.

●	According to the Other amended Agreements, Nukkleus shall issue one or more promissory notes for a maximum of $1,800,000. Additionally, if our valuation in connection with this offering exceeds: (i) $30 million, then Nukkleus will pay our executive officers a $2 million bonus; (ii) $35 million, then Nukkleus will pay our executive officers a $4 million bonus; or (iii) $50 million, then Nukkleus will pay our executive officers a $6 million bonus. In either case, such bonus, which we refer to as the Valuation Bonus, will consist of 50% cash and 50% in an amount of our class A common stock valued at the purchase price thereof in this offering, to be apportioned among our executive officers by our Board of Directors.

Until the Purchase Agreement closing, we are required to obtain Nukkleus’ approval and consent before taking specific actions or directing our subsidiaries to take such actions, including but not limited to: (i) amending governing documents, (ii) issuing or pledging securities, (iii) altering capital structures, (iv) entering into loans outside of the ordinary course of business, (v) making material changes to benefits, taxes, intellectual property, contracts, operations, or (vii) engaging in any acquisitions, or (viii) taking on any liabilities outside the ordinary course of business, (ix) entering into any new lines of business or establish any new subsidiaries, (x) waive certain types of claims against us or our subsidiaries, and (xi) taking any actions that could delay necessary approvals or jeopardize the transactions contemplated by the Nukkleus Agreement, or (xii) authorizing or agreeing to do any of the foregoing actions and any restricted acts not listed in this disclosure. Our Founder, as the holder of class B common stock, personally agreed to comply with these restrictions regarding us and our subsidiaries through a forbearance agreement entered with Nukkleus. We also mutually agreed with Nukkleus to customary confidentiality, indemnification, and non-solicitation provisions. Finally, the Purchase Agreement closing is subject to customary conditions, including regulatory approvals, third-party consents, a fairness opinion, and approval by Nukkleus’ shareholders under Nasdaq listing rules.

Other than set forth above with respect to the Purchase Agreement and Call Option, either party may terminate the Nukkleus Agreement upon (i) mutual agreement in writing, (ii) if a governmental authority issues a non-appealable order or declines regulatory approvals required for the transaction, provided the terminating party did not cause the failure; (iii) If either party breaches any material term of the agreement and fails to cure such breach within ten (10) days following written notice from the non-breaching party, or (iv) If Nukkleus fails to obtain stockholder approval of the transaction on or before March 14, 2024. Additionally, Nukkleus must pay us (a) $1,000,000 in damages upon its failure to obtain stockholder approval, and (b) liquidated damages in a reasonable amount, given the difficulty of calculating actual damages, upon its failure to meet any of its obligations under the Nukkleus Agreement, which would include and be in addition to the $1,000,000 Nukkleus must pay us under the prior point (a).

B. RIMON AGENCIES LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023

B. RIMON AGENCIES LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

B. Rimon Agencies Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying Balance Sheets of B. Rimon Agencies Ltd. (together “the Company”), as of December 31, 2023 and 2022, and the related statement of loss and comprehensive loss, changes in stockholders’ Deficit, and cash flow for the year ended December 31, 2023 and 2022 and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company. as of December 31, 2023 and 2022, and the results of its operations, changes in shareholders’ equity and its cash flow for the years ended December 31, 2023 and 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023

By:	/s/ Barzily and Co.

BARZILY AND CO., CPA’s

Jerusalem, Israel

October 15, 2024

B. RIMON AGENCIES LTD.

BALANCE SHEETS

(USD in thousands except share and per share data)

	December 31,		December 31,
	2023		2022
Assets
Current Assets
Cash and cash equivalents	117		-
Restricted cash	25		30
Accounts receivable	826		447
Inventory	242		241
Other current assets	-		5
Total Current Assets	1,212		723

Funds in respect of employee rights upon retirement	88		90
Deferred taxes (Note 11)	174		313
Operating lease right-of-use asset and lease deposit (Note 3)	381		511

Property and equipment, net	3		5

Total Assets	1,856		1,642

Liabilities and Shareholders’ Deficit
Current Liabilities
Short term loans (Note 4)	269		392
Accounts payable (Note 5)	460		424
Operating lease liability (Note 3)	131		134
Other current liabilities (Note 6)	370		327
Total current liabilities	1,230		1,277
Long term loans from Banks (Note 7)	93		185
Long term loans from Related Party (Note 7)	657		432
Operating lease liability (Note 3)	250		378
Liability for employees’ rights upon retirement	155		341

Total Liabilities	2,385		2,614

Stockholders’ Deficit (Note 8)
Common stock of NIS 1 par value each (“Common Stock”): 10,000 shares authorized as of December 31, 2023 and 2022; issued and outstanding 200 shares as of December 31, 2023 and 2022.	-	(*)	-	(*)
Additional paid-in capital	-	(*)	-	(*)
Other comprehensive income	151		115
Accumulated deficit	(680)		(1,087)
Total Stockholders’ Deficit	(529)		(972)
Total liabilities and stockholders’ Deficit	1,856		1,642

(*)	represents amount less than $1 thousand.

The accompanying notes are an integral part of the financial statements.

B. RIMON AGENCIES LTD.

STATEMENTS OF COMPREHENSIVE INCOME

(USD in thousands except share and per share data)

	Year ended
	December 31
	2023	2022

Revenues	3,797	2,698
Cost of revenues (Note 9)	(2,648)	(2,041)
Gross profit	1,149	657

General and administrative expenses (Note 10)	(547)	(518)
Operating Income	602	139
Other Income	38	78
Financial income, net	(104)	(100)
	536	117

Taxes on income (Note 11)	(129)	(43)
Net Income	407	74
Other Comprehensive Income	36	126
Total income and other comprehensive income	443	200

Income per share (basic)	2,035	370

Basic weighted average number of shares of Common Stock outstanding	200	200

The accompanying notes are an integral part of the financial statements.

B. RIMON AGENCIES LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(USD in thousands, except share and per share data)

	Number of Shares	Amount		Additional paid-in capital		Other Capital Reserve	Accumulated deficit	Total stockholders’ deficit

BALANCE AT DECEMBER 31, 2021	200	-	(*)	-	(*)	(11)	(1,161)	(1,172)
Other comprehensive income	-	-		-		126	-	126
Net Income for the year	-	-		-		-	74	74
BALANCE AT DECEMBER 31, 2022	200	-	(*)	-	(*)	115	(1,087)	(972)
Other comprehensive income	-	-		-		36	-	36
Net Income for the year	-					-	407	407
BALANCE AT DECEMBER 31, 2023	200	-	(*)	-	(*)	151	(680)	(529)

(*)	represents amount less than $1 thousand.

The accompanying notes are an integral part of the financial statements.

B. RIMON AGENCIES LTD.

STATEMENTS OF CASH FLOWS

(USD in thousands, except share and per share data)

	Year ended
	December 31
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the year	407	74
Adjustments required to reconcile net loss for the year to net cash used in operating activities:
Depreciation	2	8
Interest expenses	44	25
Reduction in the carrying amount of right-of-use assets	125	114
Deferred taxes	139	29
Change in Liability for employee rights upon retirement	(29)	45
Decrease (Increase) in accounts receivable	(396)	98
Decrease (Increase) in Inventory	(9)	35
Decrease (increase) in other current assets	(4)	34
Increase (Decrease) in accounts payable	49	(220)
Increase in other liabilities	63	43
Net cash provided by operating activities	391	285

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term credit from banking institutions, net	(83)	(12)
Change in operating lease liability	(125)	(114)
Proceeds from related party’s loans	73	-
Repayment of loans from banking institutions	(144)	(156)
Net cash provided by (used in) financing activities	(279)	(282)

INCREASE IN CASH AND CASH EQUIVALENTS
Increase in Cash and Cash Equivalents	108	3
Change in Capital reserve for cash	9
Increase in Restricted cash	(5)	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	30	27

CASH AND CASH EQUIVALENTS AT END OF YEAR	142	30
Supplemental disclosure of cash flow information:
Non cash transactions:
Initial recognition of operating lease right-of-use assets and liabilities	-	627

The accompanying notes are an integral part of the financial statements.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL

A.	B. Rimon Agencies Ltd. (hereinafter: “Rimon” or “Company”) is engaged in a wide range of defense, homeland security and commercial systems and its clients include military and governmental bodies, top tier security agencies, and international companies. The Company was founded in 1988 in Israel

The Company operates in the following industries:

●	The Company serves as an exclusive distributor in Israel for several manufacturers, offering Tier-1 generators, masts and lighting solutions to military, industrial, institutional, and private clients.

o	Generators – sold to military applications, industrial and institutional clients and to the private sector.

o	Masts – mainly used for military clients and projects.

o	Lightening

●	The Company designs, develops, and manufactures special utility vehicles such as mobile banks, monitoring and controlling vehicles for law enforcement and special units and others. The market for special utility vehicles used by law enforcement agencies encompasses a diverse range of vehicles designed to meet specific operational needs, such as mobile bank branches, SWAT trucks, UAV ground centers and logistics, satellite TV News vans, field laboratories, VIP escort vans etc. These vehicles are often built to withstand rigorous use in various environments and are equipped with specialized features tailored to law enforcement tasks. The Company also manufactures rescue trailers, energy & lighting trailers, and logistics trailers alongside hybrid energy systems, including AC generating kits and DC generators, DC energy banks, rugged air-condition kits for combat vehicles and demanding field missions.

B.	In October 2023, Benjamin Rimon, the original owner and CEO of the Company, passed away and on December 22, 2023, Menachem Shalom (“Shalom”) has entered a Loan Agreement (the “First Agreement”) with Rimon and the heirs of Binayamin Rimon, who was the original sole shareholder of Rimon and its CEO. According to that Agreement Shalom has lent Rimon a sum of NIS 425,000. In addition to the rights as a lender to the Rimon, Rimon has issued Shalom 51% of its outstanding shares. The issuance of the shares was completed only in February 2024. As of December 31, 2023 Shalom has transferred NIS 350,000 (out of the NIS 425,000) and the rest (NIS 75,000) were transferred to the Company in January 2024.

On January 18, 2024, Shalom has incorporated Star 26 Capital, Inc. (“Star” or “the Company”)

On January 18, 2024, Shalom has contributed 100% of the outstanding shares of Billio, Inc. a (“Billio”) Delaware corporation. At the time of that contribution, Billio was an inactive corporation that was formed on February 12, 2021, and has never had any material assets, liabilities or activity. As a result of the contribution, Billio Inc has become a wholly-owned subsidiary of Star 26.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (cont.)

On February 15, 2024, Shalom entered into a debt purchase agreement (the “Second Agreement” with Rimon and the Heirs pursuant to which the Heirs agreed (i) to assign all of their rights vis-à-vis Rimon, including due to the Debt (as defined in the Second Agreement), to Shalom in exchange for a cash payment (the “Cash Payment”) to the Heirs of NIS 750,000 (approximately USD 207,480), to be made by Shalom in three installments, plus additional consideration (the “Additional Consideration”) specified below and (ii) to sell to Shalom all of the remaining ordinary shares of Rimon still held by the Heirs (i.e., 98 ordinary shares of Rimon, or 49% of the outstanding capital stock of Rimon, the “Balance Shares”) in exchange for the payment to the Heirs of the par value (NIS 1 per share) of those Balance Shares, such share purchase being subject to a five percent (5%) holdback as security against payment in full of the Cash Payment. In addition, under the terms of the Second Agreement, Shalom agreed, among other things, to remove any and all guarantees of the Heirs or pledges on their accounts related to debts of Rimon and to guarantee every payment that Rimon was obligated to pay the Heirs thereunder, and (iii) under each of the First Agreement and the Second Agreement the Heirs authorized Shalom to assign the two agreements to a company under the control of Shalom subject to Shalom providing his personal guarantee of such company’s undertakings towards the Heirs.

In accordance with the terms of the Second Agreement, Shalom paid the Heirs NIS 150,000 of the Cash Payment (the “First Payment”) upon execution of the Second Agreement, with the remaining NIS 600,000 to be paid in two installments (the “Installment Payments”), the first of which to be paid within six months from the date of execution of the Second Agreement, and the second (subject to certain adjustments), within 12 months after the date of execution of the Second Agreement.

In accordance with the terms of the Second Agreement, Shalom agreed to pay the Heirs the Additional Consideration consisting of (i) the higher of (a) 2% of revenue and (b) 6% of EBITDA of Rimon for each of the 2024 and 2025 calendar years, (ii) the right to receive 3.5% of the ordinary shares owned by Shalom, as adjusted, payable in ordinary shares or in cash, in the event Rimon conducts a public offering of its ordinary shares by the end of 2026, and (iii) a sum equal to a third of the balance of consideration to be received by Rimon for that certain mast brokerage transaction between Fireco SARL and BL Advanced Ground Support Systems Ltd., should the transaction be completed, which amount would include a third of the payments already made with respect to that transaction during 2024, if any.

As a result of the transactions discussed above, immediately after the time of execution of the Second Agreement, Shalom was the sole owner of ninety-five percent (95%) of Rimon’s ordinary shares, being 190 ordinary shares , while the Heirs were recorded as the owners or the remaining five percent (5%) of the Rimon ordinary shares which ordinary shares held as a security (the “Security Shares”) against payment by Shalom (or its assigns) of the Installment Payments and which they shall transfer to Shalom upon receipt in full of the Installment Payments;

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (cont.)

On February 15 2024, Shalom assigned and transferred the First Agreement and the Second Agreement to Billio (the “Assignment”). That Assignment include (i) all of his Rimon ordinary shares that it has received (the “Transferred Rimon Shares”), consisting of 102 Rimon ordinary shares comprising a portion of the Majority Shares and 88 Rimon ordinary shares comprising a portion of the Balance Shares, and all of the Rimon ordinary shares it expects to receive from the Heirs upon payment in full to the Heirs of the Installment Payments, consisting of 10 Rimon ordinary shares comprising a portion of the Security Shares (the “Rimon Security Shares” and together with the Transferred Rimon Shares, the “Rimon Shares”), (ii) that Star assume all of the obligations of Shalom to the Heirs (the “Obligations”) under the two Agreements including, but not limited to, (A) the making of the Installment Payments to the Heirs and (B) the payment to the Heirs of the Additional Consideration, (iii) that Star indemnify and hold harmless Shalom with respect to any and all obligations of Shalom to the Heirs including, but not limited to, any and all Guarantees Shalom provided to the Heirs and/or third parties, and (iv) that Star reimburse Shalom for all of the expenditures made by Shalom in connection with the transactions contemplated by the Acquisition Agreements and in favor of or on behalf of Rimon and the Heirs, including but not limited to the Loan, the Cash Payment and any other payments made or costs incurred by Shalom with respect to consummating the transactions contemplated by the Acquisition Agreements, through the issuance by Star to Shalom of a demand note (the “Demand Note”).

C.	In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon also launched missile, rocket, drone and shooting attacks against Israeli military sites, troops and Israeli towns in northern Israel. In response to these attacked, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. It is possible that the hostilities with Hezbollah will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks.

Certain of our consultants in Israel may be called up for reserve duty, in addition to employees of our service providers located in Israel, have been called, for service and such persons may be absent for an extended period of time. In the event that hostilities disrupt our ongoing operations, our ability to deliver or provide services in a timely manner to meet our contractual obligations towards customers and vendors could be materially and adversely affected.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on the Company and its ability to effectively conduct its operations.

In the short-term the war in Israel increases the demand for the Company’s products. However, since this is an event that is not under the control of the Company and matters such as the fighting continuing or stopping may affect the Company’s assessments, as at the reporting date the Company is unable to assess the extent of long-term effect of the war on its business activities and on the business, and on their medium- and long-term results. The Company is continuing to regularly follow developments on the matter and is examining the effects on its operations and the value of its assets.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates.

B.	Functional currency

A majority of the Company’s revenues is generated in New Israel Shekel (“NIS”). In addition, most of the Company’s costs are denominated and determined in NIS. Management believes that the NIS is the currency in the primary economic environment in which the Company operates. Thus, the functional currency of the company is the NIS and reporting currency of the Company is the U.S. dollar.

The records of the Israeli operations were maintained in the local currency and translated to the reporting currency as follows: assets and liabilities are translated using the balance sheet period-end date exchange rate. Expenses and income are translated using the weighted average exchange rates for the reporting period. Foreign translation gains and losses are reported on the consolidated statement of operations and comprehensive loss and were included in the amount of income from comprehensive income.

As of December 31, 2022, the exchange rate 3.519 NIS/USD

As of December 31, 2023, the exchange rate 3.627 NIS/USD

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

C.	Cash and cash equivalents and Restricted cash

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

Restricted cash as of December 31, 2023 and 2022 included a $25,000 and $30,000, respectively collateral account for guarantees issued by the bank in favor of the Company towards vendors and tenders the Company participated in.

D.	Inventory

Substantially all inventory consists of raw materials are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on a first-in, first-out basis or specific cost.

The Company does not hold finished goods as inventory.

E.	Property, plant and equipment, net

1.	Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the Statements of Operations and Comprehensive Loss.

2.	Rates of depreciation:

%
Furniture and office equipment	7-15
Computers	33

F.	Impairment of long-lived assets

The Company’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. No impairment expenses were recorded during the years ended December 31, 2023 or 2022.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

G.	Income taxes

Income taxes are accounted for under the asset and liability method. The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its 2023 and 2022 financial statements and did not recognize any liability with respect to an unrecognized tax position in its balance sheets.

H.	Revenue recognition

Significant management judgments and estimates must be made and used in connection with the recognition of revenue in any accounting period. Material differences in the amount of revenue in any given period may result if these judgments or estimates prove to be incorrect or if management’s estimates change on the basis of development of business or market conditions.

We have decided to follow the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The guidance provides a unified model to determine how revenue is recognized.

Revenues are recognized when control of the promised goods or services are transferred to the customers in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.

Company has two main types of revenues –

Revenues from selling goods imported by the Company – like generators, masts and lightning

Revenues from integration projects where the Company designs, engineers, sources row materials, assemble and complete tactical vehicles and trailers.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company provides services to customers and has related performance obligations and recognizes revenue in accordance with ASC 606. Revenues are recognized when the Group satisfies performance obligations under the terms of its contracts, and control of its services or products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

A typical contract with a customer specifies that the Company would receive an advance payment once the contract is signed, an additional payment would be made to the Company once the ordered product is manufactured and ready to be shipped to the customer and the remainder of the contract’s consideration would be made once the system is installed in the customer’s factory and its accepted by the customer.

According to ASC-606-10-50, and given the mentioned-above, once signed, the Company’s contracts are considered Contract Liability – as the Company has received the amount prior to delivering the goods to the customer. Those amounts would not be considered as Revenues. Once the goods are shipped to the customer – the contract becomes Contract Asset – as the Company transferred the goods to the client prior to receiving the full consideration for it. At the time the receipt of the consideration is conditional upon a successful installation of the product by the Company at the customer’s location and the full acceptance of the product by the customer. Only after such installation and acceptance the consideration owed to the Company is categorized as receivable. In all cases the time interval between the delivery of the product and its installation and acceptance by the customer happens within days.

This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

I.	Accounts Receivables

We manage credit risk associated with our accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326), the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss-rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

J.	Fair Value Measurements

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, notes payables, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of non-performance, which includes, among other things, the Company’s credit risk.

K.	Provision for Returns

Based on historic customers’ returns and under a conservative approach, the Company allocates 0.5% of the annual sales for provision for returns of goods from its customers.

L.	Use of Valuations

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of comprehensive loss.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

M.	Leases

The Company determines if an arrangement is or contains a lease at contract inception.

Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in statement of comprehensive loss.

N.	Severance pay:

All the Company’s employees, besides one, have been signed on Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”). Pursuant to Section 14, the Company’s employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 are recorded in the Company’s balance sheets.

As to the employee that has not signed the Section 14 clause, the Company contributes the on-going contributions on monthly basis.

O.	Net Loss Per Common Share

Net loss per share is provided in accordance with FASB ASC 260-10, Earnings per Share. Basic net loss per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

P.	Recently adopted accounting pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities will measure credit losses for financial assets and certain other instruments that are not measured at fair value through net income. The new expected credit loss impairment model requires immediate recognition of estimated credit losses expected to occur. Additional disclosures are required regarding assumptions, models, and methods for estimating the credit losses. ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, deferred the effective date for non-public companies. The standard is effective for non-public companies for fiscal years beginning after December 15, 2022. We adopted these requirements as of January 1, 2023 with no material impact on our financial statements.

Q.	Recent Accounting Pronouncements not yet adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires retrospective disclosure of significant segment expenses and other segment items on an annual and interim basis. Additionally, it requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”). This ASU will be effective for the Company’s fiscal December 31, 2024 year-end and interim periods beginning in fiscal 2025, with early adoption permitted. We are assessing the impact of this guidance on our disclosures; it will not have an impact on our results of operations, cash flows, or financial condition.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires an annual tabular effective tax rate reconciliation disclosure including information for specified categories and jurisdiction levels, as well as, disclosure of income taxes paid, net of refunds received, disaggregated by federal, state/local, and significant foreign jurisdiction. This ASU will be effective for the Company’s fiscal December 31, 2025 year-end, with early adoption permitted. We are assessing the impact of this guidance on our disclosures; it will not have an impact on our results of operations, cash flows, or financial condition.

R.	Related Party

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. See Note 13.

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – LEASES

A.	In January 2021 the Company has exercised an extension option of a lease agreement for the office space and warehouse in 14 Yad Harutozim, Netanya, Israel for a term of five years. The monthly lease payments under the lease agreement are NIS 38.9 (approximately $11). The annual discount rate is 4%.

B.	The components of operating lease expense for the period ended December 31, 2023 and 2022 were as follows:

	December 31,
	2023	2022
Operating lease expense	130	114

C.	Supplemental cash flow information related to operating leases was as follows:

	December 31,
	2023	2022

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	130	114
Right-of-use assets obtained in exchange for lease obligations (non-cash):
Operating leases	-	627

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – LEASES (cont.)

D.	Amounts reported in the balance sheets related to operating lease as of December 31, 2023 and 2022 are as follows:

	Year ended December 31,
	2023	2022

Operating leases:
Operating leases right-of-use asset	381	511

Current operating lease liabilities	131	134
Non-current operating lease liabilities	250	378
Total operating lease liabilities	381	512

E.	Future minimum lease payments under non-cancellable leases as of December 31, 2023, are as follows:

2024	134
2025	134
2026	136
Total operating lease payments	404

Less: imputed interest	(22)
Present value of lease liabilities	381

NOTE 4 – SHORT TERM LOANS

	December 31,
	2023	2022

Short term loans from Bank (1)	77	267
Long-term loan from Banks -current portion (note 8)	192	125
	269	392

(1)	Annual interest – Prime + 3%-4%

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 5 – ACCOUNTS PAYABLE

	December 31,
	2023	2022

Open payables	403	172
Notes payable	57	252
	460	424

NOTE 6 – OTHER CURRENT LIABILITIES

	December 31,
	2023	2022
Advances received from customers	112	168
Employees and payroll accruals	93	95
Government Institutions	78	44
Accrued expenses	87	20
	370	327
Advances received from customers:

Opening balance	168	163
New Advance payments	81	94
Amount recognized as revenue	(130)	(69)
Foreigh currency translation adjustment	(7)	(20)
Closing balance	112	168

NOTE 7 – LONG TERM LOANS

	December 31,
	2023	2022
Long term from bank (1) (2)	285	311
Long term from Related party - Shalom (3)	97
Long term from Related party - Heirs of Binayamin Rimon (4)	560	432
Long-term loan from Banks -current portion	(192)	(125)
	750	618

(1)	Annual interest – Prime + 3%-4%.

As of
December 31, 2022	4.75%
December 2023, 2023	6.25%
Date of this report	6%

(2)	A shareholder is a guarantor for the loans from the bank

(3)	A loan received in accordance to the share purchase transactions completed on the year 2024. For payment not before January 1, 2025. See also note 1(B).

(4)	The loan is noted in NIS. It does not bear interest. For payment not before January 1, 2025.

 B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 7 – LONG TERM LOANS (cont.)

Maturities of the loan from banks as of December 31, 2023, were as follows:

Year ended December 31,

2024	$192
2025	81
2026	12

Total	$285

NOTE 8 – SHAREHOLDERS’ EQUITY

Description of the rights attached to the Shares in the Company:

Common stock:

The Ordinary shares confer upon their holders the right to participate and vote in the shareholders’ meetings of the Company and the right to participate in any distribution of dividends.

NOTE 9 – COST OF REVENUES

	Year ended December 31
	2023	2022
Purchases	2,047	1,274
Changes in Inventory	(9)	39
Salaries and related expenses	282	411
Rent	91	99
Other expenses	237	218
	2,648	2,041

NOTE 10 – GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31
	2023	2022
Salaries and related expenses	289	340
Rent	39	42
Professional services	88	11
Consulting and marketing expenses	51	48
Other expenses	80	77
	547	518

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 11 – INCOME TAX

Income of the company is taxable at corporate tax rate of 23%.

The Company have not received final tax assessments since its inception although the tax reports of the Company for the years ended by December 31, 2018 are deemed to be final.

As of December 31, 2023, the Company have carried forward losses for tax purposes of approximately $635 thousands , which can be offset against future taxable income, if any.

The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

	Year ended December 31
	2023	2022
Pretax income	536	117
Federal tax rate	23%	23%
Income tax computed at the ordinary tax rate	123	27
Non-deductible income	6	16

	129	43

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	Year ended
	December 31,
	2023	2022
Deferred tax assets
Net operating losses carryforwards	148	245
Employees accruals	26	68

Gross deferred tax assets
Valuation allowance	-	-
Total deferred tax assets, net	174	313

B. RIMON AGENCIES LTD.

NOTES TO FINANCIAL STATEMENTS

(U.S. dollars, except share and per share data)

NOTE 12 – RELATED PARTIES

A.	Transactions and balances with related parties

	Year ended December 31
	2023	2022
General and administrative expenses:
Officers’ compensation (former controlling shareholder)	55	73

Financing:
Financing expense	15	23

B.	Balances with related parties:

	As of December 31,
	2023	2022
Loans from related parties	699	475
Deposit held in trust by the related parties	(42)	(43)
	657	432

NOTE 13 – LIENS AND GURENTEES

●	The Controlling shareholders has provided a personal guarantee to the lending banks and also provided a lien on his personal funds to Bank Leumi.

●	The Company has provided a lien on one of the cars.

●	The Company has provided a bank guarantee to the Israeli Police (which is a customer of the Company).

●	The Company has provided a guarantee of NIS 10,000 the Israeli Ministry of Defense (a customer of the Company) – through a deposit of a similar amount in the bank and a lien on the deposit.

NOTE 14 – SUBSEQUENT EVENTS

1.	Shalom, the new controlling shareholder, is entitled to receive NIS 40,000 (approximately USD 11,000) a month, plus VAT.

2.	In 2024 Bank Leumi has removed the lien on Binyamin Rimon’s (the previous CEO and controlling shareholder) personal funds and cancel its negative pledge on the Company.

3.	In 2024 Bank HaPoalim has increased its credit to the Company. Bank HaPoalim has a floating pledge on the Company’s assets and a personal guarantee from Shalom – the current controlling shareholder.

4.	See Note 1B above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which, except for the SEC registration fee, are estimated.

SEC registration fee	$	*
Miscellaneous expenses		*
Legal		*
Accounting fees and expenses		*
Total		*

*	To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law contains provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney’s fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On May 28, 2024, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Silverback Capital Corporation (“SCC”) to settle outstanding claims owed to SCC. Pursuant to the Settlement Agreement, SCC has agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling $1,118,953.75 (the “Payables”) and will exchange such Payables for a settlement amount payable in shares of common stock of the Company (the “Settlement Shares”). The Settlement Shares shall be priced at 70% of the average of the three lowest trading prices during the five trading day period prior to a share request, which may not be less than $0.05 per share. In the event the Company’s market price decreases to or below $0.75 per share, then either the Company or SCC may declare a default. SCC has agreed that it will not become the beneficial owner of more than 4.99% of common stock of the Company at any point in time. Further, the Settlement Agreement provides that Settlement Shares may not be issued to SCC if such issuance would exceed 19.9% of the outstanding common stock as of May 23, 2024. The Settlement Agreement and the issuance of the Settlement Shares was approved by the Circuit Court of the Twelfth Judicial Circuit Court for Manatee County, Florida (the “Court”) on May 29, 2024 (Case No. 2024 CA 755). The Court entered an Order confirming the fairness of the terms and conditions of the Settlement Agreement and the issuance of the Settlement Shares.

Pursuant to the Settlement Agreement, during the period from May 1, 2024 through November 13, 2024, the Company issued an aggregate of 590,854 shares of its common stock.

Senior Unsecured Promissory Note – August 2024

On August 1, 2024 (the “August 2024 Effective Date”), the Company issued a Senior Unsecured Promissory Note (the “August 2024 Note”) in the principal amount of $515,500 to East Asia Technology Investments Limited (the “August 2024 Lender”) in consideration of cash proceeds in the amount of $412,075. The August 2024 Note bears interest of 12.0% per annum and is due and payable six months after issuance. As an additional inducement to provide the loan as outlined under the August 2024 Note, the Company issued the August 2024 Lender a Stock Purchase Warrant (“Warrant”) to acquire 1,400,000 shares of common stock at a per share price of $0.25 for a term of five years that may be exercised on a cash or cashless basis. The August 2024 Lender shall have the right to convert the principal and interest payable under the August 2024 Note into shares of common stock of the Company at a per share conversion price of $0.25.

Common Shares

In July 2024, the Company issued 500,000 shares of its common stock to settle accrued and unpaid professional fees.

In July 2024, the Company issued 300,000 shares of its common stock for services rendered and to be rendered.

On November 8, 2024, the Company entered into a securities purchase agreement with NUKK TRACKER NOTES - CH1108678926 / 23714, series of notes (Series 24) issued by ProETP DAC pursuant to which the Company sold 110,707 shares of its common stock at a purchase price of $2.09456 per share, for aggregate gross proceeds of $231,882.

On November 8, 2024, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with X Group Fund of Funds to convert outstanding principal and interest totaling $771,085 (the “X Group Debt”) into shares of common stock of the Company. Pursuant to the Conversion Agreement, the Company issued 385,542 shares of its common stock and a warrant to purchase 351,424 shares of common stock exercisable for a period of five years at an exercise price of $2.00 per share in exchange for the cancellation of the X Group Debt. Further, the Company and X Group entered into a letter agreement providing that X Group may not exercise the Stock Purchase Warrant dated June 11, 2024 to acquire 150,000 shares of common stock at a per share price of $2.00 in the event such exercise would result in X Group holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024.

On November 8, 2024, the Company entered into Settlement Agreement and Release with each of Craig Vallis and Oliver Worsley providing that the Company will issue 125,000 and 75,000 shares of common stock, respectively, in consideration of each party releasing the Company for compensation owed for services.

On December 3, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $10 million of shares of its common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of common stock to the Investor under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to the Investor under the SEPA except in connection with notices that may be submitted by the Investor, in certain circumstances as described below.

In connection with the SEPA, and subject to the conditions set forth therein, the Investor has agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $2.0 million (the “Pre-Paid Advance”), which was to be advanced to the Company in three tranches. The first tranche of the Pre-Paid Advance, in the amount of $0.50 million, was disbursed to the Company on December 3, 2024 (the “YA Note”). On December 19, 2024, the Company and YA II PN Ltd. (the “Investor”) entered into a Termination Agreement pursuant to which the SEPA and the Registration Rights Agreement were terminated provided that such termination had no effect or bearing on, and shall in no way alter in any way the YA Note or any portion of the SEPA or the Registration Rights Agreement related to the Note, or any rights of the Investor or obligations of the Company related to the Note.

Star 26 Capital, Inc.

On December 15, 2024, the Company entered into the Star Agreement with Star, the Star Equity Holders and Mr. Shalom as the representative of the Star Equuity Holders. Star holds 95% of Rimon), an Israeli corporation engaged as a supplier of generators for “iron dome” launchers and other defense products. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Star Agreement, the Company at closing will acquire 51% of the issued and outstanding capital of Star in consideration of (i) $15,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”), (ii) the Company issuing the Seller 2,385,170 shares of common stock of the Company and (iii) the Company issuing Star a five-year warrant to purchase an aggregate of 6,907,859 shares of the Company’s common stock for an exercise price of $1.50 per share. The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49%) for an aggregate of $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year warrants to purchase an aggregate of 720,000 shares of the Company’s common stock for an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of $3,000,000 in cash, a promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof, 2,385,170 shares of common stock of the Company and a five-year warrant to purchase 5,109,789 shares of the Company’s common stock for an exercise price of $1.50 per share.

If, for a period of 12 months after the closing, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments.

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into the Amendment providing that the consideration to be invested by the Company into Star shall be increased to $21,000,000 from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, and increasing the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

Rimon operates two primary lines of business: (i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers; and (ii) the engineering, design, production, integration, and maintenance of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies and the Israeli Defense Forces.

The acquisition comes at a time of what the Company believes will be growth and transformation within the global defense sector. The Company will integrate Star operations into its existing business structure while continuing to explore additional opportunities for growth.

Private Placement - December 2024

On December 18, 2024, the Company entered into a Securities Purchase Agreement with an accredited investor (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investor (the “Purchaser”) agreed to purchase from the Company 1,666,666 units for an aggregate purchase price of $10,000,000 or a per unit price of $6.00 with each unit consisting of (i) one share (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) a common stock purchase warrant to purchase up to one and one half shares of Common Stock (the “Common Warrant”). At the discretion of the Purchaser, it may elect to acquire one pre-funded common stock purchase warrant in lieu of one Share (the “Pre-Funded Warrant”). Each Share and accompanying Common Warrant is being sold together at a combined offering price of $6.00 per Share and Common Warrant. The Pre-Funded Warrant is immediately exercisable, at a nominal exercise price of $0.0001 per share, and may be exercised at any time until the Pre-Funded Warrant is fully exercised. The Common Warrant will have an exercise price of $6.00 per share, are immediately exercisable on a cash or cashless basis and will expire five (5) years from the date of issuance. The Units were priced in excess of the average Nasdaq Official Closing Price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement. The Private Placement closed on December 20, 2024.

The Securities Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties thereto. Pursuant to the Securities Purchase Agreement, the Company is required to register the resale of the Shares and the shares issuable upon exercise of the Common Warrant and the Pre-Funded Warrant. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 15 days of the date of the Securities Purchase Agreement (the “Filing Deadline”) and to use commercially reasonable efforts to have the registration statement declared effective within 45 days of the closing of the Private Placement or 75 days in the event of a full review (the “Effectiveness Deadline”). In certain circumstances including, but not limited to, if the Company misses the Filing Deadline or the Effectiveness Deadline, then the Company will be required to pay to the Purchasers an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 5.0% multiplied by the aggregate purchase price.

Pursuant to a Placement Agency Agreement, dated December 18, 2024, between the Company and Dawson James Securities Inc. (the “Placement Agent”) entered into in connection with the Private Offering, the Placement Agent acted as the sole placement agent for the Private Placement and the Company has paid customary placement fees to the Placement Agent, including a cash fee equal to 7.0% of the gross proceeds raised in the Private Placement and 4.0% on all proceeds from the exercise of the Common Warrants. Pursuant to the Placement Agency Agreement, the Company has also agreed to reimburse certain expenses of the Placement Agent incurred in connection with the Private Placement.

In order to compensate various executive officers, directors and consultants of the Company who have provided services to the Company for an extended period of time with limited compensation, the Company issued an aggregate of 1,337,500 restricted stock grants consisting of restricted shares of common stock under its stock incentive plans on December 16, 2024 prior to the market opened on such date of which Menachem Shalom received 500,000 shares of common stock, Anastasiia Kotaieva received 150,000 shares of common stock and each of the directors of the Company received 10,000 shares of common stock. To date, prior to the restricted stock grant, the directors of the Company have not received any compensation for their service and Mr. Shalom has not received an equity award for his service. The shares of common stock were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The sale of the shares of common stock did not involve any public offering and each participant either received or had access to adequate information the Company. No advertising or general solicitation was made in connection with the issuance of the shares of common stock.

The issuances of the shares described above were exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	Exhibits	Filing Date
2.1#	Amended and Restated Agreement and Plan of Merger dated as of June 23, 2023, by and among Nukkleus and Brilliant.	Form 8-K	2.1	June 26, 2023
2.2#	First Amendment to Amended and Restated Agreement and Plan of Merger dated as of November 1, 2023, by and among Nukkleus and Brilliant.	Form 8-K	2.2	November 2, 2023
3.1	Amended and Restated Certificate of Incorporation of Nukkleus Inc. (f/k/a Brilliant Acquisition Corp.)	Form 8-K	3.2	January 2, 2024
3.2	Bylaws of Nukkleus Inc.	Form 8-K	3.3	January 2, 2024
3.3	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated October 11, 2024	Form 8-K	3.1	October 18, 2024
3.4	Certificate of Correction to the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated October 16, 2024	Form 8-K	3.2	October 18, 2024
3.5	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated October 18, 2024	Form 8-K	3.3	October 18, 2024
3.6	Amended and Restated Bylaws	Form 8-K	3.1	November 12, 2024
4.1	Senior Unsecured Promissory Note dated June 11, 2024 issued to X Group Fund of Funds	Form 8-K	4.1	June 17, 2024
4.2	Common Stock Purchase Warrant issued to X Group Fund of Funds	Form 8-K	4.2	June 17, 2024
4.3	Senior Unsecured Promissory Note dated August 1, 2024 issued to East Asia Technology Investments Limited	Form 8-K	4.1	August 5, 2024
4.4	Common Stock Purchase Warrant issued to East Asia Technology Investments Limited	Form 8-K	4.2	August 5, 2024
4.5	Form of Senior Unsecured Promissory Note dated September 10, 2024 issued to X Group Fund of Funds	Form 8-K	4.1	September 12, 2024
4.6	Form of Warrant – December 2024	Form 8-K	4.1	December 20, 2024
4.7	Form of Pre-Funded Common Stock Purchase Warrant – December 2024	Form 8-K	4.2	December 20, 2024
5.1	Opinion of Fleming PLLC
10.1*	Nukkleus 2023 Incentive Award Plan.	Form 8-K	10.1	January 2, 2024
10.2	Form of Registration Rights Agreement by and among Nukkleus, Brilliant and certain stockholders.	Form 8-K	10.3	June 26, 2023
10.3	Form of Lock-Up Agreement by and among Nukkleus, Brilliant and certain stockholders.	Form 8-K	10.2	June 26, 2023
10.4	General Service Agreement between Nukkleus Limited and FML Malta Limited dated May 24, 2016	Form 10-K	10.4	July 12, 2024
10.5	General Service Agreement between Nukkleus Limited and FXDirectDealer LLC dated May 24, 2016	Form 10-K	10.5	July 12, 2024
10.6	Amendment No. 1 dated June 3, 2016 to the General Service Agreement between Nukkleus Limited and FXDD Trading Limited	Form 10-K	10.6	July 12, 2024
10.7	Amendment dated October 17, 2017 of that certain General Service Agreement between Nukkleus Limited and FML Malta Limited	Form 10-K	10.7	July 12, 2024
10.8	Letter Agreement entered between FML Malta Ltd., FXDD Malta Limited and Nukkleus Limited	Form 10-K	10.8	July 12, 2024
10.9	Settlement Agreement and Stipulation dated May 28, 2024 by and between Nukkleus Inc. and Silverback Capital Corporation	Form 8-K	10.1	June 4, 2024
10.10	Restructuring Agreement dated June 11, 2024 between Nukkleus Inc. and X Group Fund of Funds	Form 8-K	10.1	June 17, 2024

10.11	Voting Agreement dated June 11, 2024 between Nukkleus Inc. and X Group Fund of Funds	Form 8-K	10.2	June 17, 2024
10.12	Release Agreement between Nukkleus Inc., Triton Capital Markets Ltd. and FXDirectDealer LLC dated September 30, 2024	Form 8-K	10.1	October 4, 2024
10.13	Form of Exit and Settlement Agreement dated November 8, 2024	Form 8-K	10.1	November 12, 2024
10.14	Securities Purchase Agreement dated November 8, 2024	Form 8-K	10.2	November 12, 2024
10.15	Conversion Agreement entered with X Group Fund of Funds dated November 8, 2024	Form 8-K	10.3	November 12, 2024
10.16	Settlement Agreement and Release among Nukkleus Inc., Jamal Khurshid and Match Financial Limited dated November 8, 2024	Form 8-K	10.4	November 12, 2024
10.17	Letter Agreement between Nukkleus Inc. and X Group Fund of Funds dated November 14, 2024	Form 8-K	10.1	November 15, 2024
10.18	Securities Purchase Agreement dated November 19, 2024	Form 8-K	10.1	November 22, 2024
10.19	Standby Equity Distribution Agreement dated December 3, 2024 between Nukkleus Inc. and YA II PN, Ltd.	Form 8-K	10.1	December 6, 2024
10.20	Form of Convertible Promissory Notes issued to YA II PN, Ltd.	Form 8-K	10.2	December 6, 2024
10.21	Registration Rights Agreement dated December 3, 2024 between Nukkleus Inc. and YA II PN, Ltd.	Form 8-K	10.3	December 6, 2024
10.22#	Securities Purchase Agreement and Call between Nukkleus Inc. Star 26 Capital Inc., the shareholders of Star 26 Capital Inc. and the representative of such shareholders, dated December 15, 2024	Form 8-K	10,1	December 17, 2024
10.23#	Form of Securities Purchase Agreement dated December 18, 2024 between Nukkleus Inc. and the purchasers identified therein	Form 8-K	10.1	December 20, 2024
10.24	Form of Registration Rights Agreement – December 2024	Form 8-K	10.2	December 20, 2024
10.25	Placement Agent Agency Agreement dated December 18, 2024 between Nukkleus Inc. and Dawson James Securities Inc.	Form 8-K	10.3	December 20, 2024
10.26	Termination Agreement entered between Nukkleus Inc. and YA II PN Ltd dated December 19, 2024	Form 8-K	10.4	December 20, 2024
10.27	Amendment No. 1 to the Securities Purchase Agreement and Call between Nukkleus Inc. Star 26 Capital Inc., the shareholders of Star 26 Capital Inc. and the representative of such shareholders, dated February 11, 2025	Form 8-K	10.1	February 11, 2025
21.1	List of Subsidiaries	Form 10-K	21.1	July 12, 2024
23.1	Consent of Green Growth CPA
23.2	Consent of Fleming PLLC (included in Exhibit 5.1)
23.3	Consent of BARZILY AND CO., CPA’s
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
107	Exhibit Fee Table

*	Indicates management contract or compensatory plan or arrangement.
#	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this prospectus.

(included on the signature page to the Registration Statement)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(B) Paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 12, 2025.

NUKKLEUS, INC.

By:	/s/ Menachem Shalom
Menachem Shalom
Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Menachem Shalom as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Menachem Shalom	Chief Executive Officer, Chief Financial Officer and Director	February 12, 2025
Menachem Shalom	(Principal Executive and Financial Officer)

/s/ David Rokash	Chief Operating Officer and Director	February 12, 2025
David Rokash

/s/ Anastasiia Kotaieva	Director	February 12, 2025
Anastasiia Kotaieva

/s/ Tomer Nagar	Director	February 12, 2025
Tomer Nagar

/s/ Aviya Volodarsky	Director	February 12, 2025
Aviya Volodarsky

/s/ Reuven Yeganeh	Director	February 12, 2025
Reuven Yeganeh